As filed with the Securities and Exchange Commission on August 11, 1998
                                               Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                             McMoRan EXPLORATION CO.
             (Exact name of Registrant as specified in its charter)

                                                                     1479
                   Delaware                                          1311                                    72-1424200
          (State or jurisdiction of                      (Primary Standard Industrial                     (I.R.S. Employer
        incorporation or organization)                    Classification Code Number)                   Identification No.)
                                                              1615 Poydras Street
                                                         New Orleans, Louisiana 70112
                                                                (504) 582-4000

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

             Richard C. Adkerson                                 John G. Amato                           Robert M. Wohleber
            McMoRan Oil & Gas Co.                           McMoRan Exploration Co.                Freeport-McMoRan Sulphur Inc.
             1615 Poydras Street                              1615 Poydras Street                       1615 Poydras Street
         New Orleans, Louisiana 70112                    New Orleans, Louisiana 70112               New Orleans, Louisiana 70112
                (504) 582-4000                                  (504) 582-4000                             (504) 582-4000
               (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ----------
                                  Copies to:

          L. Richards McMillan, II                 David W. Ferguson
    Jones, Walker, Waechter, Poitevent,          Davis Polk & Wardwell
         Carrere & Denegre, L.L.P.               450 Lexington Avenue
           201 St. Charles Avenue                 New York, NY 10017
        New Orleans, LA  70170-5100                 (212) 450-4000
               (504) 582-8000
                                   ----------
     Approximate date of commencement of proposed sale to the public: Upon the effective time of the Mergers described herein.

                                                    CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
                                                                                           Proposed
                                                                        Proposed           Maximum
                                                                        Maximum           Aggregate         Amount of
           Title of Each Class of                 Amount to be       Offering Price        Offering        Registration
        Securities to be Registered               Registered(1)       Per Unit(2)          Price(2)            Fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 (including
 Preferred Stock Purchase Rights) (3)........      16,179,348       $17.41373           $281,742,760      $83,114
-------------------------------------------------------------------------------------------------------------------------

(1) Consists of (i) 8,579,356 and 6,088,094 shares, respectively, of McMoRan Common Stock, issuable pursuant to the Mergers described herein upon conversion of currently outstanding shares of MOXY Common Stock and FSC Common Stock, (ii) up to 1,039,359 and 472,539 shares, respectively, of McMoRan Common Stock issuable upon the exercise of MOXY and FSC options that are outstanding and unexercised at the Effective Time and will be converted into options to purchase shares of McMoRan Common Stock pursuant to the Mergers.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c). The total fee was based on the sum of (i) the product of (a) $3.59375 (the average of the high and low prices of MOXY Common Stock on August 6, 1998 on Nasdaq) and (b) 48,093,571 (the number of shares of MOXY Common Stock currently outstanding including options) and (ii) the product of (a) $10.375 (the average of the high and low prices of FSC Common Stock on August 6, 1998 on the NYSE) and (b) 10,497,011 (the number of shares of FSC Common Stock currently outstanding including options).
(3) Each share of Common Stock registered hereby will include a right under certain circumstances to purchase one one-hundredth of a share of Participating Preferred Stock, par value $0.01 per share.

               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================


                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             McMoRan Oil & Gas Co.
                             ---------------------
               (Name of Registrant as Specified in Its Charter)

                             ---------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)   Title of each class of securities to which transaction applies:

       (2)   Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)   Proposed maximum aggregate value of transaction:  $___________

       (5)   Total fee paid:  $____________

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1)   Amount Previously Paid:                            ___________

       (2)   Form, Schedule or Registration Statement No.:      ___________

       (3)   Filing Party:                                      ___________

       (4)   Date Filed:                                        ___________




                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant   [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Freeport-McMoRan Sulphur Inc.
                         -----------------------------
               (Name of Registrant as Specified in Its Charter)

                         -----------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)   Title of each class of securities to which transaction applies:

       (2) Aggregate number of securities to which transaction applies: Up to __________ shares of MOXY Common Stock and _____________ shares of FSC Common Stock.

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)   Proposed maximum aggregate value of transaction:  $___________

       (5)   Total fee paid:  $____________

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1)   Amount Previously Paid:                            ___________

       (2)   Form, Schedule or Registration Statement No.:      ___________

       (3)   Filing Party:                                      ___________

       (4)   Date Filed:                                        ___________



MOXY LOGO                       MERGER PROPOSED                       FSC LOGO
                               YOUR VOTE IS VERY
                                   IMPORTANT

The Boards of Directors of McMoRan Oil & Gas Co., a Delaware company ("MOXY"), and Freeport-McMoRan Sulphur Inc., a Delaware company ("FSC"), have approved a transaction involving two mergers that would result in MOXY and FSC becoming wholly owned subsidiaries of a newly formed holding company, McMoRan Exploration Co., a Delaware company ("McMoRan"). The transaction is intended to create a combined natural resource company with substantial financial resources and cash flows to fund future investments in their respective businesses and, in particular, to fund investments in oil and gas exploration and development.

If the transaction is completed, MOXY stockholders will receive 0.2 shares of McMoRan Common Stock for each share of MOXY Common Stock they own and FSC stockholders will receive 0.625 shares of McMoRan Common Stock for each share of FSC Common Stock they own.

We estimate that MOXY stockholders will own approximately 58.5% of the McMoRan Common Stock after the transaction and FSC stockholders will own approximately 41.5% of the McMoRan Common Stock after the transaction.

Stockholders of MOXY are being asked, at MOXY's special meeting of stockholders, to approve the transaction, the adoption of the Merger Agreement and the adoption of the McMoRan 1998 Stock Option Plan, which is intended to mirror MOXY's existing stock option plan that has been previously approved by the MOXY stockholders. The Board of Directors of MOXY, after receiving the recommendation of a special committee of the Board, has determined that the transaction is fair to you and is in your best interests. The Board of Directors of MOXY therefore recommends that you vote to approve the transaction and the adoption of the Merger Agreement. The Board of Directors also recommends that you vote to adopt the McMoRan 1998 Stock Option Plan.

Stockholders of FSC are being asked, at FSC's special meeting of stockholders, to approve the transaction, the adoption of the Merger Agreement and the adoption of the McMoRan 1998 Stock Option Plan, which is intended to mirror FSC's existing stock option plan that has been previously approved by the FSC stockholders. The Board of Directors of FSC, after receiving the recommendation of a special committee of the Board, has determined that the transaction is fair to you and in your best interests. The Board of Directors of FSC therefore recommends that you vote in favor of the transaction and the adoption of the Merger Agreement. The Board of Directors also recommends that you vote to adopt the McMoRan 1998 Stock
Option Plan.

Approval of the MOXY and FSC proposals relating to the mergers discussed above is not conditioned on adoption of the McMoRan 1998 Stock Option Plan proposal, but approval of the McMoRan 1998 Stock Option Plan proposal is conditioned on approval of the proposals related to the mergers.

YOUR VOTE IS VERY IMPORTANT.

Whether or not you plan to attend your meeting, please take the time to vote on the proposals submitted to stockholders at your meeting by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposals submitted at your meeting. If you fail to return your proxy card, the effect will be a vote against the transaction.

The dates, times and places of the meetings are:

For MOXY stockholders:

      October __, 1998 -- 9 a.m.
      1615 Poydras Street
      3rd Floor
      New Orleans, Louisiana 70112

For FSC stockholders:

      October __, 1998 -- 10 a.m.
      1615 Poydras Street
      3rd Floor
      New Orleans, Louisiana 70112

This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed transaction, the Merger Agreement and the McMoRan 1998 Stock Option Plan. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission (the "SEC"). We encourage you to read this entire document carefully.

                            ----------------------
                               James R. Moffett
                                  Co-Chairman
                             McMoRan Oil & Gas Co.
                         Freeport-McMoRan Sulphur Inc.


-------------------------------------------
Richard C. Adkerson
Co-Chairman and Chief Executive Officer
McMoRan Oil & Gas Co.
Vice Chairman
Freeport-McMoRan Sulphur Inc.


-------------------------------------------
Robert M. Wohleber
President and Chief Executive Officer
Freeport-McMoRan Sulphur Inc.

------------------------------------------------------------------------------
Neither the SEC nor any state securities regulators have approved the McMoRan Common Stock to be issued under this Joint Proxy Statement/Prospectus or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
------------------------------------------------------------------------------

       Joint Proxy Statement/Prospectus is dated September __, 1998, and was first mailed to stockholders on September __, 1998.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE
 TRANSACTION.................................................................1

SUMMARY......................................................................2
 SELECTED HISTORICAL FINANCIAL AND OPERATING
   DATA--MOXY................................................................7
 SELECTED HISTORICAL AND UNAUDITED PRO FORMA
   FINANCIAL AND OPERATING
   DATA--FSC.................................................................9
 SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
   FINANCIAL DATA--McMoRan..................................................11
 UNAUDITED COMPARATIVE PER SHARE
   DATA.....................................................................12

FORWARD-LOOKING STATEMENTS..................................................13

RISK FACTORS................................................................14
   Risk Factors Relating to MOXY's
      Operations............................................................14
   Risk Factors Relating to FSC's Operations................................18
   Risk Factors Relating to the Mergers and
      McMoRan...............................................................22

CONFLICTS OF INTEREST.......................................................24
   Commonality of Directors and Officers....................................24
   Certain Arrangements Regarding McMoRan's Board and
     Management.............................................................24
   Treatment of Stock-Based Awards..........................................24
   Indemnification and Limitation of Liability of MOXY's and FSC's
     Directors and Officers.................................................25

THE MERGERS.................................................................26
   General..................................................................26
   Background of the Mergers................................................27
   MOXY's Reasons for the MOXY Merger; Recommendation of the MOXY Board of
     Directors..............................................................32
   Opinion of Financial Advisor to MOXY's Special
     Committee..............................................................33
   FSC's Reasons for the FSC Merger; Recommendation of the FSC
     Directors..............................................................38
   Opinion of Financial Advisor to FSC's Special
     Committee..............................................................39
   Accounting Treatment.....................................................44
   Federal Income Tax Consequences of the
     Mergers................................................................44
   Regulatory Matters.......................................................45
   No Appraisal Rights......................................................45
   Federal Securities Laws Consequences; Resale
     Restrictions...........................................................45

APPROVAL OF THE BENEFIT PLAN
   PROPOSAL.................................................................46
   Summary of the Stock Plan................................................46
   Federal Income Tax Consequences of Stock
     Options................................................................48
   Awards to be Granted.....................................................49
   Vote Required for Approval of the Stock
     Plan...................................................................50

THE SPECIAL MEETINGS........................................................51
   Times and Places; Purposes...............................................51
   Record Date; Voting Rights...............................................51
   Voting Procedures........................................................51
   Quorum...................................................................52
   Votes Required...........................................................52
   Share Ownership of Management............................................53
   Proxy Solicitation.......................................................53

STOCK OWNERSHIP INFORMATION.................................................54
   Common Stock Ownership of Directors and Executive
     Officers...............................................................54
   Common Stock Ownership of Certain Beneficial
     Owners.................................................................56

MOXY AND FSC MARKET PRICES; DIVIDENDS PAID AND DIVIDEND
   POLICY...................................................................58

McMoRan EXPLORATION CO.
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
     INFORMATION............................................................59

McMoRan EXPLORATION CO.
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE
     SHEET AT JUNE 30, 1998.................................................60

McMoRan EXPLORATION CO.
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
   YEAR ENDED DECEMBER 31, 1997.............................................61

McMoRan EXPLORATION CO.
   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
   SIX MONTHS ENDED JUNE 30, 1998...........................................62


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS AND DISCLOSURES ABOUT MARKET RISKS............................64
   MOXY.....................................................................64
   FSC......................................................................69

BUSINESS....................................................................75
   Business of MOXY.........................................................75
   Business of FSC..........................................................84

MANAGEMENT FOLLOWING THE
   MERGERS..................................................................97
   McMoRan Management.......................................................97
   Director Compensation....................................................98
   Committees of the Board of Directors.....................................98
   Executive Compensation...................................................99
   Compensation Committee Interlocks and Insider
     Participation..........................................................99

THE MERGER AGREEMENT.......................................................100
   Structure; Effective Time...............................................100
   Merger Consideration....................................................100
   Treatment of Stock-Based Awards.........................................100
   Conversion of Shares....................................................100
   Certain Covenants.......................................................100
   Certain Representations and Warranties..................................102
   Conditions to the Merger................................................102
   Termination of the Merger Agreement.....................................103
   Other Expenses..........................................................104
   Amendments; No Waivers..................................................104

EXECUTIVE COMPENSATION AND CERTAIN
   TRANSACTIONS............................................................105
   MOXY....................................................................105
   FSC.....................................................................109

DESCRIPTION OF McMoRan CAPITAL
   STOCK...................................................................115
   Description of Capital Stock............................................115
   Certain Charter and By-law Provisions...................................116
   Rights Agreement........................................................118
   Stock Exchange Listing; Delisting and Deregistration of MOXY and FSC
     Common Stock..........................................................119
   Transfer Agent..........................................................119

COMPARISON OF STOCKHOLDER RIGHTS...........................................119
   General.................................................................119
   Comparison of Stockholder Rights........................................120

McMoRan STOCK OPTION PLANS.................................................123
   Stock Option Plans......................................................123
   Federal Income Tax Consequences of Stock Options........................125


LEGAL MATTERS..............................................................126

EXPERTS....................................................................127

FUTURE STOCKHOLDER PROPOSALS...............................................127

WHERE YOU CAN FIND MORE INFORMATION........................................128

INDEX TO McMoRan EXPLORATION CO. BALANCE SHEET.............................F-1

INDEX TO MOXY FINANCIAL STATEMENTS.........................................F-1

INDEX TO FSC FINANCIAL STATEMENTS..........................................F-1

LIST OF ANNEXES
   Annex A -- Agreement and Plan of Mergers
   Annex B -- Opinion of Bear Stearns
   Annex C -- Opinion of Lehman  Brothers
   Annex D -- Section 262 of the General Corporation Law of the State
                of Delaware
   Annex E -- McMoRan 1998 Stock Option Plan



                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q: Why are the two companies proposing the transaction?

A:     MOXY and FSC believe that the combination of the two companies will create a combined natural resource company with substantial financial resources and cash flows to fund future investments in their respective businesses and, in particular, to fund investments in oil and gas exploration and development. The companies also believe that their integration into a single company should result in cost savings. Managements of MOXY and FSC believe that this is a particularly opportune time to pursue oil and gas exploration in the Gulf of Mexico and Gulf Coast areas. For MOXY, the transaction will provide access to a source of cash flow to finance the expansion of its exploration and production activities. For FSC, the combination will allow it to invest in oil and gas opportunities that it believes have an attractive potential return, while continuing to expand its sulphur terminaling, transportation and marketing business. The combination will also diversify FSC's sources of revenue, thereby reducing its dependence on the sulphur business.

Q:    What do I need to do now?

A:    Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be voted at the appropriate stockholder meeting.

Q:    What do I do if I want to change my vote?

A:    Just send in a later-dated, signed proxy card to your company's
Secretary or transfer agent before your meeting or attend your meeting in person and vote.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:    Your broker will vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted by your broker.

Q:    Should I send in my stock certificates now?

A:    No.  After the transaction is completed, the exchange agent for the transaction will send the respective stockholders of both companies written instructions for exchanging their share certificates.

Q:    Please explain what I will receive in the transaction.

A:    If the transaction is completed, MOXY stockholders will receive 0.2 shares of McMoRan Common Stock for each share of MOXY Common Stock.

      If the transaction is completed, FSC stockholders will receive 0.625 shares of McMoRan Common Stock for each share of FSC Common Stock.

      We will not issue fractional shares of McMoRan Common Stock. Instead, both MOXY and FSC stockholders will receive cash in an amount equal to the applicable portion of the closing price of a share of McMoRan Common Stock on the first trading day after completion of the transaction.

Q:    Where will the shares of McMoRan Common Stock I receive in the transaction trade?

A:    MOXY and FSC will apply to list the McMoRan Common Stock on the New York
Stock Exchange, Inc.

Q:    Will the new company initially pay dividends?

A:    MOXY and FSC have not in the past paid cash dividends and instead have retained earnings to meet working capital needs and finance business operations. McMoRan currently intends to continue this policy.

Q:    When do you expect the transaction to be completed?

A:    We are working toward completing the transaction as quickly as possible.
In addition to stockholder approvals, we must also obtain certain regulatory approvals. We hope to complete the transaction by the end of October, 1998.

Q:    What are the tax consequences to stockholders of the transaction?

A:    For U.S. federal income tax purposes, the transaction will be tax-free to MOXY and FSC stockholders who are U.S. persons, except to the extent they receive cash in lieu of fractional shares.

Q:    Whom should I call with questions?

A:    You can call the proxy solicitor of MOXY and FSC, Georgeson & Company,
Inc., at 1-800-223-2064 with your questions.

------------------------------------------------------------------------------
The Board of Directors of MOXY, after receiving the recommendation of a special committee of the Board, has determined that the transaction is fair to you and in your best interests. The Board of Directors of MOXY therefore recommends that you vote to approve the MOXY Merger and the adoption of the Merger Agreement. The MOXY Board of Directors also recommends that you vote to adopt the McMoRan 1998 Stock Option Plan.

The Board of Directors of FSC, after receiving the recommendation of a special committee of the Board, has determined that the transaction is fair to you and in your best interests. The Board of Directors of FSC therefore recommends that you vote to approve the FSC Merger and the adoption of the Merger Agreement. The FSC Board of Directors also recommends that you vote to adopt the McMoRan 1998 Stock Option Plan.
------------------------------------------------------------------------------


                                    SUMMARY

               This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should read carefully this entire document and the documents we have referred you to. See "Where You Can Find More Information."

                          The Companies (See page 75)

MOXY

               MOXY is an independent oil and gas company engaged in oil and gas exploration, development and production. MOXY's operations are conducted offshore in the Gulf of Mexico and onshore in the Gulf Coast area.

FSC

               FSC is engaged in the mining, purchasing, transporting, terminaling and marketing of sulphur, and the production of related oil and gas reserves.

McMoRan Exploration Co.

               McMoRan is a new corporation formed for the purpose of this transaction. At the effective time (the "Effective Time") of the mergers (the "Mergers"), MOXY and FSC will each merge with and into wholly owned subsidiaries of McMoRan and will continue to operate as wholly owned subsidiaries of McMoRan under their current names.

               The address of MOXY and FSC is 1615 Poydras Street, New Orleans, Louisiana 70112 and the phone number is (504) 582-4000. The address and phone number of McMoRan will be the same as those of MOXY and FSC.

                      The Special Meetings (See page 51)

               A special meeting of MOXY's stockholders will be held at 9 a.m. on October __, 1998 at 1615 Poydras Street, 3rd Floor, New Orleans, Louisiana 70112. At the MOXY special meeting, MOXY stockholders will be asked to approve the merger of MOXY into a wholly owned subsidiary of McMoRan (the "MOXY Merger"), the adoption of the Merger Agreement and the adoption of the McMoRan 1998 Stock Option Plan.

               A special meeting of FSC's stockholders will be held at 10 a.m. on October ___, 1998 at 1615 Poydras Street, 3rd Floor, New Orleans, Louisiana 70112. At the FSC special meeting, FSC stockholders will be asked to approve the merger of FSC into a wholly owned subsidiary of McMoRan (the "FSC Merger"), the adoption of the Merger Agreement and the adoption of the McMoRan 1998
Stock Option Plan.

                  Voting Rights; Votes Required for Approval
                                 (See page 51)

               If you are a MOXY stockholder, you are entitled to vote at the MOXY special meeting if you owned shares at the close of business on the record date, which is _____________, 1998. On the MOXY record date, there were _____________ shares of MOXY Common Stock entitled to vote at the MOXY special meeting. Each MOXY stockholder will have one vote at the MOXY special meeting for each share of MOXY Common Stock owned on the MOXY record date.

               The affirmative vote of a majority of the shares of MOXY Common Stock outstanding on the MOXY record date is required to approve the MOXY Merger and the adoption of the Merger Agreement. A majority of the shares of MOXY Common Stock present at the meeting is required to approve the McMoRan 1998 Stock Option Plan.

               If you are an FSC stockholder, you are entitled to vote at the FSC special meeting if you owned shares at the close of business on the record date, which is ______________, 1998. On the FSC record date, there were ____________ shares of FSC Common Stock entitled to vote at the FSC special meeting. Each FSC stockholder will have one vote at the FSC special meeting for each share of FSC Common Stock owned on the FSC record date.

               The affirmative vote of a majority of the shares of FSC Common Stock outstanding on the FSC record date is required to approve the FSC Merger and the adoption of the Merger Agreement. A majority of the shares of FSC Common Stock present at the meeting is required to approve the McMoRan 1998 Stock Option Plan.

               Approval of the MOXY and FSC proposals relating to the Mergers is not conditioned on adoption of the McMoRan 1998 Stock Option Plan proposals, but approval of the McMoRan 1998 Stock Option Plan proposals is conditioned on approval of the Mergers.

               The shares available for issuance under the McMoRan 1998 Stock Option Plan will equal the aggregate number of shares that remain available under the existing MOXY and FSC stock option plans that have been previously approved by the MOXY and FSC stockholders, as adjusted by the exchange ratios.

     Share Ownership of Management (See page 54)

               On June 30, 1998, MOXY directors and executive officers owned 6,852,080 shares of MOXY Common Stock (approximately 15.4%). These directors and executive officers have indicated that they intend to vote their MOXY Common Stock in favor of the MOXY proposals.

               On June 30, 1998, FSC directors and executive officers owned 361,708 shares of FSC Common Stock (approximately 3.6%). These directors and executive officers have indicated that they intend to vote their FSC Common Stock in favor of the FSC proposals.

     Reasons for the Merger (See page 26)

               Both MOXY and FSC believe that the transaction will create a combined natural resource company with substantial financial resources and cash flows to fund future investments in their respective businesses and, in particular, to fund investments in oil and gas exploration and development. The companies also believe that their integration into a single company should result in cost savings. Managements of MOXY and FSC believe that this is a particularly opportune time to pursue oil and gas exploration in the Gulf of Mexico and Gulf Coast areas. For MOXY, the transaction will provide access to a source of cash flow to finance the expansion of its exploration and production activities. For FSC, the combination will allow it to invest in oil and gas opportunities that it believes have an attractive potential return, while continuing to expand its sulphur terminaling, transportation and marketing business. The combination will also diversify FSC's sources of revenue, thereby reducing its dependence on the sulphur business.

                        Recommendations to Stockholders

To MOXY Stockholders:

               The Board of Directors of MOXY, after receiving the recommendation of a special committee of the Board, has determined that the transaction is fair to you and in your best interests. The Board of Directors of MOXY therefore recommends that you vote to approve the MOXY Merger and the adoption of the Merger Agreement. The Board of Directors also recommends that you vote to adopt the McMoRan 1998 Stock Option Plan.

To FSC Stockholders:

               The Board of Directors of FSC, after receiving the recommendation of a special committee of the Board, has determined that the transaction is fair to you and in your best interests. The Board of Directors of FSC therefore recommends that you vote to approve the FSC Merger and the adoption of the Merger Agreement. The Board of Directors also recommends that you vote to adopt the McMoRan 1998 Stock Option Plan.

                        The Transaction (See page 100)

               The Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. We encourage you to read the Merger Agreement, as it is the legal document that governs the transaction.

     What MOXY Stockholders Will Receive

               If the transaction is approved, MOXY stockholders will receive
0.2 shares of McMoRan Common Stock for each share of MOXY Common Stock they own (the "MOXY Exchange Ratio").

               MOXY stockholders should not send in their stock certificates for exchange until instructed to do so after we complete the transaction.

     What FSC Stockholders Will Receive

               If the transaction is approved, FSC stockholders will receive
0.625 shares of McMoRan Common Stock for each share of FSC Common Stock they own (the "FSC Exchange Ratio").

               FSC stockholders should not send in their stock certificates for exchange until instructed to do so after we complete the transaction.

     Treatment of Fractional Shares

               McMoRan will not issue any fractional shares. Instead, MOXY stockholders and FSC stockholders otherwise entitled to receive fractional shares will receive cash in an amount equal to the applicable fraction of the closing price of a share of McMoRan Common Stock on the first trading day after completion of the transaction.

     Ownership of McMoRan After the Transaction

               Immediately after the transaction, the former stockholders of MOXY will own approximately 58.5% of McMoRan and the former stockholders of FSC will own approximately 41.5% of McMoRan. MOXY and FSC will become wholly owned subsidiaries of McMoRan after the transaction and will continue to operate as separate business units under their current names.

     The Board of Directors and Management of McMoRan After the Transaction (See page 97)

               MOXY's Board of Directors currently consists of five members. FSC's Board of Directors currently consists of seven members. Three of those persons serve on both boards. The Board of McMoRan will include all nine individuals who currently serve on the MOXY Board and the FSC Board.

               Mr. James R. Moffett, currently Co-Chairman of both MOXY and FSC, will become Chairman of the Board of McMoRan. Mr. Richard C. Adkerson, currently Co-Chairman and Chief Executive Officer of MOXY and Vice Chairman of FSC, will become the Vice Chairman, President and Chief Executive Officer of McMoRan. Mr. Rene L. Latiolais, currently Co-Chairman of FSC, will become Vice Chairman of McMoRan's Board. Mr. Robert M. Wohleber, FSC's current President and Chief Executive Officer, will become Executive Vice President and Chief Financial Officer of McMoRan, and will serve as President and Chief Operating Officer of FSC. Mr. C. Howard Murrish, currently President of MOXY, will become Executive Vice President of McMoRan and continue as President and Chief Operating Officer of MOXY.

     Conflicts of Interest (See page 24)

               As stated above, three of the MOXY directors also serve on the FSC Board. The three directors who currently serve on both the MOXY Board and the FSC Board have interests that are different from or in addition to, and inherently conflict with, your interests as stockholders. In recognition of those conflicts, the MOXY Board and the FSC Board each established a special committee of independent directors to evaluate the merits of a business combination of the two companies and to negotiate the terms of such a transaction if it were found to be desirable.

               If the Mergers are completed, the directors and executive officers of MOXY and FSC will receive certain benefits and other compensation from McMoRan that are intended to mirror their existing compensation arrangements. In addition, certain indemnification and insurance arrangements for the directors and officers of MOXY and FSC will be continued. As a result, the directors and executive officers of MOXY and FSC have interests in the transaction that are different from or in addition to, and inherently conflict with, your interests as stockholders.

     Conditions to the Transaction (See page 102)

               The transaction will be completed if a number of conditions are met, including the following:

               (1) the approvals of the stockholders of MOXY and FSC are
                   obtained;

               (2) a registration statement with respect to the McMoRan Common
                   Stock issuable in connection with the transaction has become effective and no stop order suspending its effectiveness has been issued;

               (3) the shares of McMoRan Common Stock issuable in connection with the transaction shall have been approved for listing on either the New York Stock Exchange, Inc. (the "NYSE") or the Nasdaq National Market ("Nasdaq"), subject to official notice of issuance;

               (4) no judgment, injunction or order prohibits the transaction;

               (5) the relevant waiting period imposed by the Federal Trade
                   Commission and the Department of Justice has expired;

               (6) all authorizations or approvals of any governmental entity have been obtained;

               (7) no suit or proceeding by any governmental entity is pending or threatened relating to the transaction that could reasonably have a material adverse effect on MOXY or FSC; and

               (8) the receipt by each party of a tax opinion that the
                   transaction will be tax-free.

               Certain of these conditions can be waived under certain circumstances.

     Termination of the Merger Agreement (See page 103)

               MOXY and FSC may agree to terminate the Merger Agreement at any time. In addition, either party may terminate the Merger Agreement if:

              (1) the transaction is not completed by December 31, 1998;
                  however, neither MOXY nor FSC may terminate the agreement if its breach is the reason the transaction has not been completed;

              (2) any order or injunction permanently prohibits the
                  transaction;

              (3) the approval of the stockholders of MOXY and FSC shall not have been obtained at their respective special meetings;

              (4) the other party breaches its representations, warranties or obligations under the Merger Agreement and the breach has a material adverse effect on the breaching party; or

              (5) the other party (or the other party's special committee)
                  withdraws or adversely modifies its approval or recommendation of the Merger Agreement before the applicable special meeting of stockholders.

     No Solicitation (See page 100)

               Both MOXY and FSC have agreed not to solicit alternative proposals and not to negotiate with, or provide non-public information to, an entity considering making an alternative acquisition proposal. If the Board of Directors of MOXY or FSC (or their respective special committees) determines that negotiations with, or the provision of non-public information to, any such entity is necessary for the Board of Directors of either MOXY or FSC to comply with its fiduciary duties, it may do so, provided that it complies with certain provisions of the Merger Agreement.

               Each party must promptly notify the other after it receives an alternative acquisition proposal.

     Regulatory Approvals (See page 45)

               MOXY and FSC are both required to make filings with or obtain approvals from regulatory authorities in connection with the transaction including, among others, antitrust authorities.

     Accounting Treatment (See page 44)

               The transaction is expected to be accounted for as a purchase, with MOXY being treated as the acquiring entity for financial reporting purposes.

     Opinion of Financial Advisors (See pages 33,39)

               In deciding to approve and recommend the transaction, the MOXY special committee and the MOXY Board of Directors considered, among the numerous factors discussed below in "The Mergers--MOXY's Reasons for the MOXY Merger; Recommendation of the MOXY Board of Directors," the July 31, 1998 opinion of Bear, Stearns & Co. Inc. ("Bear Stearns"), the financial advisor retained by MOXY's special committee, that as of such date, and based on and subject to certain matters stated therein, the exchange ratio of 0.2 shares of McMoRan Common Stock for each share of MOXY Common Stock was fair from a financial point of view to the MOXY stockholders. That opinion is attached as Annex B to this Joint Proxy Statement/Prospectus. We encourage you to read this opinion.

               In deciding to approve and recommend the transaction, the FSC special committee and the FSC Board of Directors considered, among the numerous factors discussed below in "The Mergers--FSC's Reasons for the FSC Merger; Recommendation of the FSC Board of Directors," the August 1, 1998 opinion of Lehman Brothers Inc. ("Lehman"), the financial advisor retained by FSC's special committee, that as of such date, and based on and subject to certain matters stated therein, the exchange ratio of 0.625 shares of McMoRan Common Stock for each share of FSC Common Stock was fair from a financial point of view to the FSC stockholders. That opinion is attached as Annex C to this Joint Proxy Statement/Prospectus. We encourage you to read this opinion.

     Material Federal Income Tax Consequences (See page 44)

               We have structured the transaction so that it will be tax-free to MOXY stockholders and FSC stockholders who are U.S. persons for U.S. federal income tax purposes except to the extent they receive cash in lieu of fractional shares. In addition, none of McMoRan, MOXY or FSC will recognize any gain or loss for U.S. federal income tax purposes in the transaction.

     No Appraisal Rights (See page 45)

               Under Delaware law, MOXY and FSC stockholders will not have any right to an appraisal of the value of their shares in connection with the transaction.

     Comparative Per Share Market Price Information (See page 58)

               The MOXY Common Stock is listed on Nasdaq. The FSC Common Stock is listed on the NYSE. On July 31, 1998, the last full trading day prior to the public announcement of the proposed transaction, the reported closing sales price per share for MOXY Common Stock was $4 on Nasdaq and for FSC Common Stock was $10 7/8 on the NYSE. On September ___, 1998, the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus, the reported closing sales price per share for MOXY Common Stock was $(_____) and for FSC Common Stock was $____.

     Listing of McMoRan Common Stock

                MOXY and FSC will apply to list the McMoRan Common Stock on the NYSE.


            SELECTED HISTORICAL FINANCIAL AND OPERATING DATA--MOXY

               The following table presents audited historical financial and unaudited operating data of MOXY with respect to each year in the three year period ended December 31, 1997 and for the period from inception (May 1994) through December 31, 1994, which is derived from and should be read in conjunction with the financial statements of MOXY. The financial statements of MOXY for each year in the three year period ended December
31, 1997 and the financial statements for the period from inception through December 31, 1994 have been audited by Arthur Andersen LLP, independent public accountants. The following selected historical financial information as of and for each of the six-month periods ended June 30, 1998 and 1997 have been derived from and should be read in conjunction with the unaudited interim financial statements of MOXY. Such unaudited interim financial statements reflect all adjustments (consisting only of normal recurring accruals) which the management of MOXY considers necessary to present fairly the financial information for such periods. The results of operations for any interim period are not necessarily indicative of results for a full year. The following should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures about Market Risks--MOXY" and MOXY's financial statements found elsewhere in this document.

                                                                                                        Inception
                                  Six Months Ended                                                        Through
                                      June 30,                Years Ended December 31,                  December 31,
                          -----------------------------  ------------------------------------------   ---------------
                             1998             1997         1997           1996            1995             1994
                          -----------    --------------  ----------   -----------     -------------   ---------------
                                               (Financial data in thousands, except per share amounts)
FINANCIAL DATA
Revenues..............   $   11,778      $     5,021  $    13,552      $   4,070     $    3,267       $     174 (a)
Exploration expenses..       12,258            4,272       11,966          9,818(b)      11,756          15,518
Operating loss........      (15,610)          (3,452)      (9,904)        (9,883)       (14,799)        (17,682)
Net loss..............      (14,878)          (3,884)     (10,538)        (9,862)       (14,635)        (15,200)
Basic and diluted net
 loss per share.......   $    (0.35)     $     (0.28) $     (0.56)     $   (0.71)    $    (1.06)      $   (1.10)
Basic and diluted
 average shares
 outstanding..........       42,816 (c)       14,044       18,847 (c)     13,895         13,772          13,770
At End of Period:
Working capital.......   $   11,066      $    (3,076) $    33,749 (c)  $   2,972     $    8,257       $  15,063
Property, plant and
 equipment, net.......       67,489           19,322       57,705 (c)     18,231          9,878 (d)      17,094
Total assets..........       98,498           30,627      101,088 (c)     30,980         21,633 (d)      34,425
Production loan, less
 current portion......           --           10,980           -- (c)     12,391            530              --
Stockholders' equity..       76,373            4,625       90,698 (c)      8,246         17,605          32,157
OPERATING DATA
Production:
 Gas (thousand
   cubic feet, or
   Mcf)...............    5,022,500 (e)    1,621,000    4,061,000        631,000      1,093,000              --
 Oil (barrels)........       62,600 (e)        9,400       34,000         29,000         45,000              --
Average realization:
 Gas (per Mcf)........   $     2.20      $      2.44  $      2.62      $    2.72     $     1.63              --
 Oil (per barrel).....        14.52            21.89        19.19          22.22          18.83              --

----------
(a) Represents miscellaneous net royalty income; no production quantities or average realizations shown since amounts are not meaningful.

(b) Includes a reduction of $2.1 million ($0.15 per share) resulting from reimbursement of previously expensed costs.

(c) Reflects the sale of MOXY Common Stock upon completion of a rights offering in November 1997, the net proceeds of which were used to purchase producing property interests and repay borrowings, with the remainder held to fund MOXY Exploration Program commitments.

(d) After giving effect to transfer of property interests to MCN in connection with the formation of MOXY/MCN Program.

(e) Reflects the reduced net ownership interest in Vermilion Block 160 as a result of a redetermination among the owners. Excludes the pre-1998 effects of the redetermination, which reduced quantities of gas by 150,400 Mcf and oil by 6,200 barrels.


                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                       FINANCIAL AND OPERATING DATA--FSC

                The following table presents selected historical and pro forma financial information, as well as operating data, for FSC for each year in the five year period ended December 31, 1997. The financial statements of FSC for each year in the five year period ended December 31, 1997 have been audited by Arthur Andersen LLP, independent public accountants. The financial data as of and for each of the six-month periods ended June 30, 1998 and 1997 has been derived from and should be read in conjunction with the unaudited interim financial statements of FSC. The results of operations for any interim period are not necessarily indicative of results for a full year.
Such unaudited interim financial statements reflect all adjustments (consisting only of normal recurring accruals), which management of FSC considers necessary to present fairly the financial information for such periods. FSC was spun-off from PLP (as defined in footnote (a) below) on December 22, 1997. The information presented below reflects periods, except for the six months ended June 30, 1998, during which FSC did not operate as an independent company, and, therefore, may not necessarily reflect the consolidated results of operations or financial position that would have existed if FSC had been an independent company during the periods shown or the future performance of FSC as an independent company. Additionally, the results of operations shown below include the 25.0% interest in Main Pass acquired from IMC Global Inc. since December 22,
1997. The financial information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures About Market Risks--FSC" and FSC's financial statements found elsewhere in this document.

                               Six Months Ended June 30,                              Years Ended December 31,
                              ----------------------------  --------------------------------------------------------------------
                                 1998           1997(a)      1997(a)        1996(a)       1995(a)     1994(a)        1993(a)
                              -----------    -------------  ----------   -----------  -------------  -----------  --------------
                                                  (In thousands, except per share and realized price amounts)
FINANCIAL DATA
Revenues..................... $ 113,662      $ 107,750  $  211,945        $ 221,426   $ 255,949      $ 151,795   $ 131,732
Operating Income (loss)......      (479)(b)      1,260    (439,316)(c)       12,392      25,020 (d)      7,353    (122,253)(e)
Net Income (loss)............       148 (b)      1,260    (374,199)(c)       12,392      25,020 (d)      7,353    (122,253)(e)
Basic and diluted net income
 (loss) per share............      0.01 (b)       0.12      (36.16)(c)         1.20        2.42 (d)       0.71      (11.82)(e)
Average shares
 outstanding:(f)
 Basic.......................     9,950         10,347      10,347           10,347      10,347         10,347      10,347
 Diluted.....................    10,031         10,347      10,347           10,347      10,347         10,347      10,347
Unaudited pro forma data:(a)
Net income (loss) before
 income taxes................                $   1,260  $ (439,304)       $  12,392   $  25,020      $   7,353   $(122,253)
Pro forma benefit
 (provisions) for income
 taxes.......................                     (436)    151,999           (4,659)     (6,845)        (2,691)     44,745
                                             ---------  ----------        ---------   ---------      ---------   ---------
Pro forma net income (loss)..                $     824  $ (287,305)       $   7,733   $  18,175      $   4,662   $ (77,508)
                                             =========  ==========        =========   =========      =========   =========
Pro forma net income
 (loss) per share............                $    0.08  $   (27.77)       $    0.75   $    1.76      $    0.45   $   (7.49)
Pro forma average shares(f)..                   10,347      10,347           10,347      10,347         10,347      10,347
At End of Period:
Working capital..............  $ 50,798      $  22,430  $   65,604        $  25,794   $  42,059      $  41,590   $  25,105
Property, plant and
 equipment net...............   100,151        524,967     109,833 (c)      535,653     575,029        551,916     577,491
Total assets.................   256,648        612,225     273,033          633,620     680,467        637,902     668,274
Stockholders' equity.........   105,969        469,676     114,397 (a)(c)   484,360     521,782        556,060     573,303
OPERATING DATA
Sulphur......................
 Sales (long tons)                1,678          1,477       2,908            2,900       3,050          2,088       1,403
 Average realized price...... $   59.98      $   60.29   $   61.04        $   61.78   $   70.44      $   53.07   $   57.28
Oil
 Sales (barrels).............       908            868       1,625            1,896       2,218          2,534       3,443
 Average realized price...... $   12.88      $   18.78   $   18.15        $   19.49   $   15.82      $   13.74   $   14.43

----------
(a) Results represent the operating results of the assets previously owned by Phosphate Resource Partners Limited Partnership ("PLP"), formerly named Freeport-McMoRan Resource Partners Limited Partnership, that were transferred to FSC on December 22, 1997. As a partnership, PLP paid no federal or state income taxes and historically did not provide for income taxes on the results of operations of FSC. Upon the formation of FSC as a wholly owned taxable subsidiary of PLP prior to being spun-off to PLP unitholders, a deferred tax asset of $63.8 million was recognized in 1997 income to reflect the excess of tax over book basis in the related assets. Unaudited pro forma net income includes an estimated tax benefit (provision) for the applicable periods as if FSC operated as a stand-alone taxable entity.

(b) Includes net charges totaling $6.0 million ($3.9 million to net income or $0.39 per share) related to the planned shutdown of the Culberson sulphur mine facility.

(c) Includes charges totaling $425.4 million ($41.11 per share) for an impairment assessment of sulphur assets and $9.9 million ($0.96 per share) for an increase in estimated reclamation costs for sulphur properties, for drilling costs of an additional brine well and a reduction of sulphur inventory book value to market value.

(d) Includes charges totaling $7.0 million ($0.68 per share) allocated to FSC to reflect a compensation charge pursuant to a management services agreement.

(e) Includes charges totaling $86.6 million ($8.37 per share) for a loss on valuation and sale of assets, and $11.6 million ($1.12 per share) for restructuring and other related charges.

(f) Average shares outstanding prior to 1998 is based on the number of shares distributed on December 22, 1997.


              SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            FINANCIAL DATA--McMoRan

               The following selected unaudited pro forma condensed consolidated statement of operations data and other financial data for the six months ended June 30, 1998 and the year ended December 31, 1997 and selected unaudited pro forma condensed consolidated balance sheet data as of June 30, 1998 have been prepared from the historical financial statements of MOXY and FSC. The pro forma information is presented for illustrative purposes only, and therefore is not necessarily indicative of the operating results and financial position that would have been achieved had the Mergers occurred as of an earlier date, nor is it necessarily indicative of operating results and financial position that may occur in the future.

               The pro forma information gives effect to accounting for the Mergers as a "purchase" transaction, with MOXY as the acquiring entity, and assumes the conversion of each outstanding share of MOXY Common Stock and FSC Common Stock into 0.20 and 0.625 shares, respectively, of McMoRan Common Stock. The pro forma statement of operations data and other financial data have been prepared as if the Mergers had been consummated on January 1, 1997. The pro forma balance sheet data reflects the Mergers as if they had occurred on June 30, 1998.

               The pro forma information should be read in conjunction with the historical consolidated financial statements and notes thereto of MOXY and FSC included elsewhere herein.

                                                                                  Six Months Ended            Year Ended
                                                                                   June 30, 1998          December 31, 1997
                                                                             -----------------------   -----------------------
                                                                                  (in thousands, except for per share amounts)
Statement of Operations Data:
Revenues..................................................................   $   101,193               $   220,168
Cost of sales.............................................................        90,410                   209,211
Exploration expenses......................................................        12,258                    11,966
Operating loss............................................................        (8,698)                  (11,095)
Net loss (1)..............................................................        (7,260)                  (10,445)
Basic and diluted net loss per common share...............................         (0.50)                    (0.71)
Basic and diluted average shares outstanding..............................        14,665                    14,665

Other Financial Data:
Capital expenditures, including acquisitions, exploration and
  development.............................................................   $    30,228               $    62,781
Depreciation and amortization.............................................        14,160                    49,189
EBITDAX (2)...............................................................        19,158                    50,710

                                                         As of
                                                     June 30, 1998
                                                    ---------------
                                                     (in thousands)
Balance Sheet Data:
Working capital.................................       $  57,864
Property, plant and equipment, net..............         186,546
Total assets....................................         362,332
Total stockholders' equity......................         197,097

------------
(1) Assumes no tax benefit associated with the losses shown, as further explained in note (c) to the unaudited pro forma condensed consolidated balance sheet.

(2) EBITDAX represents net loss before income taxes plus depreciation and amortization expense and exploration expense. EBITDAX is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles. McMoRan has supplementally disclosed information concerning EBITDAX because management believes that EBITDAX is commonly accepted as providing useful information regarding a company's historical ability to incur and service debt. Management of McMoRan believes that factors that should be considered by investors in evaluating EBITDAX include but are not limited to, trends in EBITDAX as compared to cash flow from operations, debt service requirements and capital expenditures. EBITDAX as defined and measured by McMoRan may not be comparable to similarly titled measures of other companies. Further, EBITDAX should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flow provided by operations as determined in accordance with generally accepted accounting principles as an indicator of McMoRan's profitability or liquidity.

                     UNAUDITED COMPARATIVE PER SHARE DATA

               The following table sets forth certain book value and earnings
(loss) per share data for MOXY and FSC on a historical and pro forma basis. The pro forma earnings (loss) per share data, which gives effect to the Mergers as if they had been consummated as of January 1, 1997, and the pro forma book value per share data, which gives effect to the Mergers as if they had been consummated as of June 30, 1998, are derived from the Unaudited Pro Forma Condensed Consolidated Financial Information appearing elsewhere herein. The information set forth below should be read in conjunction with the Selected Financial Information of MOXY and FSC and the Unaudited Pro Forma Condensed Financial Information, including the notes thereto, appearing elsewhere herein.

                                        McMoRan(a)             MOXY Common Stock                    FSC Common Stock
                                      -------------   ----------------------------------  --------------------------------
                                                                            Pro Forma                          Pro Forma
                                        Pro Forma        Historical       Equivalent(b)        Historical    Equivalent(b)
                                      -------------   ---------------   ----------------  -----------------  -------------
Book value per share as of:
 June 30, 1998.....................   $  13.44         $ 1.78           $  2.69           $  10.88          $  8.40
Earnings (loss) per share:
 For the six months ended June 30,
   1998............................   $  (0.50)        $(0.35)          $ (0.10)          $   0.01          $ (0.30)
 For the year ended December 31,
   1997............................      (0.71)         (0.56) (c)        (0.32)            (36.16)(c)        (0.42)

(a) The McMoRan pro forma book value per share is calculated by dividing pro forma stockholders' equity by pro forma diluted average shares outstanding, The McMoRan loss per share data is calculated by dividing pro forma net loss for the applicable period by the pro forma diluted average shares outstanding for that period.

(b) The pro forma equivalent book value per share data for both MOXY and FSC is calculated by multiplying the pro forma stockholders' equity of McMoRan at June 30,1998 ($197,097,000) by the exchange ratio, 58.5% (MOXY) and 41.5% (FSC), respectively, and then dividing by the total historical outstanding shares of each company at June 30, 1998. The pro forma equivalent loss per share data is calculated by multiplying the pro forma net loss of McMoRan for the applicable period by the exchange ratio of 58.5% (MOXY) and 41.5% (FSC) and then dividing by the historical diluted weighted average shares outstanding for each company for the applicable period.

(c) Historical amounts reflected for the year ended December 31, 1997 reflect certain acquisitions and other transactions by MOXY and FSC occurring during that year, as more fully explained in note (a) to the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1997 included elsewhere in this document. If MOXY and FSC historical losses per share were adjusted to reflect these acquisitions and transactions as if they had occurred as of January 1, 1997, the related pro forma losses per share for MOXY and FSC would have been $(0.22) and $(27.59), respectively.


                          FORWARD-LOOKING STATEMENTS

               This Joint Proxy Statement/Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "1933 Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Forward-looking statements include all statements other than statements of historical fact contained herein, including without limitation such statements that appear under the headings "Business--Business of MOXY," "Business--Business of FSC," "Risk Factors--Risk Factors Relating to MOXY's Operations," "Risk Factors--Risk Factors
Relating to FSC's Operations," "Risk Factors--Risk Factors Relating to the Mergers and McMoRan," "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures About Market Risks--
MOXY" and "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures About Market Risks--FSC" regarding the respective companies' results of operations, financial position and liquidity; payment of dividends; operating plans, business strategies and strategic alternatives; capital needs; exploration, development and capital expenditures (including the amounts and the nature thereof); drilling of wells; reserve estimates and future net revenues attributable thereto; and other plans and objectives of the managements of the respective companies and of McMoRan for future operations and activities.

               Forward-looking statements are based on certain assumptions and analyses made by the companies in light of their experience and their perceptions of historical trends, current conditions, expected future developments and other factors they believe to be relevant under the circumstances. Such statements and assumptions are subject to numerous risks and uncertainties, including the risk factors discussed elsewhere herein, general economic and business conditions, the business opportunities that may be presented to and pursued by MOXY, FSC or McMoRan, changes in law or regulations and other factors, many of which are beyond the control of MOXY, FSC and McMoRan. Readers are cautioned that such statements are not guarantees of future performance and that actual results and developments may differ materially from those assumed or projected in the forward-looking statements. Important factors that could cause actual results to differ materially from expectations include, among others, those discussed under the captions "Risk Factors--Risk Factors Affecting MOXY's Operations" and "Risk Factors--Risk Factors Affecting FSC's Operations."


                                 RISK FACTORS

Risk Factors Relating to MOXY's Operations

     Limited Operating History and Significant Historical Operating Losses

               MOXY commenced operations in 1994 and currently has only two significant producing fields and several recent exploratory discoveries that have not yet commenced production. Proved reserves and levels of future production attributable to these exploratory discoveries are less susceptible to reliable estimation than properties with a history of production. Also, as a result of expensing non-productive exploratory drilling and related costs of MOXY's exploration programs, MOXY has incurred and can be expected to continue to incur significant operating losses. MOXY's viability must be considered in light of the risks and difficulties frequently encountered by companies engaged in the early stages of oil and gas exploration, development and production activities.

     Substantial Capital Requirements

               The growth of MOXY's asset base of oil and gas reserves will continue to require substantial expenditures. MOXY's future financial results will depend on its ability to locate hydrocarbons in commercial quantities and on market prices for oil and gas. There can be no assurance that MOXY will achieve or sustain profitability or positive cash flows from future operating activities.

     MOXY incurred, and will continue to incur, substantial capital expenditures for the exploration, development and production of oil and natural gas reserves and related projects. If MOXY fails to discover significant reserves, experiences operating difficulties or if oil and gas prices decline and reduce cash generated from operations, MOXY may be required to obtain additional financing to fund its operations. No assurance can be given that such financing will be available, and if it is not available, MOXY may be required to curtail its operations.

     Volatility of Oil and Gas Prices

               MOXY's revenues substantially depend on prevailing prices of natural gas and, to a lesser extent, oil, which prices have declined in recent months. In recent years, natural gas and oil prices have been extremely volatile, which has affected the level of industrywide drilling, exploration, development and production. Prices are affected by market supply and demand factors as well as actions of state and local agencies, U.S. and foreign governments and international cartels. All of these factors are beyond the control of MOXY. Any significant or extended decline in oil and gas prices will have a material adverse effect on MOXY's financial condition and operations and could impair access to capital.

     Exploration and Development Risks

               Exploration for and development of natural gas and oil involve a high degree of risk that no natural gas or oil will be found, that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is often uncertain, and cost overruns in offshore operations can adversely affect the economics of a project. MOXY's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not ensure a profit on the investment or even the recovery of drilling, completion and operating costs.

     Replacement of Reserves

               MOXY's future financial performance depends in large part on its ability to acquire, find and develop oil and gas reserves that are economically recoverable. Without successful exploration or development activities, MOXY's reserves will be depleted. No assurances can be given that MOXY will be able to find and develop additional reserves on an economic basis.

               MOXY's business is capital intensive and significant operating cash flow must be reinvested in development or exploration activities in order for MOXY to maintain or increase its asset base of proved oil and gas reserves. To the extent that cash flow from operations is reduced or external sources of capital become limited or unavailable, MOXY's ability to make the necessary capital investments to maintain or increase its asset base will be impaired. Without such investment, MOXY's oil and gas reserves will be depleted.

               Although MOXY currently emphasizes reserve growth through exploratory drilling, it may make acquisitions from time to time of producing properties and properties with proved undeveloped reserves. Evaluation of recoverable reserves of natural gas and oil, which is an integral part of the property selection process, depends on evaluation of geological, engineering and production data, some or all of which may prove to be unreliable or not indicative of future performance.

     Reserve Estimates and Future Net Cash Flow

                MOXY's estimates of proved oil and gas reserves are based upon engineering estimates. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of governmental regulations and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs, and workover and remedial costs, all of which may vary considerably from actual results. Because all reserve estimates are to some degree speculative, the quantities of oil and natural gas that are ultimately recovered, the production and operating costs attributable thereto, the amount and timing of future development expenditures, and future oil and natural gas sales prices may all vary materially from those assumed in arriving at reserve estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data. See "Business--Business of MOXY--Oil and Gas Reserves."

               Proved reserves are estimated quantities of oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of oil and gas that are expected to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing equipment and conventional operating methods. Future cost increases or price declines could cause reserve estimates to be reduced even in the absence of changes in assumptions regarding the size or physical characteristics of the reservoirs. In particular, the sulphur and oil reserves at Main Pass are highly sensitive to product prices and production volume because of their relatively high level of fixed production costs.

               The present values of estimated future net cash flows referred to in this Joint Proxy Statement/Prospectus should not be construed as the current market value of the estimated proved oil and gas reserves attributable to MOXY's properties. In accordance with applicable requirements of the SEC, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the SEC to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas properties owned by MOXY or the oil and gas industry in general.

     Shortages of Supplies and Equipment

               MOXY's ability to conduct its operations in a timely and cost effective manner is subject to the availability of oil and gas field supplies, equipment and service crews. The industry has experienced periodic shortages of certain types of drilling rigs and work boats in the Gulf of Mexico. Such shortages can result in delays in operations as well as higher operating and capital costs. Shortages of other drilling equipment, tubular goods, drilling service crews and seismic crews could occur from time to time, further hindering MOXY's ability to conduct its operations as planned.

     Operating Hazards; Limited Insurance Coverage

               MOXY's operations are subject to hazards and risks inherent in drilling for and producing and transporting natural gas and oil, such as fires, natural disasters, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures and spills, any of which can result in environmental pollution, personal injuries, property damage and substantial losses to MOXY. Moreover, MOXY's operations in the Gulf of Mexico are subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions, more extensive governmental regulation, (including regulations that may, in certain circumstances, impose strict liability for pollution damage) and interruption or termination of operations by governmental authorities based on environmental or other considerations.

               MOXY has in place certain liability, property damage, business interruption and other insurance coverages in types and amounts that it considers reasonable and believes to be customary in MOXY's business. This insurance provides protection against loss from some, but not all, potential liabilities incident to the ordinary conduct of MOXY's business, including coverage for certain types of damages associated with environmental and other liabilities that arise from sudden, unexpected and unforeseen events, with such coverage limits, retentions, deductibles and other features as management deems appropriate. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on MOXY's financial condition and results of operations.

     Governmental Regulation

               MOXY's operations are affected by political developments and federal and state laws and regulations. In particular, oil and natural gas production, operations and economics are or have been affected by price controls, taxes and other laws relating to the oil and natural gas industry, by changes in such laws and by changes in administrative regulations. MOXY cannot predict how existing laws and regulations may be interpreted by enforcement agencies or court rulings, whether additional laws and regulations will be adopted, or the effect such changes may have on its business or financial condition.

               MOXY's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution that could result from MOXY's operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. Initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states and could have a similar impact. MOXY could incur substantial costs to comply with environmental laws and regulations. In addition to compliance costs, government entities and other third parties may assert substantial liabilities against owners and operators of oil and gas properties for oil spills, discharges of hazardous materials, remediation and cleanup costs and other environmental damages, including damages caused by previous property owners. The imposition of any such liabilities on MOXY could have a material adverse effect on MOXY's financial condition and results of operations.

               Federal legislation (sometimes referred to as "Superfund" legislation) imposes liability, without regard to fault, for clean-up of certain waste sites, even though waste management activities at the site may have been performed in compliance with regulations applicable at the time. Under the Superfund legislation, one responsible party may be required to bear more than its proportional share of clean-up costs if payments cannot be obtained from other responsible parties. In addition, federal and state regulatory programs and legislation mandate clean-up of certain wastes at operating sites. Governmental authorities have the power to enforce compliance with these regulations and permits, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Third parties also have the right to pursue legal actions to enforce compliance. Liability under these laws can be significant and unpredictable.

               MOXY may receive in the future notices from governmental agencies that it is one of many potentially responsible parties at certain sites under relevant federal and state environmental laws. Some of these sites may involve significant clean-up costs. The ultimate settlement of liability for the clean-up of such sites usually occurs many years after the receipt of notices identifying potentially responsible parties because of the many complex, technical and financial issues associated with site clean-up. MOXY cannot predict its potential liability for clean-up costs that it may incur in the future.

               The Oil Pollution Act of 1990 (the "OPA") imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the OPA, could have a material adverse effect on MOXY.

     Competition

               MOXY operates in the highly competitive areas of natural gas and oil production, development and exploration with many companies, many of which have significantly greater financial and other resources than MOXY. Factors affecting MOXY's ability to compete in the marketplace include the availability of capital, access to information relating to a property and the standards established by MOXY for the minimum projected return on investment. MOXY's competitors include major integrated oil companies and a substantial number of independent energy companies, many of which may have substantially larger financial resources, staffs and facilities than MOXY.

     Risks Associated with "Year 2000" Issue

               The year 2000 ("Y2K") issue is the result of computerized systems being written to store and process the year portion of dates using two digits rather than four. Date-aware systems, i.e., any system or component that performs calculations, comparisons, sequencing, or other operations involving dates, may fail or produce erroneous results on or before January 1, 2000 because the year 2000 will be interpreted as the year 1900.

               MOXY has prepared and is in the process of executing a plan to ensure all its significant computer systems and computer controlled plant and equipment will be Y2K compliant. MOXY also has initiated an assessment of Y2K external risk that may arise from the failure of critical suppliers and customers to become Y2K compliant. MOXY believes all critical components of the plan are on schedule for completion by the end of the first quarter of 1999. There can be no assurance that this plan will be achieved, and actual results could differ materially from the plan.

               MOXY believes that the cost of Y2K compliance will not be material and will be provided for through its normal operating and capital budgets. However, there can be no assurance that Y2K will not have a material adverse effect on its financial condition or results of operations if required software modifications and conversions are not made, or are delayed, or if systems of other companies are not converted on a timely basis or fail to convert. Although MOXY is developing specific contingency plans if any or all of the above risks occur, there can be no assurance that these contingency plans will be adequate to address these risks. In summary, while there can be no assurance that MOXY will not be materially adversely affected by Y2K problems, it is committed to ensuring that it is fully Y2K ready and believes its plans adequately address the above-mentioned risks. For further discussion of the Y2K issue, see "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures About Market Risks--MOXY--Impact of Year 2000 Compliance."

Risk Factors Relating to FSC's Operations

     Effect of Prices on Sulphur Mining Operations

               Although current sulphur prices allow FSC to generate positive cash flows from its Main Pass mining operations, there have been recent declines in the market price of sulphur, which led to FSC's June 30, 1998 announcement that it would permanently discontinue sulphur production at the Culberson mine. Because of the costs associated with closing and re-opening mine sites, as well as the potential loss of mining or mineral development rights if mining operations were suspended, FSC could decide to operate its Main Pass operation for some period even if it did not generate positive cash flow, and, if Main Pass operations were suspended, it could be difficult and expensive for FSC subsequently to re-open the mine.

     Reliance on IMC-Agrico as Continuing Customer

               Approximately 65% of FSC's 1997 sulphur sales (72% on a pro forma basis after the contribution of the Main Pass interest belonging to IMC Global Inc. ("IGL")) and approximately 73% of sulphur sales for the six months ended June 30, 1998 were made to IMC-Agrico, and IMC-Agrico will continue to account for a substantial percentage of FSC's sulphur sales. Sales of sulphur to IMC-Agrico are generally made at market prices, with a portion of such sales receiving additional price consideration. Although FSC has a long-term supply contract with IMC-Agrico that requires IMC-Agrico to purchase sulphur from FSC as long as IMC-Agrico's phosphate fertilizer operations require the use of sulphur, the loss of or a significant decline in its sales of sulphur to IMC-Agrico could have a material adverse effect on FSC's business and operating results.

     Operating Hazards; Limited Insurance Coverage

               FSC's offshore sulphur mining, oil production and marine transportation operations are subject to marine perils, including collisions, hurricanes and other adverse weather conditions. All of FSC's oil and sulphur production activities are subject to blowouts, cratering, fires and other risks, any of which could result in serious personal injury or death and substantial damage to property and the environment. FSC's operations may be subject to significant interruption, and FSC may be subject to significant liability, due to industrial accidents, severe weather or other natural disasters occurring at one or more of its mining operations.

               FSC has in place, certain liability, property damage, business interruption and other insurance coverages in types and amounts that it considers reasonable and believes to be customary in FSC's business. This insurance provides protection against loss from some, but not all, potential liabilities incident to the ordinary conduct of FSC's business, including coverage for certain types of damages associated with environmental and other liabilities that arise from sudden, unexpected and unforeseen events, with such coverage limits, retentions, deductibles and other features as management deems appropriate. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on FSC's financial condition and results of operations.

     Environmental Matters and Reclamation Liabilities

               FSC's operations include mining, development and production of natural resources, and the extraction, handling, production, storage, transportation and disposal of materials and waste products that may be toxic or hazardous. Consequently, FSC is subject to numerous environmental laws and regulations. FSC has incurred, and expects to continue to incur, significant capital expenditures and operating expenses based on these laws and regulations. Continued governmental and public emphasis on environmental issues may result in increased capital and operating costs in the future, although the impact of future laws and regulations or future changes to existing laws and regulations cannot be predicted or quantified.

               Federal legislation (sometimes referred to as "Superfund" legislation) imposes liability, without regard to fault, for clean-up of certain waste sites, even though waste management activities at the site may have been performed in compliance with regulations applicable at the time. Under the Superfund legislation, one responsible party may be required to bear more than its proportional share of clean-up costs if payments cannot be obtained from other responsible parties. In addition, federal and state regulatory programs and legislation mandate clean-up of certain wastes at operating sites. Governmental authorities have the power to enforce compliance with these regulations and permits, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Third parties also have the right to pursue legal actions to enforce compliance. Liability under these laws can be significant and unpredictable.

               FSC may receive in the future notices from governmental agencies that it is one of many potentially responsible parties at certain sites under relevant federal and state environmental laws. Some of these sites may involve significant clean-up costs. The ultimate settlement of liability for the clean-up of such sites usually occurs many years after the receipt of notices identifying potentially responsible parties because of the many complex, technical and financial issues associated with site clean-up. FSC cannot predict its potential liability for clean-up costs that it may incur in the future.

               The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain crude oil and natural gas exploration and production wastes as "hazardous wastes," which would make the wastes subject to significantly more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on FSC's operating costs, as well as the sulphur and oil and gas industries in general. Initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in certain states and could have a similar impact. In addition to compliance costs, government entities and other third parties may assert substantial liabilities against owners and operators of sulphur mining and oil and gas properties for oil spills, discharges of hazardous materials, remediation and clean-up costs and other environmental damages, including damages caused by previous property owners. The imposition of any such liabilities on FSC could have a material adverse effect on FSC's financial condition and results of operations.

               The OPA imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the OPA, could have a material adverse effect on FSC.

               In connection with PLP's spin-off of FSC in December 1997, FSC assumed responsibility for potential liabilities, including environmental liabilities, associated with the prior conduct of the businesses contributed by PLP to FSC. Among these are potential liabilities arising from sulphur mines that were depleted and closed in the past in accordance with reclamation and environmental laws in effect at the time, particularly in coastal or marshland areas that have experienced subsidence or erosion. FSC believes that it is in compliance with existing laws regarding such closed operations, and has implemented controls in some areas that it believes exceed its legal responsibilities. Nevertheless, it is possible that new laws or actions by governmental agencies could result in significant unanticipated additional reclamation costs. For additional information regarding certain reclamation obligations, see "Business--Business of FSC--Environmental Matters."

               FSC could also be subject to potential liability for personal injury or property damage relating to wellheads and other materials at closed mines in coastal areas that have become exposed through coastal erosion. Although FSC has insurance in place to protect it against certain of these liabilities, there can be no assurance that such insurance coverage would be sufficient. There can also be no assurance that FSC's current or future accruals for reclamation costs will be sufficient to fully cover such costs.

     Competition

               There are two principal sources of elemental sulphur: (i) mined sulphur and (ii) recovered sulphur produced as a by-product by oil refineries and gas processing plants. Recovered sulphur from domestic and foreign sources is the major source for most sulphur customers and is the major source of competition for FSC. As a by-product of the producer's refining or gas processing operations, recovered sulphur can be produced at lower costs than mined sulphur, but the costs to customers depend in significant part on the costs of handling and transporting to customers.

               Production of recovered sulphur from high-sulphur gas processing plants and oil refineries in the United States has increased at an average rate of approximately 200,000 tons per year for the last three years. Because U.S. recovered sulphur producers do not have the ability to store large inventories of sulphur, they must move it to market and, depending on the proximity of their plants to the principal sulphur market of central Florida, such producers may enjoy a significant cost advantage over FSC.

               Because the supply of U.S. recovered sulphur alone cannot meet total domestic demand, mined sulphur, along with imported recovered sulphur obtained principally from Canada and Mexico, is required to supply the balance. Canadian recovered sulphur producers have facilities for storing excess sulphur production in solid form, and approximately 90% of the Western Hemisphere's sulphur inventories currently consist of sulphur recovered from natural gas in the province of Alberta in western Canada. At certain price levels in the U.S. sulphur markets, and depending on prices in the foreign markets they supply, Canadian producers can be expected to increase sulphur sales to U.S. buyers in competition with FSC.

               The principal competitive risk to FSC's ability to mine sulphur profitably is the potential for decreased domestic demand for sulphur, increased production from domestic recovered sulphur producers, increases in imported recovered sulphur and the rate at which stored sulphur, particularly in Canada, is released into the market. In addition, the current level of Canadian sulphur inventories limits the potential of FSC to realize significant price increases for its sulphur. See "Business--Business of FSC--Competition."

     Seasonality and Volatility of Sulphur Markets

               Because the principal use of sulphur is in the manufacture of phosphate fertilizers, FSC's ability to successfully market its sulphur is materially dependent on prevailing agricultural conditions and the worldwide demand for fertilizers. Although phosphate fertilizer sales are fairly constant month-to-month, seasonal increases occur in the domestic market prior to the fall and spring planting season. Generally, domestic phosphate fertilizer sales are at reduced levels after the spring planting season, although the decline in domestic sales generally coincides with the time when major commercial and governmental buyers in China, India and Pakistan purchase product for mid-year delivery. Sales are also influenced by current and projected grain inventories and prices, quantities of fertilizers imported to and exported from North America, domestic fertilizer consumption and the agricultural policies of certain foreign governments.

               Like other commodities, the market and prices for sulphur have been and will likely continue to be volatile. FSC's operating margins and cash flow are subject to substantial fluctuations in response to changes in supply and demand for sulphur, conditions in the domestic and foreign agriculture industry, market uncertainties and other factors beyond its control.

     Depletion of Oil and Gas Reserves; Increase of Royalty

               Approximately 14 % of FSC's 1997 revenues and 11% of FSC's revenues for the six months ended June 30, 1998 were generated from the sale of oil recovered from Main Pass. Oil revenues are expected to decline substantially in 1998 and subsequent years, and FSC currently estimates that proved oil reserves at the Main Pass site will be depleted by the year 2002. Oil revenues will also decline because of an increase beginning in June 1998 of the royalty payable to the original leaseowner. In addition, oil prices have declined significantly since December 31, 1997. The Main Pass site is currently FSC's only oil and gas property. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures about Market Risks--FSC."

     Absence of Independent Operating History

               Until late 1997, FSC's operations were conducted by PLP, FTX and their predecessors as part of a diversified business that was partly integrated with PLP's other business activities and not as a stand-alone business. Since its spin-off from PLP in late 1997, FSC has been operated as an independent entity engaged, except for the production of oil and gas at the Main Pass operations, exclusively in the sulphur business, and neither PLP nor its affiliates has any obligation to provide financial or operational support to FSC.

     Limited Relevance of Historical Financial Information

               Because FSC has not been operated in recent years as an independent entity, the historical financial information included herein prior to December 22, 1997 was derived from the audited financial statements of PLP and is not necessarily indicative of the results of operations, financial position and cash flows that would have been achieved if FSC had been an independent entity during such periods or that will be achieved in the future. FSC's operations were an integral part of PLP's operations during such periods, and certain historical financial data included herein has been extracted from PLP's books and records based on allocations between PLP's sulphur and oil and gas operations and PLP's other businesses, and based on other assumptions necessary to reflect FSC's operations as if they had been operated as an independent enterprise. Additionally, the historical financial information included herein prior to December 22, 1997 does not give effect to the contribution of IGL's Main Pass interest. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures about Market Risks--FSC."

     Reserve Estimates

               FSC's estimates of proved sulphur and oil and gas reserves are based upon engineering estimates. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of sulphur, oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of governmental regulations and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may vary considerably from actual results. Because all reserve estimates are to some degree speculative, the quantities of sulphur and oil and natural gas that are ultimately recovered, the production and operating costs attributable thereto, the amount and timing of future development and reclamation expenditures, and future sulphur, oil and natural gas sales prices may all vary materially from those assumed in arriving at reserve estimates, and those variances may be material. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based on the same data. All of FSC's sulphur reserves are considered proved because of extensive drilling and production experience; nevertheless, reserves are estimates and the amount of sulphur actually produced may vary from the estimates, and such variances could be material.

               Proved reserves are estimated quantities of sulphur and oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved reserves are limited to those quantities of sulphur and oil and gas that are expected to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing equipment and conventional operating methods. Future cost increases or price declines could cause reserve estimates to be reduced even in the absence of changes in assumptions regarding the size or physical characteristics of the reservoirs. In particular, the sulphur and oil reserves at Main Pass are highly sensitive to product prices and production volume because of their relatvely high level of fixed production costs.

               The present values of estimated future net cash flows referred to in this Joint Proxy Statement/Prospectus should not be construed as the current market value of FSC's estimated proved oil and gas reserves. In accordance with applicable requirements of the SEC, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of production, supply and demand for oil and gas, curtailments or increases in consumption by oil and gas purchasers and changes in governmental regulations and taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of production and the incurrence of expenses in the development and production of oil and gas properties. In addition, the 10% discount factor required by the SEC to be used to calculate discounted future net cash flows for reporting purposes is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas reserves owned by FSC or the oil and gas industry in general.

     Risks Associated with "Year 2000" Issue

               The Y2K issue is the result of computerized systems being written to store and process the year portion of dates using two digits rather than four. Date-aware systems, i.e., any system or component that performs calculations, comparisons, sequencing, or other operations involving dates, may fail or produce erroneous results on or before January 1, 2000 because the year 2000 will be interpreted as the year 1900.

               FSC has prepared and is in the process of executing a plan to ensure all its significant computer systems and computer controlled plant and equipment will be Y2K compliant. FSC also has initiated an assessment of Y2K external risk that may arise from the failure of critical suppliers and customers to become Y2K compliant. FSC believes all critical components of the plan are on schedule for completion by the end of the first quarter of 1999. There can be no assurance that this plan will be achieved, and actual results could differ materially from the plan.

               FSC believes that the cost of Y2K compliance will not be material and will be provided for through its normal operating and capital budgets. However, there can be no assurance that Y2K will not have a material adverse effect on its financial condition or results of operations if required software modifications and conversions are not made, or are delayed, or if systems of other companies are not converted on a timely basis or fail to convert. Although FSC is developing specific contingency plans if any or all of the above risks occur, there can be no assurance that these contingency plans will be adequate to address these risks. In summary, while there can be no assurance that FSC will not be materially adversely affected by Y2K problems, it is committed to ensuring that it is fully Y2K ready and believes its plans adequately address the above-mentioned risks. For further discussion of the Y2K issue, see "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures About Market Risks--FSC--Impact of Year 2000 Compliance."

Risk Factors Relating to the Mergers and McMoRan

               In addition to the risk factors outlined above, investors should consider the following additional risk factors.

     Fixed Merger Consideration Despite Potential Changes in Stock Prices

               Each share of MOXY Common Stock and FSC Common Stock will be converted at the Effective Time into a fixed number of shares of McMoRan Common Stock and will not be adjusted in the event of any increases or decreases in the price of either MOXY Common Stock or FSC Common Stock. In addition, neither party will have the right to terminate the Merger Agreement or elect not to consummate the Mergers as a result of changes in the market prices of either company's common stock. The prices of MOXY Common Stock and FSC Common Stock at the Effective Time may vary from their respective prices at the date of this Joint Proxy Statement/Prospectus and at the date of the special meeting of MOXY stockholders (the "MOXY Meeting") and the meeting of FSC stockholders (the "FSC Meeting," and together with the MOXY Meeting, the "Special Meetings"). Such variations may be the result of changes in the business, operations or prospects of MOXY or FSC, market assessments of the likelihood that the Mergers will be consummated, the timing thereof and the prospects of the Mergers and post-Merger operations, regulatory considerations, general market and economic conditions and other factors. Because the Effective Time may occur at a date later than the date on which the Special Meetings occur, there can be no assurance that the prices of MOXY Common Stock and FSC Common Stock on the date of the Special Meetings will be indicative of their respective prices at the Effective Time. MOXY and FSC stockholders are urged to obtain current market quotations for MOXY Common Stock and FSC Common Stock.

     Risks Relating to the Realization of Synergies

               The Mergers involve the integration of two companies that have previously operated independently, although they have shared certain administrative services. No assurance can be given that McMoRan will realize anticipated operating or financial synergies from the Mergers.

     Holding Company Structure

               McMoRan intends to conduct all of its business through its wholly owned subsidiaries. As a result, McMoRan will be dependent on the cash flow of its subsidiaries and distributions thereof from its subsidiaries in order to meet its financial obligations. Future borrowings by McMoRan's subsidiaries may contain restrictions or prohibitions on the payment of dividends by such subsidiaries to McMoRan. In addition, under applicable state law, subsidiaries of McMoRan may be limited in the amount that they are permitted to pay as dividends on their capital stock.

     Absence of a Public Market for McMoRan Common Stock

               The shares of McMoRan Common Stock are a new security for which no public market exists. Although an application will be made to list the shares of McMoRan Common Stock on the NYSE, and it is a condition to the Mergers that the shares of McMoRan Common Stock issuable in the Mergers be approved for listing on the NYSE or Nasdaq prior to the Effective Time (see "Description of McMoRan Capital Stock--Stock Exchange Listing; Delisting and Deregistration of MOXY and FSC Common Stock"), there can be no assurance that an active public market will develop or be sustained upon completion of the Mergers or at what prices holders of shares of McMoRan Common Stock would be able to sell such securities, if at all. In addition, prevailing interest rate levels, market fluctuations and general economic and political considerations may adversely affect the liquidity and the market price of the shares of McMoRan Common Stock, regardless of McMoRan's financial and operating performance. Accordingly, no assurance can be given that a liquid trading market in the shares of McMoRan Common Stock will develop or be sustained.

                             CONFLICTS OF INTEREST

               In considering the respective recommendations of the MOXY Board and the FSC Board with respect to the Mergers, stockholders of MOXY and FSC should be aware that certain directors and executive officers of MOXY and FSC have interests in the Mergers that are different from or in addition to, and inherently conflict with, the interests of the stockholders of MOXY and FSC.

Commonality of Directors and Officers

               James R. Moffett serves as Co-Chairman of the Board for each of MOXY and FSC. Richard C. Adkerson serves as MOXY's Co-Chairman of the Board and Chief Executive Officer and as FSC's Vice Chairman of the Board. B. M. Rankin, Jr. serves as a director of both MOXY and FSC. John G. Amato serves as General Counsel of both MOXY and FSC. Michael C. Kilanowski, Jr. serves as Secretary of both MOXY and FSC. C. Donald Whitmire, Jr. serves as Controller--Financial Reporting for MOXY and as Vice President and Controller--Financial Reporting for FSC.

               As directors of FSC, certain members of the MOXY Board have interests that are different from or in addition to, and inherently conflict with, those of the MOXY stockholders generally. Likewise, as directors of MOXY, certain members of the FSC Board have interests that are different from or in addition to, and inherently conflict with, those of the FSC stockholders generally. In recognition of those conflicts, each of the MOXY Board and the FSC Board established a special committee of independent directors to evaluate the merits of a business combination of the two companies and to negotiate the terms of such a transaction if it were found to be desirable. See "The Mergers--Background of the Mergers."

Certain Arrangements Regarding McMoRan's Board and Management

               McMoRan Board of Directors. At the Effective Time, nine persons will serve on the McMoRan Board, five of whom are MOXY Directors and seven of whom are FSC directors. The McMoRan Board will be divided into three classes of directors as described in "Description of the McMoRan Capital
Stock--Certain Charter and Bylaw Provisions."

               McMoRan Management. At the Effective Time, Mr. Moffett will hold the position of Chairman of the Board of McMoRan, and Mr. Adkerson will serve as McMoRan's Vice Chairman, President and Chief Executive Officer. Mr. Latiolais, currently Co-Chairman of FSC, will become Vice Chairman of McMoRan. Mr. Robert M. Wohleber, currently President, Chief Executive Officer and a director of FSC, will become Executive Vice President and Chief Financial Officer of McMoRan and will serve as President and Chief Operating Officer of the FSC operating subsidiary. C. Howard Murrish, currently President and Chief Operating Officer of MOXY, will become Executive Vice President of McMoRan and will serve as President and Chief Operating Officer of the MOXY operating subsidiary.

Treatment of Stock-Based Awards

               MOXY and FSC have outstanding non-qualified stock options and MOXY has outstanding stock incentive units (the "Stock-Based Awards") previously granted under certain MOXY and FSC benefit plans. Upon consummation of the Mergers, all Stock-Based Awards will be canceled and, in substitution, McMoRan will grant stock options to purchase McMoRan Common Stock ("McMoRan Options") under the McMoRan Adjusted Stock Award Plan (the "McMoRan Adjusted Plan").

               The number of shares of McMoRan Common Stock subject to each McMoRan Option will be equal to the number of shares underlying the related Stock-Based Award multiplied by 0.2 for each MOXY Stock-Based Award and by
0.625 for each FSC Stock-Based Award. The exercise price with respect to each McMoRan Option will be equal to the exercise price of the related Stock-Based Award divided by 0.2 for each MOXY Stock-Based Award and by 0.625 for each FSC Stock-Based Award. Each McMoRan Option will have the same vesting schedule, expiration date and substantially the same terms and conditions as that of the related Stock-Based Award. If, however, at any time within two years after the Effective Time, the current directors of MOXY do not comprise a majority of the McMoRan Board subject to certain exceptions, the McMoRan Options substituted for the MOXY Stock-Based Awards will become fully exercisable. Similarly, if at any time within two years after the Effective Time, the current directors of FSC do not comprise a majority of the McMoRan Board subject to certain exceptions, the McMoRan Options substituted for the FSC Stock-Based Awards will become fully exercisable.

Indemnification and Limitation of Liability of MOXY's and FSC's Directors and Officers

               Pursuant to the Merger Agreement, all rights to indemnification and exculpation, existing in favor of a director, officer, employee or agent (an "Indemnified Person") of MOXY or FSC or any of their respective subsidiaries, as provided in MOXY's or FSC's certificate of incorporation or by-laws as in effect on the date of the Merger Agreement and relating to actions or events up to the Effective Time will continue in full force and effect after the Effective Time. However, any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under Delaware Law, MOXY's or FSC's certificate of incorporation or by-laws or any such agreement, as the case may be, will be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to McMoRan. For a period of six years after the Effective Time, McMoRan will cause to be maintained in effect (i) the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and by-laws of MOXY and FSC for their respective directors and officers at the Effective Time, and (ii) if available, the current policies of directors' and officers' liability insurance maintained by MOXY and FSC with respect to claims arising from acts or omissions which occurred on or before the Effective Time. However, McMoRan will not be obligated to pay aggregate annual premiums for such insurance during such six-year period in excess of 200% of the per annum rate of the aggregate premium currently paid by MOXY and FSC for such insurance on the date of the Merger Agreement. McMoRan will nevertheless be obligated to provide such coverage that shall then be available at an annual premium equal to 200% of such rate. McMoRan has agreed to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Person in successfully enforcing the indemnity or other obligations under the Merger Agreement. The rights under the Merger Agreement are in addition to rights that an Indemnified Party may have under the certificate of incorporation, by-laws, or other similar organizational documents of MOXY or FSC or any of their respective subsidiaries or Delaware law.

               At all times after the Effective Time, McMoRan has agreed to indemnify each person who was a director or officer of MOXY or FSC or any of their respective subsidiaries, their successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of the Merger Agreement, the transactions contemplated by the Merger Agreement, or any other facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the 1933 Act, the 1934 Act or state law and including any liability for which an Indemnified Party is entitled to indemnification from MOXY or FSC. In the event of any claim, liability, cost or expense described in the preceding sentence, McMoRan has agreed to pay the reasonable fees and expenses of counsel selected by the Indemnified Parties and will advance to such Indemnified Parties upon request reimbursement of documented expenses reasonably incurred.


                                  THE MERGERS

               The discussion in this Joint Proxy Statement/Prospectus of the Mergers and the principal terms of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference.

General

               We are furnishing this Joint Proxy Statement/Prospectus to holders of common stock, par value $0.01 per share ("MOXY Common Stock"), of MOXY and holders of common stock, par value $0.01 per share ("FSC Common Stock"), of FSC in connection with the solicitation of proxies by the Board of Directors of MOXY for the MOXY Meeting and by the Board of Directors of FSC for the FSC Meeting.

               At the MOXY Meeting, MOXY stockholders will be asked to approve the MOXY Merger, the adoption of the Merger Agreement and the adoption of the McMoRan 1998 Stock Option Plan. At the FSC Meeting, FSC stockholders will be asked to approve the FSC Merger, the adoption of the Merger Agreement and the adoption of the McMoRan 1998 Stock Option Plan.

               McMoRan is a new corporation formed for the purpose of the Mergers. At the Effective Time of the Mergers, MOXY and FSC will each merge with and into wholly owned subsidiaries of McMoRan and will continue to operate as separate business units under their current names. Immediately after the transaction, the former stockholders of MOXY will own approximately 58.5% of McMoRan and the former stockholders of FSC will own approximately 41.5% of McMoRan.

               Both MOXY and FSC believe that the transaction will create a combined natural resource company with substantial financial resources and cash flows to fund future investments in their respective businesses and, in particular, to fund investments in oil and gas exploration and development. Managements of MOXY and FSC believe that this is a particularly opportune time to pursue oil and gas exploration in the Gulf of Mexico and Gulf Coast areas. In particular, MOXY and FSC believe that there are an increasing number of attractive oil and gas exploration opportunities in the Gulf region due in part to the fact that an increased number of Gulf of Mexico oil and gas leases have been granted over the past few years and that such leases expire five years after the date of grant unless commercial hydrocarbons are discovered on such leases. Management believes that its ability to select favorable opportunities from available leases will be enhanced by the extensive 3-D seismic imaging of the Gulf of Mexico that has been carried out in the last few years. In addition, the costs of the third-party services necessary for the support of oil and gas exploration have recently decreased, reflecting the recent decline in exploration and drilling activity. The companies also believe that their integration into a single company should also result in cost savings. For MOXY, the transaction will provide a source of cash flow to finance the expansion of its exploration and production activities. For FSC, the combination will allow it to invest in oil and gas opportunities that it believes have an attractive potential return, while continuing to expand its sulphur terminaling, transportation and marketing business. The combination will also diversify FSC's sources of revenue, thereby reducing its dependence on the sulphur business. Since a significant portion of the operating costs of the Main Pass sulphur mine result from the consumption of natural gas to heat water, FSC's combination with MOXY, a company that produces natural gas, will provide FSC with an economic hedge against increases in natural gas prices. FSC's decision to pursue this transaction follows on an intensive but unsuccessful effort by management to find attractive expansion opportunities in sulphur-related businesses and took into account the unfavorable pricing environment in sulphur markets, which led to FSC's recent decision to close its Culberson mine.

               The Board of Directors of MOXY, after receiving the recommendation of a special committee of the Board, has determined that the transaction is fair to and in the best interests of the MOXY stockholders. The Board of Directors of MOXY therefore recommends that MOXY stockholders vote to approve the MOXY Merger and the adoption of the Merger Agreement.

               The Board of Directors of FSC, after receiving the recommendation of a special committee of the Board, has determined that the transaction is fair to and in the best interests of the FSC stockholders. The Board of Directors of FSC therefore recommends that FSC stockholders vote in favor of the FSC Merger and the adoption of the Merger Agreement.

               If the transaction is approved, MOXY stockholders will receive 0.2 shares of McMoRan Common Stock for each share of MOXY Common Stock they own and FSC stockholders will receive 0.625 shares of McMoRan Common Stock for each share of FSC Common Stock they own. McMoRan will not issue any fractional shares. Instead, MOXY stockholders and FSC stockholders otherwise entitled to receive fractional shares will receive cash in an amount equal to the applicable fraction of the closing price of a share of McMoRan Common Stock on the first trading day after completion of the transaction.

               MOXY's Board of Directors currently consists of five members. FSC's Board of Directors currently consists of seven members. Three of those persons serve on both boards. The McMoRan Board will include all nine individuals who serve on the MOXY Board and the FSC Board.

               Mr. James R. Moffett, currently Co-Chairman of both MOXY and FSC, will become Chairman of the Board of McMoRan. Mr. Richard C. Adkerson, currently Co-Chairman and Chief Executive Officer of MOXY and Vice Chairman of FSC, will become the Vice Chairman, President and Chief Executive Officer of McMoRan. Mr. Rene L. Latiolais, currently Co-Chairman of FSC, will become Vice Chairman of McMoRan's Board. Mr. Robert M. Wohleber, FSC's current President and Chief Executive Officer, will become Executive Vice President and Chief Financial Officer of McMoRan, and will serve as President and Chief Operating Officer of FSC, which will become a wholly owned subsidiary of McMoRan. Mr. C. Howard Murrish, currently President of MOXY, will become Executive Vice President of McMoRan and continue as President and Chief Operating Officer of MOXY, which will also become a wholly owned subsidiary of McMoRan.

Background of the Mergers

     Background of MOXY

               MOXY commenced operations in May 1994 following the distribution of all of its common stock (the "MOXY Spin-Off") to the stockholders of Freeport-McMoRan Inc. ("FTX"), in order to continue, with essentially the same management, the oil and gas exploration activities previously conducted by FTX, FTX had been engaged in oil and gas exploration since the mid-1970s but had sold substantially all of its oil and gas reserves in order to pursue other business activities.

               As a result, MOXY commenced business in 1994 with a group of exploration prospects, an extensive geological and geophysical data base and extensive technical and operational expertise, but with limited financial resources. Following the MOXY Spin-Off, MOXY pursued a business plan of exploring for and producing oil and gas, primarily in the Gulf of Mexico and onshore in the Gulf Coast area. Most of those activities were engaged in through a joint venture (the "MOXY/MCN Program") with MCN Energy Group, Inc. ("MCN"). By mid-1997, MOXY had identified and held interests in two producing fields in the Gulf, and had acquired interests in a number of additional exploration prospects. However, MOXY was nearing the completion of the MOXY/MCN Program and expected that by the end of 1997 it would have expended essentially all of its capital resources and would require significant additional capital to continue its exploration activities.

               In order to raise additional capital, MOXY explored a number of strategies and ultimately undertook a rights offering (the "Rights Offering"), which was completed in November 1997 and generated net proceeds of $92.2 million. In connection with the Rights Offering, MOXY established a multi-year $210 million joint exploration program (the "MOXY Exploration Program") with PLP and Gerald J. Ford. Following his commitment to participate in the MOXY Exploration Program, Mr. Ford has become a member of MOXY's Board of Directors. See "Business" for more detailed information about the MOXY Exploration Program, and see "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures About Market Risks--MOXY--Capital Resources and Liquidity" for information regarding litigation recently initiated by IGL and PLP against MOXY and certain other parties regarding the MOXY Exploration Program.

               Since the latter part of 1997, MOXY has used a portion of the proceeds of the Rights Offering and the funds made available by PLP and Mr. Ford under the MOXY Exploration Program to pursue an aggressive exploration program, which has resulted in several promising discoveries that are now being developed. At the same time, MOXY is being presented with an increasing number of oil and gas investment opportunities that MOXY's management would like to pursue, but its financial resources have limited its ability to aggressively pursue many of the opportunities available to it.

      Background of FSC

               FSC commenced operations as an independent company in December 1997 following the distribution of all of its common stock (the "FSC Spin-Off") to the holders of units of partnership interest in PLP (including FTX, which held a 51.6% interest in PLP and redistributed the FSC shares so received to its common stockholders). Immediately prior to the distribution, PLP had contributed to FSC its sulphur business and certain oil and gas operations, which included a 58.3% interest in the Main Pass sulphur mining and oil production operations, its 100% interest in the Culberson sulphur mine, and related sulphur handling, terminaling and transportation assets. At the same time, in connection with the merger of FTX with IGL, in December 1997, IGL contributed its 25% interest in Main Pass to FSC. FSC's operations include the largest Frasch sulphur mining operation in the world and extensive sulphur terminaling and transportation operations.

               FSC's business strategy has been to use its sulphur production facilities and transportation and logistical capabilities to maintain its leadership position in the U.S. sulphur market and to capitalize on new marketing opportunities. In addition, FSC expected to evaluate for growth by expanding its third party transportation and terminaling services, increasing its recovered sulphur marketing activities, and constructing and operating sulphur recovery and sulphuric acid plants for third parties. FSC also expected to seek opportunities to expand its business in technologies related to the Main Pass oil operations, such as sour crude processing and the application of its seawater heating technology to such uses as secondary oil recovery.

               FSC's management has engaged in intensive efforts to identify and analyze a wide variety of growth opportunities in sulphur related businesses but has not yet found any opportunities that it considers likely to provide significant growth and attractive returns on investment. Among other efforts, management has (i) consulted with several investment banking firms, commercial banks and consultants for assistance in identifying possible acquisition targets; (ii) held exploratory discussions with a public company specializing in the removal of sulphur-based by-products from oil refineries and smelters and a subsidiary of a publicly held company engaged in the design and construction of energy efficient sulphuric acid manufacturing plants, both of which expressed no interest in pursuing acquisition discussions; and (iii) evaluated several business opportunities involving the construction and operation of sulphur recovery and sulphuric acid plants for third parties, which were ultimately determined to be unattractive due to their high capital costs, operating risks and the extended period of projected losses and relatively small profit potential. During the same period, the sulphur market has deteriorated, leading to several curtailments of production at the Culberson mine, followed ultimately by a decision to close the mine permanently in the third quarter of 1998.

     Background of the Mergers

               On June 3, 1998, the MOXY Board held a special meeting for the purpose of discussing a possible business combination of MOXY with FSC. At that meeting the MOXY Board created a special committee consisting of Messrs. Gerald J. Ford and Robert A. Day and charged such special committee with the task of evaluating the merits of entering into a business combination with FSC.

               On June 3, 1998, the FSC Board held a special meeting for the purpose of discussing a possible business combination of FSC with MOXY. At that meeting, the FSC Board created a special committee consisting of Messrs.
J. Terrell Brown and Thomas D. Clark, Jr. and charged such special committee with the task of evaluating the merits of entering into a business combination with MOXY.

               On June 4, 1998, MOXY and FSC entered into a confidentiality agreement to facilitate the exchange of information between MOXY and FSC and their respective reviews of each other.

               Following the June 3 board meetings, the members of each special committee held informal discussions telephonically to review possible legal and financial advisors. The MOXY Special Committee determined to retain Haynes and Boone as its legal advisors, and invited Bear Stearns to make a presentation to the MOXY Special Committee at its first meeting. The FSC Special Committee decided to retain Jones, Day, Reavis & Pogue as its legal advisors and invited Lehman to make a presentation to the FSC Special Committee at its first meeting.

               On June 16, 1998, the MOXY Special Committee held its first meeting during which it discussed the scope of its duties and obligations in connection with the evaluation and negotiation of a potential transaction with FSC. At this meeting the MOXY Special Committee analyzed and reviewed, among other things, various strategic, financial and legal considerations concerning a possible business combination with FSC. The MOXY Special Committee also listened to a presentation by Bear Stearns concerning its expertise as an investment banking firm with transactions similar to the proposed transaction with FSC. After consultation with its legal advisors and after disclosure by Bear Stearns of its prior engagements with MOXY's affiliates and predecessors, the MOXY Special Committee determined to retain Bear Stearns to serve as its financial advisor. Immediately thereafter, Bear Stearns commenced its financial review of MOXY and FSC.

               On June 25, 1998, the FSC Special Committee held its first meeting, during which it discussed the scope of its duties and obligations in connection with the evaluation and negotiation of a potential transaction with MOXY. At this meeting, the FSC Special Committee analyzed and reviewed, with its financial and legal advisors, among other things, various strategic, financial and legal considerations concerning a possible business combination with MOXY. The FSC Special Committee also listened to a description by Lehman of its expertise as an investment banking firm with transactions similar to the proposed transaction with MOXY. After consultation with its legal advisors and after disclosure by Lehman of its prior engagements with FSC's affiliates and predecessors, the FSC Special Committee retained Lehman to serve as the FSC Special Committee's financial advisor. Immediately thereafter, Lehman commenced its financial review of MOXY and FSC.

               Also on June 25, 1998, at a meeting of the MOXY Special Committee, Bear Stearns presented a preliminary financial analysis of MOXY and FSC and the proposed transaction. This financial analysis focused primarily upon publicly available information regarding both MOXY and FSC, together with relevant stock trading histories. Representatives of Bear Stearns also explained the evaluation methodologies that it expected to apply in reviewing the fairness of the possible transaction.

               In late June and throughout July 1998, the MOXY Special Committee and the FSC Special Committee and representatives of their respective financial and legal advisors conducted financial and legal due diligence regarding MOXY and FSC and reviewed public and non-public information regarding MOXY and FSC, and certain of such persons held various meetings and discussions with members of senior management of MOXY and FSC relating to the business and financial condition of MOXY and FSC and their respective plans and prospects. During this period, the special committees and their respective advisors discussed the information that had been reviewed and the progress of investigations on a regular basis.

               On July 13, 1998, at a meeting of the MOXY Special Committee, representatives of Bear Stearns formally presented the results of its review. The presentation included a financial review of each of MOXY and FSC, together with certain evaluations of MOXY and FSC, applying various methodologies. The MOXY Special Committee also discussed the reasons for the proposed transaction and agreed that, assuming that a fair exchange ratio could be negotiated, such transaction would be in the best interests of MOXY and its stockholders. Following this presentation, representatives from Haynes and Boone presented certain legal due diligence findings and answered related questions raised by the MOXY Special Committee. The MOXY Special Committee then agreed to prepare a non-binding term sheet (the "MOXY Term Sheet") to submit to the FSC Special Committee regarding the proposed transaction.

               The MOXY Term Sheet provided that: (i) MOXY and FSC each would be merged with and into separate Delaware limited liability companies that would be formed as wholly-owned subsidiaries of a newly formed holding company;
(ii) upon consummation of the proposed transaction, shares of MOXY Common
Stock and FSC Common Stock would be converted into shares of McMoRan Common Stock; (iii) the MOXY stockholders and the FSC stockholders would receive
62.5% and 37.5% of the McMoRan Common Stock, respectively, reflecting the respective market capitalizations of MOXY and FSC as of the close of business on July 13, 1998, and such amounts would not be subject to adjustment; (iv) the Board of Directors of the holding company would have nine directors, consisting of all of the individuals currently serving on the Boards of Directors of MOXY and FSC; (v) the transaction would be structured so as to be tax-free to the stockholders of both MOXY and FSC for federal income tax purposes; (vi) the definitive agreement would reflect a "merger of equals" and would set forth reasonable and customary representations and warranties, covenants and conditions of the parties, as well as other provisions; (vii) the definitive agreement would also include, subject to negotiation by the special committees, provisions regarding (A) exclusivity, (B) termination fees, (C) mutual stock options, (D) indemnification, and (E) termination;
(viii) following the execution of a definitive agreement, the parties would cooperate to prepare and file a Joint Proxy Statement/Prospectus as soon as practicable setting forth the terms of the proposed transaction for approval by the stockholders of both MOXY and FSC; and (ix) each party would bear its own costs and expenses incurred in connection with its pursuit of the proposed transaction, including, without limitation, costs relating to the preparation and negotiation of the definitive agreement.

               On July 14, 1998, the MOXY Special Committee and its financial and legal advisors met telephonically to review and discuss the MOXY Term Sheet. The members of the MOXY Special Committee discussed each of the items set forth on the MOXY Term Sheet and agreed upon certain revisions to the draft being reviewed. At the conclusion of this meeting, the MOXY Special Committee approved the MOXY Term Sheet, as revised, and voted to submit the MOXY Term Sheet to the FSC Special Committee. The MOXY Term Sheet was delivered to the FSC Special Committee later in the day on July 14, 1998.

               The FSC Special Committee also met on July 14, 1998, prior to receipt of the MOXY Term Sheet, to review a presentation by Lehman of its extensive evaluation of the business, financial condition and prospects of both MOXY and FSC. Lehman's report included an evaluation of each of MOXY and FSC using various assumptions and methodologies.

               Shortly after its meeting on July 14, 1998, the FSC Special Committee received a copy of the MOXY Term Sheet from the MOXY Special Committee.

               On July 15, 1998, the FSC Special Committee met to discuss the MOXY Term Sheet. After extensive discussions concerning various pricing models, including the use of collars and walk away rights and contingent value rights, the FSC Special Committee decided it needed additional information to assess and respond to the MOXY Term Sheet. The FSC Special Committee therefore directed Lehman to advise it further on the function and operation of these pricing strategies in different hypothetical scenarios.

               On July 22, 1998, the FSC Special Committee met to review the materials and reports prepared by its financial and legal advisors, and after extensive discussion, the FSC Special Committee authorized Lehman to prepare a counteroffer to be submitted to the MOXY Special Committee (the "FSC Term Sheet"), which generally provided for the same terms set forth in the MOXY Term Sheet, but provided for (i) a fixed exchange ratio of 44% for FSC stockholders and 56% for MOXY stockholders of McMoRan's outstanding shares;
(ii) collars resulting in an adjustment to the exchange ratio if MOXY's share price increased by more than 15% or decreased by more than 10% based on MOXY's share price as of July 21, 1998; and (iii) a covenant whereby each party agreed not to "shop" the transaction, provided, however, that each party could take such actions as were necessitated by their fiduciary duties under applicable law. Later that day, the FSC Special Committee and its financial and legal advisors communicated telephonically to review and discuss the FSC Term Sheet. After discussion the FSC Special Committee agreed upon certain revisions to the draft being reviewed. Thereafter, shortly prior to the close of business on July 22, 1998, the FSC Special Committee delivered the FSC Term Sheet to the MOXY Special Committee for its review.

               On July 28, 1998, the MOXY Special Committee met with its financial and legal advisors and discussed the terms of the FSC Term Sheet. Representatives of Bear Stearns presented certain materials to the MOXY Special Committee analyzing financial and other information pertinent to the determination of a fair exchange ratio. At the conclusion of the meeting, the MOXY Special Committee authorized Mr. Ford, the Chairman of the MOXY Special Committee, to meet with Mr. Brown, the Chairman of the FSC Special Committee, and to engage in further negotiations regarding the terms of the proposed transaction.

               On July 29, 1998, Messrs. Ford and Brown held negotiations regarding the open items addressed in the two term sheets. After extensive discussions between Mr. Brown and Mr. Ford, including discussions between Messrs. Brown and Ford with the other members of their respective special committees and their respective financial and legal advisors, an agreement was reached. At that meeting, Messrs. Ford and Brown agreed in principle upon the terms set forth in the FSC Term Sheet, subject to the following modifications:
(i) the MOXY stockholders and the FSC stockholders would receive 58.5% and 41.5% of the McMoRan Common Stock, respectively, and such amounts would not be subject to adjustment; (ii) the definitive agreement would contain provisions regarding exclusivity, but subject to a "fiduciary duty out" for both MOXY and FSC; (iii) the definitive agreement would contain customary provisions regarding indemnification by McMoRan of the directors and officers of MOXY and FSC; (iv) the definitive agreement would be subject to termination upon the occurrence of certain agreed events; and (v) each party would be required to pay the expenses of the other party following certain termination events.

               On July 30, 1998, the MOXY Special Committee met and approved the terms of the proposed transaction, as negotiated by Mr. Ford, subject to negotiation and completion of a satisfactory Merger Agreement. The MOXY Special Committee also discussed final due diligence matters raised by its financial and legal advisors.

               On July 31, 1998, the MOXY Special Committee and its financial and legal advisors met immediately prior to a special meeting of the MOXY Board of Directors. At such meeting, representatives of Bear Stearns advised the MOXY Special Committee that it had determined that the MOXY Exchange Ratio was fair to the MOXY stockholders from a financial point of view and that it was prepared to execute a letter to the MOXY Special Committee to that effect. The MOXY Special Committee then unanimously determined that the terms of the Merger Agreement and the MOXY Merger were fair to and in the best interests of MOXY's stockholders and voted to recommend that the Merger Agreement and the MOXY Merger be approved by the full MOXY Board of Directors.

               At a meeting held on July 31, 1998, the MOXY Board of Directors met and received presentations from the MOXY Special Committee, management of MOXY, and Bear Stearns. After receiving such presentations and after considering the factors set forth under "--MOXY's Reasons for the MOXY Merger; Recommendation of the MOXY Board of Directors" that were considered by the MOXY Special Committee, the MOXY Board of Directors unanimously (i) approved the MOXY Merger and the Merger Agreement; (ii) determined that the terms of the MOXY Merger are fair to, and in the best interests of, MOXY's stockholders; (iii) determined to recommend to MOXY's stockholders that they vote to approve the adoption of the MOXY Merger and the Merger Agreement.

               On July 31, 1998, the FSC Special Committee met and representatives of Lehman advised the FSC Special Committee that it had determined that as of such date and based on and subject to certain matters stated in their written opinion, the FSC Exchange Ratio was fair to the FSC stockholders from a financial point of view and that it was prepared to execute a letter to the FSC Special Committee to such effect. The FSC Special Committee then unanimously determined that the terms of the Merger Agreement and the FSC Merger were fair to and in the best interests of FSC's stockholders and voted to recommend that the Merger Agreement and the FSC Merger be approved by the full FSC Board of Directors.

               At a meeting held on August 1, 1998, the FSC Board of Directors met and received presentations from the FSC Special Committee, management of FSC, and Lehman. After receiving such presentations and after considering the factors set forth under "--FSC's Reasons for the FSC Merger; Recommendation of the FSC Board of Directors" that were considered by the FSC Special Committee, the FSC Board of Directors unanimously (i) approved the FSC Merger and the Merger Agreement; (ii) determined that the terms of the FSC Merger are fair to, and in the best interests of, FSC's stockholders; (iii) determined to recommend to FSC's stockholders that they vote to approve the adoption of the FSC Merger and the Merger Agreement.

               On August 1, 1998, MOXY and FSC entered into the Merger Agreement and publicly announced the transaction on August 3, 1998.

MOXY's Reasons for the MOXY Merger; Recommendation of the MOXY Board of
Directors

               At a meeting held on July 31, 1998, the MOXY Special Committee unanimously determined that the terms of the Merger Agreement and the MOXY Merger are fair to and in the best interests of MOXY stockholders and voted to recommend that the Merger Agreement and the MOXY Merger be approved by the full MOXY Board of Directors. See "Background of the Mergers."

               At a meeting of the MOXY Board of Directors held immediately thereafter, at which all MOXY directors were present, based on the recommendation of the MOXY Special Committee, the MOXY Board of Directors unanimously (i) approved the MOXY Merger and the Merger Agreement; (ii) determined that the terms of the MOXY Merger are fair to, and in the best interests of, MOXY's stockholders; and (iii) determined to recommend to MOXY's stockholders that they vote to approve and adopt the MOXY Merger and the Merger Agreement.

               The MOXY Special Committee. In determining to recommend to the MOXY Board of Directors that it approve the MOXY Merger and the Merger Agreement and in determining the fairness of the terms of the MOXY Merger, the MOXY Special Committee considered the following factors each of which, in the MOXY Special Committee's view, supported the MOXY Special Committee's determination to recommend the MOXY Merger:

                  (i) the financial condition, assets, results of operations, business and prospects of MOXY and the risks inherent in achieving those prospects;

                 (ii) the financial condition, assets, results of operations, business and prospects of FSC, and the risks inherent in achieving those prospects;

                (iii) the reduction in general and administrative costs that should result from the combination of two public companies into a single company;

                 (iv) the opportunity for MOXY to benefit from FSC's access to capital following the consummation of the Mergers and the use of that capital to fund MOXY's oil and gas exploration and production activities;

                  (v) the opportunity to create a combined company with a larger market capitalization, greater liquidity and enhanced visibility in the capital markets;

                 (vi) the integration of FSC's Main Pass oil and gas operations with MOXY's existing oil and gas operations;

                (vii) the fact that the Board of Directors of McMoRan would consist of all of the individuals serving on the Boards of Directors of MOXY and FSC immediately prior to the consummation of the Mergers;

               (viii) the opinion of Bear Stearns that the MOXY Exchange Ratio was fair to MOXY's stockholders from a financial point of view, and the various analyses presented to the MOXY Special Committee by Bear Stearns (see "--Opinion of Financial Advisor to MOXY's Special Committee");

                 (ix) the terms and conditions of the Merger Agreement, including the amount and form of consideration, the nature of the parties' representations, warranties, covenants and agreements and the fact that the conditions to FSC's obligation to consummate the Merger are reasonably limited;

                  (x) the trading histories of MOXY Common Stock and FSC Common Stock, respectively; and

                 (xi) the structure of the Mergers, which permits MOXY's stockholders to exchange their MOXY Common Stock for McMoRan Common Stock in a transaction that is intended to be tax-free for federal income tax purposes (see "--Federal Income Tax Consequences of the Mergers").

               In light of the number and variety of factors the MOXY Special Committee considered in connection with its evaluation of the MOXY Merger, the MOXY Special Committee did not find it practical to assign relative weights to the foregoing factors, and accordingly, they did not do so.

               The MOXY Special Committee consulted with Bear Stearns during the course of its work and relied upon the work and analysis of Bear Stearns in the financial evaluation of FSC and of the MOXY Exchange Ratio. The MOXY Special Committee believed that Bear Stearns' analysis was reasonable.

               The MOXY Special Committee believes that the MOXY Merger is procedurally fair because: (i) the MOXY Special Committee was comprised of disinterested directors appointed to represent the interests of, and to negotiate on an arm's-length basis with FSC on behalf of, the MOXY stockholders; (ii) the MOXY Special Committee retained and was advised by independent legal counsel; (iii) the MOXY Special Committee retained Bear Stearns as its independent financial advisor to assist it in evaluating FSC and the terms of the Mergers; and (iv) the MOXY Merger requires the approval of the holders of at least a majority of the outstanding shares of MOXY Common Stock. In addition, the MOXY Special Committee believes that the MOXY Merger is procedurally fair because the MOXY Exchange Ratio and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the MOXY Special Committee and the FSC Special Committee.

               The MOXY Board of Directors. At a meeting held on July 31, 1998, the MOXY Board of Directors met and received presentations from the MOXY Special Committee, management of MOXY and Bear Stearns. After receiving such presentations, and after considering the factors set forth above, that were considered by the MOXY Special Committee, the MOXY Board of Directors unanimously (i) approved the MOXY Merger and the Merger Agreement; (ii) determined that the terms of the MOXY Merger are fair to, and in the best interests of, MOXY's stockholders; and (iii) determined to recommend to MOXY's stockholders that they vote to approve the adoption of the MOXY
Merger and the Merger Agreement.

Opinion of Financial Advisor to MOXY's Special Committee

               Bear Stearns was retained by MOXY's Special Committee to act as its financial advisor in connection with the Mergers. Bear Stearns is an internationally recognized investment banking firm and was selected by MOXY's Special Committee based on Bear Stearns' qualifications and expertise in the natural resources industries.

               At the July 31, 1998 meeting of the MOXY Board of Directors, Bear Stearns rendered its oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the MOXY Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of MOXY Common Stock. Bear Stearns subsequently delivered to the MOXY Board of Directors a written opinion dated July 31, 1998 confirming its oral opinion.

               THE FULL TEXT OF BEAR STEARNS' WRITTEN OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES OF MOXY COMMON STOCK ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. BEAR STEARNS' OPINION IS ADDRESSED TO THE MOXY SPECIAL COMMITTEE AND ADDRESSES THE FAIRNESS OF THE MOXY EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF MOXY COMMON STOCK. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGERS NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF MOXY COMMON STOCK AS TO HOW MOXY'S STOCKHOLDERS SHOULD VOTE AT THE MOXY MEETING. THE SUMMARY OF THE OPINION OF BEAR STEARNS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

               In rendering its opinion, Bear Stearns, among other things, (i) reviewed the Merger Agreement; (ii) reviewed MOXY's Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 through 1997, and its Quarterly Report on Form 10-Q for the period ended March 31, 1998 and reviewed FSC's Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and its Quarterly Report on Form 10-Q for the period ended March 31, 1998 and other such public information with respect to MOXY and FSC as it deemed relevant; (iii) reviewed certain operating and financial information, including projections, provided to it by management relating to MOXY's and FSC's business and prospects; (iv) met with members of MOXY's and FSC's senior management to discuss its operations, historical financial statements and future prospects; (v) reviewed the historical prices and trading volumes of the MOXY Common Stock and FSC Common Stock; (vi) reviewed publicly available financial data and stock market performance data of companies which Bear Stearns deemed generally comparable to MOXY and FSC; (vii) reviewed the estimates of oil and natural gas reserves of MOXY and FSC as of December 31, 1997, as prepared by Ryder Scott Company ("Ryder Scott"); and (viii) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

               In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other projections provided to it by MOXY and FSC. With respect to MOXY's and FSC's projected financial results and potential synergies that could be achieved upon consummation of the Mergers, Bear Stearns assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of MOXY and FSC as to the expected future performance of MOXY and FSC, respectively. Bear Stearns did not assume any responsibility for the verification of any such information or of the projections provided to it and Bear Stearns relied upon the assurances of the senior management of MOXY and FSC that they were unaware of any facts that would make the information or projections provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of MOXY and FSC, nor has it been furnished with any such appraisals. Bear Stearns' opinion is necessarily based on economic, market and other conditions, and the information made available to it, as of the date hereof. Bear Stearns also assumed that the Mergers will each qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

               Bear Stearns did not express any opinion as to the price or range of prices at which shares of stock of McMoRan may trade subsequent to the consummation of the Mergers. In addition, upon advice of MOXY and its legal advisors, Bear Stearns assumed that the outstanding litigation relating to the MOXY Exploration Program will not have a material adverse impact upon MOXY.

               In arriving at its opinion, Bear Stearns was not authorized to solicit, and did not solicit, indications of interest from any third party with respect to the acquisition of MOXY.

               The following is a brief summary of certain analyses performed by Bear Stearns and reviewed with the MOXY Board of Directors on July 31, 1998.

     Historical Common Stock Performance

               Bear Stearns analyzed the stock price trading ratios of the FSC Common Stock to the MOXY Common Stock during the period from December 23, 1997 to July 29, 1998. During this period the ratio reached a high of 4.43 on February 17, 1998 and a low of 2.63 on July 13, 1998. Bear Stearns reported that the ratio at the close of business on July 29, 1998 was 2.89. Bear Stearns also presented a historical analysis comparing the relative ownership based on the market equity value of the FSC Common Stock, to the ownership based on the market equity value of the MOXY Common Stock as of July 29, 1998 and for certain periods. In addition, Bear Stearns analyzed the premium or discount to the holders of FSC Common Stock based on the MOXY Exchange Ratio and the FSC Exchange Ratio for the Mergers as of July 29, 1998 and for the periods of 30, 60, 90 and 120 trading days ending July 29, 1998. The premium (discount) to the holders of the FSC Common Stock ranged from a premium of 8.1% based on the prices of the FSC Common Stock and MOXY Common Stock on July 29, 1998 to a discount of 2.3% based on the average of such stock prices for the 120 trading day period ended July 29, 1998.

               Bear Stearns also analyzed the performance of MOXY Common Stock, which review consisted of an historical analysis of closing prices and trading volumes over the period from July 29, 1997 to July 29, 1998. During that period, based on closing prices on the Nasdaq National Market System, MOXY Common Stock achieved a high closing price of $5.69 on October 9, 1997 and a low closing price of $3.00 on February 2, 1998. Additionally, Bear Stearns noted that MOXY Common Stock closed at a price of $4.00 on July 29, 1998, the last trading day prior to Bear Stearns' rendering its oral fairness opinion to the Board of Directors of MOXY.

               Bear Stearns analyzed the performance of FSC Common Stock, which review consisted of an historical analysis of closing prices and trading volumes over the period from December 23, 1997 to July 29, 1998. During that period, based on closing prices on the NYSE, FSC Common Stock achieved a high closing price of $16.00 on February 11, 1998 and a low closing price of $9.94 on January 6, 1998. Additionally, Bear Stearns noted that FSC Common Stock closed at a price of $11.56 on July 29, 1998.

     Relative Contribution Analysis

               Bear Stearns analyzed the relative contribution to the combined companies by each of MOXY and FSC based on (i) the implied equity value based on the terms of the transaction, compared to operating cash flow (net income plus deferred tax, depreciation, depletion, amortization and exploration expenses ("OCF")) for the last twelve calendar months ended June 30, 1998, and the 1998 and 1999 management estimates, (ii) enterprise value which was equal to the market equity value based on the terms of the transaction minus cash and cash equivalents plus total debt, if any, compared to earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses ("EBITDA") for the last twelve months ended June 30, 1998, and the 1998 and 1999 management estimates and (iii) base case discounted cash flow ("DCF") as described below. Based on this analysis, Bear Stearns reported that MOXY would contribute to the combined companies 58.5% based on equity value, versus 51.9%, 43.2% and 45.5% of OCF based on the last twelve months and the 1998 and 1999 estimates, respectively, 63.4% of enterprise value, versus 46.6%, 43.7% and 48.3% of EBITDA for the last twelve months and the 1998 and 1999 estimates, respectively, and from 46.4% to 49.4% on the basis of the base case DCF.

     Discounted Cash Flow Analysis

               Bear Stearns performed a DCF analysis of MOXY based on certain financial projections prepared by MOXY management for the years 1998 through 2002. Bear Stearns discounted the unlevered free cash flows of MOXY over the forecast period at a discount rate of 11% which is the midpoint of the discount range used of 10% to 12% and determined terminal values by both a range of EBITDA multiples from 5.0x to 7.0x and based on the estimated value of estimated proved reserves using prices per thousand cubic feet equivalent ("Mcfe") ranging from $1.25 to $1.55 and discount rates of 10% and 12%. Unlevered free cash flow was calculated as after-tax earnings plus the aggregate of depreciation, depletion, amortization and exploration less the sum of capital expenditures and investments in non-cash working capital. Because of management's estimates that MOXY would experience after tax losses in 1998 through 2001, and would incur significant capital expenses throughout the period, Bear Stearns' analyses indicated that MOXY would have significant negative unlevered cash flow. Bear Stearns prepared two cases: the first, which is referred to herein as the "Base Case," was based on management's estimates; the second, which is referred to herein as the "Upside Case," assumed escalating prices. Based on its analyses, Bear Stearns reported a range of DCF value from $143.4 million to $188.7 million for MOXY and a range of per share value of $3.34 to $4.40 per share of MOXY Common Stock for the Base Case and a range of $207.4 million to $254.4 million for MOXY and $4.83 to $5.93 per share of MOXY Common Stock for the Upside Case.

               Bear Stearns performed a similar DCF analysis of FSC based on certain financial projections prepared by FSC management for the years 1998 through 2002. In making this analysis Bear Stearns also used a discount rate of 14%, which is the midpoint of the discount range used of 13% to 15% with respect to unlevered free cash flow and used a range of EBITDA multiples of from 4.5x to 6.5x and discount rates of 13% and 15% to determine terminal value. Management of FSC prepared financial projections both on a base case and an optimized case basis. In analyzing the two cases Bear Stearns also modified the projections prepared by FSC's management to assume no change from current prices. As a result Bear Stearns presented four cases--a base case with current prices, a base case with management's assumptions with respect to price changes, an optimized case with current prices and an optimized case with management's assumptions with respect to price changes. These four cases reflected ranges of DCF value for FSC of $139.2 million to $163.2 million; $165.4 million to $193.4 million; $185.2 million to $217.9 million; and $211.4 million to $248.2 million, respectively; and ranges of per share value for FSC Common Stock of $14.35 to $16.82; $17.05 to $19.94; $19.09 to $22.46; and
$21.79 to $25.59.

     Merger Consequences

               Bear Stearns also presented a comparison of the contribution of earnings per share and OCF per share of each of MOXY and FSC compared to the portion thereof that the MOXY Common Stock and FSC Common Stock would represent of McMoRan. This information was provided for calendar years 1998, 1999 and 2000 on a pro forma estimated basis and assumed no synergies from the Mergers. This analysis showed that the earnings per share of MOXY Common Stock would change from a loss in each of the years to positive earnings and that OCF per share would increase by 16.2%, 26.7% and 16.8% in 1998, 1999 and 2000, respectively.

     Comparable Public Company Analysis

               As part of its analysis, Bear Stearns compared certain publicly available financial information of a group of publicly traded exploration and production companies, including Basin Exploration, Bellwether Exploration Co., Callon Petroleum, Co., Chieftain International, Inc., Forcenergy, Inc., Forest Oil Corp., Houston Exploration, Co., Meridian Resource Corp., Newfield Exploration, Co., Panaco, Inc. and Stone Energy Corp. (collectively, the "MOXY Comparable Group") and compared these statistics to the financial performance of MOXY. This financial information included price to cash flow multiples for 1998 and 1999, market-based enterprise value to EBITDA for the twelve months ended March 31, 1998, such enterprise value to estimated reserve value (based on pre-tax PV-10), such enterprise value to proved reserves and reserve life. Cash flow estimates were based on the First Call median CFPS forecasts as of July 29, 1998.

               Such analyses indicated that as of July 29, 1998 and based on a compilation of First Call estimates, MOXY traded at 8.5 and 6.0 times forecasted cash flow for 1998 and 1999, respectively, compared with a range of
6.0 to 2.2 times and 4.4 to 1.6 times for the MOXY Comparable Group for 1998 and 1999, respectively, with a harmonized mean of 3.8 and 2.9 times, respectively; enterprise value to EBITDA of 13.5 times compared to a range of
9.9 to 3.4 times and a mean of 5.6 times for the MOXY Comparable Group; enterprise value to estimated reserve value of 3.5 times compared to a range of 1.6 to 0.8 times and a mean of 1.2 times for the MOXY Comparable Group; enterprise value to proved reserves of $3.71 compared to a range of $2.02 to $0.86 and a mean of $1.48 for the MOXY Comparable Group; and a reserve life of
10.1 years compared to a range of 12.5 to 5.9 years and a mean of 8.3 years for the MOXY Comparable Group.

               As part of its analysis, Bear Stearns also compared certain available financial information of two different groups of comparable publicly traded companies and applied these statistics to the financial performance of FSC. The first group of comparable companies ("FSC Group One") included Alcide Corp., Lesco, Inc., Mississippi Chemical Corp., Terra Industries, Inc., Terra Nitrogen Co. and U.S. Home & Garden, Inc. The second group of comparable companies ("FSC Group Two") included AMCOL International Corp., A.P. Green Industries, Arch Coal, Inc., Cleveland-Cliffs Inc. and Zeigler Coal Holding
Co. Such financial information included the price to earnings multiple based on First Call estimates at July 29, 1998 for 1998 and 1999, and market-based enterprise value, excluding any reclamation or shutdown liabilities, to EBITDA for the twelve months ended March 31, 1998. Such analyses indicated that as of July 29, 1998 and based on management estimates, FSC traded at 9.0 times and
5.7 times earnings per share for 1998 and 1999 as compared to a range of 21.5 to 8.3 times and a mean of 14.5 times for 1998 and a range of 15.8 to 7.2 times and a mean of 10.0 times for 1999 for FSC Group One and a range of 20.9 to 7.6 times and a mean of 11.8 times for 1998 and a range of 12.9 to 12.3 times and a mean of 12.6 times for 1999 for FSC Group Two. Such analyses indicated an enterprise value to EBITDA ratio for FSC of 4.8 times compared to a range of
14.6 to 2.8 times and a mean of 6.5 times for FSC Group One and a range of 8.8 to 3.8 times and a mean of 5.6 times for FSC Group Two.

               No company utilized in the comparable public company analysis or the comparable stock price performance is identical to MOXY or FSC. Accordingly, an analysis of the results of the foregoing necessarily involves considerations and judgments concerning differences in financial and operating characteristics of MOXY and FSC and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis, such as determining the mean, should not be considered, in itself, a meaningful method of using comparable company data.

               The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying its opinion. In addition, Bear Stearns may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting for any particular analysis described above should therefore not be taken to be Bear Stearns' view of the actual value of MOXY or FSC.

               In connection with the review of the Mergers by the MOXY Special Committee, Bear Stearns performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The summary set forth above does not purport to be a complete description of the analyses performed by Bear Stearns in connection with the Mergers.

               In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of MOXY or FSC. The analyses performed by Bear Stearns are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Bear Stearns' preparation of its fairness opinion and were provided to the MOXY Special Committee in connection with the delivery of Bear Stearns' oral and written opinion. These analyses do not purport to be appraisals or to reflect the prices at which MOXY or FSC might actually be sold.

               As described above, Bear Stearns' opinion and presentation to the MOXY Special Committee were one of many factors taken into consideration by the MOXY Special Committee in making its determination to approve and recommend the Merger Agreement and the Mergers. Consequently, the Bear Stearns' analyses described above should not be viewed as determinative of the opinion of the MOXY Special Committee or the management of MOXY with respect to the value of MOXY or FSC or whether the MOXY Special Committee would have been willing to agree to a different MOXY Exchange Ratio or FSC Exchange Ratio.

               Bear Stearns is a full services securities firm, engaged in securities trading and brokerage activities, as well as providing investment banking, financial and financial advisory services. As part of its investment banking business, Bear Stearns is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its trading, brokerage and financing activities, Bear Stearns and its affiliates may actively trade or effect transactions in the equity securities of MOXY and FSC for its own account and for the account of its customers, and, accordingly, may at any time hold long or short positions in such securities.

               Pursuant to an engagement letter between the MOXY Special Committee and Bear Stearns, the MOXY Special Committee retained Bear Stearns as financial advisor in connection with a potential transaction involving MOXY. MOXY agreed to pay Bear Stearns a fee of $100,000 upon execution of the engagement letter, $500,000 at the time of delivery of its fairness opinion and $400,000 upon consummation of the Mergers. MOXY also agreed to indemnify Bear Stearns and its affiliates, their respective directors, officers, agents and employees, and each person, if any, controlling MOXY or any of its affiliates against certain liabilities and expenses, including liabilities under the federal securities laws arising out of or in connection Bear Stearns' engagement thereunder.

FSC's Reasons for the FSC Merger; Recommendation of the FSC Directors

               At a meeting held on July 31, 1998, the FSC Special Committee unanimously determined that the terms of the Merger Agreement and the FSC Merger are fair to, and in the best interests of, FSC stockholders and voted to recommend that the Merger Agreement and the FSC Merger be approved by the full FSC Board of Directors.

               At a meeting of the FSC Board of Directors held on August 1, 1998, at which all FSC Board members participated, based on the recommendation of the FSC Special Committee, the FSC Board of Directors unanimously (i) approved the FSC Merger and the Merger Agreement; (ii) determined that the terms of the FSC Merger were fair to, and in the best interests of, FSC stockholders; and (iii) determined to recommend to FSC stockholders that they vote to approve and adopt the FSC Merger and the Merger Agreement.

               The FSC Special Committee. In determining to recommend to the FSC Board of Directors that it approve the FSC Merger and the Merger Agreement and in determining the fairness to FSC stockholders of the terms of the FSC Merger, the FSC Special Committee considered the following factors, each of which, in the view of the FSC Special Committee, supported the FSC Special Committee's determination to recommend approval of the FSC Merger and adoption of the Merger Agreement:

                  (i) the financial condition, assets, results of operations, business and prospects of FSC and the risks inherent in achieving those prospects;

                 (ii) the financial condition, assets, results of operations, business and prospects of MOXY and the risks inherent in achieving those prospects;

                (iii) the reduction in general and administrative costs that should result from the combination of two public companies into one;

                 (iv) the fact that management of FSC had made an extensive, but unsuccessful, effort to find attractive expansion opportunities in sulphur related businesses;

                  (v) the unfavorable pricing environment in the sulphur markets, which had led to FSC's recent decision to close its Culberson mine;

                 (vi) the fact that the Mergers would allow FSC to invest cash flow not needed in its sulphur business in oil and gas exploration activities that FSC management believes have an attractive potential return and that the Mergers will diversify FSC's operations into businesses other than the sulphur related business;

                (vii) the opportunity to create a combined company with a larger market capitalization, greater liquidity and enhanced visibility in the capital markets;

               (viii) the fact that the Mergers will permit the integration of FSC's oil and gas operations at its Main Pass facility with the existing oil and gas operations of MOXY;

                 (ix) the opinion of Lehman that the FSC Exchange Ratio was fair to FSC's stockholders from a financial point of view, and the various analyses presented to the FSC Special Committee by Lehman (see "--Opinion of Financial Advisor to FSC's Special Committee").

                  (x) the terms and conditions of the Merger Agreement, including the amount and form of the consideration, the nature of the parties' representations, warranties, covenants and agreements and the fact that the conditions to MOXY's obligation to consummate the MOXY Merger are reasonably limited;

                 (xi) the trading histories of FSC Common Stock and MOXY Common Stock, respectively; and

                (xii) the structure of the Mergers which permits FSC stockholders to exchange their shares of FSC Common Stock for McMoRan Common Stock in a transaction that is intended to be tax-free for federal income tax purposes (see "--Federal Income Tax Consequences of the Mergers").

               In light of the number and variety of factors taken into consideration in its evaluation of the Mergers, the FSC Special Committee did not consider it practical to, and did not attempt to, quantify or otherwise assign relative weights to such factors in reaching its decision.

               The FSC Special Committee consulted with Lehman during the course of its work and relied upon the work and analyses of Lehman in the financial evaluation of MOXY and the FSC Exchange Ratio. The FSC Special Committee believes that Lehman's analyses are reasonable.

               The FSC Special Committee believes that the FSC Merger is procedurally fair because: (i) the FSC Special Committee was comprised of disinterested, independent directors appointed to represent the interests of, and to negotiate on an arm's-length basis with MOXY on behalf of, the FSC stockholders; (ii) the FSC Special Committee retained and was advised by independent legal counsel; (iii) the FSC Special Committee retained Lehman as its financial advisor to assist it in evaluating MOXY and the terms of the Mergers; and (iv) the FSC Merger requires the approval of the holders of at least a majority of the outstanding shares of FSC Common Stock. In addition, the FSC Special Committee believes that the FSC Merger is procedurally fair because the FSC Exchange Ratio and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the FSC Special Committee and the MOXY Special Committee.

               The FSC Board of Directors. At a meeting held on August 1, 1998, the FSC Board of Directors met and received presentations from the FSC Special Committee, management of FSC, and Lehman. After receiving such presentations and after considering the factors set forth above that were considered by the FSC Special Committee, the FSC Board of Directors unanimously (i) approved the FSC Merger and the Merger Agreement; (ii) determined that the terms of the FSC Merger are fair to, and in the best interests of, FSC's stockholders; (iii) determined to recommend to FSC's stockholders that they vote to approve the adoption of the FSC Merger and the Merger Agreement.

Opinion of Financial Advisor to FSC's Special Committee

               On July 1, 1998, the FSC Special Committee engaged Lehman to act as its financial advisor in connection with its consideration of the Mergers. The FSC Special Committee instructed Lehman, in its role as a financial advisor, to evaluate the fairness, from a financial point of view, to FSC's stockholders of the FSC Exchange Ratio offered to such stockholders in the Mergers. On August 1, 1998, Lehman delivered its oral opinion to the FSC Special Committee (subsequently confirmed in writing as of August 1, 1998) to the effect that as of such date and based upon and subject to certain matters stated in the written opinion, from a financial point of view, the FSC Exchange Ratio was fair to the stockholders of FSC.

               The full text of Lehman's written opinion is attached as Annex C to this Proxy Statement and is incorporated herein by reference. Stockholders may read the Lehman Opinion for a discussion of assumptions made, matters considered and limitations on the review undertaken by Lehman in rendering its opinion. The summary of the opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

               No limitations were imposed by the FSC Special Committee on the scope of Lehman's investigation or the procedures to be followed by Lehman in rendering its opinion, except that the FSC Special Committee did not authorize Lehman to solicit, and Lehman did not solicit, any indications of interest to purchase all or a part of FSC's business or assets. Lehman was not requested to and did not make any recommendation to the FSC Special Committee or the FSC Board of Directors as to the form or amount of the consideration to be received by FSC's stockholders in the Mergers, which was determined through arm's-length negotiations between the FSC Special Committee and the MOXY Special Committee. In arriving at its opinion, Lehman did not ascribe a specific range of values to FSC or MOXY but made its determination as to the fairness of the FSC Exchange Ratio on the basis of the financial and comparative analyses described below. Lehman's opinion is for the use and benefit of the FSC Board of Directors and was rendered to the FSC Special Committee in connection with its consideration of the Mergers. Lehman's opinion does not constitute a recommendation to any stockholder of FSC as to how such stockholders should vote with respect to the Mergers. Lehman was not requested to opine as to, and its opinion does not address, FSC's underlying business decision to proceed with or effect the Mergers.

               In arriving at its opinion, Lehman reviewed and analyzed: (1) a draft of the Agreement and Plan of Mergers dated July 30, 1998 and the specific terms of the Mergers; (2) such publicly available information concerning FSC and MOXY that Lehman believed to be relevant to its analysis, including, without limitation, each of the periodic reports and proxy statements filed with the SEC by FSC and MOXY since December 23, 1997; (3) financial and operating information with respect to the respective businesses, operations and prospects of FSC and MOXY as furnished to Lehman by FSC and MOXY, respectively, including financial projections based on the respective business plans of FSC and MOXY and, in particular, (A) certain estimates of proved and probable reserves, as well as the reports of independent reserve engineers and company engineers, (B) projected annual production of such reserves, and (C) the amount and timing of expenditures on exploration and development programs; (4) the potential pro forma impact of the Mergers on FSC and MOXY, including the cost savings and other synergies expected by the managements of FSC and MOXY to result from the Mergers; (5) a trading history of FSC Common Stock from December 23, 1997 to July 29, 1998 and a comparison of that trading history with those of other companies that Lehman deemed relevant; (6) a trading history of MOXY Common Stock from December 23, 1997 to July 29, 1998 and a comparison of that trading history with those of other companies that Lehman deemed relevant; (7) a comparison of the historical financial results and present financial condition of FSC with those of other companies that Lehman deemed relevant; (8) a comparison of the historical financial results and present financial condition of MOXY with those of other companies that Lehman deemed relevant; and (9) a comparison of the financial terms of the Mergers with the financial terms of certain other transactions that Lehman deemed relevant; and (10) the relative contributions of FSC and MOXY, on a pro forma basis, to the historical and projected cash flow of McMoRan. In addition, Lehman (i) had discussions with the senior managements of FSC and MOXY concerning their respective businesses, operations, assets, financial conditions and prospects and the cost savings and strategic benefits expected by the managements of FSC and MOXY to result from a combination of the businesses of FSC and MOXY, (ii) had discussions with the independent auditors and reserve engineers of MOXY, and (iii) undertook such other studies, analyses and investigations as Lehman deemed appropriate.

               In arriving at its opinion, Lehman assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman without assuming any responsibility for independent verification of such information and further relied upon the assurances of managements of FSC and MOXY that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of FSC and MOXY, upon the advice of FSC and MOXY, Lehman assumed that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of FSC and MOXY, respectively, as to the future financial performance of FSC and MOXY and that each of FSC and MOXY would perform substantially in accordance with such projections. In arriving at its opinion, Lehman did not conduct a physical inspection of the properties and facilities of FSC or MOXY and did not make or obtain any evaluations or appraisals of the assets or liabilities of FSC or MOXY. In addition, Lehman was not authorized to solicit, and did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of FSC's business. Upon the advice of FSC and its legal and accounting advisors, Lehman assumed that the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code, and therefore as a tax-free transaction to the stockholders of FSC. In addition, upon the advice of FSC and its legal advisors, Lehman assumed that the outstanding litigation relating to the MOXY Exploration Program would not have a material adverse impact upon MOXY or McMoRan. Lehman's opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion letter.

               In connection with rendering its opinion, Lehman performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman believes that its analyses must be considered as a whole and that considering any portion of such analyses or of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In performing its analyses, Lehman made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FSC and MOXY. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

     Discounted Cash Flow Analysis of FSC and MOXY

               With respect to MOXY, Lehman prepared three cases with varying oil and gas prices and finding and development costs ("Case I," "Case II," and "Case III," collectively, the "Pricing Scenarios"). Case I and Case II both assumed finding and development costs of $1.20 per Mcfe and Case III assumed finding and development costs of $1.00/Mcfe. The oil price forecasts in the Pricing Scenarios were based on NYMEX WTI crude oil prices. In Case I, WTI oil prices per Bbl for years 1998 to 2000 were assumed to be $15.18, $16.81 and $17.54, respectively, and were assumed to increase 3% per annum thereafter. In Case II and Case III, WTI oil prices per Bbl for years 1998 to 2000 were assumed to be $15.18, $18.00 and $18.90, respectively, and were assumed to increase 5% per annum thereafter. The gas price forecasts in the Pricing Scenarios were based on NYMEX (Henry Hub, Louisiana delivery) price forecasts from which adjustments were made for location and quality differentials. In addition, adjustments to the forecasted NYMEX prices were made to reflect the value per mcf of gas. In Case I, NYMEX gas prices per mcf for years 1998 to 2000 were assumed to be $2.36, $2.45, and $2.38, respectively, and were assumed to escalate at 3% per annum thereafter. In Case II and Case III, NYMEX gas prices per mcf for years 1998 to 2000 were assumed to be $2.36, $2.50, and $2.63, respectively, and were assumed to escalate at 5% per annum thereafter.

               With respect to the after-tax cash flow of MOXY, Lehman used discount rates of 10% to 15% and terminal value multiples of $1.30 to $1.50 per Mcfe of year 2003 projected year-end reserves. The MOXY discount rates were based on Lehman's review of the financial terms of similar transactions in the sector of exploration and production companies with a focus and asset base in the Gulf of Mexico. The terminal value multiples were selected based on the current trading multiples of similar publicly traded companies and the multiples from recent acquisitions of similar companies. Based on its analyses, Lehman reported a DCF value for MOXY of $123 million to $167 million, $149 million to $199 million, and $185 million to $246 million for Case I, Case II and Case III, respectively. These results implied value ranges per fully diluted MOXY share of $2.57 to $3.49, $3.11 to $4.14 and $3.86 to $5.13 for Case I, Case II and Case III, respectively.

               Lehman prepared a similar DCF analysis of FSC based on certain financial projections prepared by FSC's management for the years 1998 through 2002 which included both a base case and an optimization case. Accordingly, Lehman prepared both a base case and an upside case DCF analysis of FSC. In its base case, Lehman used a discount rate of 10% to 12% and a terminal value based on a multiple of EBITDA ranging from 4.0x to 6.0x. In its upside case, Lehman used a 12% to 14% discount rate and a terminal value based on a multiple of EBITDA ranging from 4.0x to 6.0x. The discount rates and terminal values used in the DCF analysis of FSC were based on Lehman's assessment of the risk associated with FSC's operations and the probability of achieving FSC's projected results. Lehman modified FSC management's sulphur price projections in each case to reflect a flat realized sulphur price of $61.50 per ton beginning with fiscal year 1999 and continuing throughout the projection period. The upside case was created by the management of FSC at the request of Lehman and is based, in part, on the development and implementation of new technologies for the filtration of sulphur at the Main Pass mine, the timing, costs and probability of the success of which are uncertain. Based on its analyses, Lehman reported DCF value ranges for FSC of $114 million to $155 million for the base case analysis and $149 million to $211 million for the upside case. These results implied value ranges per fully diluted FSC share of $11.62 to $15.52 and $14.95 to $20.85 for the base case and upside case, respectively.

     NAV Analysis of MOXY

               With respect to MOXY, Lehman, utilizing the price decks from Case I and Case II (as defined above), estimated the present value of the future after-tax cash flows that MOXY could be expected to generate from MOXY's proved, probable and possible reserves as of January 1, 1998 based on reserve, production and production cost estimates and a range of discount rates, all as provided by MOXY management and discussed with MOXY management. Lehman added to such estimated values for proved, probable and possible reserves assessments of the historical value of certain other assets and liabilities of MOXY, including certain exploration and exploitation prospects. These assessments were made by Lehman based on information provided by MOXY's management and on various industry benchmarks and assumptions provided by and discussed with MOXY's management. Based on its NAV analysis, Lehman reported NAV ranges for MOXY of $108 million to $125 million and $118 million to $151 million for Case I and Case II, respectively. These results implied value ranges per fully diluted MOXY share of $2.53 to $2.93 and $2.75 to $3.15 for Case I and Case II, respectively.

     Comparable Acquisition Analysis of MOXY

               With respect to MOXY, Lehman reviewed certain publicly available information on selected Gulf of Mexico exploration and production companies including, but not limited to, Lomak Petroleum/Domain, Forest Oil/LLOG Exploration, Ocean Energy/United Meridian, Meridian Resource Corporation/Shell Oil, Sonat Inc./Zilkha Energy Company, Kelley Oil and Gas Corporation/SCANA Petroleum Resources, Inc., Meridian Resource Corporation/Cairn Energy USA, Inc. and Louis Dreyfus Natural Gas Corp./American Exploration Company. For each transaction, Lehman calculated an enterprise transaction value multiple based on proved oil and gas reserves. Lehman added to such estimated reserve values MOXY's assessments of the value of MOXY's exploration and development opportunities and other land and acreage. Lehman also calculated enterprise transaction multiples based on earnings before interest, taxes, depreciation, and exploration ("EBITDE") and equity multiples based on cash flow from operations.

               Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of MOXY and the companies involved in the comparable transactions analyzed, Lehman believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Mergers that would affect the equity values of MOXY and such other companies. Lehman interpreted the comparable acquisition analyses as of July 29, 1998 to indicate (i) equity market value multiples of 6.0x to 7.0x 1998 estimated cash flow from operations, (ii) adjusted net market capitalization multiples of 7.0x to 8.0x 1998 estimated EBITDE and (iii) adjusted net market capitalization multiples of $1.30 to $1.50 per Mcfe of July 1998 estimated proved reserves. From these interpretations and Lehman's Case I cash flow analysis, a MOXY valuation range of $3.75 to $4.25 per share was implied.

     Comparable Company Trading Analysis of FSC and MOXY

               With respect to MOXY, Lehman reviewed the public stock market trading multiples for selected exploration and production companies with a focus in the Gulf of Mexico, including Basin Exploration Inc., Chieftain International Inc., Newfield Exploration Company, PETSEC Energy Inc., Houston Exploration Co. and Stone Energy Corporation. Using publicly available information, Lehman calculated and analyzed the common equity market value multiples of certain projected financial criteria (such as net income and cash flow from operations) and the adjusted net market capitalization multiples of certain historical and projected financial criteria (such as EBITDE and proved reserves of gas equivalent). Projected financial information was derived from research analysts' estimates, as published by First Call. The adjusted net market capitalization of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus the cash balance. Lehman interpreted the comparable company analyses as of July 29, 1998 to indicate (i) equity market value multiples of 5.0x to 6.0x and 3.0x to 4.0x 1998 and 1999 estimated cash flow from operations, respectively, and (ii) adjusted net market capitalization multiples of 5.5x to 6.0x and 4.0x to 4.5x 1998 and 1999 estimated EBITDE, respectively. From these interpretations and Lehman's Case I cash flow analysis, a MOXY valuation range of $3.50 to $4.00 per share was implied.

               Lehman analyzed two sets of public companies it deemed applicable as trading proxies for FSC. Lehman reviewed the public stock market trading multiples for selected fertilizer companies, including Agrium Inc., Amcol International Corp., IGL, Mississippi Chemical, Phosphate Resource Partners, L.P., Potash Corp., Soc. Quimica Minera and Terra Industries Inc.
In addition, Lehman also reviewed the public stock trading multiples for selected commodity chemical companies, including Georgia Gulf, Great Lakes, M.A. Hannah, Marsulex and Millenium. Using publicly available information, Lehman calculated and analyzed the common equity market value multiples of certain projected financial criteria (such as net income and cash flow) from operations and the adjusted net market capitalization multiples of certain historical and projected financial criteria. Projected financial information was derived from research analysts' estimates, as published by First Call.
The adjusted net market capitalization of each company was obtained by adding long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus the cash balance. Lehman interpreted the comparable company analyses as of July 29, 1998 to indicate (i) equity market value multiples of 11.0x to 13.0x and 9.5x to 10.5x 1998 and 1999 estimated net income, respectively, (ii) equity market value multiples of 5.5x to 6.5x and 5.0x to 6.0x 1998 and 1999 estimated cash flow from operations, respectively, and (iii) adjusted net market capitalization multiples of 5.5x to 6.5x and 5.0x to 6.0x 1998 and 1999 estimated EBITDA, respectively. From these interpretations and Lehman's base case cash flow analysis, an FSC valuation range of $11.50 to $15.00 per share was implied.

               Because of the inherent differences between the businesses, operations and prospects of FSC and MOXY and the businesses, operations and prospects of the companies included in the comparable company groups (and, in the case of FSC, the lack of direct comparables), Lehman believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of FSC and MOXY and companies in the comparable company groups that would affect the public trading values of FSC and MOXY and such comparable companies.

     Historical Common Stock Trading Analysis of FSC and MOXY

               Lehman reviewed the daily historical closing prices of FSC Common Stock and MOXY Common Stock for the period from December 23, 1997 to July 29, 1998 and as of July 29, 1998. The average closing prices for the December 23, 1997 to July 29, 1998 period, and the July 29, 1998 closing prices imply ownership percentages in McMoRan of 43.0% and 39.6% for FSC stockholders and 57.0% and 60.4% for MOXY stockholders, respectively. In addition, Lehman reviewed the ratio of the closing share prices for FSC and MOXY based on the prior 30, 60 and 90 trading day averages, respectively, as of July 29, 1998 which implied ownership ranges of 40.1%, 41.0% and 41.1% for FSC stockholders and 59.9%, 59.0% and 58.9% for MOXY stockholders, respectively.

     Pro Forma Merger Consequences

               Lehman prepared a pro forma merger model which incorporates FSC's and MOXY's financial projections based on certain assumptions for the years 1998 through 2002 as well as the companies' estimates of future cost savings and synergies resulting from the Mergers. Lehman then compared the earnings and cash flow from operations of FSC on a standalone basis to the earnings and cash flow from operations attributable to FSC's interest in pro forma McMoRan. This analysis showed that, as a result of MOXY's (and the combined McMoRan's) exploration expenditures, the Mergers would be dilutive to FSC's 1999 and 2000 earnings per share; but the Mergers are accretive to FSC's cash flow from operations per share by approximately 26.3% and 15.9% in 1999 and 2000, respectively.

               Lehman is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The FSC Special Committee selected Lehman because of its expertise, reputation and familiarity with FSC and because its investment banking professionals have substantial experience in transactions comparable to the Mergers.

               Lehman has previously rendered certain financial advisory and investment banking services (for which it has received customary compensation) to other entities related to or predecessors to FSC, but has not been involved in a transaction or financing for FSC or MOXY. Pursuant to the terms of an engagement letter agreement, dated July 1, 1998, between Lehman and FSC, (a) FSC paid Lehman an initial retainer fee of $150,000, (b) FSC paid a fee of $250,000 upon delivery of the fairness opinion, (c) FSC agreed to pay a fee of $250,000 upon the inclusion of the fairness opinion in this Proxy Statement and (d) FSC has agreed to pay an additional fee of $350,000 upon the successful completion of the Mergers. In addition, FSC has agreed to reimburse Lehman for its reasonable expenses (including, without limitation, professional and legal fees and disbursements) incurred in connection with its engagement, and to indemnify Lehman and certain related persons against certain liabilities in connection with its engagement, including certain liabilities that may arise under the federal securities laws.

               In the ordinary course of its business, Lehman may trade in the equity securities of FSC and MOXY for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Accounting Treatment

               For financial reporting purposes, the Mergers will be treated as a purchase by MOXY of the business of FSC. Accordingly, the assets and liabilities of McMoRan will reflect MOXY's historical balances, and the assets and liabilities of FSC will be recorded at their fair values. Because the purchase price is estimated to be approximately equal to the fair value of FSC's net assets, no goodwill is expected to be recorded. The revenues and expenses in McMoRan's financial statements will include MOXY's historical revenues and expenses for all periods and FSC's revenues and expenses from the date of consummation of the Mergers.

Federal Income Tax Consequences of the Mergers

               The following discussion is a summary of the material U.S. federal income tax consequences of the Mergers to stockholders of MOXY and FSC that hold their shares of MOXY Common Stock or FSC Common Stock as a capital asset at the Effective Time. The discussion is based on the Code, Treasury regulations, Internal Revenue Service ("IRS") rulings, and court decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect). The discussion does not address all aspects of federal taxation that may be relevant to particular stockholders in light of their personal investment circumstances or to stockholders subject to special treatment under the Code (including banks, insurance companies, dealers in securities, tax-exempt organizations, and stockholders who are not U.S. persons as defined in section 7701(a)(30) of the Code). In addition, the discussion does not address the state, local or foreign tax consequences of the Mergers. Each MOXY and FSC stockholder is urged to consult his or her own tax advisor regarding the specific tax consequences of the Mergers to him or her.

               Consummation of the Mergers is conditioned upon MOXY's receipt of the opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P., its counsel, and FSC's receipt of the opinion of Miller & Chevalier, Chartered, its tax counsel, each dated as of the Effective Time, in each case, on the basis of facts, representations and assumptions set forth or referred to in such opinion, substantially to the effect that (i) each Merger will constitute a "reorganization" for U.S. federal income tax purposes within the meaning of section 368(a) of the Code, and MOXY, FSC, and McMoRan each will be a party to the reorganization; (ii) no gain or loss will be recognized by McMoRan, MOXY or FSC as a result of the Mergers; and (iii) no gain or loss will be recognized by stockholders of MOXY or FSC who are U.S. persons (within the meaning of the Code) to the extent that they exchange their stock solely for shares of McMoRan Common Stock pursuant to the Mergers. The opinions also will address the tax basis and holding period of the McMoRan Common Stock received by MOXY and FSC stockholders pursuant to the Mergers, and the treatment of the receipt of cash in lieu of a fractional share of McMoRan Common Stock. The tax opinions will be subject to certain limitations and qualifications and will be based on, among other things, certain representations made by the respective managements of MOXY and FSC. The tax opinions are not binding on the IRS or the courts and no assurances can be made that the IRS will agree with the opinions expressed therein.

               In the event that MOXY or FSC is unable to obtain its respective tax opinion, as set forth in the preceding paragraph, each of MOXY and FSC is permitted under the Merger Agreement to waive the receipt of the tax opinion as a condition to such party's obligation to consummate the Mergers. As of the date of this Joint Proxy Statement/Prospectus, neither MOXY nor FSC intends to waive the condition as to the receipt of the tax opinion, and neither MOXY nor FSC anticipates that the material income tax consequences of the Mergers will be materially different from those described above. In the event of such a failure to obtain the tax opinions, and either of MOXY's or FSC's determination to waive such condition to the consummation of the Mergers, each of MOXY and FSC will resolicit the votes of its respective stockholders to approve the consummation of the Mergers.

               Exchange of McMoRan Common Stock for MOXY Common Stock and FSC Common Stock. Stockholders of MOXY and FSC who exchange shares of MOXY Common Stock and FSC Common Stock for McMoRan Common Stock pursuant to the Mergers will not recognize gain or loss, except in respect of cash received in lieu of a fractional share of McMoRan Common Stock (as discussed below). The aggregate adjusted basis of the McMoRan Common Stock received (including fractional shares) will be equal to the aggregate adjusted tax basis of the shares of MOXY Common Stock or FSC Common Stock surrendered, and the holding period will include the period during which the surrendered shares were held. If a stockholder has differing bases and holding periods in its shares of MOXY Common Stock or FSC Common Stock, it should consult its tax advisor prior to the Mergers with regard to identifying the basis or holding periods of the shares received in the Mergers.

               Cash Received in Lieu of a Fractional Share. A MOXY or FSC stockholder who receives cash in lieu of a fractional share of McMoRan Common Stock will be treated as having sold the fractional share for the amount of cash received. The stockholder will recognize capital gain or loss, measured by the difference between the amount of cash received and the portion of the basis of the McMoRan Common Stock allocated to the fractional share.

Regulatory Matters

               Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Mergers may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. MOXY and FSC will file the required notification and report forms under the HSR Act with the FTC and the Antitrust Division shortly after filing the registration statement of which this Joint Proxy Statement/Prospectus forms a part, and the applicable waiting period will expire at midnight on the 30th day following such filing unless extended by the FTC or the Antitrust
Division. The Department of Justice and the FTC have the authority to challenge the Mergers on antitrust grounds before or after the Mergers are completed. Each state that may be affected by the Mergers may also review the Mergers under applicable state antitrust laws.

               MOXY and FSC believe that they will have obtained all required regulatory approvals prior to their respective Special Meetings.

No Appraisal Rights

               Holders of MOXY Common Stock and holders of FSC Common Stock are not entitled to appraisal rights under Delaware law in connection with the MOXY Merger and the FSC Merger because the MOXY Common Stock is traded on Nasdaq, the FSC Common Stock is listed on the NYSE, and the McMoRan Common Stock to be issued in the Mergers will either be listed for trading on the NYSE or traded on Nasdaq.

Federal Securities Laws Consequences; Resale Restrictions

               All shares of McMoRan Common Stock issued in connection with the Mergers will be freely transferable, except that shares of McMoRan Common Stock received by any person who is an "affiliate" of either MOXY or FSC for purposes of Rule 145 under the 1933 Act (which includes directors and executive officers) may not be resold except in transactions permitted by Rule 145 or as otherwise permitted under the 1933 Act. Each of MOXY and FSC has agreed to prepare and deliver to the other a list identifying each person who, at the time of its Special Meetings, is an "affiliate." Each of MOXY and FSC will also use its reasonable best efforts to cause each person identified as an "affiliate" to deliver to the other on or prior to the Effective Time a written agreement, in a form satisfactory to the other, providing that such person will not offer, sell or otherwise dispose of any shares of McMoRan Common Stock issued to him or her in connection with the Mergers in violation of the 1933 Act or the rules and regulations promulgated under the 1933 Act.


                     APPROVAL OF THE BENEFIT PLAN PROPOSAL

               In addition to approving the Mergers, because McMoRan is a new company, the stockholders of MOXY and FSC are being asked to approve an incentive plan for McMoRan. Each of MOXY and FSC currently has in effect a stock option plan previously approved by MOXY and FSC stockholders, respectively. The McMoRan 1998 Stock Option Plan (the "Stock Plan"), which is summarized below, is intended to mirror the existing MOXY and FSC stock option plans. The shares available for issuance under the McMoRan 1998 Stock Option Plan will equal the aggregate number of shares that remain available under the existing MOXY and FSC stock option plans, as adjusted by the exchange ratios. Following the Mergers, the Stock Plan will be used to motivate and reward the key personnel of McMoRan with stock-based awards. The following summary of the Stock Plan is qualified in its entirety by reference to the text of the Stock Plan, which is attached to this Joint Proxy Statement/Prospectus as Annex E.

               The purpose of submitting the Stock Plan to the MOXY and FSC stockholders for approval is to satisfy the stockholder approval requirement of Section 162(m) ("Section 162(m)") of the Code for performance-based awards granted under the Stock Plan. Under Section 162(m), the allowable deduction for compensation paid or accrued with respect to the Chief Executive Officer and the four other most highly compensated executive officers of McMoRan is limited to $1 million per year. An exclusion from the $1 million limitation is available for compensation that satisfies the requirements provided in
Section 162(m) of the Code for qualified performance-based compensation if, in addition to the satisfaction of other requirements, the material terms of the performance goals are disclosed to and approved by the stockholders. To meet these requirements and protect McMoRan's deduction for performance-based compensation paid pursuant to future awards, McMoRan is submitting the Stock Plan to the stockholders for approval.

Summary of the Stock Plan

     Administration

               Awards under the Stock Plan are generally made by the Corporate Personnel Committee (the "Compensation Committee") of McMoRan's Board of Directors, which currently consists of [two] members of the McMoRan Board, each of whom qualifies as an "outside director" under Section 162(m) of the Code. The Committee has full power and authority to designate participants, set the terms of awards and to make any determinations necessary or desirable for the administration of the Stock Plan. The
McMoRan Board may, however, make awards to executive officers subject to
Section 16 ("Section 16") of the 1934 Act if Board action is necessary to obtain an exemption from liability under Section 16 for the grant of the award or any subsequent transaction contemplated by the award.

     Eligible Participants

               Employees and officers (whether or not employees) of McMoRan and its existing or future subsidiaries, employees and officers (whether or not employees) of any entity with which McMoRan has contracted to receive executive, management or legal services and who provide services to McMoRan under such arrangement, consultants, advisers and any person who has agreed in writing to become a person otherwise eligible to participate within not more than 30 days, in each case who can make substantial contributions to the successful performance of McMoRan, are eligible to participate in the Stock Plan. The Compensation Committee has delegated to McMoRan's Chief Executive Officer the power, subject to the limitations established by the Compensation Committee, to make awards to eligible persons other than those persons whose compensation is subject to the deduction limitations of Section 162(m) or who are subject to Section 16, if Board approval is necessary to obtain an exemption from liability under Section 16 for grants to them. It is anticipated that the Compensation Committee's determinations of which eligible individuals will be granted awards and the terms thereof will be based on each individual's present and potential contribution to the success of McMoRan and its subsidiaries. It is estimated that approximately ____ persons will be eligible for awards under the Stock Plan.

     Number of Shares

               The maximum number of shares of McMoRan Common Stock with respect to which awards payable in shares of McMoRan Common Stock may be granted under the Stock Plan is _________. Awards that may be paid only in cash are not counted against the ___-share limit. However, grants of stock appreciation rights, limited rights and other stock-based awards not granted in tandem with options and payable only in cash may relate to no more than _________ shares of McMoRan Common Stock. No individual may receive in any calendar year awards under the Stock Plan that relate to more than _________ shares of McMoRan Common Stock. Shares subject to awards that are forfeited or canceled will again be available for award.
In addition, to the extent that shares are delivered to pay the exercise price of options or are delivered or withheld by McMoRan in payment of the withholding taxes relating to an award under the Stock Plan, the number of shares withheld or delivered will again be available for grant under the Stock Plan. The shares to be delivered under the Stock Plan will be made available from the authorized but unissued shares of McMoRan Common Stock or from treasury shares.

     Types of Awards

               Stock options, stock appreciation rights, limited rights, and other stock-based awards may be granted under the Stock Plan in the discretion of the Compensation Committee. Options granted under the Stock Plan may be either non-qualified or incentive stock options. Only employees of McMoRan and its subsidiaries will be eligible to receive incentive stock options. Stock appreciation rights and limited rights may be granted in conjunction with or unrelated to other awards and, if in conjunction with an outstanding option or other award, may be granted at the time of the award or thereafter, at the exercise price of the other award. The Compensation Committee has discretion to fix the exercise price of stock options at a price not less than 100% of the fair market value of the underlying McMoRan Common Stock at the time of grant thereof (or at the time of grant of the related award in the case of a stock appreciation right or limited right granted in conjunction with an outstanding award), except that this limitation on the Compensation Committee's discretion does not apply in the case of awards granted in substitution for outstanding awards previously granted by an acquired company or a company with which McMoRan combines. The Compensation Committee has broad discretion as to the terms and conditions upon which options and stock appreciation rights are exercisable, but under no circumstances will an option, a stock appreciation right or a limited right have a term exceeding 10 years.

               The option exercise price may be satisfied in cash, or in the discretion of the Compensation Committee, by exchanging McMoRan Common Stock owned by the optionee or by a combination of cash and McMoRan Common Stock. The ability to pay the option exercise price in McMoRan Common Stock would permit an optionee to engage in a series of successive stock-for-stock exercises of an option (sometimes referred to as "pyramiding") and thereby fully exercise an option with little or no cash investment; however, it is expected that the Compensation Committee's policy will be to require any stock tendered in payment of the exercise price to be in certificated form and to have been held by the exercising optionee for such time as is sufficient to avoid any adverse accounting consequences to McMoRan resulting from the permitting of stock-for-stock exercises.

               Upon the exercise of a stock appreciation right with respect to McMoRan Common Stock, a participant would be entitled to receive, for each such share subject to the right, the excess of the fair market value of such shares on the exercise date over the exercise price of the right. The Compensation Committee has the authority to determine whether the value of a stock appreciation right is paid in cash or McMoRan Common Stock or a combination thereof.

               Limited rights generally are exercisable only during a period beginning not earlier than one day and ending not later than 90 days after the expiration date of any tender offer, exchange offer or similar transaction that results in any person or group becoming the beneficial owner of more than 40% of all classes and series of McMoRan's stock outstanding, taken as a whole, that have voting rights with respect to the election of directors of McMoRan (not including shares of preferred stock which may be issued in the future that have the right to elect directors only if McMoRan fails to pay dividends). Upon the exercise of a limited right granted under the Stock Plan, a participant would be entitled to receive, for each share of McMoRan Common Stock subject to such right, the excess, if any, of the highest price paid in or in connection with such transaction over the grant price of the limited right.

               The Stock Plan also authorizes the Compensation Committee to grant to participants awards of McMoRan Common Stock and other awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, McMoRan Common Stock ("Other Stock-Based Awards"). The Compensation Committee has discretion to determine the participants to whom Other Stock-Based Awards are to be made, the times at which such awards are to be made, the size of such awards, the form of payment, and all other conditions of such awards, including any restrictions, deferral periods or performance requirements. The terms of Other Stock-Based Awards will be subject to such rules and regulations as the Compensation Committee determines.

               Any award under the Stock Plan may provide that the participant has the right to receive currently or on a deferred basis dividends or dividend equivalents or other cash payments in addition to or in lieu of such awards, all as the Compensation Committee determines.

     Transferability

               No award granted under the Stock Plan may be transferred, pledged, assigned, or encumbered except by will, by the laws of descent and distribution, or, if permitted by the Compensation Committee, pursuant to a domestic relations order, as defined in the Code. If permitted by the Compensation Committee, stock options and limited rights granted in tandem with stock options under the Stock Plan may also be transferred or assigned by the grantee to immediate family members of the grantee or certain entities owned by or for the benefit of immediate family members of the grantee.

     Adjustments

               If the Compensation Committee determines that any stock split, stock dividend or other distribution (whether in the form of cash, securities or other property), recapitalization, reverse stock split reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights to purchase securities of McMoRan, or other similar corporate transaction or event affects the McMoRan Common Stock such that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended under the Stock Plan, then the Compensation Committee has discretion to (i) adjust the number and kind of shares that may be the subject of future awards under the Stock Plan, (ii) make equitable adjustment in the number and kind of shares (or other securities or property) subject to outstanding awards and the respective grant or exercise prices thereof and (iii) if appropriate, provide for the payment of cash to a participant.

     Amendment or Termination

               The Stock Plan may be amended or terminated at any time by the Board of Directors, except that no amendment may be made without stockholder approval if such approval is determined by the Compensation Committee to be necessary or advisable to comply with any tax or regulatory requirement, including any approval requirement that is necessary to qualify awards as "performance-based" compensation under Section 162(m) of the Code.

Federal Income Tax Consequences of Stock Options

               An optionee will not recognize any income for federal income tax purposes upon the grant of a non-qualified stock option, nor will McMoRan normally realize any deduction for federal income tax purposes at the time of grant. When an optionee exercises a non-qualified option, the difference between the exercise price and any higher fair market value of the McMoRan Common Stock on the date of exercise will be ordinary income to the optionee (subject to withholding) and will generally be allowed as a deduction at that time for federal income tax purposes to McMoRan.

               Any gain or loss realized by an optionee on disposition of the McMoRan Common Stock acquired upon exercise of a non-qualified option will generally be capital gain or loss to the optionee, long-term or short-term depending on the holding period, and will not result in any additional federal income tax consequences to McMoRan. The optionee's basis in the McMoRan Common Stock for determining gain or loss on the disposition will be the fair market value of the McMoRan Common Stock determined generally at the time of exercise.

               When an optionee exercises an incentive stock option while employed by McMoRan or a subsidiary or within three months (one year for disability) after termination of employment by reason of retirement or death, no ordinary income will be recognized by the optionee at that time, but the excess (if any) of the fair market value of the McMoRan Common Stock acquired upon such exercise over the option price will be an adjustment to taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the McMoRan Common Stock acquired upon exercise of the incentive stock option is not disposed of prior to the expiration of one year after the date of acquisition and two years after the date of grant of the option, the excess (if any) of the sale proceeds over the aggregate option exercise price of such McMoRan Common Stock will be long-term capital gain, but McMoRan will not be entitled to any tax deduction with respect to such gain. Generally, if the McMoRan Common Stock is disposed of prior to the expiration of such periods (a "Disqualifying Disposition"), the excess of the fair market value of such McMoRan Common Stock at the time of exercise over the aggregate option exercise price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and McMoRan will generally be entitled to a federal income tax deduction in a like amount). Any gain realized by the optionee as the result of a Disqualifying Disposition that exceeds the amount treated as ordinary income will be capital in nature, long-term or short-term depending on the holding period. If an incentive stock option is exercised more than three months (one year for disability) after termination of employment, the federal income tax consequences are the same as described above for non-qualified stock options.

               If the exercise price of an option is paid by the surrender of previously owned shares, the basis of the previously owned shares carries over to the shares received in replacement. If the option is a non-qualified option, the income recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

               Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to
Section 280G, exceed the limitations contained therein. Such excess parachute payments will be nondeductible to McMoRan and subject the recipient of the payments to a 20% excise tax.

               If permitted by the Compensation Committee, at any time that a participant is required to pay to McMoRan the amount required to be withheld under applicable tax laws in connection with the exercise of a stock option, the participant may elect to have McMoRan withhold from the shares that the participant would otherwise receive shares of McMoRan Common Stock having a value equal to the amount to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined.

               The foregoing discussion summarizes the federal income tax consequences of stock options that may be granted under the Stock Plan, based on current provisions of the Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences or participation in the Stock Plan.

     Awards to be Granted

               The grant of awards under the Stock Plan is entirely in the discretion of the Compensation Committee. The Compensation Committee has not yet made a determination as to the awards to be granted under the Stock Plan.

Vote Required for Approval of the Stock Plan

               Approval of the Stock Plan requires (a) the affirmative vote of a majority of the shares of MOXY Common Stock present and entitled to vote at the MOXY Meeting and (b) the affirmative vote of a majority of the shares of FSC Common Stock present and entitled to vote at the FSC Meeting. Approval of the MOXY and FSC proposals relating to the Mergers is not conditioned on adoption of the Stock Plan proposal, but approval of the Stock Plan proposal is conditioned on approval of the proposals related to the Mergers.

               Each of the MOXY Board and FSC Board unanimously recommends a vote FOR approval of the Stock Plan.


                             THE SPECIAL MEETINGS

               This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from (i) the holders of MOXY Common Stock by the MOXY Board for use at the MOXY Meeting and (ii) the holders of the FSC Common Stock by the FSC Board for use at the FSC Meeting.

Times and Places; Purposes

               MOXY. The MOXY Meeting will be held on __________________, 1998 at 9:00 a.m., local time, at MOXY's office, 1615 Poydras Street, New Orleans, Louisiana. At the MOXY Meeting, the stockholders of MOXY will be asked to consider and vote on a proposal to approve the MOXY Merger and adopt the Merger Agreement (the "MOXY Merger Proposal"). A copy of the Merger Agreement is included as Annex A to this Joint Proxy Statement/Prospectus. At the MOXY Meeting, the stockholders of MOXY will also be asked to consider and vote on a proposal to approve the McMoRan 1998 Stock Option Plan (the "Benefit Plan Proposal" and, together with the MOXY Merger Proposal, the "MOXY Proposals"), and such other matters as may properly come before the MOXY Meeting.

               FSC. The FSC Meeting will be held on _______________, 1998, at 10:00 a.m., local time, at FSC's office, 1615 Poydras Street, New Orleans, Louisiana. At the FSC Meeting, the stockholders of FSC will be asked to consider and vote on a proposal to approve the FSC Merger and adopt the Merger Agreement (the "FSC Merger Proposal"). At the FSC Meeting, the stockholders of FSC will also be asked to consider and vote on a proposal to approve the Benefit Plan Proposal (together with the FSC Merger Proposal, the "FSC Proposals"), and such other matters as may properly come before the FSC Meeting.

Record Date; Voting Rights

               The MOXY Board and the FSC Board have fixed the close of business on ______________, 1998, as the record date for their respective Special Meetings (the "Record Date").

               MOXY. On the Record Date, there were ___________ shares of MOXY Common Stock, held by approximately _______ stockholders of record, outstanding and entitled to vote at the MOXY Meeting. Only holders of record of shares of MOXY Common Stock on the Record Date are entitled to notice of and to vote at the MOXY Meeting and any adjournments thereof. Each share of MOXY Common Stock is entitled to one vote at the MOXY Meeting.

               FSC. On the Record Date, there were ____________ shares of FSC Common Stock, held by approximately _______ stockholders of record, outstanding and entitled to vote at the FSC Meeting. Only holders of record of shares of FSC Common Stock on the Record Date are entitled to notice of and to vote at the FSC Meeting and any adjournments thereof. Each share of FSC Common Stock is entitled to one vote at the FSC Meeting.

Voting Procedures

               MOXY. The MOXY Board is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the MOXY Meeting, whether or not you attend in person. If you properly execute and return a proxy in the enclosed form, your shares will be voted as you specify. If you make no specifications, the proxy will be voted in favor of the MOXY Proposals. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. Record holders of MOXY Common Stock as of the Record Date may also attend the MOXY Meeting in person and vote by ballot, which would cancel any proxy that you previously have given. The inspectors of election will count all votes cast.

               Management expects no matters to be presented for action at the MOXY Meeting other than the MOXY Proposals. If, however, any other matters properly come before the MOXY Meeting, the persons named as proxies on the enclosed form of proxy will have discretionary authority to vote on any such matters and the persons named as proxies intend to vote on such matters in accordance with their best judgment.

               FSC. The FSC Board is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the FSC Meeting, whether or not you attend in person. If you properly execute and return a proxy in the enclosed form, your shares will be voted as you specify. If you make no specifications, the proxy will be voted in favor of the FSC Proposals. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. Record Holders of FSC Common Stock as of the Record Date may also attend the FSC Meeting in person and vote by ballot, which would cancel any proxy that you previously have given. The inspectors of election will count all votes cast.

               Management expects no matters to be presented for action at the FSC Meeting other than the FSC Proposals. If, however, any other matters properly come before the FSC Meeting, the persons named as proxies on the enclosed form of proxy will have discretionary authority to vote on any such matters and the persons named as proxies intend to vote on such matters in accordance with their best judgment.

               Stockholders should not send any certificates representing MOXY Common Stock or FSC Common Stock with the enclosed proxy card. A Letter of Transmittal with instructions for the surrender of stock certificates for MOXY Common Stock and FSC Common Stock will be mailed to MOXY and FSC stockholders as soon as practicable after the consummation of the Mergers.

Quorum

               MOXY. The holders of a majority of the shares of MOXY Common Stock issued and outstanding and entitled to vote at the MOXY Meeting, present in person or represented by proxy, will constitute a quorum at the MOXY Meeting. The persons appointed by MOXY to act as inspectors of election will treat shares of MOXY Common Stock represented by a properly executed and returned proxy as present at the MOXY Meeting for purposes of determining a quorum. The shares of MOXY Common Stock present at the MOXY Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding MOXY Common Stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

               FSC. The holders of a majority of the shares of FSC Common Stock issued and outstanding and entitled to vote at the FSC Meeting, present in person or represented by proxy, will constitute a quorum at the FSC Meeting. The persons appointed by FSC to act as inspectors of election will treat shares of FSC Common Stock represented by a properly executed and returned proxy as present at the FSC Meeting for purposes of determining a quorum. The shares of FSC Common Stock present at the FSC Meeting that abstain from voting or are the subject of broker non-votes will be counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holding FSC Common Stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Votes Required

               MOXY. The affirmative vote of the holders of a majority of the shares of MOXY Common Stock outstanding on the Record Date is required to approve the MOXY Merger Proposal. Accordingly, abstentions and broker non-votes with respect to the MOXY Merger Proposal will have the same effect as a vote against the MOXY Merger Proposal.

               Except as otherwise provided by law, MOXY's certificate of incorporation or the by-laws, all other matters coming before the MOXY Meeting, including the Benefit Plan Proposal, will be decided by the vote of a majority of the shares of MOXY Common Stock present in person or represented by proxy and entitled to vote at the MOXY Meeting. Broker non-votes will not be deemed as votes cast with respect to, will not count as votes for or against, and will not be included in calculating the number of votes necessary for approval of those matters.

               FSC. The affirmative vote of the holders of a majority of the shares of FSC Common Stock outstanding on the Record Date is required to approve the FSC Merger Proposal. Accordingly, abstentions and broker non-votes with respect to the FSC Merger Proposal will have the same effect as a vote against the FSC Merger Proposal.

               Except as otherwise provided by law, FSC's certificate of incorporation or by-laws, all other matters coming before the FSC Meeting, including the Benefit Plan Proposal, will be decided by the vote of a majority of the shares of FSC Common Stock present in person or represented by proxy and entitled to vote at the FSC Meeting. Broker non-votes will not be deemed as votes cast with respect to, will not count as votes for or against, and will not be included in calculating the number of votes necessary for approval of those matters.

Share Ownership of Management

               MOXY. As of June 30, 1998, MOXY's directors and executive officers and their affiliates as a group beneficially owned 6,852,080 shares of MOXY Common Stock, or approximately 15.4% of the outstanding shares of MOXY Common Stock. See "Stock Ownership Information." These directors and executive officers have indicated that they intend to vote their MOXY Common Stock in favor of the MOXY Proposals.

               FSC. As of June 30, 1998, directors and executive officers of FSC and their affiliates as a group beneficially owned 361,708 shares of FSC Common Stock, or approximately 3.6% of the shares of the outstanding FSC Common Stock. See "Stock Ownership Information." These directors and executive officers have indicated that they intend to vote their FSC Common Stock in favor of the FSC Proposals.

Proxy Solicitation

               MOXY. MOXY will pay all expenses of soliciting proxies for the MOXY Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and MOXY will reimburse them for their reasonable expenses in doing so. MOXY has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for such firm's services will be $_____ plus its reasonable out-of-pocket expenses. Certain officers and employees of MOXY, who will receive no additional compensation for their services, may also solicit proxies by telephone, telegram, telex, telecopy or personal interview.

               FSC. FSC will pay all expenses of soliciting proxies for the FSC Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and FSC will reimburse them for their reasonable expenses in doing so. FSC has retained Georgeson & Company Inc., Wall Street Plaza, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for such firm's services will be $____ plus its reasonable out-of-pocket expenses. Certain officers and employees of FSC, who will receive no additional compensation for their services, may also solicit proxies by telephone, telegram, telex, telecopy or personal interview.


                          STOCK OWNERSHIP INFORMATION

Common Stock Ownership of Directors and Executive Officers

               None of the directors or executive officers of MOXY, FSC, or McMoRan currently own any shares of McMoRan Common Stock. They will receive shares of McMoRan Common Stock in respect of shares of MOXY Common Stock and FSC Common Stock held by them at the time of the Mergers. In addition, McMoRan has agreed to issue to them and other holders of stock options granted under certain MOXY and FSC benefit plans options to purchase McMoRan Common Stock under the McMoRan Adjusted Plan described below.

               The following table sets forth certain information regarding the number of shares of MOXY Common Stock ("MOXY Shares") and FSC Common Stock ("FSC Shares") beneficially owned as of June 30, 1998 by, and the number of shares of McMoRan Common Stock ("McMoRan Shares") expected to be beneficially owned immediately after the Mergers by, (i) each of the directors and executive officers of MOXY, FSC, and McMoRan, (ii) all directors and executive officers of MOXY as a group, (iii) all directors and executive officers of FSC as a group, and (iv) all directors and executive officers of McMoRan as a group. In determining the number of McMoRan Shares expected to be beneficially owned by them, it was assumed that each MOXY Share and each FSC Share beneficially owned by them will be converted at the Effective Time of the Mergers into 0.2 and 0.625 of a McMoRan Share, respectively, and that each option and stock incentive unit held by them relating to a MOXY Share and each option and stock incentive unit held by them relating to an FSC Share will be converted at the Effective Time of the Mergers into an option granted under the McMoRan Adjusted Plan to purchase 0.2 and 0.625 of a McMoRan Share, respectively. Unless otherwise indicated, all MOXY Shares and FSC Shares shown are, and all McMoRan Shares shown are anticipated to be, held with sole voting and investment power.

                                                                                                           Number of
                                                             Number of                                      McMoRan
                                                                MOXY                 Number of              Shares
                                                               Shares                FSC Shares         Anticipated to
                                                            Beneficially            Beneficially        be Beneficially
Name of Individual or Identity of Group                     Owned (1)(2)            Owned (1)(2)         Owned (1)(2)
---------------------------------------                     ------------         -----------------    ------------------
Richard C. Adkerson.....................................         479,892               28,186           113,587
John G. Amato...........................................         553,222 (3)           44,102 (3)       138,197 (3)
J. Terrell Brown........................................               0                    0                 0
Thomas D. Clark, Jr.....................................               0                  500               312
Robert A. Day...........................................          69,068                6,446            17,834
Gerald J. Ford..........................................       2,265,900 (4)                0           453,180 (4)
Glenn A. Kleinert.......................................          75,931                    0            15,183
Rene L. Latiolais.......................................         147,338              110,820            98,797
James H. Lee............................................          53,308                  846            11,322
James R. Moffett........................................       1,774,359 (5)          130,670 (5)       436,534 (5)
C. Howard Murrish.......................................         471,110 (6)            2,037 (6)        95,491 (6)
B. M. Rankin, Jr........................................       1,109,290 (7)           37,736 (7)       245,428 (7)
Robert M. Wohleber......................................          11,992                9,694             8,450
All MOXY directors and executive officers as a group
 (9 persons) (8)........................................       6,852,080 (9)          250,023 (9)     1,526,756 (9)
All FSC directors and executive officers as a group
 (8 persons) (10).......................................       4,076,093 (11)         361,708 (11)    1,041,305 (11)
All current and prospective McMoRan directors and
 executive officers as a group (11 persons)(12).........       6,882,171 (13)         370,191 (13)    1,607,810 (13)

------------
(1) With the exception of Mr. Adkerson (who beneficially owns 1.1% of the outstanding MOXY shares), Mr. Amato (who beneficially owns 1.3% of the outstanding MOXY shares), Mr. Ford (who beneficially owns 5.3% of the outstanding MOXY Shares and is anticipated to own beneficially 3.1% of the outstanding McMoRan Shares), Mr. Latiolais (who beneficially owns 1.1% of the outstanding FSC Shares), Mr. Moffett (who beneficially owns 4.1% of the outstanding MOXY Shares and 1.3% of the outstanding FSC Shares and is anticipated to own beneficially 2.9% of the outstanding McMoRan Shares), Mr. Murrish (who beneficially owns 1.1% of the outstanding MOXY Shares), and Mr. Rankin (who beneficially owns 2.6% of the outstanding MOXY Shares and is anticipated to own beneficially 1.7% of the outstanding McMoRan Shares), each individual holds less than 1% of the outstanding MOXY Shares and FSC Shares, respectively, and is anticipated to hold less than 1% of the outstanding McMoRan Shares, respectively.

(2) Includes MOXY Shares, FSC Shares, and McMoRan Shares that could be acquired within sixty days after June 30, 1998 upon the exercise of options granted pursuant to MOXY and FSC benefit plans and options anticipated to be granted under the McMoRan Adjusted Plan as follows:

                                                                   Number of       Number of         Number of
Name of Individual or Identity of Group                           MOXY Shares      FSC Shares      McMoRan Shares
---------------------------------------                          --------------   -------------   -----------------
Mr. Adkerson.................................................          304,362          25,862              77,029
Mr. Amato....................................................          166,057          22,193              47,077
Mr. Day......................................................           22,128           1,164               5,145
Mr. Kleinert.................................................           75,931               0              15,183
Mr. Latiolais................................................          130,342          99,091              88,068
Mr. Lee......................................................           33,308             846               7,322
Mr. Moffett..................................................          653,286          76,937             178,738
Mr. Murrish..................................................          316,400               0              63,279
Mr. Rankin...................................................           22,128           5,469               7,831
Mr. Wohleber.................................................           11,140           6,550               6,315
All MOXY directors and executive officers as a group.........        1,593,600         132,471             401,604
All FSC directors and executive officers as a group..........        1,287,315         236,102             405,058
All current and prospective McMoRan directors and executive
   officers as a group.......................................        1,625,843         237,266             473,482

-------------
(3) Includes (a) 6,000 MOXY Shares and 3 FSC Shares held in, and 1,201 McMoRan Shares anticipated to be held in, a retirement trust for the benefit of Mr. Amato's spouse but as to which he disclaims beneficial ownership, (b) 22,328 MOXY Shares and 823 FSC Shares held by, and 4,978 McMoRan Shares anticipated to be held by, Mr. Amato as custodian for his children but as to which he disclaims beneficial ownership, (c) 20,000 MOXY Shares and 633 FSC Shares held by, and 4,395 McMoRan Shares anticipated to be held by, Mr. Amato as president of a charitable foundation but as to which he disclaims beneficial ownership, and (d) 34,521 MOXY Shares and 7,082 FSC Shares held for, and 11,330 McMoRan Shares anticipated to be held for, the benefit of trusts with respect to which Mr. Amato, as trustee, has or is anticipated to have sole voting and investment power, but as to which he disclaims beneficial ownership. Does not include any of the shares referred to in note (5) below.

(4) Includes 2,265,900 MOXY Shares held for, and 453,180 McMoRan Shares anticipated to be held for, the benefit of a trust, of which Mr. Ford is trustee.

(5) Includes (a) 1,099,609 MOXY Shares and 45,944 FSC Shares held by, and 248,636 McMoRan Shares anticipated to be held by, a limited liability company with respect to which Mr. Moffett, as a member, shares or is anticipated to share voting and investment power and (b) 21,464 MOXY Shares and 7,789 FSC Shares held for, and 9,160 McMoRan Shares anticipated to be held for, the benefit of a trust with respect to which Mr. Moffett and Mr. Amato, as co-trustees, have or are anticipated to have sole voting and investment power but as to which each disclaims beneficial ownership.

(6) Includes (a) 2,060 MOXY Shares held in, and 412 McMoRan Shares anticipated to be held in, a retirement trust for the benefit of Mr. Murrish's spouse,
     (b) 45,000 MOXY Shares held by, and 9,000 McMoRan Shares anticipated to be held by, Mr. Murrish as trustee of a trust for the benefit of one of his sons, (c) 2,112 MOXY Shares and 4 FSC Shares owned by, and 424 McMoRan Shares anticipated to be owned by, an adult son who shares the same home as Mr. Murrish but as to which he disclaims beneficial ownership, (d) 2,212 MOXY Shares and 4 FSC Shares held by, and 444 McMoRan Shares anticipated to be held by, Mr. Murrish as custodian for one of his sons, and (e) 1,000 MOXY Shares held by, and 200 McMoRan Shares anticipated to be held by, Mr. Murrish as custodian for his grandson.

(7) Includes (a) 316,303 MOXY Shares, 12,219 FSC Shares and 70,896 McMoRan Shares with respect to which Mr. Rankin, under a power of attorney, has or is anticipated to have sole voting and investment power but as to which he disclaims beneficial ownership and (b) 63,224 MOXY Shares and 12,644 McMoRan Shares with respect to which Mr. Rankin, under a power of attorney, shares or is anticipated to share investment power but as to which he disclaims beneficial ownership.

(8) Consists of Messrs. Adkerson, Amato, Day, Ford, Kleinert, Lee, Moffett, Murrish, and Rankin.

(9) Represents approximately 15.4% of the outstanding MOXY Shares, approximately 2.5% of the outstanding FSC Shares, and approximately 10.1% of the McMoRan Shares anticipated to be outstanding, respectively.

(10) Consists of Messrs. Adkerson, Amato, Brown, Clark, Latiolais, Moffett, Rankin, and Wohleber.

(11) Represents approximately 9.2% of the outstanding MOXY Shares, approximately 3.6% of the outstanding FSC Shares, and approximately 6.9% of the McMoRan Shares anticipated to be outstanding, respectively.

(12) Consists of Messrs. Adkerson, Amato, Brown, Clark, Day, Ford, Latiolais, Moffett, Murrish, Rankin, and Wohleber.

(13) Represents approximately 15.5% of the outstanding MOXY Shares, approximately 3.7% of the outstanding FSC Shares and approximately 10.6% of the McMoRan Shares anticipated to be outstanding, respectively.

Common Stock Ownership of Certain Beneficial Owners

                The following table sets forth information regarding the number of MOXY shares beneficially owned by, and the number of McMoRan Shares expected to be beneficially owned immediately after the Mergers by, each person known to MOXY to be a beneficial owner of more than 5% of the outstanding MOXY Shares, determined in accordance with Rule 13d-3 of the 1934 Act based on information furnished by them. In determining the number of McMoRan Shares expected to be beneficially owned by them, it was assumed that each MOXY Share included below will be converted at the Effective Time of the Mergers into 0.2 of a McMoRan Share and that each option to purchase a MOXY Share and each option to purchase an FSC Share referred to below will be converted at the Effective Time of the Mergers into an option granted under the McMoRan Adjusted Plan to purchase 0.2 and 0.625 of a McMoRan Share, respectively. Unless otherwise indicated, all shares indicated as beneficially owned are or are anticipated to be held with sole voting and investment power.

                                                                                            Number of
                                                                                             McMoRan
                                                  Number of                                 Shares
                                                     MOXY                                Anticipated
                                                    Shares                                  to be
                                                 Beneficially            Percent of      Beneficially     Percent of
Name and Address                                    Owned                   Class           Owned            Class
----------------                                --------------       ---------------   ----------------  ------------
Alpine Capital, L.P.
Algenpar, Inc.
Robert W. Bruce III
J. Taylor Crandall
 201 Main Street, Suite 3100
 Fort Worth, Texas 76102.......................     4,313,296 (1)          10.1%           865,677 (2)    5.9%
Phosphate Resource Partners Limited Partnership
IMC Global Inc.
FMRP Inc.
 2100 Sanders Road
 Northbrook, Illinois 60062....................     3,847,679 (3)           9.0%           769,535        5.2%

------------
(1) Based on a Form 3 dated May 19, 1998 filed jointly by Alpine Capital, L.P., Algenpar, Inc., Robert W. Bruce III, and J. Taylor Crandall with the SEC. According to the Form 3, (a) Alpine Capital, L.P. is the beneficial owner of 4,139,307 of the MOXY Shares, and J. Taylor Crandall, as the sole owner of Algenpar, Inc., and Algenpar, Inc. and Robert W. Bruce III, as the general partners in Alpine Capital, L.P., have shared voting and investment power with respect to the MOXY Shares beneficially owned by Alpine Capital, L.P., (b) Robert W. Bruce III is the beneficial owner of 154,082 of the MOXY Shares and has sole voting and investment power with respect to the MOXY Shares beneficially owned by him, and (c) Robert W. Bruce III, a former director of MOXY, could acquire 19,907 of the MOXY Shares upon the exercise of options granted pursuant to MOXY benefit plans.

(2) Robert W. Bruce III, a former director of the former parent of FSC, could acquire 4,847 FSC Shares upon the exercise of options granted pursuant to FSC benefit plans.

(3) Based on a Form 4 dated November 24, 1997 filed jointly by PLP, IGL and FMRP Inc. IGL and FMRP Inc. are the general partners in PLP, which is the beneficial owner of all the MOXY Shares shown.

               The following table sets forth information regarding the number of FSC Shares beneficially owned by, and the number of McMoRan Shares expected to be beneficially owned immediately after the Mergers by, each person known to FSC to be a beneficial owner of more than 5% of the outstanding FSC Shares, determined in accordance with Rule 13d-3 based on information furnished by them. In determining the number of McMoRan Shares expected to be beneficially owned by them, it was assumed that each FSC Share included below will be converted at the Effective Time of the Mergers into 0.625 of a McMoRan Share. Unless otherwise indicated, all shares indicated as beneficially owned are or are anticipated to be held with sole voting and investment power.

                                                                                             Number of
                                                                                              McMoRan
                                                                                               Shares
                                               Number of                                    Anticipated
                                               FSC Shares                                      to be
                                              Beneficially                Percent of        Beneficially    Percent of
Name and Address                                 Owned                       Class             Owned           Class
----------------                             ---------------         -------------------  ---------------  ------------
Gotham Partners, L.P.
Gotham Partners II, L.P.
Gotham International Advisors, L.L.C.
110 East 42nd Street, 18th Floor
New York, New York 10017.................         1,171,900 (1)            12.0%             732,436             5.0%

------------
(1) Based on Amendment No. 2 to the Schedule 13D dated July 2, 1998 filed jointly by Gotham Partners, L.P., Gotham Partners II, L.P., and Gotham International Advisors, L.L.C. with the SEC. According to Amendment No. 2 to the Schedule 13D, Gotham Partners, L.P. is the beneficial owner of 946,289 of the FSC Shares, Gotham Partners II, L.P. is the beneficial owner of 7,746 of the FSC Shares, and Gotham International Advisors, L.L.C. is the beneficial owner of 217,865 of the FSC Shares. William A. Ackman and David P. Berkowitz each owns, respectively, two entities that are the sole general partners in the partnership that is the sole general partner in Gotham Partners, L.P. and Gotham Partners II, L.P. Messrs. Ackman and Berkowitz are the senior managing members of Gotham International Advisors, L.L.C.


                                 MOXY AND FSC
               MARKET PRICES; DIVIDENDS PAID AND DIVIDEND POLICY

MOXY Common Stock is traded on Nasdaq under the symbol "MOXY." FSC Common Stock is traded on the NYSE under the symbol "FSC." The following table sets forth, for the periods indicated, the range of the high and low closing bid prices for MOXY Common Stock as reported by Nasdaq and the range of high and low sales prices of FSC Common Stock on the NYSE Composite Transaction Tape, respectively.

                                                                 MOXY Common Stock             FSC Common Stock
                                                             --------------------------   --------------------------
                                                                High           Low           High            Low
                                                             ------------   -----------   ------------   -----------
Calendar Year 1996:
 Quarter ended March 31..................................    $    3.7500    $   2.8125             --             --
 Quarter ended June 30...................................         3.8750        2.5000             --             --
 Quarter ended September 30..............................         2.9375        1.7500             --             --
 Quarter ended December 31...............................         3.0625        1.5000             --             --
Calendar Year 1997:
 Quarter ended March 31..................................         3.9375        2.0625             --             --
 Quarter ended June 30...................................         3.8125        2.3125             --             --
 Quarter ended September 30..............................         5.5000        3.3125             --             --
 Quarter ended December 31(a)............................         5.7500        3.0000    $   13.1667    $   11.6250
Calendar Year 1998:
 Quarter ended March 31..................................         4.4375        2.8750        16.4375         9.7500
 Quarter ended June 30...................................         5.3125        3.8125        15.3750        13.0000
 Quarter ended September 30 (through ________, 1998).....

------------
(a) Reflects inception of trading of FSC Common Stock on December 23, 1997.

               Neither MOXY nor FSC has paid cash dividends since inception and instead have retained earnings to meet working capital needs and finance business operations. McMoRan currently intends to continue this policy.

               On July 31, 1998, the last full trading day prior to the public announcement of the proposed transaction, the reported closing sale price per share on Nasdaq for MOXY Common Stock was $4 and for FSC Common Stock on the NYSE was $10 7/8.

               The market prices of shares of MOXY Common Stock and FSC Common Stock are subject to fluctuation. As a result, MOXY and FSC stockholders are urged to obtain current market quotations.


                            McMoRan EXPLORATION CO.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

               The following Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1998 and Unaudited Pro Forma Condensed Consolidated Statements of Operations for the six months ended June 30, 1998 and the year ended December 31, 1997 have been prepared from the historical financial statements of MOXY and FSC included elsewhere herein.

               The pro forma financial information gives effect to accounting for the Mergers as a "purchase transaction," based on the conversion of each share of MOXY Common Stock into 0.2 shares of McMoRan Common Stock and each share of FSC Common Stock into 0.625 shares of McMoRan Common Stock. MOXY is the acquiring entity in this transaction for financial reporting purposes. The Unaudited Pro Forma Condensed Consolidated Statements of Operations have been prepared as if the Mergers occurred on January 1, 1997. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1998 reflects the Mergers as if they had occurred on June 30, 1998.

               The pro forma financial information should be read in conjunction with the accompanying notes and the historical financial statements and notes thereto of MOXY and FSC included elsewhere herein.

               The pro forma financial information includes estimates and information currently available and is subject to change based upon final purchase accounting adjustments for the Mergers. The pro forma financial information is not necessarily indicative of the financial position or results which actually would have been attained if the Mergers had been consummated on the dates indicated above, nor are they indicative of future results.


                            McMoRan EXPLORATION CO.
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               AT JUNE 30, 1998
                                (In Thousands)


                                                    Historical    Historical                 Merger           Pro Forma
                                                       MOXY           FSC       McMoRan   Adjustments       Consolidated
                                                   -------------  -----------  ---------  -------------  -----------------
Assets
Current Assets:
 Cash and cash equivalents.......................   $   19,355    $   33,790    $         $   (4,000) (a)     $   49,145
 Accounts receivable.............................       11,488        24,875                                      36,363
 Inventories.....................................           --        23,531                                      23,531
 Deferred tax asset..............................           --         7,590                                       7,590
 Other current assets............................           --         2,552                                       2,552
                                                    ----------    ----------    --------  ----------          ----------
   Total current assets..........................       30,843        92,338                  (4,000)            119,181
Property, plant and equipment, net...............       67,489       100,151                  18,906  (b)        186,546
Deferred tax asset...............................           --        53,856                  (9,922) (c)         43,934
Other assets.....................................          166        10,303                   2,202  (d)         12,671
                                                    ----------    ----------    --------  ----------          ----------
Total assets.....................................   $   98,498    $  256,648    $         $    7,186          $  362,332
                                                    ==========    ==========    ========  ==========          ==========
Liabilities and Stockholders' Equity
Current Liabilities:
 Accounts payable and accrued liabilities........   $   19,777    $   25,191    $         $                   $   44,968
 Current reclamation and mine shutdown reserves..           --        16,349                                      16,349
                                                    ----------    ----------    --------  ----------          ----------
   Total current liabilities.....................       19,777        41,540                                      61,317
Reclamation and mine shutdown reserves...........        1,349        52,141                                      53,490
Accrued postretirement and pension benefits......           --        10,771                  (7,569) (d)          3,202
Other noncurrent liabilities.....................          999        46,227                                      47,226
Stockholders' equity:
 Common stock....................................          429           104                    (386) (e)            147
 Capital in excess of par value..................      141,058       117,050                   3,956  (a,e)      262,064
 Accumulated deficit.............................      (65,114)       (2,338)                  2,338  (e)        (65,114)
 Treasury stock..................................           --        (8,847)                  8,847  (e)            --
                                                    ----------    ----------    --------  ----------          ----------
   Total stockholders' equity....................       76,373       105,969                  14,755             197,097
                                                    ----------    ----------    --------  ----------          ----------
Total liabilities and stockholders' equity.......   $   98,498    $  256,648    $         $    7,186          $  362,332
                                                    ==========    ==========    ========  ==========          ==========

    The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.
------------
(a) Reflects estimated costs for the Mergers of $4.0 million, with approximately $3.0 million allocated to purchase price and $1.0 million allocated to capital in excess of par value.

(b) Reflects application of estimated excess of purchase price over net book value of the FSC acquired assets to property, plant and equipment to the extent of their estimated fair values. Purchase price was calculated using MOXY's July 31, 1998 closing market price of $4.00 per share and approximately $3.0 million of costs discussed in note (a).

(c) Reflects adjustments to the deferred tax asset relative to the adjustments in notes (b) and (d). Based on a preliminary pro forma assessment of the realizability of the acquired deductible temporary differences, as required by SFAS No. 109, recognition of pro forma deferred tax assets was limited to the adjusted amounts shown above in the pro forma balance sheet. Accordingly, no additional deferred tax benefits relating to the pre-tax losses shown for the six months ended June 30, 1998 and for the year ended December 31, 1997 are reflected in the accompanying unaudited pro forma condensed consolidated statements of operations for these periods.

(d) Reflects purchase accounting adjustments to FSC employee benefit liabilities assumed by McMoRan. Specifically, reflects adjustments to record a net pension asset for the excess of pension plan assets ($2,202,000) over the estimated projected benefit obligation and to eliminate the $6,656,000 accrued pension balance recorded by FSC. Also reflects a $913,000 reduction in FSC's accrued postretirement benefits to the estimated obligation at June 30, 1998.

(e) Reflects issuance of McMoRan Common Stock at the fair value of FSC less the elimination of FSC's historical equity.


                            McMoRan EXPLORATION CO.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
                                  OPERATIONS
                         YEAR ENDED DECEMBER 31, 1997
                   (In Thousands, Except Per Share Amounts)


                                                                     Other
                                  Historical      Historical      Adjustments                   Merger            Pro Forma
                                     MOXY            FSC              (a)       McMoRan       Adjustments       Consolidated
                                  -----------  ---------------   ------------  ---------  -------------------   --------------
Revenues.......................   $   13,552    $    211,945      $  51,926     $  --     $  (57,255) (b)       $  220,168
Cost of sales:
 Production and delivery.......        1,180         183,227         33,258        --        (57,643) (b,c)        160,022
 Depreciation and
     amortization..............       10,071         461,084         12,980        --       (434,946) (b,d,e)       49,189
                                   ---------    ------------      ---------      -----    ----------            ----------
   Total cost of sales.........       11,251         644,311         46,238        --       (492,589)              209,211
Exploration expenses...........       11,966              --                       --                               11,966
General and administrative
 expenses......................        2,528           6,950          3,897        --         (1,000) (f)          12, 375
Gain on property sale..........       (2,289)             --                                                        (2,289)
                                   ---------    ------------      ---------      -----    ----------            ----------
   Total cost and expenses.....       23,456         651,261         50,135        --       (493,589)              231,263
                                   ---------    ------------      ---------      -----    ----------            ----------
Operating loss.................       (9,904)       (439,316)         1,791        --        436,334               (11,095)
Other income, net..............          638              12                       --             --                   650
Interest expense...............       (1,272)             --          1,272        --             --                    --
                                   ---------    ------------      ---------      -----    ----------            ----------
Net loss before income taxes...      (10,538)       (439,304)         3,063        --        436,334               (10,445)
Income tax benefit.............           --          65,105                       --        (65,105) (g)               --
                                   ---------    ------------      ---------      -----    ----------            ----------
   Net loss....................   $  (10,538)   $   (374,199)     $   3,063        --     $  371,229            $  (10,445)
                                   =========    ============      =========      =====    ==========            ==========
Basic and diluted net loss per
share..........................   $    (0.56)   $     (36.16)                                                   $    (0.71)
Basic and diluted weighted
average shares outstanding.....       18,847          10,347                                                        14,665  (h)

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.


                            McMoRan EXPLORATION CO.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
                                  OPERATIONS
                        SIX MONTHS ENDED JUNE 30, 1998
                   (In Thousands, Except Per Share Amounts)


                                         Historical     Historical                   Merger                 Pro Forma
                                            MOXY            FSC        McMoRan    Adjustments              Consolidated
                                         ------------   -----------   ---------   -----------         -------------------
Revenues.............................    $   11,778     $ 113,662     $ --        $ (24,247) (b)      $   101,193
Cost of sales:                                                          --
 Production and delivery.............         1,811        96,032       --          (21,593) (b,c)         76,250
 Depreciation and amortization.......        10,970        12,735       --           (9,545) (b,d)         14,160
                                         ----------     ---------      ----        --------           -----------
   Total cost of sales...............        12,781       108,767       --          (31,138)               90,410
Exploration expenses.................        12,258            --       --               --                12,258
General and administrative expenses..         2,349         5,374       --             (500) (f)            7,223
                                         ----------     ---------      ----        --------           -----------
     Total cost and expenses.........        27,388       114,141       --          (31,638)              109,891
                                         ----------     ---------      ----        --------           -----------
Operating loss.......................       (15,610)         (479)      --            7,391                (8,698)
Other income, net....................           732           706       --               --                 1,438
                                         ----------     ---------      ----        --------           -----------
Net income (loss) before taxes.......       (14,878)          227       --            7,391                (7,260)
Provision for taxes..................           --            (79)      --               79  (g)               --
                                         ----------     ---------      ----        --------           -----------
     Net income (loss)...............    $  (14,878)    $     148     $ --        $   7,470           $    (7,260)
                                         ==========     =========      ====        ========           ===========
Basic and diluted net loss per share.    $   (0.35)     $    0.01                                     $     (0.50)

Weighted average shares outstanding:
      Basic..........................        42,816         9,950                                          14,665  (h)
      Diluted........................        42,816        10,031                                          14,665  (h)

-------------
The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

(a) Reflects pro forma adjustments to effect MOXY's Rights Offering and acquisitions of the MCN and certain other oil and gas properties and FSC's acquisition of IGL's 25.0% interest in Main Pass actually occurring during 1997 as if they had occurred as of January 1, 1997 as follows:

                                                                                                   Combined
                                                                          MOXY          FSC         Total
                                                                       ----------    ----------   -----------
Revenues...........................................................    $  10,348     $  41,578    $   51,926
Cost of sales:
Production and delivery costs......................................        1,436        31,822        33,258
Depreciation and amortization......................................        8,986         3,994        12,980
                                                                       ---------     ---------    ----------
 Total cost of sales...............................................       10,422        35,816        46,238
General and administrative expenses................................           --         3,897         3,897
                                                                       ---------     ---------    ----------
 Total costs and expenses..........................................       10,422        39,713        50,135
                                                                       ---------     ---------    ----------
Operating income (loss)............................................          (74)        1,865         1,791
Interest expense...................................................        1,272            --         1,272
                                                                       ---------     ---------    ----------
Income before tax..................................................        1,198         1,865         3,063
Income tax benefit.................................................           --            --            --
                                                                       =========     =========    ==========
Net income (loss)..................................................    $   1,198     $   1,865    $    3,063
                                                                       =========     =========    ==========

(b) Reflects the elimination of operating results attributable to the operations of the Culberson mine, which will permanently cease operations during the third quarter of 1998.

(c) Reflects a $952,000 annual increase in pension and postretirement costs resulting from the adjustments discussed in note (d) of the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

(d) Reflects a $716,000 annual increase in depreciation and amortization expense for the increase in book value for FSC's acquired assets resulting from applying purchase accounting for the Mergers, based on useful lives of approximately 20 years (see note (b) of Unaudited Pro Forma
    Condensed Consolidated Balance Sheet).

(e) In September 1997, FSC concluded that the carrying value of the Main Pass sulphur assets exceeded the undiscounted estimated future net cash flows, such that an impairment writedown of $416,400,000 was required under Statement of Financial Accounting Standards No. 121. A similar analysis of the Culberson mine sulphur assets, based on recoverable reserves utilizing recent production history, indicated that a writedown of $9,000,000 was required. Fair values were estimated using discounted estimated future net cash flows related to these assets. Reflects elimination of the impairment assessment of sulphur assets ($425,400,000) recorded by FSC in the 1997 third quarter and the related depreciation recorded on those sulphur assets prior to the impairment assessment ($9,391,000).

(f) Reflects estimated identifiable decrease in McMoRan general and administrative expenses primarily related to public entity related costs ($1.0 million annually).

(g) Assumes no tax benefit associated with the losses shown, as further explained in note (c) to the unaudited pro forma condensed consolidated balance sheet.

(h) Reflects estimated McMoRan common shares expected to be issued in connection with the Mergers.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                      AND DISCLOSURES ABOUT MARKET RISKS

MOXY

     Overview

               MOXY is an independent oil and gas company engaged in the exploration, development and production of oil and natural gas. MOXY commenced operations in May 1994 following the distribution of its common stock to the stockholders of FTX in order to carry on substantially all of the oil and gas exploration activities previously conducted by FTX. MOXY and its predecessors have conducted exploration, development and production operations offshore in the Gulf of Mexico and onshore in the Gulf Coast region and other areas for more than 25 years, which have provided MOXY with an extensive geological and geophysical data base and significant technical and operational expertise. MOXY expects to continue to concentrate its efforts in this selected geographic area where its management team has significant exploration experience.

               Management believes the opportunities for MOXY to discover meaningful oil and gas reserves are significant and that these opportunities can best be achieved through the use of advanced 3-D seismic technology, applied in conjunction with a large, long-term exploration program, and MOXY's extensive data base and geological expertise. In 1995, MOXY entered into an agreement with MCN that established the MOXY/MCN Program. Under the MOXY/MCN Program revenues and costs were shared 60% by MCN and 40% by MOXY, with MOXY borrowing its share of costs from MCN. In 1997, as the MOXY/MCN Program was nearing completion, MOXY undertook the Rights Offering to raise funds that would allow it to recapitalize, restructure its exploration and development operations and engage in a significantly expanded and more diversified, multi-year exploratory drilling program. In November 1997, MOXY completed the Rights Offering, raising $92.2 million of net proceeds and enabling it to repay all borrowings under the MOXY/MCN Program, acquire the interest previously owned by MCN in the Vermilion Block 160 and 410 fields and provide its share of funding under the newly-formed, multi-year $210 million MOXY Exploration Program with PLP and an individual investor, Mr. Gerald J. Ford, who is also a director of MOXY. Most of the exploration expenditures related to the MOXY Exploration Program will be shared 37.6% by MOXY, 56.4 percent by PLP and 6 percent by Mr. Ford. All revenues and other costs will be shared 48% by MOXY, 47% by PLP and 5% by Mr. Ford. For additional information about the MOXY Exploration Program, see "--Capital Resources and Liquidity."

     Operational Activities

               Exploration and Development. For information regarding MOXY's exploration and development activities during 1997 and the first six months of 1998, see "Business--Business of MOXY - Oil and Gas Properties."

               Purchase of Property Interests. In September 1997 MOXY purchased for $4.5 million all of the oil and gas interests owned by Stratus Properties Inc. ("Stratus"), a publicly traded company affiliated with MOXY through common management and a common director. These properties are located in the offshore Gulf of Mexico and in various onshore areas of the United States. The acquisition cost of interests in the three most significant exploration properties, which together represented $3.0 million of the total $4.5 million acquisition price, was shared 60% by PLP and 40% by MOXY, and those properties have been included in the MOXY Exploration Program. Net oil and gas revenues generated by the producing properties acquired from Stratus totaled $0.8 million in 1997 (prior to acquisition), $1.4 million in 1996 and $0.6 million in 1995, although a single property that generated $0.7 million of revenues in 1996 ceased production in the second quarter of 1997.

     Results of Operations

               MOXY reported a net loss of $10.5 million ($0.56 per share) for 1997 compared with losses of $9.9 million ($0.71 per share) for 1996 and $14.6 million ($1.06 per share) for 1995. MOXY reported a net loss of $14.9 million ($0.35 per share) for the first six months of 1998 compared with losses of $3.9 million ($0.28 per share) for the first six months of 1997. As a result of anticipated future exploration expenditures, MOXY expects to continue to report operating losses for at least the near future. See "Business--Business of MOXY--Production, Unit Prices and Costs."

               First Six Months of 1998 Compared with First Six Months of 1997. MOXY's revenues for the first six months of 1998 increased to $11.8 million compared with $5.0 million for the same period of 1997. The increase resulted primarily from MOXY's purchase of additional net revenue interests in Vermilion Blocks 160 and 410 (see "Capital Resources and Liquidity" below) and from a substantial increase in production of natural gas and oil over last year's levels at Vermilion Block 160 as a result of three additional wells commencing production during the fourth quarter of 1997. The increase in revenues was partially offset by declining natural gas and oil prices throughout the first six months of 1998 and a cumulative adjustment for production prior to 1998 following a redetermination of ownership interests in Vermilion Block 160, which reduced combined revenues from gas and oil by approximately $486,000 during the first six months of 1998.

               Depreciation and amortization increased to $11.0 million for the six-month period of 1998 from $4.8 million for the comparable period of 1997. The increase resulted from the increased production volumes, together with increased depreciable capitalized costs incurred since the 1997 first quarter.

               Production and delivery cost for the six months ended June 30, 1998 increased to $1.8 million from $0.5 million during the six months ended June 30, 1997 as a result of the increased production volumes.

               MOXY's exploration expenses fluctuate from period to period based on the level, results and costs of exploratory drilling activity. MOXY charged $9.3 million to expense for exploratory drilling and leasehold costs associated with the Atchafalaya Bay, Grand Isle Block 54 #1, West Cameron Block 617 #2 and West Cameron Block 157 #1 exploratory wells during the six months ended June 30, 1998, compared to $1.0 million of exploratory drilling and leasehold costs during the six months ended June 30, 1997.

               MOXY's interest expense decreased from $0.7 million for the first six months of 1997 to zero for the comparable period of 1998. The reduction reflects the repayment of the outstanding debt upon completion of a Rights Offering in November 1997.

               1997 Compared with 1996. Oil and gas sales revenues for 1997 increased nearly four-fold over 1996 due to increased production from the Vermilion Block 410 field and, late in 1997, from the Vermilion Block 160 field unit. Production from the additional interests in these fields acquired from PLP in November 1997 also contributed to the increase. Management fee revenue increased due to different interim contractual arrangements with PLP prior to MOXY's acquisition of these additional interests. Production costs and depreciation and amortization expenses increased consistent with increased production volumes. In addition, proved reserves at the Vermilion Block 410 field were revised downward in the 1997 second quarter based on production experience, resulting in additional depreciation of $1.0 million being recognized. Exploration expenses, which fluctuate with the number, cost and results of exploratory drilling projects and the volume of and extent to which seismic data is acquired and interpreted, were similar to the prior year's level after considering a $2.1 million reimbursement of previously expensed costs in 1996. General and administrative expenses were substantially the same as the prior year's levels. Interest expense increased consistent with increased borrowings on the MCN production loan before repayment of those borrowings with proceeds from the Rights Offering.

               1996 Compared with 1995. Oil and gas sales revenues decreased 11% in 1996 from 1995 following the formation of the MOXY/MCN Program in mid-September 1995, which resulted in 60% of MOXY's revenue interest in the Vermilion Block 160 field unit being conveyed to MCN. Production costs and depreciation and amortization expenses also decreased accordingly. Exploration expenses decreased from the 1995 level largely as a result of the significant acquisition in 1995 of 3-D seismic survey data covering the project area owned by MOXY's joint venture with Phillips Petroleum Company ("Phillips") and PLP. General and administrative expenses declined 29% following cost reductions implemented in the 1995 third quarter, including a reduction in the number of employees and in the cost of consulting arrangements and administrative and managerial services.

     Capital Resources and Liquidity

               Upon completion of the Rights Offering in November 1997, MOXY realized net proceeds of $92.2 million from the sale of 28.6 million shares of MOXY Common Stock, of which 3.8 million were purchased by PLP. These proceeds enabled MOXY to retire all indebtedness previously incurred under the MOXY/MCN Program ($20.0 million) and acquire from PLP the interests in the Vermilion Block 160 and Block 410 fields previously owned by MCN, which PLP had acquired in August 1997 to facilitate completion of the rights offering ($24.5 million). The remaining proceeds provided MOXY with the funding necessary to participate in the multi-year $210 million MOXY Exploration Program, in which MOXY manages the exploration and development of exploratory prospects primarily in the Gulf of Mexico and onshore in the Gulf Coast region. MOXY serves as operator and selects all prospects and drilling opportunities. Most of the exploration expenditures related to the program will be shared 37.6% by MOXY, 56.4% by PLP and 6% by an individual investor who is also a director of MOXY. See "Executive Compensation and Certain Transactions." All revenues and other costs will be shared 48% by MOXY, 47% by PLP and 5% by the individual investor.

               The MOXY Exploration Program's annual budget imposes a $60.0 million limit on exploration costs. As of June 30, 1998, the program has committed to approximately $60.0 million of exploration costs for 1998, as a result of numerous drilling opportunities that became available during the period. Accordingly, MOXY has no additional program funds available for the remainder of 1998, unless it obtains the written consent of the Exploration Program's other participants. MOXY's operational activities during the second half of 1998 will focus primarily on developing its recent discoveries and identifying exploration prospects for 1999.

               Cash provided by operating activities amounted to $18.1 million for the six months ended June 30, 1998 compared with $4.3 million for the comparable period last year. The operating cash flow in 1998 reflects the significant accrued costs incurred with the development of West Cameron Block 616, the exploratory drilling costs associated with the successful wells at Brazos Block A-19, Vermilion Block 159 and the unsuccessful Grand Isle 54 well. Additionally, operating cash flow for the six months ending June 30, 1998 reflects the collection of outstanding joint interest receivables.

               MOXY incurred $27.9 million of cash exploration and development expenditures during the six months ended June 30, 1998, principally consisting of: $15.5 million for capitalized drilling costs, primarily for the West Cameron Block 616 #5 development well; the facility costs associated with West Cameron Block 616; platform and facility costs associated with the Vermilion Block 160 #4 sidetrack well; $9.3 million in drilling and leasehold costs charged to expense, primarily relating to the Atchafalaya Bay, Grand Isle Block 54 #1, West Cameron Block 617 #2 and West Cameron Block 157 #1 exploratory wells; and $3.1 million of geological and geophysical costs. MOXY has remaining committed exploration and development expenditures of approximately $18.5 million as of June 30, 1998, which are expected to be funded with available cash, cash from operating activities and bank financing (see discussion below).

               MOXY incurred $33.3 million of cash exploration and development expenditures during 1997, consisting principally of $6.4 million for development at Vermilion Block 160, $15.7 million for capitalized drilling costs, $4.9 million of geological and geophysical costs charged to expense and $6.3 million in expensed drilling and leasehold costs. Cash expenditures for 1996 totaled $20.7 million, consisting principally of $7.0 million for development at Vermilion Block 410, $2.8 million for capitalized drilling costs, $5.7 million of geological and geophysical costs charged to expense and $5.0 million in expensed drilling and leasehold costs. Cash expenditures for 1995 totaled $21.0 million and consisted principally of $6.7 million for development at Vermilion Block 410, $1.8 million for development at Vermilion Block 160 and $9.8 million of geological and geophysical costs charged to expense. No payment of dividends to MOXY's stockholders is presently contemplated.

               MOXY is currently negotiating a one-year, unsecured $15.0 million bank line of credit. The credit facility would be available for general corporate purposes, and is intended primarily to provide funding for any portion of MOXY's development activities in excess of its available cash generated from operations. Under the terms of the proposed agreement, MOXY would be able to increase the size of the facility to $20 million and extend its term subject to certain conditions, including providing security for the facility. Borrowings under the facility would be subject to a borrowing base to be redetermined semiannually and interest rates would vary based on prevailing rates and the amounts borrowed. MOXY expects to close the facility during the third quarter.

               On May 18, 1998, IGL and PLP filed suit in Delaware Chancery court (IMC Global, Inc. v. Moffett, et al, C.A. No. 16387-MC) against four former directors of FTX and against MOXY. The plaintiffs allege that the individual defendants breached fiduciary duties in the approval by FTX of the MOXY Exploration Program and that MOXY conspired with the individual defendants in that alleged breach. The plaintiffs seek unspecified monetary damages and rescission or equitable reformation of the agreement governing the MOXY Exploration Program. By letter dated May 22, 1998, PLP stated that it will continue to meet its legal obligations under the MOXY Exploration Program agreement. PLP has continued to participate in the MOXY Exploration Program in compliance with its contractual agreement and is current in the payment of all joint interest billings. A second lawsuit (Gottlieb v. Moffett, et al, C.A. No. 16393-NC), was filed in the Delaware Chancery Court on May 19, 1998 on behalf of a purported class of public unitholders of PLP. The complaint in this action makes substantially similar allegations to those set forth in the IGL complaint. The Gottlieb complaint also alleges that IGL and FTX breached fiduciary duties to PLP, and PLP's public unitholders. The plaintiff seeks unspecified monetary damages and other relief. MOXY believes that these suits are without merit and intends to vigorously defend itself and enforce its contract rights in both cases.

     Impact of Year 2000 Compliance

               The Y2K issue is the result of computerized systems being written to store and process the year portion of dates using two digits rather than four. Date-aware systems (i.e. any system or component that performs calculations, comparisons, sequencing or other options involving dates) may fail or produce erroneous results on or before January 1, 2000 because the year 2000 will be interpreted as the year 1900.

               MOXY has been pursuing a strategy to ensure all significant computer systems and computer controlled plant and equipment will be Y2K complaint. Computerized systems are integral to the operations of MOXY, particularly for various engineering systems used for exploration, reserve, production and modeling functions. Certain computerized business systems and related services are provided by FM Services Company ("FMS"), which is responsible for ensuring Y2K compliance for the systems it manages. FMS has separately prepared a plan for its Y2K compliance for the systems it manages. Progress of the Y2K plan is being monitored by MOXY executive management and reported to the Audit Committee of the MOXY Board. In addition, MOXY is obtaining independent assessments of progress by the independent accounting firm functioning as its internal auditors. MOXY believes all critical components of the plan are on schedule for completion by the end of the first quarter of 1999.

               The majority of computerized date-sensitive hardware and software components used by MOXY or FMS are covered by maintenance contracts with the vendors who originally implemented them. All of these vendors have already been contacted regarding Y2K compliance of their products. Where necessary, software modifications to ensure compliance will be provided by the appropriate vendors under their maintenance contracts. MOXY has initiated an assessment of Y2K external risk that may arise from the failure of critical suppliers and customers to become Y2K compliant. As is the case with most oil and gas exploration companies, MOXY relies extensively on third party contractors for a significant portion of their operating functions. External risk assessment work will be completed by the end of August 1998.

               Expenditures for the necessary modifications will be required during 1998 and 1999 and will largely be funded by routine software and hardware maintenance fees paid by MOXY or FMS to the related software providers. Based on current information, MOXY believes that the cost of Y2K compliance will not be material and will be provided for through its normal operating and capital budgets. As a result, MOXY does not believe that any issues relating to the Y2K will have a material adverse effect on its financial condition or results of operations. If the software modifications and conversions referred to above are not made, or are delayed, the Y2K issue could have a material impact on MOXY operations. Additionally, the above cost estimates are based on management's best estimates, which were derived using numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. There can be no assurance that these estimates will be achieved, and actual results could differ materially from those plans. There also can be no assurance that the systems of other companies will be converted on a timely basis or that failure to convert will not have a material adverse effect on MOXY. Although MOXY believes the likelihood of any or all of the above risks occurring to be low, specific contingency plans to address certain risk areas are being developed as part of the Y2K project. While there can be no assurance that MOXY will not be materially adversely affected by Y2K problems, it is committed to ensuring that it is fully Y2K ready and believes its plans adequately address the above-mentioned risks.

     Disclosures about Market Risks

               MOXY's revenues are derived from the sale of crude oil and natural gas. MOXY's results of operations and cash flow can vary significantly with fluctuations in the market prices of these commodities. At the present time MOXY does not hedge or otherwise enter into price protection contracts for its principal products. Based on projected annual sales volumes from existing producing properties and those expected to commence production later in 1998, a $.10 per mcf change in the average price realized on natural gas sales would have an approximate $1.0 million impact on both revenues and results of operations. A $1 per barrel change in the average price realized on annual crude oil sales would have an approximate $0.1 million impact on both revenues and results of operations.

               Because MOXY currently has no outstanding debt, conducts all its operations within the U.S. in U.S. dollars and has no investments in equity securities, it is not subject to interest rate risk, foreign currency exchange risk or equity price risk.

     Environmental

               MOXY, through its predecessors, has a history of commitment to environmental responsibility. MOXY's environmental policy commits its operations to compliance with local, state and federal laws and regulations, and prescribes the use of periodic environmental audits of all facilities to evaluate compliance status and communicate that information to management. MOXY believes that its operations are being conducted pursuant to necessary permits and are in compliance in all material respects with applicable laws, rules and regulations. MOXY has access to environmental specialists who have developed and implemented corporate-wide environmental programs.

               Federal legislation (sometimes referred to as "Superfund" legislation) requires payments for cleanup of certain waste sites, even though waste management activities were performed in compliance with regulations applicable at the time. Under the Superfund legislation, one party may, under certain circumstances, be required to bear more than its proportional share of cleanup costs at a site where it has responsibility pursuant to the legislation, if payments cannot be obtained from other responsible parties. Other legislation mandates cleanup of certain wastes at operating sites. States also have regulatory programs that can mandate waste cleanup.
Liability under these laws involves inherent uncertainties. MOXY has, at this time, no known significant liability under these laws.

               Through June 30, 1998 MOXY had accrued $1.3 million in other liabilities, representing a portion of the $3.9 million in total estimated costs to abandon its offshore oil and gas production facilities in accordance with current regulatory requirements. Although MOXY has no other known environmental liabilities, increasing emphasis on environmental protection could result in additional costs, which would be charged against MOXY's operations in future periods. Present and future environmental laws and regulations applicable to MOXY's operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be accurately predicted at this time.

               MOXY maintains insurance coverage in amounts deemed prudent for certain types of damages associated with environmental liabilities that arise from sudden, unexpected and unforeseen events.

     Cautionary Statements

               Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures about Market Risks contains forward-looking statements. All statements other than statements of historical fact included in this report, including without limitation statements regarding management's plans and objectives for future operations and MOXY's exploration and development activities, are forward-looking statements.

               Important factors that could cause actual results to differ materially from MOXY's expectations include, without limitation, drilling results, unanticipated fluctuations in flow rates of producing wells, depletion rates, economic and business conditions, general development risks and hazards and risks inherent with the production of oil and gas, such as fires, natural disasters, blowouts and the encountering of formations with abnormal pressures, changes in laws or regulations and other factors, many of which are beyond the control of MOXY. Further information regarding these and other factors that may cause MOXY's future performance to differ from that projected in the forward-looking statements are described in more detail under "Forward-Looking Statements," and "Risk Factors--Risk Factors Affecting MOXY" included elsewhere herein.

               The results of operations reported and summarized above are not necessarily indicative of future operating results.

FSC

               Overview

               FSC became an independent, publicly held company as of December 22, 1997, when PLP distributed to its unitholders its sulphur business, including its 58.3% interest in the Main Pass sulphur and oil operations, together with the 25.0% interest in Main Pass previously owned by IGL, a joint venture partner with PLP (the "Distribution"). The results of operations discussed below include IGL's 25.0% interest in Main Pass only since December 22, 1997. FSC operated as an integral part of PLP prior to the Distribution. FSC's financial statements have been prepared from the books and records of PLP. Certain data have been extracted from PLP's records, or in certain cases derived on the basis of allocations between FSC and PLP's other businesses. The results of operations described below are not necessarily indicative of the operating results that FSC would have achieved on an independent basis or of future operating results.

               FSC's sulphur business consists of the sale of sulphur, the marketing of logistics services, and the operation of a sulphur mine and a logistics system consisting of sulphur transportation and terminaling assets. FSC's operations include the Main Pass mine located offshore Louisiana in the Gulf of Mexico, five sulphur terminals located across the Gulf Coast, and marine and rail transportation assets. The oil operations consist of FSC's interest in the Main Pass operations, where crude oil is produced in conjunction with the sulphur mining operations.

               On June 30, 1998, FSC announced plans to permanently discontinue sulphur production at its Culberson sulphur mine because sulphur prices had fallen to a level at which it was no longer economically feasible to operate the mine. As a result, FSC recorded net charges totaling $6.0 million ($3.9 million to net income, or $0.40 per share) in the second quarter of 1998, including charges of $9.5 million ($6.2 million to net income) to depreciation and amortization expense for a writedown of the Culberson mine assets and $0.6 million ($0.4 million to net income) to production costs for other closure-related costs, partially offset by a $4.1 million benefit ($2.7 million to net income) to production costs for a related reduction in pension and postretirement benefit liabilities. Production at the mine is expected to cease in August 1998. FSC will continue to meet its customers' sulphur requirements in the long term from production at its Main Pass mine and from third party purchases of recovered sulphur and, in the short term, by liquefying solid inventories held at its Port Sulphur, Louisiana terminal.

     Impairment Assessment of Sulphur Assets

               In 1995 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, which requires an assessment of the carrying amount of long-lived assets and a reduction of such carrying value to fair value when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In September 1997 FSC concluded that the carrying value of the Main Pass sulphur assets exceeded the undiscounted estimated future net cash flows, such that an impairment writedown of $416.4 million was required. A similar analysis of the Culberson mine sulphur assets, based on a reassessment of recoverable reserves utilizing recent production history, also indicated that a writedown of $9.0 million was required. Fair values were estimated using discounted estimated future net cash flows related to these assets. The writedowns to fair value were recorded in the third quarter of 1997 and are reflected in the financial statements as additional depreciation and amortization charges. Future operating results of FSC will reflect lower depreciation and amortization expense as a result of these writedowns.

     Results of Operations


                                                  Six Months Ended June 30,                 Years Ended December 31,
                                             ----------------------------------    -----------------------------------------
                                                  1998(a)           1997(b)         1997(b,c)       1996(b)       1995(b,d)
                                             ---------------     --------------    ------------   -----------    -----------
                                                               (Dollars in millions, except realized prices)
Revenues:
 Sulphur..................................    $     101.7        $       91.4      $      182.4    $     184.4    $    220.8
 Oil......................................    $      12.0        $       16.4      $       29.5    $      37.0    $     35.1
Operating income (loss):
      Sulphur.............................    $      (6.0)       $       (2.9)     $     (441.2)   $       3.3    $     23.0
      Oil.................................    $       5.5        $        4.2      $        1.9    $       9.1    $      2.0
Sulphur sales (long tons).................      1,678,000           1,476,900         2,907,500      2,900,000     3,049,700
Sulphur average realized price per ton...     $     59.98        $      60.29      $      61.04    $     61.78    $    70.44
Oil sales (barrels).......................        907,600             867,500         1,625,200      1,895,500     2,217,600
Oil average realized price per barrel         $     12.88        $      18.78      $      18.15    $     19.49    $    15.82

------------
(a) Includes net charges to sulphur operating income totaling $6.0 million for the Culberson mine shutdown.

(b) Results for 1995-1997 represent the operating results of the assets previously owned by PLP that were transferred to FSC on December 22, 1997. These results do not include the 25.0% interest in Main Pass owned by IGL prior to December 22, 1997 when it was contributed to FSC.

(c) Includes charges to sulphur operating income totaling $425.4 million for an impairment assessment of sulphur assets and $9.9 million for an increase in estimated reclamation costs for sulphur properties, drilling costs of an additional brine well and a reduction of sulphur inventory book value to market value.

(d) Includes charges totaling $7.0 million allocated to FSC to reflect a compensation charge pursuant to a management services agreement.

               First Six Months of 1998 Compared with First Six Months of 1997. Sulphur operations reported operating losses of $6.0 million in the 1998 six-month period compared with operating losses of $2.9 million for the 1997 six-month period. The 1998 period includes net charges of $6.0 million for the Culberson shutdown discussed above.

               Average realized sulphur prices for the 1998 period were lower than the 1997 period, while sulphur sales volumes rose because of the additional 25.0% interest acquired from IGL and an increase in recovered sulphur purchases. FSC has a long-term supply contract with IMC-Agrico Company ("IMC-Agrico"), which extends as long as IMC-Agrico's operations have a requirement for sulphur. As a percentage of total sulphur sales, sales to IMC-Agrico totaled 73% in the 1998 period and 63% in the 1997 period.

               Overall average sulphur unit production costs, excluding the $3.5 million net benefit related to the Culberson shutdown, were slightly higher in the 1998 period primarily because of lower production and higher drilling costs at Main Pass. Increased drilling activity during the first half of 1998, coupled with increasing water levels, is expected to increase second-half 1998 production and improve unit costs for Main Pass sulphur operations. Culberson operations are expected to have a minimal impact on third-quarter 1998 net income as the facilities shut down. Depreciation and amortization expense in the 1998 period includes $9.5 million to write off the Culberson mine assets. Unit depreciation rates were significantly lower in 1998 following the third-quarter 1997 impairment write-down, resulting in an $8.0 million decrease in depreciation costs in the first six months of 1998 compared with the 1997 period.

               Main Pass operating income from oil operations totaled $5.5 million in the 1998 six-month period compared with $4.2 million in the 1997 period. Higher sales volumes in the 1998 period reflects FSC's additional 25.0% interest acquired from IGL, partially offset by a natural production decline. Gross oil production averaged 7,200 barrels per day in the first six months of 1998 compared with 9,700 barrels per day in the first six months of 1997. The benefits of higher sales volumes were more than offset by an approximate 30% decline in average realized prices compared with the 1997 period. Oil sales volumes are expected to decline as the reserves continue to deplete over a period expected to extend through the year 2002. Revised unit depreciation rates in 1998 resulted in a $4.9 million decrease in depreciation expense for the 1998 six-month period compared with the 1997 period. FSC's share of 1998 oil sales is expected to approximate 1.7 million barrels, compared with 1.6 million barrels in 1997.

               The original oil and gas leaseholder of the oil reserves at Main Pass owns a royalty equal to 25% of revenues (less transportation costs) from oil production, limited to 50% of net profit, after 36 million barrels of oil have been produced at Main Pass. FSC exceeded 36 million barrels of cumulative oil production in June 1998 and as a result will now be required to pay royalties to the original leaseholder at the rate of 50% of net proceeds from Main Pass oil production.

               General and administrative expenses were higher in the 1998 periods compared with the 1997 periods primarily because of FSC's increased interest in Main Pass and certain employee benefit costs.

               1997 Compared with 1996. Sulphur operations reported an operating loss of $441.2 million in 1997 compared with operating income of $3.3 million for 1996, primarily because of the asset impairment charges. The 1997 period also includes charges totaling $9.9 million for an increase in estimated reclamation costs for sulphur properties, drilling costs of an additional brine well and a reduction of sulphur inventory book value to market value. Average realized sulphur prices for the 1997 period were only slightly lower than the 1996 period while sulphur sales volumes rose slightly, primarily because of increased sales to IMC-Agrico. As a percentage of total revenues, sales to IMC-Agrico totaled 55% in 1997 and 54% in both 1996 and 1995. Production levels at the Main Pass and Culberson sulphur mines were reduced in early 1996 in response to lower domestic demand for sulphur. Combined production from the two mines averaged 7,600 tons per day in 1997 compared with 7,800 tons per day in 1996. Unit production and delivery costs in 1997, excluding the charges discussed above, were 12% higher than in 1996 because of higher maintenance costs, and higher natural gas usage and prices.

               Main Pass operating income from oil operations totaled $1.9 million in 1997 and $9.1 million in 1996 reflecting lower average realizations and reduced production levels.

               Total production and delivery costs were higher in 1997 because of higher maintenance costs, energy costs and the charges discussed above. Depreciation and amortization in 1997 included the asset impairment charges. Excluding those charges and the additional reclamation charge, depreciation expense was lower compared with 1996 because of lower production rates. General and administrative expenses were lower in 1997 compared with 1996 primarily because of lower incentive compensation costs and a reimbursement in 1997 for certain costs expensed in 1996.

               1996 Compared with 1995. Sulphur operating income totaled $3.3 million in 1996 compared with $23.0 million in 1995 primarily because of lower prices and volumes and slightly higher unit costs. Sulphur sales volumes in 1996 were 5% lower than the 1995 level. Production levels at the Main Pass and Culberson mines were reduced in early 1996 in response to lower domestic sulphur sales to U.S. phosphate fertilizer producers. Combined production averaged 7,800 tons per day in 1996 compared with 8,500 tons per day in 1995. Sulphur realizations were 12% lower than in the 1995 period, reflecting lower demand from the phosphate fertilizer industry and higher recovered sulphur supplies. Unit production costs in 1996 rose slightly from 1995 levels because of the reduced production levels and increased energy costs.

               Main Pass oil operating income in 1996 totaled $9.1 million compared with $2.0 million in 1995. Despite lower sales volumes, net income benefitted in 1996 from a significant increase in average realizations caused by the overall rise in world oil prices which occurred in mid-1996 and again in late 1996. Lower production for 1996 reflected declining reservoir production levels.

               Total production and delivery, and depreciation and amortization costs were lower in 1996 because of reduced production levels. General and administrative expenses were lower in 1996 primarily because of a $7.0 million charge ($5.2 million to sulphur operations and $1.8 million to oil operations) that was allocated to FSC in 1995 to reflect compensation costs related to FTX stock appreciation rights. Pursuant to a management services agreement with FTX, these costs were allocated to PLP, and thus to FSC, based on relative payroll costs.

     Outlook

               In response to a weak sulphur market, FSC curtailed production at its Culberson mine in early 1998 and announced on June 30, 1998 that it planned to permanently cease operations at the mine. The closure of the Culberson mine is expected to improve near-term sulphur market fundamentals, and FSC is seeking an increase in third-quarter 1998 sulphur contract prices, compared with prices realized in the first half of 1998, although the major sulphur consumers are strongly resisting any price increase. Negotiations are currently ongoing and no assurance can be given that a price increase will be realized.

     Capital Resources and Liquidity

               Net cash provided by operating activities totaled $23.2 million for the first six months of 1998, compared with $16.3 million for the first six months of 1997. A reduction in sulphur inventories was the primary reason for higher net cash provided by operating activities in the 1998 six-month period compared with the 1997 six-month period. Net cash provided by operating activities totaled $16.7 million for 1997, $51.8 million for 1996 and $65.4 million for 1995. Lower net income and an increase in reclamation and mine shutdown expenditures related to a non-operating sulphur mine resulted in lower net cash provided by operating activities in 1997 compared with 1996, while lower net income was the primary reason for the decline in 1996 compared with 1995.

               Capital expenditures, which primarily relate to maintaining current levels of production, totaled $2.3 million for the 1998 six-month period and $2.7 million for the 1997 six-month period. Capital expenditures for 1998 are expected to total approximately $6.0 million, slightly higher than for 1997 because of the addition of IGL's former 25.0% interest and additional drilling activities scheduled in 1998 to maintain required levels of water treatment capacity for sulphur mining operations at Main Pass. Capital expenditures totaled $3.5 million for 1997, $3.8 million for 1996 and $3.7 million for 1995. Proceeds from asset sales included certain warehousing and supply assets totaling $0.9 million in 1997, and totaled $2.1 million in 1996, mostly from the sale of certain marine assets.

               In December 1997, FSC's Board of Directors announced an open market share purchase program and the Board expanded the program in May 1998 from a total of 1.0 million shares of FSC Common Stock to up to 1.6 million shares. The timing of the purchases is dependent upon many factors, including the price of FSC Common Stock, FSC's operating results, cash flows and financial position, and general economic and market conditions. Through June 30, 1998, FSC had purchased 646,100 shares for $8.8 million (an average of $13.69 per share) under the program.

               Based on current projections, management believes that FSC will generate sufficient cash flow from operations to fund its ongoing working capital requirements, reclamation costs and projected capital expenditures for the foreseeable future. Additionally, in December 1997 FSC established a $100 million revolving credit facility to further enhance its liquidity and financial flexibility. No amounts were outstanding under this facility as of August 7, 1998. As of June 30, 1998, FSC held cash balances totaling $33.8 million which are available to fund working capital requirements, reclamation costs, projected capital expenditures and other growth opportunities that FSC may pursue in the future.

     Impact of Year 2000 Compliance

               The Y2K issue is the result of computerized systems being written to store and process the year portion of dates using two digits rather than four. Date-aware systems (i.e. any system or component that performs calculations, comparisons, sequencing or other operations involving dates) may fail or produce erroneous results on or before January 1, 2000 because the year 2000 will be interpreted as the year 1900.

               FSC has been pursuing a strategy to ensure all its significant computer systems and computer controlled plant and equipment will be Y2K compliant. Computerized systems are integral to the operations of FSC, particularly for plant and equipment process control at the Main Pass mine and the various terminal operations. Certain computerized business systems and related services are provided by FMS, which is responsible for ensuring Y2K compliance for the systems it manages. FMS has separately prepared a plan for its Y2K compliance. Progress of the Y2K plan is being monitored by FSC executive management and reported to the Audit Committee of the FSC Board. In addition, FSC is obtaining independent assessments of progress by the independent accounting firm functioning as its internal auditors. FSC believes all critical components of the plan are on schedule for completion by the end of the first quarter of 1999.

               The majority of computerized date-sensitive hardware and software components used by FSC or FMS are covered by maintenance contracts with the vendors who originally implemented them. Almost all of these vendors have already been contacted (or will be by the end of August 1998) regarding Y2K compliance of their products. Where necessary, software modifications to ensure compliance will be provided by the appropriate vendors under their maintenance contracts. FSC also has initiated an assessment of Y2K external risk that may arise from the failure of critical suppliers and customers to become Y2K compliant. Every FSC supplier has been contacted regarding Y2K compliance, and effective August 1, 1998, Y2K compliance requirements have been included in all FSC purchasing contracts.

               Expenditures for the necessary modifications will be required during 1998 and 1999 and will largely be funded by routine software and hardware maintenance fees paid by FSC or FMS to the related software providers. Based on current information, FSC believes that the cost of Y2K compliance will not be material and will be provided for through its normal operating and capital budgets. As a result, FSC does not believe that any issues relating to Y2K will have a material adverse effect on its financial condition or results of operations. If the software modifications and conversions referred to above are not made, or are delayed, the Y2K issue could have a material impact on FSC operations. Additionally, the above cost estimates are based on management's best estimates, which were derived using numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. There can be no assurance that these estimates will be achieved, and actual results could differ materially from these plans. There also can be no assurance that the systems of other companies will be converted on a timely basis or that failure to convert will not have a material adverse effect on FSC. Although
FSC believes the likelihood of any or all of the above risks occurring to be low, specific contingency plans to address certain risk areas are being developed. While there can be no assurances that FSC will not be materially and adversely affected by Y2K problems, it is committed to ensuring that it is fully Y2K ready and believes its plans adequately address the above-mentioned risks.

     Environmental

               FSC, through its predecessors, has a history of commitment to environmental responsibility. Since the 1940's, long before public attention focused on the importance of maintaining environmental quality, FSC has conducted pre-operational, bioassay, marine ecological and other environmental surveys to ensure the environmental compatibility of its operations. FSC's environmental policy commits its operations to compliance with local, state and federal laws and regulations, and prescribes the use of periodic environmental audits of all facilities to evaluate compliance status and communicate that information to management. FSC believes that its operations are being conducted pursuant to necessary permits and are in compliance in all material respects with applicable laws, rules and regulations. FSC has access to environmental specialists who have developed and implemented corporate-wide environmental programs. FSC continues to study methods to reduce discharges and emissions.

               Federal legislation (sometimes referred to as "Superfund" legislation) requires payments for cleanup of certain waste sites, even though waste management activities were performed in compliance with regulations applicable at the time. Under the Superfund legislation, one party may, under certain circumstances, be required to bear more than its proportional share of cleanup costs at a site where it has responsibility pursuant to the legislation, if payments cannot be obtained from other responsible parties. Other legislation mandates cleanup of certain wastes at operating sites. States also have regulatory programs that can mandate waste cleanup. Liability under these laws involves inherent uncertainties. FSC has, at this time, no known significant liability under these laws.

               Estimated future expenditures to restore properties and related facilities to a condition that complies with environmental and other regulations are accrued over the life of the properties. The future expenditures are estimated based on current costs, laws and regulations. As of June 30, 1998, FSC has accrued $32.9 million ($10.6 million of which will be reimbursed by third parties) for abandonment and restoration of its non-operating sulphur assets. In addition, abandonment and restoration costs for the Culberson sulphur mine are estimated to total approximately $20 million, all of which had been accrued at June 30, 1998, with approximately $13 million expected to be incurred within the next year. Total estimated abandonment cost for Main Pass oil operations is $9.7 million and was fully accrued at June 30, 1998. FSC's share of abandonment and restoration costs for its Main Pass sulphur mine is estimated to total approximately $48 million, $6.4 million of which had been accrued at June 30, 1998, with essentially all such costs expected to be incurred after mine closure. These estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation.

               FSC has made, and will continue to make, expenditures at its operations for protection of the environment. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls, which will be charged against income from future operations. Present and future environmental laws and regulations applicable to current operations may require substantial capital expenditures and may affect its operations in other ways that cannot now be accurately predicted.

               FSC maintains insurance coverage in amounts deemed prudent for certain types of damages associated with environmental liabilities that arise from sudden, unexpected and unforeseen events.

     Disclosures About Market Risks

               FSC's revenues are derived from the sale of sulphur and crude oil. In addition, natural gas purchases comprise a significant portion of FSC's production costs. FSC's net income can vary significantly with fluctuations in the market prices of these commodities. Based on projected 1998 annual sales volumes, a $5.00 per ton change in the average price realized on sulphur sales would have an approximate $17.0 million impact on revenues and an approximate $3.6 million impact on net income. Each $2.00 per barrel change in the average price realized on annual crude oil sales would have an approximate $3.2 million impact on revenues and an approximate $2.1 million impact on net income. A $0.50 per mmbtu change in the average cost of annual natural gas purchases would have an approximate $3.5 million impact on production costs and an approximate $2.3 million impact on net income.

               At the present time FSC does not hedge or otherwise enter into price protection contracts for its principal products, although FSC has entered into a price protection program for its anticipated natural gas purchase requirements. In April 1998, FSC entered into contracts to purchase 450,000 million British thermal units (mmbtu's) of natural gas per month (approximately 75% of FSC's expected Main Pass natural gas purchases) for $2.175 per mmbtu through December 1998. Pursuant to the terms of the contracts, the supplier has the option to put 450,000 mmbtu's per month to FSC at a price of $2.175 per mmbtu during 1999. As of June 30, 1998, these contracts had a fair value of approximately $0.9 million.

               As FSC has no outstanding debt, conducts all its operations within the U.S. in U.S. dollars and has no investments in equity securities, it is currently not subject to interest rate risk, foreign currency exchange risk or equity price risk.

     Cautionary Statement

               Management's discussion and analysis of financial condition and results of operations contains forward-looking statements, including without limitation FSC's reserve expectations, operating costs, demand for sulphur, the availability of financing, the ability to satisfy future cash obligations and environmental costs. Important factors that might cause future results to differ from these projections include the reliance on IMC-Agrico as a continuing customer, the seasonality and volatility of sulphur markets, competition and environmental issues, as described in more detail elsewhere in this Joint Proxy Statement/Prospectus under "Forward-Looking Statements" and "Risk Factors--Risk Factors Relating to FSC's Operations."


                                   BUSINESS

Business of MOXY

     General

               MOXY is an independent oil and gas company engaged in the exploration, development and production of oil and natural gas. MOXY's operations are conducted offshore in the Gulf of Mexico and onshore in the Gulf Coast area. MOXY commenced operations in May 1994 following the distribution of all of MOXY's Common Stock to the stockholders of FTX in order to carry on substantially all of the oil and natural gas exploration activities previously conducted by FTX. MOXY and its predecessors have conducted exploration, development and production operations offshore in the Gulf of Mexico and onshore in the Gulf Coast and other areas for more than 25 years, which have provided MOXY an extensive geological and geophysical database and extensive technical and operational expertise.

               MOXY's business strategy is to create value for its stockholders through the discovery of oil and gas reserves in its exploration and development activities. MOXY expects to concentrate its efforts in selected geographic areas where MOXY's management team has significant exploration experience. MOXY evaluates substantially all of its exploratory prospects with 3-D seismic surveys prior to drilling. MOXY intends to continue to generate exploratory prospects and evaluate selected opportunities to acquire producing oil and gas properties and to maximize its geological and geophysical experience and expertise by using 3-D seismic data and other state of the art technology.

               In 1995, MOXY entered into an agreement with MCN establishing the MOXY/MCN Program, a $65 million oil and gas exploration and development program in the Gulf of Mexico. By mid-1997, MOXY had expended most of its capital resources and required significant additional capital to continue its exploration activities and to participate in a broader range of prospects. After considering various financing and expansion options, in 1997 MOXY undertook the Rights Offering, a $100 million rights offering to raise funds that would allow it to recapitalize, restructure its exploration and development operations and engage in a significantly expanded and more diversified, multi-year exploratory drilling program. In November 1997 MOXY completed the Rights Offering, raising $92.2 million of net proceeds and enabling it to repay all borrowings under the MOXY/MCN Program, acquire the interest previously held by MCN in the Vermilion Block 160 and 410 fields and provide a portion of its share of funding under a newly-formed exploration program with PLP, formerly Freeport-McMoRan Resource Partners, Limited Partnership. See "--Oil and Gas Properties" and "--Exploration and Development Programs" below.

     Oil and Gas Properties

               As of June 30, 1998, MOXY owned interests in 97 oil and gas leases in the Gulf and onshore Louisiana and Texas covering approximately 144,539 gross acres (approximately 48,322 acres net to MOXY). MOXY's exploratory drilling has established estimated proved reserves attributable to MOXY's interest in its leases of approximately _____ billion cubic feet of gas and ______ barrels ("Bbls") of condensate as of June 30, 1998 based on a reserve report prepared by Ryder Scott, an independent petroleum engineering firm.

   Producing Properties

o Vermilion Block 160 Field Unit. Gross production from the field unit averaged 14.8 million cubic feet ("Mmcf") of natural gas and 537 Bbls of condensate per day during 1997. Production from three new development wells drilled earlier in 1997 commenced during the 1997 fourth quarter, increasing the field's average gross production rates to approximately 49 Mmcf of gas and 1,379 barrels of condensate per day during the first six months of 1998. MOXY has a 25.5% net revenue interest, subject to an approximate 2.6% net profits interest, in the Vermilion 160 field unit. MOXY's net production from the field unit in the first six months of 1998 averaged 12 million Mmcf of natural gas and 343 Bbls of condensate per day. The Vermilion Block 160 field unit is comprised of portions of four leases (Vermilion Blocks 143, 144, 159 and 160) totaling 5,625 acres located in approximately 100 feet of water 42 miles offshore Louisiana.

o Vermilion Block 410 Field. In late 1996, the operator completed installation of the production platforms and related facilities and commenced production from one of two platforms. Production began from the second platform in February 1997. MOXY has a 28% net revenue interest in this field. Daily gross production averaged approximately 53 Mmcf of natural gas during the first six months of 1998, or 15 Mmcf net to MOXY. The Vermilion Block 410 field includes portions of multiple blocks totaling 11,015 acres and is located in approximately 360 feet of water 115 miles offshore Louisiana.

   Development Properties

o Vermilion Block 160 #4 Sidetrack Development Well. During the fourth quarter of 1997 MOXY, as operator, drilled and saved the Vermilion Block 160 #4 sidetrack development well at a location remote from the existing platform and outside of the field unit area. The well encountered 106 feet of net gas pay in four sands. A production platform substructure was installed in late June 1998, and fabrication of a deck and processing facilities is underway. The processing facilities are being designed to handle up to 60 Mmcf per day in order to accommodate both this well and the Vermilion Block 159 #3 exploratory well discussed below. Production from these wells is expected to commence by early 1999 at an initial combined gross rate of approximately 40 Mmcf equivalent per day. MOXY has a 58% net revenue interest, subject to an approximate 12.7% net profits interest, in this well, which is located 42 miles offshore Louisiana in approximately 100 feet of water.

o West Cameron Block 616. During the fourth quarter of 1997, MOXY, as operator, drilled and saved the West Cameron Block 616 #3 exploratory well, which encountered 426 feet of net gas pay in eight sands. MOXY subsequently drilled and saved for future production the West Cameron Block 616 #4 well to develop reserves discovered by the #3 well. In March 1998 MOXY completed drilling the #5 well, a development well planned to develop the reserves discovered by the West Cameron Block 616 #2 well. The #2 well, which was drilled in 1996 and is located approximately one mile southeast of the #5 well, encountered 190 feet of net gas pay in a different fault block. The West Cameron Block 616 #5 well encountered three gas sands not seen in the #2 well and was credited with a total of 324 feet of net gas pay in eight sands. A previously owned platform, with facilities designed to process 75 Mmcf per day, is scheduled for installation in August 1998, and initial production is expected in November 1998 at an initial gross rate of approximately 70 Mmcf per day from five well completions. MOXY has a 50% working interest and an approximate 38% net revenue interest in West Cameron Block 616. Additionally, MOXY drilled an exploratory well on an offset block, West Cameron Block 617, as further discussed below. West Cameron Block 616 covers 5,000 acres and is located in approximately 300 feet of water approximately 130 miles offshore Louisiana.

o Brazos Block A-19. In April 1998 the Brazos Block A-19 #2 well encountered hydrocarbons in a separate reservoir compartment within the larger Picaroon Field area. The field extension was defined by a 3-D seismic survey. Platform and facility design work have begun with production expected in the second half of 1999. The operator continues to evaluate the field to determine the need for additional drilling. The #2 well was drilled to a total depth of 18,790 feet. MOXY has a 16.8% working interest and a 13.3% net revenue interest in the field. Additionally, MOXY has a 48% working interest in the adjacent Brazos Block A-26. The two blocks cover 11,520 acres located in approximately 135 feet of water, 35 miles offshore Texas.

o Vermilion Block 159. In May 1998, MOXY's Vermilion Block 159 #3 exploratory well encountered 80 true vertical feet of net hydrocarbon pay in two sands logged between 13,566 feet and 13,870 feet. MOXY, as operator, set protective pipe and continued drilling to test additional objectives. The deeper drilling resulted in discoveries of an additional 93 true vertical feet of net hydrocarbon pay in three sands logged between 13,982 feet and 14,702 feet, bringing the well total to 173 true vertical feet of net hydrocarbon pay in five sands. A production platform substructure, deck and test facility are planned to be installed to allow initial production to commence by early 1999. Production will be processed at the Vermilion Block 160 #4 sidetrack facility, as discussed above. MOXY has a 48% working interest and a 33.8% net revenue interest in the Vermilion Block 159 #3 area, encompassing 3,438 acres located in approximately 90 feet of water, 42 miles offshore Louisiana.

o West Cameron Block 617. In April 1998, MOXY's West Cameron Block 617 #1 exploratory well encountered approximately 306 true vertical feet of net gas pay in eight sands logged above 7,919 feet true vertical depth. The West Cameron Block 617 #2 exploratory well commenced drilling in April 1998 to test an adjacent fault block. The well was drilled to a measured depth of 9,670 feet and was plugged and abandoned. Related costs of approximately $0.7 million were charged to income in the second-quarter. Evaluation of the field continues. MOXY has a 24% working interest and a 19.2% net revenue interest in West Cameron Block 617, which encompasses 5,000 acres located in approximately 300 feet of water, 130 miles offshore Louisiana.

     Exploration Properties

               MOXY continually evaluates its current exploration prospects, as well as others offered by third parties, and drills those considered to have the highest potential. Exploratory activities on prospects during 1997 and the first six months of 1998 are summarized below.

o West Cameron Block 492. During the 1997 fourth quarter MOXY's West Cameron 492 #1 exploratory well discovered 93 feet of net hydrocarbon pay in five sands. Additionally, the West Cameron 492 #3 well, which was successfully drilled as a delineation well, encountered 83 feet of net hydrocarbon pay in two sands, 57 feet of which was in a new sand. Both wells were saved for future production, and further drilling later in 1998 is contemplated on this block. MOXY, as operator, owns a 19% net revenue interest in this block, which encompasses 5,000 acres in approximately 150 feet of water approximately 110 miles south of Lake Charles, Louisiana.

o West Cameron Block 503. In April 1997, MOXY sold its interest in West Cameron Block 503 for $2.9 million, recognizing a $2.3 million gain ($0.12 per share). The proceeds were used to repay borrowings from MCN.

o Vermilion Block 391/392/408. MOXY has a 14.4% working interest and 11.6% net revenue interest in Vermilion Blocks 392/408 and a 15.3% working interest and 12.3% net revenue interest in Vermilion Block 391. The operator drilled an unsuccessful exploratory well in the third quarter of 1996 on Vermilion Block 391. MOXY acquired the Vermilion Block 392 lease in the Central Gulf of Mexico lease sale in 1996 and acquired the shallow rights on Vermilion Block 408 by trading the deep rights at Vermilion Block 392. Vermilion Blocks 391/392/408 cover a total of 15,000 acres and are located four miles from the Vermilion Block 410 field, which is in approximately 360 feet of water approximately 115 miles offshore Louisiana.

o Lease Sale. MOXY was high bidder on seven tracts at the Central Gulf of Mexico lease sale held in March 1997, one of which was subsequently drilled without discovering commercial hydrocarbons. As part of the MOXY Exploration Program the related acquisition and exploration costs will be shared 37.6% by MOXY, 56.4% by PLP and 6% by an individual investor (see "--Business of MOXY--Exploration and Development Programs").

o Other. During 1997 exploratory drilling on the Eugene Island Block 19, Vermilion Block 159 #2 well and Grand Isle Block 65 prospects concluded without discovery of commercial hydrocarbons. MOXY has farmed out the related acreage in Grand Isle Block 65. The West Cameron Block 157 #1 exploratory well was determined to be unsuccessful in March, 1998 and was plugged and abandoned with related drilling costs of $4.5 million charged to 1998 first-quarter income. In May 1998, the Atchafalaya Bay exploratory well and the Grand Isle Block 54 #1 exploratory well were plugged and abandoned. As a result, charges to income in the second-quarter were $2.4 million and $1.7 million, respectively, for these two wells.

     Oil and Gas Reserves

               Estimates of MOXY's total proved developed and proved undeveloped reserves of oil and gas as of the dates indicated by Ryder Scott were as follows:

                                   Gas (Mmcf)                  Oil (Bbls)
                         ------------------------- ---------------------------
                          Proved        Proved        Proved        Proved
                         Developed    Undeveloped    Developed    Undeveloped
                         ----------  ------------- ------------- -------------
At December 31, 1997...  23,086       17,148         383,000      80,300
At June 30, 1998.......
                         ------       ------         -------      ------

               Estimates of proved undeveloped reserves that may be developed and produced in the future are based upon volumetric calculations and upon analogy to similar types of reserves rather than upon actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history will result in variations, which may be substantial, in the estimated reserves. Further, MOXY's proved undeveloped reserves will require additional capital to develop and produce. See "Risk Factors--Risk Factors Affecting MOXY--Reserve Estimates and Future Net Cash Flow" below, and "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures about Market Risks--MOXY" included elsewhere herein.

               The following table sets forth as of the dates indicated the estimated future net cash flows before income taxes and the present value of estimated future net cash flows before income taxes, discounted at 10% per annum, from the production and sale of the proved developed and undeveloped reserves attributable to MOXY's interest in oil and gas properties as of such date, as determined by Ryder Scott.

                                                                                   Proved          Proved          Total
                                                                                  Developed      Undeveloped      Proved
                                                                                 -----------    -------------   ----------
At December 31, 1997:
Estimated future net cash flows before income taxes(1).......................    $  39,253      $  20,207        $ 59,460
Present value of estimated future net cash flows before income taxes(1)......       33,933         11,690          45,623
At June 30, 1998:
Estimated future net cash flows before income taxes (1)......................
Present value of estimated future net cash flows before income taxes(1)......

------------
(1) In preparing such estimates, Ryder Scott used prices of $17.60 [and $_______] per barrel of oil and $2.57 [and $_______] per Mcf of gas as of December 31, 1997 [and June 30, 1998, respectively,] the weighted average prices that MOXY estimates it would have received, assuming production from all of its properties with proved reserves.

               In accordance with applicable requirements of the SEC, the estimated discounted future net revenues from estimated proved reserves are based on prices and costs at the dates indicated above. Actual future prices and costs may be materially higher or lower. See "Risk Factors" and "Forward-Looking Statements" above.

               In accordance with methodology specified by the SEC, certain assumptions were applied in the computation of the reserve evaluation estimates. Under this methodology, future net cash flows are determined by reducing estimated future gross cash inflows to MOXY for oil and gas sales by the estimated costs to develop and produce the underlying reserves, including future capital expenditures, operating costs, transportation costs, net profits interests, royalty and overriding royalty burdens on certain of MOXY's properties. Future net cash flows were discounted at 10% per annum to arrive at discounted future net cash flows. The present value of future net cash flows shown above should not be construed as the current market value as of any date of the estimated oil and gas reserves attributable to MOXY's properties. See "Risk Factors" and "Forward-Looking Statements" above.

               MOXY is periodically required to file estimates of its oil and gas reserve data with various governmental regulatory authorities and agencies. In addition, estimates are from time to time furnished to governmental agencies in connection with specific matters pending before such agencies. The basis for reporting estimates of reserves to these agencies, in some cases, is not comparable to that furnished above because of the nature of the various reports required. The major variations include differences in when such estimates are made, in the definition of reserves, in the requirements to report in some instances on a gross, net or total operator basis and in the requirements to report in terms of smaller geographical units.

     Production, Unit Prices and Costs

               The following table sets forth certain information regarding the production volumes of, average sales prices received and average production costs for MOXY's sales of oil and gas for each of the years ended December 31, 1997, 1996 and 1995, and for the six-month periods ended June 30, 1998 and 1997:

                                                    Six Months ended
                                                        June 30,                         Years ended December 31,
                                             -------------------------------   --------------------------------------------
                                                1998(1)           1997             1997             1996            1995
Net gas production (Mcf).................        5,022,500        1,621,000        4,061,000         631,000      1,093,000
Net crude oil and condensate production
 (Bbls)..................................           62,600            9,400           34,000          29,000         45,000

Sales Price:
      Natural gas (per Mcf)..............       $     2.20       $     2.44       $     2.62       $    2.72     $     1.63
      Crude oil and condensate (per Bbl).            14.52            21.89            19.19           22.22          18.83
Production (lifting) costs per Mcf
 equivalent(2)...........................             0.18             0.23             0.16            0.75           0.68

------------
(1) MOXY's net ownership interest in Vermillion Block 160 field unit revenues was reduced during the 1998 first quarter as a result of a redetermination of the participants' interests in the unit. The 1998 production quantities shown above reflect MOXY's adjusted net revenue interest for the periods. Additionally, six-month revenues were reduced by $486,000 to reflect reductions to MOXY's share of production volumes recorded prior to 1998 (150,400 mcf of gas and 6,200 barrels of oil). These volume adjustments are not reflected in the table above.

(2) Production costs were converted to an Mcf equivalent on the basis of one barrel of oil being equivalent to six Mcf of natural gas. Production costs exclude all depreciation and amortization associated with property and equipment. The components of production costs may vary substantially among wells depending on the production characteristics of the particular producing formation and method of recovery employed and other factors, but include charges under transportation agreements and all lease operating expenses.

               The relationship between MOXY's sales prices and its production (lifting) costs depicted by the table above is not necessarily indicative of future results of operations expected by MOXY. See "Risk Factors" and "Forward-Looking Statements" above.

     Marketing

               MOXY's gas sales are currently made in the "spot market" at prevailing prices. Prices on the spot market fluctuate with demand. Crude oil and condensate production is generally sold one month at a time at prevailing prices.

     Acreage

               The following table sets forth the oil and gas acreage in which MOXY held an interest as of June 30, 1998 and December 31, 1997:


                                               At June 30, 1998
                             ------------------------------------------------------
                                   Developed(1)                 Undeveloped
                             ------------------------- ----------------------------
                             Gross (2)     Net (3)       Gross (2)      Net (3)
                               Acres        Acres          Acres         Acres
                             ----------- ------------- ------------  --------------
Offshore (federal waters)...      47,089   16,195        93,527          31,052
Onshore Louisiana and
Texas.......................         115       29         3,808           1,046
                                  ------   ------        ------          -------
   Total....................      47,204   16,224        97,335          32,098
                                  ======   ======        ======          =======


                                              At December 31, 1997
                              -----------------------------------------------------
                                    Developed(1)                 Undeveloped
                              --------------------------  -------------------------
                              Gross (2)      Net (3)      Gross (2)      Net (3)
                                Acres         Acres          Acres        Acres
                              ----------- ------------- ------------  --------------
Offshore (federal waters)...    32,981      12,631         101,787      32,670
Onshore Louisiana and
Texas.......................       --          --            5,448       1,434
                                -------     ------         -------      ------
   Total....................    32,981      12,631         107,235      34,104
                                =======     ======         =======      ======

------------
(1) "Developed" acreage includes acreage by lease, unit or offshore block in which there are one or more producing wells or shut-in wells capable of commercial production and/or acreage with established reserves in quantities deemed sufficient to develop.

(2) The term "gross" refers to acres in which MOXY owns a working interest and/or operating rights.

(3) The term "net" refers to gross acres multiplied by the percentage of the working interest and/or operating rights owned therein.


     Oil and Gas Drilling Activity

               The following table sets forth the gross and net number of productive, dry and total exploratory wells and development wells that MOXY drilled in each of the years ended December 31, 1997, 1996 and 1995, and for the six months ended June 30, 1998:

                                                                    Years ended December 31,
                       Six Months ended        -----------------------------------------------------------------
                        June 30, 1998                  1997                    1996                  1995
                   -------------------------   ----------------------   -------------------   ------------------
                     Gross          Net          Gross         Net       Gross       Net       Gross       Net
                   ----------   ------------   ---------    ---------   ---------  --------   ---------  -------
Exploratory
     Productive...      3         0.888             4           1.251          4      0.910          1      0.375
     Dry..........      4         1.440             3           0.737          4      0.948         --         --
                      ----       -------          ----         -------        ----   -------       ----    -------

     Total........      7         2.328             7           1.988          8      1.858          1      0.375
                      ====       =======          ====         =======        ====   =======       ====    =======
Development
     Productive...      1         0.500             5           2.484                                5      1.875
     Dry..........     --            --            --              --         --         --         --         --
                      ----       -------          ----         -------        ----   -------       ----    -------
     Total........      1         0.500             5           2.484         --         --          5      1.875
                      ====       =======          ====         =======        ====   =======       ====    =======


     Operating Hazards and Insurance

               MOXY's operations are subject to the usual hazards incident to the drilling and production of natural gas and crude oil. MOXY maintains insurance of various types that it considers to be adequate to cover its operations. For further information, see "Risk Factors--Risk Factors Affecting MOXY--Operating Hazards; Limited Insurance Coverage."

     Competition

               Competition in the oil and gas industry is intense. In seeking to obtain desirable new leases and exploration prospects, MOXY faces competition from both major and independent oil and gas companies. Many of these competitors have financial and other resources substantially in excess of those available to MOXY and may, accordingly, be better positioned to acquire and exploit prospects, hire personnel and market production. In addition, many of MOXY's larger competitors may be better able to withstand the effect of changes in factors such as worldwide oil and natural gas prices and levels of production, the cost and availability of alternative fuels and the application of government regulations, which affect demand for MOXY's oil and natural gas production and are beyond the control of MOXY.

     Exploration and Development Programs

               In 1995, MOXY entered into an agreement with MCN that established the MOXY/MCN Program. Under the MOXY/MCN Program revenues and costs were shared 60% by MCN and 40% by MOXY, and MCN was obligated to lend MOXY its share of all exploration and development costs. MOXY's 40% share of future revenues from the MOXY/MCN Program was dedicated to repaying the loan amounts which bore interest at the annual base rate quoted from time to time by the Chase Manhattan Bank plus 2%. MOXY's obligation to repay loans under the MOXY/MCN Program was non-recourse, except to the properties developed under the MOXY/MCN Program.

               In 1997, MOXY undertook the Rights Offering to raise funds that would allow it to recapitalize, restructure its exploration and development operations and engage in a significantly expanded and more diversified, multi-year exploratory drilling program. In November 1997, MOXY received net proceeds of $92.2 million from the sale of a total of 28.6 million shares of MOXY Common Stock at $3.50 per share under the terms of the Rights Offering to existing stockholders. PLP purchased 3.8 million of these shares, representing approximately 9% of total MOXY shares outstanding, for $13.5 million in fulfillment of its commitment to purchase any shares relating to unexercised rights from the Rights Offering (the "Stand-By Commitment"). MOXY concurrently used $44.5 million of these proceeds, including $0.8 million of interest costs, to acquire from PLP certain assets of and repay MOXY's borrowings under the MOXY/MCN Program. PLP had purchased the assets from, and repaid the debt due to MCN in August 1997 for an equivalent amount, before interest costs. The assets consisted of MCN's interest in the Vermilion Block 160 and 410 oil and gas fields ($24.5 million), and the debt representing MOXY's borrowings to fund MOXY's share of program costs ($20.0 million). MOXY paid PLP a $6.0 million fee for acquiring and holding the MOXY/MCN Program assets referred to above until completion of the Rights Offering, entering into the Stand-By Commitment and agreeing to enter into the MOXY Exploration Program.

               MOXY is using the remaining net Rights Offering proceeds to fund a portion of its share of the aggregate $210 million, MOXY Exploration Program to explore and develop prospects primarily offshore in the Gulf of Mexico and onshore in the Gulf Coast region, which was formed upon completion of the Rights Offering to replace the MOXY/MCN Program. MOXY manages the program, selecting all prospects and drilling opportunities, and serves as operator. MOXY and PLP contributed to the MOXY Exploration Program their interests in all exploration properties formerly part of the MOXY/MCN Program and their joint interests in certain other properties. Under this program most exploration expenditures will be shared 56.4% by PLP, 37.6% by MOXY and 6% by an individual investor who is a director of MOXY, with all other costs and revenues shared 47% by PLP, 48% by MOXY and 5% by the individual investor. Exploration costs consist of all costs associated with leasehold acquisition and maintenance, geological and geophysical studies, seismic surveys, drilling exploratory wells, overhead reimbursements, and all other aspects of identifying prospects and drilling exploratory wells. MOXY and PLP agreed to apply an aggregate of $8.3 million of certain exploratory costs against their program commitment. The MOXY Exploration Program will terminate after initial exploration program expenditures of $210 million have been committed or on March 31, 2002, whichever is earlier.

               On December 22, 1997, FTX, the administrative managing general partner and owner of a 51.6% interest in PLP, merged into IGL (the "IGL Merger"). As a result of the IGL Merger, IGL acquired control of FTX and PLP and became the administrative managing partner of PLP. For information regarding litigation initiated by IGL and PLP against MOXY and certain other parties, see "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures About Market Risks--MOXY--Capital Resources and Liquidity."

Regulation

     General

               The oil and gas industry is extensively regulated by federal and state authorities in the United States. Legislation affecting the oil and gas industry is under constant review and relevant statutes are constantly being adopted, expanded or amended. Further, numerous departments and agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for the failure to comply. The regulatory burden on the oil and gas industry increases its cost of doing business and, consequently, affects its profitability.

     Exploration, Production and Development

               The exploration, production and development operations of MOXY are subject to regulation at both the federal and state levels. Such regulation requires operators to obtain permits to drill wells and to meet certain bonding and insurance requirements in order to drill or operate wells. Such regulation also controls the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. MOXY's exploration, production and development operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the density of wells that may be drilled, the levels of production, and the unitization or pooling of oil and gas properties.

               MOXY presently has interests in or rights to 33 offshore leases located in federal waters on the outer continental shelf ("OCS"). Federal leases are administered by the Mineral Management Service ("MMS"). Individuals and entities must qualify with the MMS prior to owning and operating any leasehold or right-of-way interest in federal waters. Such qualification with the MMS generally involves filing certain documents with the MMS and obtaining performance bonds. For offshore operations, lessees must obtain MMS approval for exploration plans and development and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, the Army Corp of Engineers and the Environmental Protection Agency ("EPA")), lessees must obtain a permit from the MMS prior to the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the OCS to meet stringent engineering and construction specifications, and has recently proposed and/or promulgated additional safety-related regulations concerning the design and operating procedures of OCS production platforms and pipelines. The MMS also has regulations restricting the flaring or venting of natural gas, and has proposed amendments to such regulations that would prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Similarly, the MMS has promulgated other regulations governing the plugging and abandonment of offshore wells and the removal of all production facilities. To cover the various obligations of an OCS lease, the MMS generally requires that lessees post substantial bonds or other acceptable assurances that such obligations will be met. The cost of such bonds or other security can be substantial and there is no assurance that bonds or other surety can be obtained in all cases. Under certain circumstances, the MMS may require all of MOXY's operations on federal leases to be suspended or terminated. Any such suspension or termination would materially adversely affect MOXY's financial condition and operations.

     Environmental

               General. MOXY's operations are subject to extensive federal, state and local regulatory requirements relating to environmental affairs, health, safety and waste management and chemical products. These laws and regulations require the acquisition of permits before construction or drilling commences, limit or prohibit construction and drilling activities on certain lands lying within wilderness or wetlands and other protected areas and impose substantial liabilities for pollution resulting from MOXY's operations.

               Moreover, the recent trend toward stricter standards in environmental legislation and regulations is likely to continue. For instance, legislation has been proposed in Congress from time to time to reclassify oil and gas production wastes as "hazardous waste." If such legislation were to be enacted, it could have a significant impact on the operating costs of MOXY, as well as the oil and gas industry in general. State initiatives to further regulate the disposal of oil and gas wastes are also pending in certain states and could have a similar impact on MOXY. Management believes that compliance with current applicable environmental laws and regulations will not have a material adverse impact on MOXY. MOXY believes that its operations are and will continue to be in substantial compliance with applicable environmental laws, regulations and ordinances.

               It is possible, however, that future developments such as stricter environmental laws or regulations could adversely affect MOXY's operations. Moreover, some risk of environmental costs and liabilities is inherent in MOXY's operations as it is with other companies engaged in similar or related businesses, and there can be no assurance that material costs and liabilities, including substantial fines or criminal sanctions for violation of environmental laws and regulations, will not be incurred by MOXY.

               MOXY, through its predecessors, has a history of commitment to environmental responsibility. MOXY's environmental policy commits its operations to compliance with applicable laws and regulations. MOXY has implemented corporate-wide environmental programs.

               Solid Waste. MOXY's operations may generate or involve the transport of both hazardous and nonhazardous solid wastes that are subject to the requirements of the Federal Resource Conservation and Recovery Act and comparable state statutes. In addition, the EPA is presently in the process of developing stricter disposal standards for nonhazardous waste. Changes in these regulations may result in additional expenditures or operating expenses by MOXY.

               Hazardous Substances. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes, also known as "Superfund" laws, impose liability on certain classes of persons that contribute to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site, and companies that transport, dispose of or arrange for the disposal of, the hazardous substances found at the site. CERCLA also authorizes the EPA, and in some cases, third parties to take actions in response to threats to the public health or the environment and to recover their costs from the responsible classes of persons. Despite the "petroleum exclusion" of CERCLA that encompasses wastes directly associated with crude oil and gas production, MOXY may generate or transport "hazardous substances" within the meaning of CERCLA or comparable state statutes in the course of its ordinary operations. Thus, MOXY may be responsible under CERCLA or the state equivalents for all or part of the costs required to clean up sites where a release has occurred.

               Air. MOXY's operations may also be subject to the Clean Air Act ("CAA") and comparable state statutes. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from operations. The EPA has been developing regulations to implement these requirements. MOXY may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues.

               Water. The Federal Water Pollution Control Act ("FWPCA") strictly regulates the unauthorized discharge of produced waters and other oil and gas wastes into navigable waters. The FWPCA provides for civil and criminal penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and imposes substantial potential liability for the costs of removal, remediation and damages. Similarly, the OPA imposes liability for the discharge of oil into or upon navigable waters or adjoining shorelines. Among other things, the OPA raises liability limits, narrows defenses to liability and provides more instances in which a responsible party is subject to unlimited liability. State laws for the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of an unauthorized discharge of petroleum or its derivatives into state waters. Further, the Coastal Zone Management Act authorizes state implementation and development of programs or management measures for nonpoint source pollution to restore and protect coastal waters.

               Endangered Species. Several federal laws impose regulations designed to ensure that endangered or threatened plant and animal species are not jeopardized and their critical habitats are neither destroyed nor modified. These laws may restrict MOXY's exploration, development and production operations and impose civil or criminal penalties for non-compliance.

     Safety and Health Regulations

               MOXY is also subject to laws and regulations concerning occupational safety and health. It is not anticipated that MOXY will be required in the near future to expend amounts that are material in the aggregate to MOXY's overall operations by reason of occupational safety and health laws and regulations, but inasmuch as such laws and regulations are frequently changed, MOXY is unable to predict the ultimate cost of compliance.

     Employees

               At June 30, 1998, MOXY had 17 employees. All of MOXY's employees are devoted primarily to managerial, land and geological functions. MOXY intends to continue its policy of limiting its number of permanent employees and, to that end, generally utilizes the services of independent consultants and contractors to perform various professional services, particularly in the areas of construction, design, well site surveillance and environmental assessment. Field and on-site production operation services such as pumping, maintenance, dispatching, inspection and testing, are also generally provided by independent contractors. Currently, a major portion of MOXY's geological and geophysical services are performed by CLK Company, L.L.C. ("CLK"). Under MOXY's exclusive agreement with CLK, MOXY pays CLK an annual fee of $2.2 million, with $0.5 million of this fee paid in MOXY Common Stock, and reimburses CLK's direct expenses incidental to its work for MOXY and for its office space. In addition, CLK receives a 3% overriding royalty interest on all new domestic prospects accepted by MOXY. For the year ended December 31, 1997, and the six months ended June 30, 1998, MOXY incurred $3.0 million and $1.6 million of expenses, respectively, under its agreement with CLK.

               Other than those functions performed by MOXY's employees and those provided under third party contracts, since January 1, 1996 numerous services necessary for the business and operations of MOXY, including certain executive, technical, administrative, accounting, financial, tax and other services, have been performed by FMS, currently owned
25% by MOXY, pursuant to a services agreement between FMS and MOXY (the "Services Agreement"). Prior to 1996, substantially the same services were provided by FTX. From September 1995 through December, 1997 these services were provided for a fixed annual fee of $1.0 million, subject to annual cost of living increases beginning in the first quarter of 1997. Prior to September 1995, such services were provided on a cost reimbursement basis.
For the year ended December 31, 1997, MOXY incurred $1.0 million of expenses under its agreement with FMS. As of January 1, 1998, MOXY and FMS amended the Services Agreement whereby FMS provides services on a cost reimbursement basis. Such amounts totaled $1.2 million for the six months ended June 30, 1998. The Services Agreement is terminable by MOXY at any time upon 90 days notice.

Business of FSC

     General

               FSC is a Delaware corporation formed in August 1997 to succeed to the sulphur and certain oil and gas operations of PLP, of which FTX served as administrative managing general partner and was the owner of a 51.6% partnership interest. Effective December 22, 1997, FTX merged into IGL, and PLP contributed to FSC all of its sulphur operations, and certain of its oil and gas operations, including PLP's 58.3% interest in those businesses commonly referred to as the "Main Pass" operations, and its sulphur mine in Culberson County, Texas. In addition, in connection with the IGL Merger, IGL transferred to PLP, which in turn contributed to FSC, IGL's 25% interest in the Main Pass operations. Following the contributions, PLP distributed all of the shares of FSC's Common Stock to FTX and the other holders of PLP's units of partnership interest, and, as part of the IGL Merger consideration, FTX distributed to its stockholders the shares of FSC Common Stock that it received. PLP, which is now managed by IGL as successor to FTX's ownership interest in PLP and to FTX's position as administrative managing general partner of PLP, is engaged in the production and sale of phosphate crop nutrients and animal feed ingredients as well as the exploration and development and production of oil and gas reserves.

               Unless otherwise noted or the context requires otherwise, references herein to the historical operations and performance of "FSC" refer to the businesses that PLP contributed to FSC, except that IGL's 25% interest in Main Pass is included in FSC's operations only for periods after December 22, 1997.

               FSC's operations include the mining, purchase, transportation, terminaling and marketing of sulphur and the production and sale of oil and gas from its Main Pass facilities. Management believes that FSC is the world's largest producer of mined, or "Frasch," sulphur and the largest supplier of elemental sulphur in the United States. FSC now has an 83.3% interest in the Main Pass operations, and Homestake Sulphur Company ("Homestake") owns the remaining 16.7% interest. FSC also continues to serve as the operator of the Main Pass operations.

               Sulphur, both in its elemental form and in the form of sulphuric acid, is essential to agriculture and industry. Sulphur is a base element primarily used in the production of sulphuric acid, which is used in the manufacture of phosphate fertilizers and other agricultural chemicals, and has numerous industrial applications, including ore and metal leaching, petroleum and mineral refining, and chemical manufacturing. While sulphur is essential in almost every segment of the economy, it is generally used as a processing agent and is seldom apparent in the final product.

               FSC is the successor to a line of business that had been conducted by PLP and its predecessors since 1912, making it the longest continuously operating sulphur company in the United States. Since its founding, FSC has introduced numerous innovations in the production and transportation of sulphur, including the development of a mine in marsh terrain near the mouth of the Mississippi River, the use of directional drilling (a critical technique for exploiting offshore sulphur deposits), and the development of technology for transporting molten sulphur, which has earned the acceptance of U.S. sulphur consumers as an environmentally and economically superior method. FSC was the first, and remains the only, company to superheat seawater for sulphur mining, and in 1960 constructed the first offshore sulphur mine, followed by a second offshore mine constructed in 1968, and a third offshore mine with the construction of the Main Pass mine in 1992. FSC remains the only company to successfully operate offshore sulphur mines. Over its history, FSC has mined more than 160 million long tons of sulphur, and in 1988 discovered the largest sulphur deposit in North America at Main Pass in the Gulf of Mexico. FSC believes it is one of the world's largest producers of mined sulphur and a leading supplier of sulphur to the United States market, and has the industry's largest molten sulphur handling system.

               The Main Pass sulphur deposit is the largest known sulphur reserve in North America. FSC's Main Pass offshore mining complex is the largest structure of its type in the Gulf of Mexico and one of the largest in the world, and was designed to produce an average of 5,500 long tons per day over its life. As of June 30, 1998, the Main Pass mine was estimated to contain proved sulphur reserves totaling ___ million long tons net to FSC.

               In 1995 FSC acquired substantially all of the sulphur assets of Pennzoil Company ("Pennzoil"), including the Culberson mine and Pennzoil's sulphur terminals and handling facilities in Galveston, Texas and Tampa, Florida, land and marine transportation equipment, and sales and other related commercial contracts and obligations. FSC announced on June 30, 1998 that it plans to permanently discontinue sulphur productions at the Culberson mine, but it plans to retain and continue to operate substantially all of the other assets acquired from Pennzoil.

               FSC's principal business is the sale of sulphur and the marketing of its terminaling and transportation assets for use by recovered sulphur producers and industrial consumers of sulphur. The phosphate fertilizer industry generally accounts for approximately 90% of FSC's sulphur sales. FSC's 1997 sulphur sales were approximately 2.9 million long tons, representing 24.8% of domestic consumption (or 3.4 million long tons, representing 30% of domestic consumption, on a pro forma basis after the contribution of IGL's Main Pass interest). Sales to IMC-Agrico, a joint venture partnership between IGL and PLP that is a manufacturer of phosphate fertilizers and the largest purchaser of elemental sulphur in the world, represented approximately 65% of FSC's 1997 sulphur sales (or 72% on a pro forma basis after the contribution of IGL's Main Pass interest) and approximately 73 percent of sulphur sales for the six months ended June 30, 1998. Pursuant to a sulphur supply agreement, FSC has agreed to supply and IMC-Agrico has agreed to purchase approximately 75% of IMC-Agrico's annual sulphur consumption for as long as IMC-Agrico has an operational need for sulphur. The price per ton for all sulphur delivered under the agreement is based upon the weighted average market price for sulphur delivered by other sources to IMC-Agrico's New Wales production plant in central Florida, except that FSC is entitled to a premium with respect to approximately 40% of the sulphur that it delivers under the agreement. IMC-Agrico also pays a portion of the freight costs associated with the delivery of sulphur under the agreement. Although the sulphur supply agreement was entered into at a time when IMC-Agrico was an affiliate of FSC, management believes that the terms of the sulphur supply agreement are no less favorable to FSC than those that could have been negotiated with an unaffiliated party.

               FSC operates the largest molten sulphur handling system in North America and has the capacity to transport and terminal over five million long tons of molten sulphur annually. FSC uses this system to support both the movement of its own mined and purchased sulphur and as a service that it markets to recovered sulphur producers and industrial consumers.

               FSC is a major purchaser of recovered sulphur, which is sulphur recovered from the processing of sour natural gas and refining of sour crude oil, purchasing over one million tons per year. Approximately 33% of FSC's 1997 sulphur sales and approximately 34% of its sulphur sales for the six months ended June 30, 1998 were supplied from its recovered sulphur purchases. Substantially all of the sulphur purchased by FSC, along with the sulphur produced at the Main Pass and Culberson mines, is sold by FSC to industrial companies for use in the manufacture of sulphuric acid.

               The Main Pass operations also contain proved oil reserves from which FSC produces and sells oil for the Main Pass joint venture. Gross oil production averaged approximately 9,000 barrels per day (4,400 barrels net to FSC, or 6,300 barrels net to FSC on a pro forma basis after the contribution of IGL's Main Pass interest) during the year ended December 31, 1997 and approximately 7,200 barrels per day (6,000 barrels net to FSC) during the six months ended June 30, 1998. Oil sales have provided FSC with a significant source of revenues and cash flow. The financial contribution from Main Pass oil production is, however, expected to decline because of a decrease in expected production rates resulting from normal depletion and because of an increase beginning in June 1998 of the royalty payable to the original leaseowner. In addition, oil prices have declined significantly since December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures about Market Risks--FSC." As of December 31, 1997, Main Pass was estimated to contain 8.7 million barrels (5.3 million barrels net to FSC) of proved oil reserves, which are expected to decline substantially in subsequent years and to be fully depleted by 2002. See "--Oil and Gas Business" below.

     Strategy

               FSC's business strategy has been to utilize its sulphur production facilities and its transportation and logistical assets and capabilities to maintain its leadership position in the U.S. sulphur market and to capitalize on new marketing opportunities. In addition, FSC expected to evaluate opportunities for growth by expanding its third party transportation and terminaling services business and increasing its recovered sulphur marketing activities. FSC also planned to evaluate additional business opportunities involving business activities that would be complementary to its existing operations including, without limitation, construction and operation of sulphur recovery and sulphuric acid plants, sour crude oil processing for others in the Gulf of Mexico region, application of its seawater heating technology to uses such as secondary oil recovery, and others.

               While FSC has increased its recovered sulphur marketing activities and its third party services business, deteriorating sulphur markets have led to decisions by FSC to curtail production from and ultimately close its Culberson mine in the third quarter of 1998. Additionally, FSC will continue to identify and assess additional growth opportunities discussed above. As a result, FSC broadened its consideration of additional business opportunities. See "The Mergers--Background of the Mergers--Background of FSC".

               FSC's future sulphur sales volumes and realizations will continue to depend on the level of demand from the phosphate fertilizer industry and the availability of competing supplies from recovered sulphur producers. Accordingly, FSC continually evaluates its sulphur business strategy in light of competitive factors and the dynamics of the sulphur market, including the possibility of adjusting overall production levels to match changes in market fundamentals.

      Sulphur Business

               Sources and Uses of Sulphur

               Sulphur is present in many areas of the world and its production is generally classified into three categories: elemental, pyrites and sulphur in other forms ("SOF"). Elemental sulphur represents over two-thirds of worldwide supplies of sulphur in all forms. Its sources include sulphur mined by the Frasch process from underground deposits and recovered sulphur. The remaining one-third of worldwide sulphur is in the form of pyrites (metal sulphides) and SOF, with the most significant source being sulphuric acid recovered as a by-product from the smelting of non-ferrous metals. In the United States, mined elemental sulphur is principally found in the caprock that covers salt domes in the coastal areas of the Gulf of Mexico and in strata-bound deposits in West Texas. Recovered elemental sulphur is produced from the processing of natural gas that contains hydrogen sulfide and from the refining of sour (high sulphur content) crude oil. Recovered sulphur is the largest source of sulphur in the world, representing approximately 85% of global production of elemental sulphur.

               While sulphur is essential in almost every segment of the economy, it is generally used as a processing agent and is seldom apparent in the final product. Sulphur is used primarily in the manufacture of phosphate fertilizer, with over 60% of worldwide sulphur consumption being used for this purpose. Sulphur is burned to form sulphuric acid, which is then used to convert phosphate rock to phosphoric acid, the base material for the manufacture of phosphate fertilizer. Approximately 0.4 of a long ton of sulphur is required to produce one short ton of diammonium phosphate fertilizer, the principal form of phosphate fertilizer. Although FSC is highly dependent on the phosphate fertilizer market, management believes that the overall strength of the phosphate fertilizer market and the resulting demand for sulphuric acid should support Main Pass production at current levels for the immediate future. Industry studies indicate that world demand for phosphate fertilizer, driven by anticipated population growth, increases in levels of grain consumption and other factors, will exceed production capacities in the next several years. This has led to plans to construct new capacity and feasibility studies evaluating the expansion of existing capacity and the addition of new capacity for the manufacture of phosphate fertilizer.

               Sulphur is itself an important plant nutrient, along with nitrogen, phosphorous and potassium. In 1996, 9.0 million tons of sulphur were applied to soils worldwide through fertilizer application. Sulphur is also a key raw material in the manufacture of many fungicides and other agricultural chemicals. The Sulphur Institute estimates the current annual worldwide plant nutrient sulphur deficit at 8.2 million tons and the outlook is for increasing deficiencies, thus making the use of sulphur as a fertilizer a developing and growing market.

               In addition to its agricultural applications, sulphur (usually in the form of sulphuric acid) is essential to the manufacturing processes of pharmaceuticals, paper, chemicals, paint, steel, petroleum and other products. Sulphuric acid is also used in the manufacture of detergents and animal feed. There is a growing demand for sulphur in the form of sulphuric acid for ore leaching by the non-ferrous metals industry mainly due to advancements in solvent extraction-electrowinning technology (SX/EW). This advancement has allowed the development of oxide ore bodies that previously were not considered commercially exploitable.

               Sulphur Mine Operations

               Overview. Although sulphur is one of the most common elements in the earth's crust, discoveries of elemental sulphur in quantities that can be mined economically are rare. FSC is currently mining one such deposit, the Main Pass mine offshore Louisiana in the Gulf of Mexico. FSC has recently announced its decision to permanently discontinue production at the Culberson mine. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures about Market Risks--FSC--Overview." FSC's sulphur discovery at Main Pass in 1988 was the first major sulphur discovery in North America in over 25 years. The Main Pass mine utilizes the Frasch mining process, which involves drilling wells and injecting superheated water into the underground sulphur deposit to melt solid sulphur, which is then recovered in liquid form. FSC has used the Frasch process for more than 80 years, and has developed technology using superheated seawater in the Frasch process, thereby enhancing offshore mining.

               The Frasch Process. The sulphur deposit at FSC's Main Pass mine is located approximately 2,000 feet underground. Sulphur production wells are drilled into sulphur bearing formations by rotary drilling rigs employing a directional drilling technique that permits drilling from the well platform at angles of up to 90 degrees from vertical, allowing sulphur within a radius of more than 3,800 feet to be mined from a single platform. In addition to production wells, pressure control wells must also be drilled to recover excess water from the underground formation and to facilitate water flow. The Frasch process used by FSC permits cost efficient extraction of sulphur from these underground deposits. Superheated water and compressed air are forced separately through concentric pipes towards the sulphur deposit where the heated water liquefies the sulphur and the compressed air helps lift the molten sulphur to the surface. The Frasch process was developed in the 1890s and FSC was only the second company to use this technology. FSC has also developed proprietary technology that enables it to use seawater in the Frasch process without experiencing the corrosion and scaling that otherwise would affect the heat exchangers and pipelines. Frasch mining of sulphur deposits at locations where large quantities of fresh water are unavailable, such as Main Pass, would not be commercially viable without these techniques.

               Natural gas and water are the two resources essential to the Frasch process. Natural gas fired boilers are used to produce steam to heat the water in heat exchanges to the superheated state necessary for sulphur liquefaction. FSC's Main Pass operations currently consume approximately eight billion cubic feet of natural gas annually. FSC is dependent on others for the supply of natural gas, but has never experienced difficulty in obtaining the required supply of natural gas because it has long-term supply agreements in place with prices tied to market indices. Natural gas is supplied to the Main Pass operation by a single supplier, but FSC has access to a large multiple-supplier pipeline should its primary supplier have difficulties in delivering its requirements. FSC also supplements its natural gas needs at Main Pass with the gas that is produced in conjunction with its Main Pass oil operations, which is provided to the sulphur mining operations in exchange for electricity used by the oil operations. In the event of a national shortage of natural gas, curtailment may be imposed by federal authorities and may interfere with the mining process, but FSC believes that the risk of such curtailment during the anticipated life of the mines is remote. Moreover, if necessary, the boilers can be converted to operate on fuel oil. The availability of water for the Main Pass mine is not a factor for FSC because of its ability to use seawater.

               The Mines. The Main Pass deposit was discovered by FSC in 1988. The mine currently has the highest production rate of any sulphur mine in the world and contains the largest known Frasch sulphur reserve in North America. The free sulphur in the Main Pass deposit exists in the porous limestone that is part of the caprock covering a salt dome. The Main Pass offshore complex, which is more than a mile in length, is one of the largest structures of its type in the world and is the largest in the Gulf of Mexico. The Main Pass mine was designed to produce an average of 5,500 long tons per day over its life and has two sulphur storage tanks with a combined capacity of 24,000 long tons. The facility, which has housing capacity for 240 persons, is located in 210 feet of water and is designed to withstand hurricane force conditions. In the event of a major storm in the Gulf, personnel would be evacuated, but the mine is designed to remain in operation through a communications link to FSC's corporate office in New Orleans. During the year ended December 31, 1997 and the six months ended June 30, 1998, sulphur production at Main Pass averaged approximately 5,200 and 4,300 long tons, respectively, per day. All Main Pass sulphur is transported to FSC's terminal in Port Sulphur, Louisiana in 7,500-ton self-propelled tankers. FSC receives a fee from Homestake for operating the Main Pass mine and for processing, transporting and marketing Homestake's share of the Main Pass sulphur. At June 30, 1998, the Main Pass deposit was estimated to contain proved sulphur reserves totaling [____] million long tons ([____] million long tons net to FSC).

               Production from the Main Pass mine is subject to a royalty of 12.5% of net mine revenues that is payable to MMS.

               FSC began operating the Culberson mine, which is located in West Texas south of the New Mexico border, in January 1995 after acquiring the mine from Pennzoil. For the year ended December 31, 1997, production at the Culberson mine averaged approximately 2,400 long tons per day. At December 31, 1997, the Culberson mine was estimated to contain proved sulphur reserves totaling 7.6 million long tons. As previously discussed, FSC has decided to permanently cease production at the Culberson mine, with final production in August 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures about Market Risks--FSC--Overview."

               The agreement pursuant to which FSC obtained the Culberson mine requires FSC to make quarterly payments to Pennzoil, based on a unit volume payment multiplied by an assumed volume of sulphur, both of which are determined by the average market price of sulphur during the quarter. FSC is obligated to make these payments irrespective of whether the Culberson mine is operational. The payments terminate upon the earlier of January 2015 or the quarter in which the cumulative assumed volume of production exceeds 18.6 million long tons. Under this arrangement, FSC paid Pennzoil $2.0 million and $2.1 million for fiscal 1996 and 1997, respectively, and $0.9 million for the six months ended June 30, 1998. FSC estimates that the annual royalty will be $1.8 million, based on a $65 per long ton sulphur price. FSC has the right, exercisable on January 1, 1999 (the "First Option Date") and each subsequent third anniversary of that date, to terminate its obligation to make further quarterly installment payments in exchange for a lump sum payment of $65 million less a cumulative inflation adjustment on the date such right is exercised, but in no event less than $10 million. If FSC does not exercise its right on any option date, Pennzoil may, within a defined time period after each option date, require FSC to make a single payment of $10 million in exchange for relinquishing its rights to receive any further payments under the agreement.

               FSC also has rights to sulphur deposits at its Caminada Mine, located eight miles from Grand Isle in the Gulf of Mexico, which FSC is not currently mining. FSC is maintaining its lease rights to the remaining sulphur resource under a "suspension of production" issued by the MMS. FSC estimates that the Caminada mine has approximately 1.8 million long tons of recoverable proved sulphur remaining.

               Sulphur Reserves. The table below sets forth FSC's portion of the proved developed reserves for FSC's Main Pass sulphur mine.

Proved Developed Reserves(1)              Long Tons at June 30, 1998(2)
----------------------------              -----------------------------
Main Pass............................             52.9 million

------------
(1) All sulphur reserves are considered proved because of FSC's extensive drilling and production experience.

(2) Reserves represent long tons (2,240 lbs.) of sulphur that are expected to be recovered from the host formation. Long tons of sulphur are calculated in place and a recovery factor, based on the percentage of residual sulphur expected to be left behind, is applied to calculate the total estimated recoverable tons.

               Sulphur Purchases

               FSC is a major purchaser of recovered sulphur in the United States and management expects its sulphur purchasing program, which is currently averaging over one million long tons per year, to increase and become a more significant component of FSC's business. FSC purchases recovered sulphur principally from oil refineries located along the lower Mississippi River and in the Louisiana and Texas Gulf Coast regions, and from gas processing plants in Mississippi and Texas.

               FSC's recovered sulphur purchase program provides it with a source of sulphur that is as important as the production from its mines in enabling FSC to meet its sales contract commitments. Approximately 33% of FSC's 1997 sulphur sales volume and approximately 34% of sulphur sales volumes for the six months ended June 30, 1998 were supplied through recovered sulphur purchases. FSC believes that its position as a leading sulphur supplier in the domestic market, coupled with its extensive sulphur handling capabilities, would allow it to replace any curtailed mine production with purchased recovered sulphur at price levels that would maintain FSC's profitability; however there can be no assurance that it will be able to do so.

               Sulphur Handling Operations

               Overview. FSC operates the largest molten sulphur handling system in North America and has the capacity to transport and terminal over five million long tons of molten sulphur annually. FSC uses this system both to support the movement of its own mined and purchased sulphur, and as a service that it markets to recovered sulphur producers and industrial consumers. FSC believes that the integration of the sulphur handling business with its production, purchasing and marketing operations gives FSC a synergistic competitive advantage over other suppliers of similar services.

               Marine Transportation. FSC operates two molten sulphur tankers, each having a capacity of approximately 25,000 tons. The two tankers have the combined capacity to transport 3.5 million long tons of sulphur per year across the Gulf of Mexico, which are loaded at FSC's Galveston and Port Sulphur terminals and delivered to its Tampa terminals. FSC's inland barge system is capable of transporting over one million tons annually. Each of FSC's barges has a capacity of approximately 2,500 long tons and serves the Texas, Louisiana and Mississippi Gulf Coast regions and the lower Mississippi River. Two 7,500-ton tankers are used to transport sulphur from the Main Pass mine's offshore production platform and can also be used in Gulf Coast service to transport sulphur from FSC's terminals to its customers.

               Land Transportation. FSC owns a rail car fleet that formerly transported sulphur from the Culberson mine and which is intended to be used to transport recovered sulphur following the closure of the Culberson mine. FSC also makes other rail movements in connection with transporting sulphur directly to customers' plants. FSC also transports approximately 500,000 tons of molten sulphur per year through a third party trucking service used primarily to serve the Galveston, Texas, lower Mississippi River and Pensacola, Florida areas.

               Terminals. FSC owns and operates five sulphur terminals in the United States, the largest of which is located at Port Sulphur, Louisiana. The Port Sulphur facility is a combined liquid storage tank farm and stockpile area for solid sulphur. Liquid sulphur is stored in steam-heated, insulated tanks having an aggregate capacity of approximately 110,000 long tons. The solid storage area can hold approximately 1.3 million long tons of solid sulphur. Because substantially all of FSC's domestic customers consume sulphur in liquid form, FSC delivers all of its production in liquid form. This reduces the need to remelt the sulphur, conserves energy and reduces costs, and is an environmentally superior handling method. Sulphur can be solidified for long-term storage to maintain inventory reserves. FSC owns a high capacity sulphur melter that permits the conversion of solid sulphur into liquid sulphur to supplement mine production during periods of high demand and to cover shortfalls in mine production or in recovered sulphur purchases. Sulphur is transported from Port Sulphur by barge to customers' plants in Louisiana on the lower Mississippi River or along the Gulf Coast of Texas and Mississippi, or by tanker to FSC's terminals in Tampa.

               FSC's other terminals are located in Tampa and Pensacola, Florida and Galveston, Texas. There are two Tampa terminals, each of which has a liquid storage capacity of 90,000 long tons and is supplied with sulphur from Port Sulphur and Galveston by FSC's sulphur tankers. Each of the Tampa facilities ships molten sulphur to phosphate fertilizer producers in central Florida by tank truck. The Pensacola terminal has a storage capacity of 10,000 long tons and is used for the storage, handling and shipping of recovered sulphur purchases or transporting recovered sulphur for third parties. Molten sulphur is shipped by barge from the Pensacola terminal to either the Port Sulphur terminal or directly to lower Mississippi River customers.

               The Galveston terminal was acquired from Pennzoil in 1995 and has 75,000 long tons of liquid storage tanks and solid storage capacity of one million long tons. This terminal formerly received sulphur from FSC's Culberson mine by unit train, and currently receives recovered sulphur purchases by truck, barge or rail, and then ships sulphur to local customers by truck or barge or to the Tampa terminals by tanker. The Galveston terminal also has the ability to load solid sulphur aboard large oceangoing vessels, giving FSC access to international markets should market conditions favor sulphur exports.

               Sulphur Sales

               Substantially all of FSC's sulphur is sold to the phosphate fertilizer industry for the manufacture of sulphuric acid, which is used to produce phosphoric acid, a base chemical used in the production of phosphate fertilizers. Typically, the phosphate fertilizer industry accounts for approximately 90% of FSC's total sulphur sales. FSC's domestic shipments to its five largest customers represented 88% of total shipments in 1997, 91% in 1996 and 89% in 1995. The majority of FSC's sulphur supply contracts, with the exception of its contract with IMC-Agrico discussed below, are for a term of one year or longer and generally call for the repricing of sulphur on a quarterly or six-month basis.

               FSC also processes, transports, and markets Homestake's share of production at the Main Pass mine for a fee. In addition to supplying the domestic sulphur market and providing transportation and terminaling services for others, FSC maintains the capability of marketing sulphur internationally should market conditions favor export sales.

               Sales to IMC-Agrico, a manufacturer of phosphate fertilizers and the largest purchaser of elemental sulphur in the world, represented approximately 65% of FSC's sulphur sales (or 72% on a pro forma basis after the contribution of IGL's Main Pass interest) and 55% of its total revenues (or 60% on a pro forma basis after the contribution of IGL's Main Pass interest) during 1997. Such sales represented approximately 73% of FSC's sulphur sales and 64% of its total revenues during the six months ended June 30, 1998. Pursuant to a Sulphur Supply Agreement, FSC has agreed to supply and IMC-Agrico has agreed to purchase approximately 75% of IMC-Agrico's annual sulphur consumption for as long as IMC-Agrico has an operational need for sulphur. The price per ton for all sulphur delivered under the agreement is based upon the weighted average market price for sulphur delivered by other sources to IMC-Agrico's New Wales production plant in central Florida, except that FSC is entitled to a premium with respect to approximately 40% of the sulphur that it delivers under the agreement. IMC-Agrico also pays a portion of the freight costs associated with the delivery of sulphur under the agreement. Although this contract was entered into at a time when IMC-Agrico was an affiliate of FSC, management believes that the terms of the Sulphur Supply Agreement are no less favorable to FSC than those that could have been negotiated with an unaffiliated party.

               Revenues from FSC's sulphur sales depend significantly on production levels of phosphate fertilizer, the availability of sulphur that is recovered from high-sulphur oil and natural gas refining and the rate at which stored surpluses, particularly in Canada, are released into the market and depleted. Current prices are substantially weaker than the high levels of the early 1990's, primarily because of economic and political changes in Eastern Europe and the former Soviet Union, which led to the closure of plants consuming in excess of seven million tons of sulphur per year. Improved phosphate consumption rates, coupled with reduced imports and curtailed mine production, stabilized sulphur prices beginning mid-year 1996 and continued into 1997. To the extent that current United States phosphate fertilizer production remains strong, sustained sulphur demand is expected to continue; however, the current level of Canadian sulphur inventories limits the potential for significant price increases. See "--Competition."

               Outlook

               In response to a weak sulphur market, FSC curtailed production at its Culberson mine in early 1998 and announced on June 30, 1998 that it planned to permanently cease operations at the mine. The closure of the Culberson mine is expected to improve near-term sulphur market fundamentals, and FSC is seeking an increase in third-quarter 1998 sulphur contract prices, compared with prices realized in the first half of 1998, although the major sulphur resources are strongly resisting any price increase. Negotiations are currently ongoing and no assurance can be given that a price increase will be realized.

     Oil and Gas Business

               Reserves and Acreage

               The Main Pass site also contains oil and gas reserves located within the same caprock reservoir that contains the sulphur reserves. FSC's estimate of proved recoverable oil reserves at Main Pass at June 30, 1998 was [____] million barrels, ([____] million barrels net to FSC). The Main Pass oil and gas reserves are expected to decline substantially in subsequent years and to be fully depleted by 2002.

               For information relating to estimates of FSC's net interests in proved oil reserves as of December 31, 1997, and for supplementary information relating to estimates of discounted future net cash flows from proved oil reserves, and changes in such estimates, reference is made to FSC's financial statements included elsewhere herein.

               At various times, FSC is required to report estimates of oil reserves to various governmental authorities. The basis for reporting estimates of reserves to these authorities may not be comparable to the reserves presented herein because of differences in the times at which such estimates are made and variances in reserve and other definitions of the particular governmental authority. Generally, however, the reserve data used for these governmental reports is computed from the same reserve information base as reported herein.

               FSC's interest in Main Pass, which is located in federal waters offshore Louisiana, constitutes the only oil and gas producing property owned by FSC. The property consists of 1,125 gross acres and is fully developed within the meaning of governmental reporting requirements.

               FSC possesses a leasehold interest in its Main Pass oil property that is maintained by production and will remain in effect until production and drilling and development operations cease. FSC believes that the lease terms are sufficient to allow for reasonable development of the reserves and that it has satisfactory title to such property.

               Production

               Recoverable hydrocarbons at Main Pass are located in the upper portion of the same caprock that hosts the sulphur reserves and in an overlying layer of sand. The limestone caprock reservoir and the overlying sand are in fluid contact with each other, share a common oil and gas composition and have the same pressure characteristics. Oil production commenced in the fourth quarter of 1991 with cumulative total production as of June 30, 1998 totaling 36.2 million barrels. Oil production has been enhanced by the injection of superheated water in the sulphur mining operations, which both lowers oil viscosity, allowing it to flow more freely, and maintains reservoir pressure, thereby enhancing recovery. Any associated gas that is produced with the oil is provided to the sulphur mining operation in exchange for electricity used in the oil operations. The co-development of the sulphur and oil reserves has yielded significant operating synergies and efficiencies.

               The purchase agreement pursuant to which FSC obtained the rights to the Main Pass oil lease obligates FSC under certain circumstances to make an annual production payment to Chevron U.S.A. Inc. The payment amount is based on the amount of annual oil production at the Main Pass site and the amount by which the average annual price of oil exceeds certain specified prices during the term of the contract. If the average annual price of oil does not exceed the specified prices, no payment is due. No payments were made for 1997 in connection with this obligation. This payment obligation converted to a royalty right on behalf of Chevron after an aggregate of 36 million barrels of oil had been produced at Main Pass, which occurred in June 1998. Under this royalty right, Chevron is entitled to receive 25% of revenues (less transportation costs) of oil and gas production; provided that the 25% overriding royalty is limited to 50% of net profit realized on oil production. Oil sales have provided FSC with a significant source of revenues and cash flow. The financial contribution from Main Pass oil production is, however, expected to decline because of a decrease in expected production rates resulting from normal depletion and because of an increase beginning in June 1998 of the royalty payable to Chevron. In addition, oil prices have declined significantly since December 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations and Disclosures about Market Risks--FSC."

               Oil Sales

               Oil prices have historically exhibited, and can be expected to continue to exhibit, volatility as a result of such factors as conflicts in the Middle East, actions by the Organization of Petroleum Exporting Countries and other producing nations, and changes in worldwide economic and political conditions. The oil produced at Main Pass contains sulphur and is generally heavier than other Gulf Coast crude oils. As a result, it sells at a discount relative to Gulf Coast crude oils containing less sulphur and to lighter grade crude oils.

               Oil produced at the Main Pass mine is sold to Amoco Production Company. This sales contract is for a term of six months, ending December 31, 1998, and is priced at market for the oil's grade. It accounted for 71% of FSC's oil revenues and 9% of FSC's total revenues for 1997.

     Competition

               Sulphur

               In the United States, there are two principal sources of elemental sulphur: (i) mined sulphur produced by FSC and (ii) recovered sulphur produced by more than 50 companies at more than 130 refineries and gas treatment plants. There are four producers of mined sulphur worldwide, of which management believes FSC is the largest and the only mined sulphur producer serving the United States market. For 1997, FSC estimates that sulphur production at its Main Pass and Culberson mines accounted for approximately 27% of domestic, and 7% of world, elemental sulphur production.

               FSC estimates that total domestic sulphur consumption in 1997 was 11.7 million tons, of which domestic Frasch sulphur accounted for approximately 23%, domestic recovered sulphur accounted for approximately 60%, and imported sulphur, primarily from Canada and Mexico, accounted for approximately 17%.

               The following table sets forth for each of the years 1995 through 1997 the total estimated domestic sulphur consumption in tons, together with the percentage supplied by Frasch suppliers, domestic recovered sulphur and imported sulphur:

                                               Domestic Sulphur Consumption
                -------------------------------------------------------------------------------------------
                 Total Consumption
Year             (millions of tons)      Frasch Suppliers      Domestic Recovered      Percentage Imported
----             -------------------    -------------------   --------------------   ----------------------
1997                    11.7                   23%                    60%                      17%
1996                    11.5                   25%                    60%                      14%
1995                    11.7                   27%                    55%                      17%

                Recovered sulphur from domestic and foreign sources is the major source of competition for FSC. Approximately 90% of the Western Hemisphere's sulphur inventories currently consist of sulphur recovered from natural gas in the province of Alberta in western Canada, primarily because United States recovered sulphur suppliers do not have the ability to store large inventories of sulphur. During the 1990s world sulphur supply has been in surplus resulting in a build up of Canadian sulphur inventories. Canadian sulphur inventories were estimated to be 10.6 million tons at year end 1997 and are expected to increase.

               Production of recovered sulphur in the United States has increased at an average rate of approximately 200,000 tons per year for the last three years, and totaled approximately 7.8 million tons in 1997. Although FSC is not aware of any planned increases in high-sulphur gas processing capacity in the U.S., the sulphur content of crude oil feedstocks delivered to U.S. oil refineries is expected to continue to increase. Although growth in U.S. recovered sulphur production is expected to continue, the rate of growth is expected to slow, as the refining industry is consolidating into a smaller number of large refineries, and it is estimated that total U.S. refinery processing will not increase substantially. Technology for recovery of sulphur from coal and oil-burning utility plants is well advanced and this and other sources of sulphur resulting from air pollution abatement efforts will have some impact on sulphur supplies. Industry studies vary in their forecast of the worldwide elemental sulphur balance; however it is widely accepted that a surplus currently exists and will continue into the foreseeable future.

               Recovered sulphur from domestic and foreign sources is the major source for most sulphur customers and is the major source of competition for FSC. As a by-product of the producer's refining or gas processing operations, recovered sulphur can be produced at lower cost than mined sulphur, but the costs to the customers depend in significant part on the costs of handling and transportation to customers. The supply of U.S. recovered sulphur alone, however, cannot satisfy total domestic demand, and mined sulphur, along with imported recovered sulphur obtained principally from Canada and Mexico are required to supply the balance. The principal competitive risk to FSC's ability to mine sulphur profitably is the potential for decreased domestic demand for sulphur, increased production from domestic recovered sulphur producers, increases in imported recovered sulphur, and the rate at which stored sulphur, particularly in Canada, is released into the market.

               Oil

               A large number of companies and individuals are engaged in the development and production of oil. A substantial number of the companies engaged in the development and production of oil possess financial resources considerably greater than those of FSC.

     Customers

               IMC-Agrico is FSC's single largest sulphur customer, accounting for approximately 65% of sulphur sales and 55% of total revenues for 1997 (or 72% and 60%, respectively, on a pro forma basis after the contribution of IGL's Main Pass interest), and approximately 73% of sulphur sales and 64% of total revenues during the six months ended June 30, 1998. FSC's next four largest customers represent approximately 23% of sulphur sales. These companies represent a mix of industrial companies and phosphate fertilizer manufacturers.

               Oil produced at the Main Pass mine is sold to AMOCO Production Company. This sales contract is for a term of six months, ending December 31, 1998, and is priced at market for the oil's grade.

     Engineering, Research and Development

               Crescent Technology, Inc. ("Crescent") furnishes certain engineering consulting, research and development, environmental and safety services to FSC. Many of Crescent's employees are former employees of FSC and other formerly related companies who formed Crescent in 1993 to provide technical services to such companies and others on an outsourced basis. Crescent owns and operates laboratory and pilot plant facilities at Belle Chasse, Louisiana, where minerals analysis, metallurgical work and other research and testing are conducted, which contributes to FSC's technical operations and commercial activities. Additionally, Crescent maintains engineering consulting and mine development groups in New Orleans, Louisiana, which provide the engineering consulting, environmental services and design and construction supervision activities required to implement new ventures and apply improvements to FSC's existing operations.

     Regulatory Matters

               FSC's mining, production and exploration activities are subject to various federal, state and local laws governing exploration, development, production, exports, taxes, labor standards, occupational health and safety, toxic substances and other matters. Regulations pertaining to the environment mandate, among other things, the maintenance of air and water quality standards, solid and hazardous waste standards, protection of underground sources of drinking water, and protection and regulation of wetland areas.
FSC succeeded to all licenses, permits or other authorizations obtained or held by PLP or any of its affiliates insofar as they relate to the sulphur and Main Pass oil and gas businesses. All material licenses, permits and other authorizations currently required of each existing operation have been obtained or timely applied for.

               To comply with these federal, state and local laws, material capital and operating expenditures on environmental projects, both with respect to maintaining current operations and initiating new operations, may be required in the future. The amount of such expenditures cannot be estimated at this time, but such costs could have an adverse effect on FSC's financial condition and results of operations. There is also a risk that more stringent laws affecting the operation of mining companies could be enacted, and although such regulations would affect the industry as a whole, compliance with such new regulations could be costly.

               Domestic oil operations are subject to extensive state and federal regulation. Compliance is often burdensome, and failure to comply carries substantial penalties. The heavy and increasing regulatory burden on the oil industry increases the cost of doing business and consequently affects profitability.

     Environmental Matters and Reclamation Obligations

               Federal laws and regulations have expanded greatly in recent years with respect to environmental considerations. The United States Department of Interior, the EPA and the Coast Guard administer laws and regulations that impose liability upon the lessee under a federal lease for the cost of cleanup of pollution damages. A serious incident of pollution may also result in any one of these agencies requiring lessees under federal leases to suspend or cease operations in the particular area. FSC carries insurance against some, but not all, of these risks.

               FSC, through its predecessors, has a history of commitment to environmental responsibility. Since the 1940s, long before the general public recognized the importance of maintaining environmental quality, FSC has conducted pre-operational, bioassay, marine ecological and other environmental surveys to ensure the environmental compatibility of its operations. FSC's environmental policy commits its operations to compliance with applicable laws and regulations. FSC has implemented corporate-wide environmental programs and continues to study methods to reduce discharges and emissions.

               The largest effluent from sulphur mining operations is the pressure control water recovered from the sulphur-bearing formation. At Main Pass, pressure control wells remove water from the formation and discharge the water under the terms of a National Pollutant Discharge Elimination System permit issued by the EPA. Other water discharges at Main Pass and five terminals are made under permits issued by the EPA, state regulatory agencies in the States of Texas, Louisiana or Florida, or local regulatory authorities. All of these discharges are in compliance with applicable regulations in all material respects.

               FSC has various other permits with respect to air emissions, solid waste production and disposal, dredging of bottom sediment and the operation of port facilities that facilitate its business activities. Agencies that provide these permits and authorizations include the MMS, the U.S. Coast Guard, the Louisiana Department of Environmental Quality, the Louisiana Department of Natural Resources, the Texas Natural Resources Conservation Commission, and the Florida Department of Environmental Protection. FSC believes it is in compliance in all material respects with the terms and conditions of these permits and does not anticipate any significant new costs to obtain new permits or to maintain compliance with existing permits.

               FSC assumed responsibility for environmental liabilities associated with the prior conduct of the businesses that PLP contributed to FSC, including reclamation responsibilities at three previously producing sulphur mines. Sulphur production was suspended at FSC's Caminada offshore sulphur mine in 1994, and FSC will be required to salvage the mining facilities once the remaining reserves are produced or it becomes certain that such reserves will not be economically recoverable. FSC's salvage expense will be shared on a 50/50 basis with Exxon Corporation, and the estimated expense has been accrued.

               FSC's Grande Ecaille mine, which was depleted in 1978, was salvaged in accordance with applicable regulations at the time of closure. Although FSC has no legal obligation to do so, it has undertaken to reclaim wellheads and other materials, none of which are classified as hazardous, that are being exposed through coastal erosion, and it is anticipated that these reclamation activities will continue for several more years. Additional expenditures may be required from time to time if erosion continues, although FSC does not expect such expenditures to be material. Additional expenditures may be necessary in the future to remove building foundations should FSC decide it is in the best interest of FSC to do so.

               In September 1997, FSC completed the salvage of its Grand Isle mine in the Gulf of Mexico, which was depleted in 1991, by converting it into an artificial reef for the enhancement of marine life. The reef was constructed at the request of the State of Louisiana as part of its "Rigs-to-Reefs" program through which the State and private industry are cooperating to provide useful marine habitats using offshore structures that are no longer needed for commercial activities. The Grand Isle reef is the first in shallow water and is the largest in the Gulf of Mexico. The reef is in the process of being donated to the State of Louisiana, after which time the State will assume all responsibility for its upkeep, although FSC will retain responsibility for any environmental liabilities that may arise from previous mining activities with respect to this site.

               On June 30, 1998, FSC announced plans to permanently discontinue sulphur production at its Culberson sulphur mine. Production at the mine is expected to cease in August 1998. Abandonment and restoration costs for the Culberson mine have all been accrued at June 30, 1998, with approximately $13 million of these costs expected to be incurred within the next year. FSC has also closed nine other sulphur mines, all of which have been reclaimed in accordance with applicable regulations and customary industry practices. Reclamation of FSC's Main Pass sulphur mine will be required upon the closure of that facility, and the related future costs are being accrued.

               Although FSC believes that its prior reclamation activities were carried out in compliance with then applicable laws and regulations and that it is accruing adequate reserves to cover future reclamation costs, no assurance can be given that FSC will not incur materially greater reclamation costs than those anticipated.

     Employees

               As of June 30, 1998, FSC had 312 active employees. There are 301 employees working at FSC's mine sites and terminals, and 11 employees located at its New Orleans headquarters. A total of 99 employees are expected to terminate employment by the first quarter of 1999 in connection with the closure of the Culberson mine. None of the employees of FSC is represented by any union or covered by any collective bargaining agreement. FSC believes its employee relations are satisfactory.

               FSC also uses contract personnel to perform many of the technical tasks customarily conducted by FSC employees at its Main Pass mine, which minimizes development costs and allows FSC to use its management staff to direct the efforts of both the sulphur mine and oil operations. FSC also receives executive, financial, legal and administrative and other related services through a services agreement with FMS, a company that is 25% owned by FSC.


                       MANAGEMENT FOLLOWING THE MERGERS

McMoRan Management

               The following table sets forth certain information with respect to McMoRan's prospective directors (the "Directors") and executive officers (the "Executive Officers").

Name                                 Age     Position
----                                 ---     --------
James R. Moffett................     59      Chairman of the Board
Richard C. Adkerson.............     51      Vice Chairman of the Board, President and Chief Executive Officer
Rene L. Latiolais...............     56      Vice Chairman of the Board
Robert M. Wohleber..............     47      Executive Vice President, Chief Financial Officer and Director
C. Howard Murrish...............     57      Executive Vice President
John G. Amato...................     54      General Counsel
J. Terrell Brown................     58      Director
Thomas D. Clark, Jr.............     57      Director
Robert A. Day...................     54      Director
Gerald J. Ford..................     53      Director
B.M. Rankin, Jr.................     68      Director


               James R. Moffett has served as the Chairman of the Board and Chief Executive Officer of Freeport-McMoRan Copper & Gold Inc. ("FCX"), a mining company, since July 1995, and as Chairman of the Board of FCX since May 1992. Mr. Moffett is also President Commissioner of P.T. Freeport Indonesia Company ("PTFI"), an operating subsidiary of FCX, and Co-Chairman of the Board of both MOXY and FSC. Mr. Moffett served as Chairman of the Board of FTX until December 1997.

               Richard C. Adkerson has served as President and Chief Operating Officer of FCX since April 1997 and as Chief Financial Officer of FCX since 1994. Mr. Adkerson is also Co-Chairman of the Board and Chief Executive Officer of MOXY, Vice Chairman of the Board of FSC, and Chairman of the Board of Stratus, a real estate development company. He served as Executive Vice President of FCX from July 1995 to April 1997 and as Senior Vice President of FCX from February 1994 to July 1995. Mr. Adkerson served as Vice Chairman of FTX until December 1997 and as Senior Vice President and Chief Financial Officer of FTX from 1992 to 1995.

               Rene L. Latiolais has served as Vice Chairman of the Board of FCX since 1994 and as Co-Chairman of FSC since December 1997. He held the office of President and Chief Executive Officer of FTX until December 1997, the office of Chief Operating Officer of FTX until 1995, and the office of Executive Vice President of FTX until 1993. Mr. Latiolais is also a director of IGL, an agricultural minerals company.

               Robert M. Wohleber has served as President, Chief Executive Officer and a director of FSC since November 1997. Mr. Wohleber has also served as Senior Vice President of FCX since November 1997. He served as a Vice President of FCX from July 1994 to November 1997 and as Vice President and Treasurer of FCX from July 1993 to June 1994. Mr. Wohleber served as Senior Vice President and Chief Financial Officer of FTX from November 1996 to December 1997, as Vice President of FTX from June 1994 to November 1996, and as Vice President and Treasurer of FTX from May 1992 to June 1994.

               C. Howard Murrish has served as President and Chief Operating Officer of MOXY since September 1994. He was a partner in CLK until September 1994 and the President of the oil and gas division of FTX from February 1992 to December 1997.

               John G. Amato has served as General Counsel of MOXY since 1994, of FSC since December 1997 and of Stratus since August 1995. Prior to August 1995, Mr. Amato served as General Counsel of FTX and FCX. Mr. Amato currently provides legal and business advisory services to FCX under a consulting arrangement.

               J. Terrell Brown is Chairman of the Board of Directors and Chief Executive Officer of United Companies Financial Corporation ("United Companies"), a provider of non-traditional consumer and mortgage lending. He is also Chairman of the Board of Directors and Chief Executive Officer of each of United Companies' subsidiaries. Mr. Brown is also a director of Hibernia Corporation, a bank holding company, and Sizler Corporation, a real estate company. He has served as a director and executive officer of United Companies since 1969 and was named Chief Executive Officer in 1985. Mr. Brown has served as a director of FSC since 1997.

               Thomas D. Clark, Jr. has served as the Dean of E. J. Ourso College of Business Administration at Louisiana State University since 1995 and is the Ourso Distinguished Professor of Business. Prior to his current position, Mr. Clark held a variety of positions at Florida State University and the Air Force Institute of Technology, including Chairman of Information and Management Services and Director of the Center for Information Systems Research. Mr. Clark also serves as a director of Ocean Energy, Inc., an oil and gas exploration company. Mr. Clark has served as a director of FSC since 1997.

               Robert A. Day has served as Chairman of the Board of Trust Company of the West, an investment management company, for the last five years. Mr. Day also serves as Chairman and President of W.M. Keck Foundation and director of Fisher Scientific International Inc. He has been a director of FCX since 1995 and a director of MOXY since 1994.

               Gerald J. Ford has served as a Director, the Chairman of the Board and Chief Executive Officer of California Federal Bank, Director of Liberte Investors Inc., First Nationwide Holdings, Inc. and California Federal Preferred Capital Corp. for the last five years. Mr. Ford has served as a director of MOXY since 1998.

               B.M. Rankin, Jr. is a private investor. Mr. Rankin has served as a director of MOXY since 1994, FSC since 1997 and FCX since 1995.

               McMoRan's Board of Directors consists of three classes, each serving a three-year term of office, with the members of one class being elected each year. Messrs. Clark, Ford and Wohleber are members of the class serving until the 1999 annual meeting of stockholders, Messrs. Brown, Day and Latiolais are members of the class serving until the 2000 annual meeting of stockholders, and Messrs. Adkerson, Moffett and Rankin are members of the class serving until the 2001 annual meeting of stockholders.

Director Compensation

               Each Director who is not an employee of McMoRan will be paid an annual director's fee of $15,000 and an attendance fee of $500 for each committee meeting attended. Each Director also receives a fee of $1,000 for attending each Board meeting and is also reimbursed for reasonable out-of-pocket expenses incurred in attending board and committee meetings. Each Director who is not an employee of McMoRan is also eligible to receive options to purchase shares of McMoRan Common Stock under the terms of the Director Plan described below.

Committees of the Board of Directors

               McMoRan's Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee is responsible for reviewing McMoRan's financial statements and annual audit and meeting with McMoRan's independent public accountants to review McMoRan's internal controls and financial management practices. The members of the Audit Committee are Messrs. ___________ and ___________.

               The Compensation Committee is responsible for recommending to the Board of Directors compensation for McMoRan's key employees, including its Executive Officers, and administering McMoRan's incentive plan and performing such other similar functions as may be assigned by the Board of Directors.
The members of the Compensation Committee are Messrs. ___________ and
___________.

Executive Compensation

               McMoRan was incorporated on July 30, 1998, and did not have any Executive Officers or employees during the year ended December 31, 1997. The future compensation and employment arrangements of McMoRan's Executive Officers and employees will be determined by McMoRan's Board of Directors and the Compensation Committee.

               The services of the Executive Officers who are not employed by McMoRan will be provided to McMoRan by FMS under a management services agreement. FMS currently provides services to MOXY, FSC, FCX and Stratus. McMoRan will reimburse FMS at FMS' cost, including allocated overhead, for such services. Such Executive Officers will be compensated exclusively by FMS for their services to McMoRan. Those Executive Officers who are also employees of FMS are eligible to participate in certain FMS employee benefit plans and programs. The total costs to FMS for such Executive Officers, including the costs borne by FMS with respect to such plans and programs, will be allocated to McMoRan, to the extent practicable, in proportion to the time spent by such Executive Officers on McMoRan affairs. No other payment will be made by McMoRan to FMS for providing such compensation and benefit plans and programs to such Executive Officers.

Compensation Committee Interlocks and Insider Participation

               The members of McMoRan's Compensation Committee are Messrs. ___________ and ___________, neither of whom has ever been an officer of employee of McMoRan, nor has or has had any other significant relationship with McMoRan. No Executive Officer of McMoRan serves as a director or member of the compensation committee of another entity, one of whose executive officers will serve as a Director or on the Compensation Committee of McMoRan.


                             THE MERGER AGREEMENT

               This section of the Joint Proxy Statement/Prospectus describes certain aspects of the proposed Merger, including certain provisions of the Merger Agreement. The description of the Merger Agreement contained in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and which is incorporated herein by reference. All MOXY stockholders and FSC stockholders are urged to read carefully the Merger Agreement in its entirety.

Structure; Effective Time

               The Merger Agreement provides that at the Effective Time of the Mergers MOXY and FSC will each merge with and into wholly owned subsidiaries of McMoRan and will continue to operate as separate businesses under their current names. The Merger will become effective at the time the certificates of merger are filed with the Delaware Secretary of State (or such later time as is agreed in writing by the parties and specified in the certificates of merger), which is expected to occur as soon as practicable after the last condition precedent to the Merger set forth in the Merger Agreement has been satisfied or waived.

Merger Consideration

               The Merger Agreement provides that (i) each share of MOXY Common Stock outstanding immediately prior to the Effective Time will, at the Effective Time, be converted into 0.2 shares of McMoRan Common Stock and
(ii) each share of FSC Common Stock outstanding immediately prior to the Effective Time will, at the Effective Time, be converted into 0.625 shares of McMoRan Common Stock.

               No fractional shares of McMoRan Common Stock shall be issued in the Merger. In lieu thereof, each holder of shares of MOXY Common Stock or FSC Common Stock otherwise entitled to receive a fractional share of McMoRan Common Stock will be entitled to receive a cash payment in an amount equal to such fraction of a share of McMoRan Common Stock multiplied by the closing price of a share of McMoRan Common Stock on the NYSE or Nasdaq on the first trading day following the date on which the Effective Time occurs.

Treatment of Stock-Based Awards

               At the Effective Time, each outstanding option to purchase shares of MOXY Common Stock or FSC Common Stock and each outstanding stock appreciation right and stock incentive unit with respect to MOXY Common Stock or FSC Common Stock granted under any of MOXY's or FSC's incentive plans, whether vested or unvested, shall be canceled, and, in substitution therefor, McMoRan shall issue an adjusted option to purchase McMoRan Common Stock pursuant to a McMoRan incentive plan to be adopted at or prior to the Effective Time. See "Conflicts of Interest--Treatment of Stock-Based Awards."

Conversion of Shares

               Promptly after the Effective Time, ChaseMellon Shareholder Services, L.L.C. ( the "Exchange Agent") will send to each holder of MOXY Common Stock or FSC Common Stock a letter of transmittal and instructions for use in exchanging certificates representing shares of MOXY Common Stock or FSC Common Stock (together, the "Certificates") for the Merger Consideration. Holders of unexchanged shares of MOXY Common Stock and FSC Common Stock will not be entitled to receive any dividends payable by McMoRan after the Effective Time until their Certificates are surrendered.

Certain Covenants

               Interim Operations of MOXY and FSC. From the date of execution of the Merger Agreement until the Effective Time, each of MOXY and FSC and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their officers and employees.
In particular, during this period, each of MOXY and FSC may not amend its organizational documents or incur or guarantee indebtedness other than pursuant to existing credit facilities or credit facilities currently being negotiated or in the ordinary course and neither MOXY nor FSC nor their subsidiaries may merge or consolidate with any other person, acquire or dispose of material assets except in the ordinary course, or take any action that would make any of its representations and warranties under the Merger
Agreement materially inaccurate in any respect or agree or commit to any of the foregoing actions. Each of MOXY and FSC has covenanted that it: will not make or allow any of its non-wholly owned subsidiaries to make dividends or distributions with respect to outstanding capital stock; will not make certain changes in employee and other benefit arrangements; and will not and will not allow its subsidiaries to issue any shares of capital stock or otherwise change its capitalization, grant options, repurchase stock except in connection with a previously announced repurchase program or amend any term of outstanding securities.

               Certain Other Covenants. The Merger Agreement contains certain mutual covenants of the parties, including, without limitation, covenants requiring each of MOXY and FSC to: consult with the other before making public announcements; notify the other of certain Mergers-related matters; cooperate with the other in making certain governmental filings and in obtaining consents and approvals necessary to consummate the Mergers; use its reasonable best efforts to list the shares of McMoRan Common Stock to be issued in connection with the Mergers on the NYSE or Nasdaq; give the other and the other's representatives reasonable access to its and its subsidiaries' offices, properties, books and records; use reasonable efforts to obtain prior to the Effective Time certain letters from its affiliates.

               No Solicitation by either MOXY or FSC; MOXY Board's and FSC Board's Covenant to Recommend. Each of MOXY and FSC has covenanted that it will not, and will cause its subsidiaries and its subsidiaries' officers, directors, employees, investment bankers, consultants and other agents and its affiliates not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Third Party Acquisition Proposal (as defined below) or any inquiry with respect thereto, or engage in discussions or negotiations with any person with respect thereto, or disclose any non-public information relating to it or any of its subsidiaries or afford access to its or any of its subsidiaries' properties, books or records to any person that has made or is considering making any Third Party Acquisition Proposal; provided, that the Merger Agreement does not prevent either MOXY or FSC from furnishing non-public information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide Third Party Acquisition Proposal received from such person so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such person (i) the Board of Directors of MOXY or FSC (and/or its special committee), as the case may be, by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to stockholders under applicable law, as advised by legal counsel, and (ii) MOXY or FSC, as the case may be, receives from such person an executed confidentiality agreement. Nothing contained in the Merger Agreement prevents the Board of Directors of MOXY or FSC (and/or its special committee), as the case may be, from complying with Rule 14e-2 under the Exchange Act with regard to a Third Party Acquisition Proposal; provided, that the Board of Directors of MOXY or FSC (and/or its special committee), as the case may be, cannot recommend that its stockholders tender their shares in connection with a tender offer except to the extent that such board or special committee determines by majority vote in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of such board (and/or such special committee) to stockholders under applicable law, as advised by legal counsel. MOXY and FSC are required to promptly notify each other (which notice must be provided orally and in writing and must identify the person making such Third Party Acquisition Proposal and set forth the material terms thereof) after receipt of any Third Party Acquisition Proposal, indication that any person is considering making a Third Party Acquisition Proposal or any request for non-public information relating to it or any of its subsidiaries or for access to its properties, books or records or those of any of its subsidiaries by any person that may be considering making, or has made, a Third Party Acquisition Proposal. MOXY and FSC are required to keep each other fully informed of the status and material terms of any such Third Party Acquisition Proposal or request. Each of MOXY and FSC must, and must cause its subsidiaries and the officers, directors, employees and other agents of it and its subsidiaries and its affiliates to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to August 1, 1998 with any parties with respect to any Third Party Acquisition Proposal.

               "Third Party Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger, share exchange, reorganization, recapitalization action or other business combination involving MOXY or FSC or any of their respective subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, MOXY or FSC, respectively, or any of their respective subsidiaries, other than the transactions contemplated by this Agreement and other than an offer for a bona fide de minimis equity interest, or for an amount of assets not material to MOXY or FSC, as appropriate, and its respective subsidiaries taken as a whole, that MOXY or FSC, as appropriate, has no reason to believe would lead to a change of control of MOXY or FSC, as appropriate (or to the acquisition of a substantial portion of the assets of MOXY or FSC, as appropriate, and its respective subsidiaries).

               Reasonable Best Efforts. Each party to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable antitrust laws and regulations to consummate the transactions contemplated by the Merger Agreement.

               Indemnification and Limitation of Liability of MOXY's and FSC's Directors and Officers

               See "Conflicts of Interest--Indemnification and Insurance of MOXY's and FSC's Directors and Officers."

Certain Representations and Warranties

               The Merger Agreement contains, subject to certain exceptions, reciprocal representations and warranties made by MOXY and FSC as to, among other things: due organization and good standing; corporate authorization to execute the Merger Agreement and consummate the Mergers and the other transactions contemplated by the Merger Agreement; governmental approvals required in connection with the transactions contemplated by the Merger Agreement; absence of any breach of organizational documents and certain material agreements as a result of the transactions contemplated by the Merger Agreement; capitalization; SEC filings; financial statements; information included in this Proxy Statement/Prospectus; absence of certain changes (including changes which would have a material adverse effect) since March 31, 1998; absence of undisclosed material liabilities; compliance with laws; litigation; finders' fees; tax matters; employee matters; environmental matters; receipt of an opinion of its financial advisor; material contracts; and transactions with its affiliates. "Material adverse effect" means a material adverse change in the business, assets, condition (financial or otherwise) or results of operations of MOXY and its subsidiaries, taken as a whole, or FSC and its Subsidiaries, taken as a whole, as the case may be.

               MOXY has represented to FSC that it has approved the Merger Agreement, the MOXY Merger and the other transactions contemplated by the Merger Agreement and has taken such action as is necessary to (i) satisfy any applicable restrictions on business combinations contained in the Delaware General Corporation Law or its certificate of incorporation and (ii) eliminate the applicability of MOXY's Rights Agreement dated as of May 14, 1992, as amended, to the Merger Agreement and the transactions contemplated thereby, including the Mergers.

               FSC has represented to MOXY that it has approved the Merger Agreement, the FSC Merger and the other transactions contemplated by the Merger Agreement and has taken such action as is necessary to (i) satisfy any applicable restrictions on business combinations contained in the General Corporation Law of the State of Delaware (the "DGCL") or its certificate of incorporation and (ii) eliminate the applicability of FSC's Stockholder Protection Rights Agreement, dated as of December 17, 1997, as amended, to the Merger Agreement and the transactions contemplated thereby, including the Mergers.

               The representations and warranties contained in the Merger Agreement do not survive the Effective Time.

Conditions to the Merger

               Conditions to MOXY's and FSC's Obligations to Effect the Merger. The obligations of each of MOXY and FSC to consummate the Merger involving it are subject to the satisfaction of the following conditions:

                  (i) receipt of the approval of MOXY stockholders and FSC stockholders;

                 (ii) absence of any judgment, injunction, order or decree prohibiting or enjoining the consummation of the Mergers;

                (iii) the registration statement of which this Proxy Statement/Prospectus is a part being effective at the Effective Time and not being subject to any stop order or related proceedings by the SEC;

                 (iv) the shares of McMoRan Common Stock to be issued in the Mergers having been approved for listing on the NYSE or Nasdaq, subject to official notice of issuance, if applicable;

                  (v) all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations of waiting periods imposed by, any governmental entity, having been made or having occurred; and

                 (vi) absence of any suit, action or proceeding by any governmental entity having been instituted or being pending, or threatened, as a result of the Merger Agreement or any of the transactions contemplated thereby that could reasonably be expected, in the good faith opinion of MOXY or FSC, to have a Material Adverse Effect on MOXY or FSC.

               Conditions to the Obligations of MOXY. The obligations of MOXY to effect the MOXY Merger are subject to the satisfaction of the following further conditions:

                  (i) the performance in all material respects by FSC of its obligations under the Merger Agreement at or prior to the Effective Time;

                 (ii) the representations and warranties of FSC contained in the Merger Agreement being true in all material respects at and as of the Effective Time as if made at and as of such time;

                (iii) the receipt of the opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. as to certain tax effects of the MOXY Merger; and

                 (iv) since the date of the Merger Agreement, August 1, 1998, there shall have been no event that has resulted or could reasonably be expected to result in a material adverse effect on FSC.

               Conditions to the Obligations of FSC. The obligation of FSC to effect the FSC Merger is subject to the satisfaction of the following further conditions:

                  (i) the performance in all material respects by MOXY of its obligations under the Merger Agreement at or prior to the Effective Time;


                 (ii) the representations and warranties of MOXY contained in the Merger Agreement being true in all material respects at and as of the Effective Time as if made at and as of such time;


                (iii) FSC having received the legal opinion of Miller & Chevalier, Chartered as to certain tax effects of the FSC Merger; and

                 (iv) since the date of the Merger Agreement, August 1, 1998, there having been no event that has resulted or could reasonably be expected to result in a material adverse effect on MOXY.

Termination of the Merger Agreement

               Right to Terminate. The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

                 (i) by mutual written consent of MOXY and FSC;

                 (ii) by either MOXY or FSC if:

                      (a) the Mergers have not been consummated by December 31, 1998 (but neither MOXY nor FSC may terminate if its breach is the reason that the Mergers have not been consummated);

                      (b) the stockholders of MOXY or FSC fail to approve the Merger Agreement at the applicable Special Meeting (including any adjournments thereof);

                      (c) any final and non-appealable judgment, ruling, injunction, order or decree enjoins MOXY or FSC from consummating the Mergers; or

                      (d) there has been a breach by the other of any representation, warranty or covenant, which breach cannot be cured and would have a Material Adverse Effect on the party committing such breach;

                 (iii) by MOXY if prior to the FSC Meeting, the special committee or Board of Directors of FSC shall have withdrawn or modified, or resolved to withdraw or modify, in a manner adverse to MOXY its approval or recommendation of the Merger Agreement; or

                  (iv) by FSC if prior to the MOXY Meeting, the special committee or Board of Directors of MOXY shall have withdrawn or modified, or resolved to withdraw or modify, in a manner adverse to FSC its approval or recommendation of the Merger Agreement.

               If the Merger Agreement is validly terminated, no provision thereof shall survive (except for the provisions relating to survival of covenants regarding insurance, further action and indemnification, agreements relating to stock-based awards, termination expenses, governing law, jurisdiction and waiver of jury trial and except for the separate provisions of the Confidentiality Agreement) and such termination shall be without any liability on the part of any party, unless such party is in breach of any provision of the Merger Agreement.

               Termination Expenses Payable by MOXY. MOXY has agreed to reimburse FSC for all out-of-pocket expenses incurred by FSC in connection with the transactions contemplated by the Merger Agreement if the Merger Agreement is terminated in the circumstances described in paragraph (ii)(d) or in paragraph (iv) of "--Right to Terminate."

               Termination Expenses Payable by FSC. FSC has agreed to reimburse MOXY for all out-of-pocket expenses incurred by MOXY in connection with the transactions contemplated by the Merger Agreement, if the Merger Agreement is terminated in the circumstances described in paragraph (ii)(d) or in paragraph (iii) of "--Right to Terminate."

Other Expenses

               Except as described above, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses, except that the filing fee in connection with any HSR Act filing, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, and the expenses incurred in connection with the printing and mailing of the Joint Proxy Statement/Prospectus, filing the Registration Statement with the SEC and any expenses incurred by McMoRan relating to the issuance, registration and listing of the McMoRan Common Stock and the qualification thereof under state blue sky or securities laws, will be shared equally by MOXY and FSC.

Amendments; No Waivers

               Any provision of the Merger Agreement may be amended or waived prior to the Effective Time only if the amendment or waiver is in writing and signed, in the case of an amendment, by MOXY and FSC, and, in the case of a waiver, by the party against whom the waiver is to be effective; provided, that after the approval of the Merger Agreement by the stockholders of MOXY and FSC, no amendment may be made to the conversion ratios or that by law requires the further approval of the MOXY or FSC stockholders, unless so approved.


                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

MOXY

     Director Compensation

               Each non-employee and non-officer director of MOXY receives an annual fee of $15,000 and a fee of $500 for attending each committee meeting. Each director receives a fee of $1,000 for attending each MOXY Board meeting and is also reimbursed for reasonable out-of-pocket expenses incurred in attending MOXY Board and committee meetings.

     Director Stock Options

               Each non-employee and non-officer director of MOXY is eligible for the grant of options under the MOXY 1994 Stock Option Plan for Non-Employee Directors (the "MOXY Directors Plan"). Each MOXY option is granted with an exercise price equal to 100% of the fair market value of the shares of MOXY Common Stock on the grant date and expires ten years after the grant date. Each eligible director may transfer his MOXY options during his lifetime to his immediate family members or certain entities owned by or for the benefit of his immediate family members or pursuant to a domestic relations order.

               In connection with MOXY's recapitalization transactions in 1997, MOXY amended the MOXY Directors Plan. The MOXY Directors Plan previously provided for an annual grant to each eligible director of an option to purchase 1,656 shares of MOXY Common Stock; the MOXY Directors Plan now provides that, commencing on June 1, 1998, the annual grant on June 1 of each year through 2003 to each eligible director will be an option to purchase 5,000 shares of MOXY Common Stock. In addition, the MOXY Directors Plan, as amended, provided for a grant on July 14, 1997 of an option to purchase 13,248 shares of MOXY Common Stock. The adjustment for future annual grants and the additional grant on July 14, 1997 provided each eligible director with options to purchase approximately the same percentage of outstanding shares of MOXY Common Stock following the consummation of the recapitalization transactions that he could have purchased prior to the recapitalization transactions. In connection with the Rights Offering, the exercise price of, and the number of shares subject to, all outstanding stock options granted to eligible MOXY directors, other than the MOXY options granted on July 14, 1997, were adjusted pursuant to applicable anti-dilution provisions.

               In accordance with the MOXY Directors Plan, each eligible MOXY director was granted (i) on June 1, 1997 an adjusted option to purchase 2,205 shares of MOXY Common Stock at an adjusted exercise price of $2.4644 and (ii) on July 14, 1997 an option to purchase 13,248 shares of MOXY Common Stock at an exercise price of $3.6563. In 1997, none of the current directors exercised MOXY options granted to them.

     Executive Officer Compensation

               Throughout 1997, James R. Moffett, Co-Chairman of the Board of MOXY, Richard C. Adkerson, Co-Chairman of the Board and Chief Executive Officer of MOXY, and James H. Lee, Senior Vice President of MOXY, were employed by other entities and performed their duties for MOXY in accordance with a Services Agreement between MOXY and FMS. In 1997, Messrs. Moffett, Adkerson and Lee were compensated by their employers. MOXY paid a fixed fee of $1,000,000 in 1997 for all services under the Services Agreement, which included executive, technical, administrative, accounting, financial, tax and other services. The Services Agreement was recently amended effective January 1, 1998 to provide that the amount that MOXY will pay for future services will no longer be a fixed fee but will instead be the sum of (i) the expenses incurred by FMS that are readily identifiable as having been incurred on behalf of MOXY, (ii) the costs of goods, services and other items paid by FMS on behalf of MOXY, and (iii) an allocable portion of all other expenses incurred by FMS in connection with providing services to MOXY.

               C. Howard Murrish and Glenn A. Kleinert were the only MOXY executive officers employed by MOXY who earned in excess of $100,000 for services provided to MOXY in 1997. The following table shows compensation that MOXY paid to Messrs. Murrish and Kleinert (collectively with Messrs. Moffett, Adkerson and Lee, the "Named MOXY Executive Officers") for all services rendered to MOXY and its subsidiaries in 1997, 1996 and 1995.


                        MOXY Summary Compensation Table


                                                                                           Long Term
                                                                                          Compensation
                                                  Annual Compensation                        Awards
                                        ----------------------------------------------   --------------
                                                                                           Securities
                                                                        Other Annual       Underlying            All Other
Name and Principal Position     Year      Salary         Bonus         Compensation(1)   Options/SARs(2)      Compensation (3)
---------------------------     ----     ---------    ----------       ---------------   ---------------   -------------------
C. Howard Murrish,               1997     $243,400     $175,000        $  7,131              566,574        $    22,658
 President and Chief             1996      233,250      125,000           6,829                   --              9,658
 Operating Officer               1995      225,000      125,000           4,827               99,861              9,311
Glenn A. Kleinert,               1997      160,883       75,000              --              146,630             20,512
 Senior Vice President           1996      154,700       50,000              --                   --              7,497
                                 1995      148,842       50,000              --               26,630              7,442

------------
(1) Comprised of MOXY's payments of taxes in connection with certain benefits that MOXY provided to Mr. Murrish. These reported amounts do not include the total amounts of the perquisites provided to Messrs. Murrish and Kleinert in 1997, 1996, and 1995, respectively, which were less than $50,000 in each year.

(2) Reflects the adjustment of options for the Rights Offering.

(3) Comprised of (a) contributions under MOXY's defined contribution plans for Mr. Murrish in the amounts of $20,500, $7,500 and $7,500, and for Mr. Kleinert in the amounts of $20,502, $7,497 and $7,442 for 1997, 1996 and 1995, respectively, and (b) with respect to Mr. Murrish, MOXY's payments for life insurance premiums in the amounts of $2,158, $2,158 and $1,811 for 1997, 1996 and 1995, respectively.

               The following table sets forth information with respect to the grant of MOXY stock options to the Named MOXY Executive Officers in 1997.

                          MOXY Option Grants in 1997


                        Number of          Percent of Total
                        Securities              Options
                        Underlying            Granted to                                           Grant Date
                         Options             Employees in          Exercise                          Present
Name                    Granted(1)               1997               Price        Expiration Date     Value(2)
----                   -------------      --------------------   -------------   ----------------  -------------
James R. Moffett....        66,574 (3)       2.1%                $2.3236 (3)      Apr. 29, 2007     $   219,028
                           400,000          12.8                  3.6563          July 14, 2007       1,164,000
Richard C. Adkerson.        66,574 (3)       2.1                  2.3236 (3)      Apr. 29, 2007         219,028
                           400,000          12.8                  3.6563          July 14, 2007       1,164,000
C. Howard Murrish...        66,574 (3)       2.1                  2.3236 (3)      Apr. 29, 2007         219,028
                           500,000          16.0                  3.6563          July 14, 2007       1,455,000
Glenn A. Kleinert...        26,630 (3)       0.9                  2.3236 (3)      Apr. 29, 2007          87,613
                           120,000           3.8                  3.6563          July 14, 2007         349,200
James H. Lee........        15,978 (3)       0.5                  2.3236 (3)      Apr. 29, 2007          52,568
                            64,000           2.0                  3.6563          July 14, 2007         186,240

------------
(1) The MOXY options will become exercisable over a four-year period. The MOXY options will become immediately exercisable in their entirety if (a) any person or group of persons acquires beneficial ownership of shares representing 20% or more of MOXY's total voting power or (b) under certain circumstances, the composition of the MOXY Board is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof. The MOXY options granted to Mr. Adkerson may be transferred by him during his lifetime to his immediate family members or certain entities owned by or for the benefit of his immediate family members or pursuant to a domestic relations order.

(2) The Black-Scholes option pricing model was used to determine the grant date present value of the options that MOXY granted to the Named MOXY Executive Officers on April 29, 1997, as adjusted in connection with the Rights Offering on October 10, 1997, and July 14, 1997. Under the Black-Scholes option pricing model, the grant date present value of each MOXY option was calculated to be $3.29 on April 29, 1997, as adjusted in connection with the Rights Offering on October 10, 1997, and $2.91 on July 14, 1997. The following facts and assumptions were used in making these calculations: (a) an adjusted exercise price for each MOXY option as set forth under the column labeled "Exercise Price"; (b) a fair market value of $3.875 and $3.6563 for one share of MOXY Common Stock on April 29, 1997, as adjusted in connection with the Rights Offering on October 10, 1997, and July 14, 1997, respectively; (c) a term for MOXY options as set forth under the column labeled "Expiration Date"; (d) stock volatility of 69.4% and 67.2%, respectively, based on an analysis of weekly closing stock prices of MOXY Common Stock over a 3-year period and a 143-week period, respectively; and (e) assumed risk-free interest rates of 5.92% and 6.54%, respectively, these rates being equivalent to the yield on the respective grant date on a treasury note with a maturity date comparable to the respective expiration date of the MOXY options. No other discounts or restrictions related to vesting or the likelihood of vesting of MOXY options were applied. The resulting grant date present value for each MOXY option was multiplied by the total number of MOXY options granted to each of the Named MOXY Executive Officers.

(3) Reflects the adjustment of MOXY options in connection with the Rights Offering.

               The following table sets forth information with respect to all outstanding MOXY stock options and SARs held by each of the Named MOXY Executive Officers as of December 31, 1997. None of the Named MOXY Executive Officers exercised any MOXY stock options or SARs in 1997.

                  MOXY Option/SAR Values at December 31, 1997


                                      Number of Securities
                                     Underlying Unexercised             Value of Unexercised In-the-
                                        Options/SARs at                    Money Options/SARs at
                                      December 31, 1997(1)                  December 31, 1997(1)
                                ----------------------------------  ------------------------------------
Name                             Exercisable      Unexercisable       Exercisable        Unexercisable
----                            --------------   -----------------  ----------------   -----------------
James R. Moffett............          536,642            566,436             263,152             170,093
Richard C. Adkerson.........          183,972            570,182             119,209             170,093
C. Howard Murrish...........          174,756            658,114             123,056             137,445
Glenn A. Kleinert...........           38,979            166,899              25,615              42,188
James H. Lee................           13,314             93,294              14,733              29,037

------------
(1) Reflects the adjustment of MOXY options and SARs in connection with the Rights Offering.

     Compensation Committee Interlocks and Insider Participation

               The current members of the Corporate Personnel Committee of the MOXY Board are Messrs. Day and Ford. In 1997, no MOXY executive officer served as a director or member of the compensation committee of another entity, where one of the other entity's executive officers served as a director of MOXY or on the Corporate Personnel Committee of the MOXY Board.

     Certain Transactions Involving MOXY

               PLP is the owner of approximately 9% of the outstanding MOXY Common Stock. Messrs. Adkerson and Moffett, directors and executive officers of MOXY, were in 1997 executive officers of PLP and executive officers of FTX, which was formerly the Administrative Managing General Partner and the beneficial owner of a majority of the units of beneficial interests in PLP.

               Prior to the IGL Merger in December 1997, FTX owned 50% of the equity interest of FMS. The services of Messrs. Moffett and Adkerson, and James Lee and John G. Amato, General Counsel of MOXY, are provided to MOXY under the Services Agreement.

               In February 1997, PLP agreed to acquire an interest in seven leases (the "Offshore Leases") acquired by MOXY at a federal offshore lease sale held in March 1997. At the lease sale MOXY's bids aggregated $5.5 million.

               In August 1997, PLP acquired from affiliates of MCN (i) their contractual rights to the MOXY/MCN Program, in which revenues and costs were shared by MOXY and MCN 40% and 60%, respectively, (ii) the two producing oil and gas properties (the "MCN Producing Properties") developed as a part of the MOXY/MCN Program, and (iii) other exploratory properties acquired under the MOXY/MCN Program for approximately $31 million, and PLP paid the MCN affiliates approximately $12 million representing all the indebtedness that MCN loaned to MOXY to fund its 40% interest in the MOXY/MCN Program. After this acquisition, MOXY and PLP amended the MOXY/MCN Program to (i) extend the MOXY/MCN Program term, (ii) include in the MOXY/MCN Program their interests in the Offshore Leases, (iii) provide for the conduct of mutually agreed exploration projects until the termination of the MOXY/MCN Program, (iv) provide that PLP would reimburse MOXY for approximately $290,000 in overhead costs each month, and (v) provide for the advancement of funds by PLP to MOXY during the remaining term of the MOXY/MCN Program.

               In connection with the foregoing transactions, MOXY and PLP entered into a standby purchase agreement (the "Standby Purchase Agreement") in 1997 pursuant to which MOXY paid PLP a standby fee of $6 million for (i) providing a Standby Commitment to purchase for the subscription price of $3.50 per share (the "Subscription Price") all the shares of Common Stock not purchased by the holders of MOXY subscription rights in the Rights Offering,
(ii) acquiring and holding the MCN Producing Properties for resale to MOXY, and (iii) entering into the new $210 million MOXY Exploration Program with MOXY and Mr. Ford, who afterwards became a director of MOXY, to explore and develop exploratory prospects primarily in the Gulf of Mexico and onshore in the Gulf Coast area. PLP also obtained from MOXY the option to purchase (the "Purchase Option") at the Subscription Price, after its purchases pursuant to the Standby Commitment, such additional shares of MOXY Common Stock as would be necessary to provide it with up to a maximum of a 30% ownership interest in MOXY.

               In accordance with its Standby Commitment, PLP purchased from MOXY in November 1997, 3,847,679 shares of Common Stock at the Subscription Price. PLP elected not to exercise the Purchase Option, which expired in November 1997. The Subscription Price was determined by negotiations between MOXY and PLP.

               Upon completion of the Rights Offering in 1997, MOXY acquired from PLP the MCN Producing Properties for $24.5 million and paid PLP approximately $20 million, which represented all amounts advanced to MOXY under the MOXY/MCN Program. In connection therewith, MOXY and PLP terminated the MOXY/MCN Program and dedicated to the MOXY Exploration Program all properties that were subject to the MOXY/MCN Program, other than the MCN Producing Properties, and their combined interest in a joint venture to explore a project area in Terrebonne Parish, Louisiana. MOXY manages the MOXY Exploration Program, selects all prospects and drilling opportunities, and serves as operator of the MOXY Exploration Program. MOXY, Mr. Ford, and PLP have committed $210 million for exploration expenditures to be incurred under the MOXY Exploration Program. Most exploration expenditures under the Exploration Program will be shared 56.4% by PLP, 37.6% by MOXY, and 6% by Mr. Ford, with all other costs and revenues shared 47% by PLP, 48% by MOXY, and 5% by Mr. Ford. The MOXY Exploration Program will terminate after initial exploration program expenditures of $210 million have been committed or on March 31, 2002, whichever is earlier.

               Upon completion of the Rights Offering in 1997, MOXY and PLP entered into an agreement pursuant to which MOXY markets all of PLP's oil and gas production, including production from properties included in the MOXY Exploration Program.

               Management believes that each of the transactions summarized above were conducted on terms as favorable to MOXY as could have been negotiated in unaffiliated, third-party transactions.

               In September 1997 MOXY and PLP acquired from Stratus of which Mr. Adkerson was Chairman of the Board and Chief Executive Officer at that time, interests in certain exploration properties for $3 million and dedicated them to the MOXY/MCN Program. In addition, MOXY purchased from Stratus small interests in a large number of other oil and gas properties for $1.5 million. PLP loaned MOXY $2.7 million under the MOXY/MCN Program to pay its share of the aggregate purchase price. The purchase price for the oil and gas properties was determined by negotiations between the managements of MOXY and Stratus based on the risk adjusted reserves attributable to the overriding royalty interest, the acreage of the exploration prospects and the cash flow generated by the other oil and gas properties.

               During 1997, Mr. Day participated directly or indirectly through various entities, on substantially the same basis as other parties, in exploration and development operations on certain properties owned or operated by MOXY. Mr. Day and such entities have ownership interests in such properties ranging generally from 12.5% to 25%. Mr. Day's and such entities' share of expenditures for exploration and development operations during 1997 amounted to approximately $7.6 million, and Mr. Day's and such entities' share of revenues generated from the production operations on those properties during 1997 amounted to approximately $2.4 million.

               FMS and Mr. Rankin are parties to an agreement, renewable annually, under which Mr. Rankin is obligated to render services to MOXY relating to finance, accounting and business development and FMS provides Mr. Rankin compensation, medical coverage under the FMS medical plan, and reimbursement for taxes in connection with those benefits. In 1997, the FMS paid Mr. Rankin $56,000 pursuant to this arrangement.

FSC

     Director Compensation

               Each non-employee and non-officer director of FSC receives an annual fee of $15,000 and a fee of $500 for attending each committee meeting. Each director receives a fee of $1,000 for attending each FSC Board meeting and is also reimbursed for reasonable out-of-pocket expenses incurred in attending FSC Board and committee meetings.

     Stock Option Plan for Non-Employee Directors

               Each non-employee and non-officer director of FSC is eligible for the grant of options under the FSC 1997 Stock Option Plan for Non-Employee Directors (the "FSC Directors Plan"). On December 23, 1998, each eligible FSC director was granted an option to purchase 5,000 shares of FSC Common Stock at an exercise price of $11.5625, which was 100% of the fair market value of the FSC shares on the grant date. On May 1, 1998 and on May 1 for each subsequent year that the FSC Directors Plan is in effect, each eligible FSC director will be granted an option to purchase 1,000 shares of FSC Common Stock at 100% of the fair market value of the FSC shares on the grant date. Each option granted under the FSC Directors Plan expires ten years after the grant date, and each eligible FSC director may transfer his FSC options during his lifetime to his immediate family members or certain entities owned by or for the benefit of his immediate family members or pursuant to a domestic relations order. During 1997, none of the current non-employee and non-officer directors of FSC exercised options granted under the FSC Directors Plan.

     Adjusted Stock Award Plan

               In connection with the FSC Spin-Off, all outstanding awards granted under the stock option and incentive unit plans of FTX held by FSC's directors, officers and employees were converted into an adjusted FTX award (which was then converted into an IGL award in connection with the IGL Merger) and a new non-qualified option to purchase FSC Common Stock (an "FSC Option") under the FSC Adjusted Stock Award Plan. The number of shares of FSC Common Stock subject to an FSC Option is the number of shares of FSC Common Stock that a record holder of the number of shares of FTX common stock subject to the related FTX award would have received from FTX in the FSC Spin-Off. If the FTX award contained a "tax-offset" payment right feature, the FSC Option derived from it relates to a number of shares of FSC Common Stock determined as described above multiplied by a factor of 1.6556. No FSC Option contains a "tax-offset" payment right feature. Each FSC Option has, however, in-tandem "limited rights" equal in number to the number of shares of FSC Common Stock subject to the FSC Option. The exercise price of each FTX award was allocated between the adjusted FTX award and the FSC Option based on the relative fair market values of FTX common stock and FSC Common Stock at the time of the IGL Merger. Each FSC Option became fully exercisable as a result of the IGL Merger and has the same remaining duration and other provisions as the FTX award from which it was derived.

               The following table sets forth information with respect to all FSC Options granted to each non-officer director of FSC pursuant to the terms of the FSC Adjusted Stock Award Plan on December 23, 1997. Information regarding grants to officer directors is set forth in the table entitled "FSC Option Grants in 1997" under the heading "Executive Officer Compensation" below.

                  Option Grants to FSC Non-Officer Directors
                    under the FSC Adjusted Stock Award Plan


                           Number of
                          Securities
                          Underlying
                            Options         Exercise
Name                        Granted          Price         Expiration Date
----                     ------------    --------------   ------------------
J. Terrell Brown......       0           $     --              --

Thomas D. Clark, Jr...       0                  --             --

B.M. Rankin, Jr.......     644              5.1733         May 2, 1998
                           622              7.2251         May 2, 1999
                           622              6.0824         May 2, 2000
                           622              6.3158         May 2, 2001
                           622              7.8395         May 2, 2002
                           617              7.9339         May 2, 2003
                           617              7.5867         May 2, 2004
                           583              7.5596         May 1, 2005
                           582             13.8382         May 1, 2006
                           582             11.0564         May 1, 2007


     Executive Officer Compensation

               Throughout 1997, each of FSC's executive officers, including Robert M. Wohleber, its President and Chief Executive Officer, was employed by other entities or self-employed and performed duties for FSC in accordance with a Services Agreement dated December 23, 1997 between FSC and FMS. Under the Services Agreement, FMS provides FSC with executive, technical, administrative, accounting, financial, tax and other services and FSC pays FMS
(i) the expenses incurred by FMS that are readily identifiable as having been incurred on behalf of FSC, (ii) the cost of goods, services and other items paid by FMS on behalf of FSC, and (iii) an allocable portion of all other expenses incurred by FMS in connection with providing services to FSC. FSC paid FMS approximately $200,000 under the Services Agreement for services rendered from December 23 to December 31, 1997.

               The amount of compensation that each of FSC's executive officers earned after the FSC Spin-Off and that was allocated to FSC pursuant to the Services Agreement was less than $100,000. The following table shows compensation that was earned by Messrs. Wohleber, Moffett and Adkerson after the FSC Spin-Off on December 22, 1997 and allocated to FSC pursuant to the Services Agreement. For information with respect to Mr. Latiolais' consulting arrangement, see "--Certain Transactions Involving FSC" below.

                        FSC Summary Compensation Table


                                                       Annual Compensation
                                   -----------------------------------------------------    Long-Term
                                                                                           Compensation
                                                                                             Awards
                                                                                            Securities
                                                                         Other Annual       Underlying          All Other
Name and Principal Position        Year    Salary     Bonus             Compensation(1)      Options         Compensation(2)
----------------------------       ----    --------   ------         ------------------   --------------    ----------------
Robert M. Wohleber.............    1997     $6,164    $7,767 (3)     $  101               $   109,694        $   224
 President and Chief Executive
   Officer
James R. Moffett...............    1997      1,541        --             65                   126,937            115
 Co-Chairman of the Board
Richard C. Adkerson............    1997      1,320        --            100                    75,862            102 (4)
 Vice Chairman of the Board

------------
(1) Consists of payment of taxes in connection with certain benefits provided to the listed officers. Does not include perquisites provided to the listed officers in 1997, the aggregate amount of which did not exceed $50,000 for any officer.

(2) Comprised of contributions to defined contribution plans and premium payments for universal life insurance policies as follows:

                                                   Life
                                  Plan           Insurance
Name                          Contributions      Premiums
----                         ----------------   -----------
Mr. Wohleber.............    $    224            $    --
Mr. Moffett..............          78                 37
Mr. Adkerson.............          66                 14

(3) The amount of the bonus was determined by FTX and, prior to the IGL Merger, FTX transferred to FSC funds equal to that amount.

(4) Includes $22 for a scholarship provided for the benefit of Mr. Adkerson's child.

               The following table sets forth information with respect to the grant of FSC stock options to Messrs. Wohleber, Moffett, Adkerson and Latiolais during 1997.


                          FSC Option Grants in 1997


                         Number of           Percent of
                        Securities          Total Options
                        Underlying           Granted to
                          Options           Employees in         Exercise                           Grant Date
Name                    Granted (1)             1997               Price        Expiration Date    Present Value
----                    -----------      -----------------    --------------   -----------------  ---------------
Robert M. Wohleber..            465 (2)            .06%       $   6.9850        May 3, 1999        $   2,390 (3)
                                465 (2)            .06%           6.7824       Nov. 7, 2000            2,720 (3)
                                659 (2)            .08%           7.6406        May 5, 2002            3,769 (3)
                                691 (2)            .09%           6.9990       Dec. 7, 2003            4,581 (3)
                                864 (2)            .11%           7.4799        May 3, 2004            5,599 (3)
                                211 (2)            .03%          13.7910     April 30, 2006              893 (3)
                              6,339 (2)            .80%          10.9150     April 29, 2007           36,259 (3)
                            100,000 (4)          12.65%          11.5625      Dec. 23, 2007          562,000 (5)
James R. Moffett....          7,205 (2)            .91%           7.4319       Aug. 4, 2002           43,518 (3)
                             69,732 (2)           8.82%          13.1309       May 14, 2006          311,702 (3)
                             50,000 (4)           6.32%          11.5625      Dec. 23, 2007          281,000 (5)
Richard C. Adkerson.          1,442 (2)            .18%           7.4319       Aug. 4, 2002            8,710 (3)
                              1,591 (2)            .20%           6.9990       Dec. 7, 2003           10,548 (3)
                              3,811 (2)            .48%           7.4799        May 3, 2004           24,695 (3)
                             19,018 (2)           2.41%          13.1309       May 14, 2006           85,010 (3)
                             50,000 (4)           6.32%          11.5625      Dec. 23, 2007          281,000 (5)
Rene L. Latiolais...         12,967 (2)           1.64%           7.4319       Aug. 4, 2002           78,321 (3)
                              4,771 (2)            .60%           6.9990       Dec. 7, 2003           31,632 (3)
                             81,353 (2)          10.29%          13.1309       May 14, 2006          363,648 (3)
                             25,000 (4)           3.16%          11.5625      Dec. 23, 2007          140,500 (5)

------------
(1) Each FSC stock option has an equal number of tandem "limited rights," which may be exercisable only for a limited period in the event of a tender offer, exchange offer, a series of purchases or other acquisitions or any combination thereof resulting in a person or group of persons becoming a beneficial owner of shares representing 40% or more of FSC's total voting power. Each limited right entitles the holder to receive cash equal to the amount by which the highest price paid in such transaction exceeds the exercise price.

(2) The options were granted pursuant to the FSC Adjusted Stock Award Plan and were immediately exercisable upon grant. See "--FSC--Adjusted Stock Award Plan" above.

(3) The Black-Scholes option pricing model was used to determine the grant date present value of the options that FSC granted to the listed officers. The following facts and assumptions were used in making this calculation:
    (a) an exercise price for each FSC option as set forth under the column labeled "Exercise Price"; (b) a fair market value of $11.5625 for one share of FSC Common Stock on the grant date; (c) a term for FSC options as set forth under the column labeled "Expiration Date"; (d) a stock volatility of 21.2%, based on an analysis of weekly closing stock prices of FTX common stock over a 78-week period ending before the announcement in July, 1997, of the IGL Merger; and (e) an assumed risk-free interest rate that ranges from 5.67% to 5.83%, each rate being equivalent to the yield on the grant date on a treasury note with a maturity date comparable to the expiration date of the FSC options. No other discounts or restrictions related to vesting or the likelihood of vesting of the FSC options were applied. The resulting grant date present value for the FSC options was multiplied by the total number of shares covered by the FSC options granted to the listed officers.

(4) The FSC options will become exercisable over a four-year period. The FSC options will become immediately exercisable in their entirety if (a) any person or group of persons acquires beneficial ownership of shares representing 20% or more of FSC's total voting power or (b) under certain circumstances, the composition of the FSC Board is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof. The FSC options granted to each of the listed officers may be transferred by him during his lifetime to his immediate family members or certain entities owned by or for the benefit of his immediate family members or pursuant to a domestic relations order.

(5) The Black-Scholes option pricing model was used to determine the grant date present value of the options that FSC granted to the listed officers. Under the Black-Scholes option pricing model, the grant date present value of the FSC options was calculated to be $5.62. The following facts and assumptions were used in making this calculation: (a) an exercise price for each FSC option of $11.5625; (b) a fair market value of $11.5625 for one share of FSC Common Stock on the grant date; (c) a term for FSC options as set forth under the column labeled "Expiration Date"; (d) a stock volatility of 21.2%, based on an analysis of weekly closing stock prices of FTX common stock over a 78-week period ending before the announcement in July, 1997, of the IGL Merger; and (e) an assumed risk-free interest rate of 5.83%, this rate being equivalent to the yield on the grant date on a treasury note with a maturity date comparable to the expiration date of the FSC options. No other discounts or restrictions related to vesting or the likelihood of vesting of the FSC options were applied. The resulting grant date present value for the FSC options was multiplied by the total number of shares covered by the FSC options granted to the listed officers.

               The following table sets forth information with respect to all outstanding FSC stock options held by Messrs. Wohleber, Moffett, Adkerson and Latiolais as of December 31, 1997. None of the listed officers exercised any FSC stock options during 1997.


                    FSC Option Values at December 31, 1997


                                       Number of Securities                Value of Unexercised In-the-
                                      Underlying Unexercised                     Money Options at
                                   Options at December 31, 1997                 December 31, 1997
                               ------------------------------------   -------------------------------------
Name                             Exercisable        Unexercisable        Exercisable        Unexercisable
----                           --------------      ----------------   -----------------   -----------------
Robert M. Wohleber.........        9,694                 100,000        $    19,499         $    18,750
James R. Moffett...........       76,937                  50,000             31,112               9,375
Richard C. Adkerson........       25,862                  50,000             30,059               9,375
Rene L. Latiolais..........       99,091                  25,000             78,660               4,688

               Compensation Committee Interlocks and Insider Participation

               The current members of the Corporate Personnel Committee of the FSC Board are Messrs. Brown and Clark. In 1997, no FSC executive officer served as a director or member of the compensation committee of another entity, where one of the other entity's executive officers served as an FSC director or on the Corporate Personnel Committee of the FSC Board.

     Certain Transactions Involving FSC

               Prior to the FSC Spin-Off, Messrs. Adkerson, Latiolais,
Moffett, Rankin, and Wohleber were affiliates of FTX and PLP, which beneficially owned all FSC Common Stock, and following the FSC Spin-Off and the IGL Merger, Messrs. Latiolais and Moffett joined the Board of Directors of IGL. In 1997, contemporaneously with the execution of the agreement and plan of merger between FTX and IGL pursuant to which the IGL Merger was consummated, FTX, PLP and FSC entered into a distribution agreement (the "Distribution Agreement"), pursuant to which PLP contributed to FSC substantially all the assets used by PLP in the production, marketing and distribution of sulphur and its oil and gas production operations, and FSC assumed generally those liabilities associated with the ownership, acquisition, conduct or past operation of the assets received from PLP (the "Transferred Businesses"). In connection therewith, PLP obtained all the issued and outstanding shares of FSC Common Stock, which it distributed to its unitholders. The FSC shares received by FTX were subsequently distributed by FTX to its stockholders. The Distribution Agreement provides that FTX and PLP, on the one hand, and FSC, on the other hand, will indemnify one another against certain losses, damages, claims and liabilities assumed or retained b the indemnifying party.

               In 1997, FSC, FTX and PLP entered into an employee benefits agreement (the "Employee Benefits Agreement") that provided for the transfer to FSC of assets and liabilities pertaining to certain employee benefits plans maintained by FTX for the benefit of FTX employees who performed services to PLP in connection with the Transferred Businesses and who became FSC employees (the "Transferred Employees"). Assets sufficient to fund the transferred qualified plan liabilities were transferred from the FTX plans to the comparable FSC plans, and assets sufficient to fund the transferred non-qualified plan liabilities were transferred from FTX to FSC. FTX paid FSC an amount to cover the liability that FTX accrued prior to the IGL Merger, but FSC agreed to reimburse FTX quarterly for a portion of those expenses for former employees who provided services primarily for the Transferred Businesses. In addition, FSC agreed to reimburse FTX for claims and premiums related to "COBRA" coverage for certain employees who lose medical coverage as a result of the IGL Merger and related transactions.

               Pursuant to the Employee Benefits Agreement, certain outstanding stock options, stock appreciation rights, and stock incentive units relating to FTX common stock that had been granted under an FTX stock option or stock incentive plan were converted into, among other things, or FSC Option. For information with respect to FSC Options, see "--FSC--Adjusted Stock Award Plan" above.

               In accordance with the terms of the Employee Benefits Agreement, FTX calculated its liability under various non-qualified incentive plans in respect of the deferred compensation of the Transferred Employees. In consideration of a cash payment by FTX to FSC in an amount equal to that liability, FSC assumed that liability in respect of the Transferred Employees. Similarly, FTX determined the total amount of cash bonus payments that it would have made to the Transferred Employees as a group under non-qualified incentive plans for 1997, and, in consideration of a cash payment by FTX to FSC in an amount equal thereto, FSC assumed the payment of those amounts to the Transferred Employees.

               FSC and IMC-Agrico are parties to a sulphur supply agreement (the "Sulphur Supply Agreement"). At the time that the Sulphur Supply Agreement was negotiated and executed, FSC was a wholly owned subsidiary of PLP, which currently owns a 41.45% interest in IMC-Agrico. Pursuant to the Sulphur Supply Agreement, FSC has agreed to supply, and IMC-Agrico has agreed to purchase, approximately 75% of IMC-Agrico's annual sulphur consumption for as long as IMC-Agrico has an operational need for sulphur. The price per ton for all sulphur delivered under this agreement is based upon the weighted average market price for sulphur delivered by other sources to IMC-Agrico's New Wales production plants in central Florida, except that FSC is entitled to a premium with respect to approximately 40% of the sulphur that it delivers under this agreement. IMC-Agrico also pays a portion of the freight costs associated with the delivery of sulphur under this agreement.

               FSC and entered into an agreement effective as of the FSC Spin-Off pursuant to which MOXY will market all of FSC's oil and gas production.

               In December 1997, FMS entered into an agreement pursuant to which Mr. Latiolais will provide consulting services relating to the businesses, operations, and prospects of FSC and other entities during 1998. Under this agreement, Mr. Latiolais will receive an annual fee of $230,000, and reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. Pursuant to this agreement, Mr. Latiolais receives no annual fee for serving on the FSC Board, no FSC Board meeting attendance fees and no additional stock options under any FSC stock option plan.


                     DESCRIPTION OF McMoRan CAPITAL STOCK

Description of Capital Stock

               The authorized capital stock of McMoRan consists of 100,000,000 shares of McMoRan Common Stock and 50,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"). Upon completion of the Mergers, approximately 14,665,353 shares of McMoRan Common Stock will be outstanding, and no shares of Preferred Stock will be outstanding. Prior to the Mergers, there has been no public market for the McMoRan Common Stock. Application will be made to have the McMoRan Common Stock listed on the NYSE. The following summary description of the capital stock of McMoRan is qualified in its entirety by reference to McMoRan's Certificate of Incorporation ("McMoRan Charter") and McMoRan's by-laws ("McMoRan Bylaws"), copies of which are filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part.

     McMoRan Common Stock

               Each holder of McMoRan Common Stock is entitled to one vote for each share of McMoRan Common Stock held of record on all matters as to which stockholders are entitled to vote and stockholders may not cumulate votes for the election of directors. Subject to any preferences accorded to the holders of the Preferred Stock, if and when issued by the Board of Directors, holders of McMoRan Common Stock are entitled to dividends at such times and in such amounts as the Board of Directors may determine. McMoRan does not intend to pay dividends for the foreseeable future. Upon the dissolution, liquidation or winding up of McMoRan, after payment of debts, expenses and the liquidation preference plus any accrued dividends on any outstanding shares of Preferred Stock, the holders of McMoRan Common Stock will be entitled to receive all remaining assets of McMoRan ratably in proportion to the number of shares held by them. Holders of McMoRan Common Stock have no preemptive, subscription or conversion rights and are not subject to further calls or assessments, or rights of redemption by McMoRan.

     Preferred Stock

               McMoRan's Board of Directors has the authority, without approval of the stockholders, to issue shares of Preferred Stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the Board of Directors are the dividend rights, the redemption price, if any, the terms of a sinking fund, if any, the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of McMoRan, conversion rights, if any, and voting powers, if any.

               The existence of authorized but unissued McMoRan Common Stock and undesignated Preferred Stock may enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of McMoRan by means of a merger, tender offer, proxy contest or otherwise. If, in the exercise of its fiduciary responsibilities, the Board of Directors were to determine that a takeover proposal was not in McMoRan's best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. McMoRan Charter grants the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued entitling holders (i) to vote separately as a class on any proposed merger or consolidation, (ii) to cast a proportionately larger vote together with the McMoRan Common Stock on any such transaction or for all purposes, (iii) to elect directors having terms of office or voting rights greater than those of other directors, (iv) to convert Preferred Stock into a greater number of shares of McMoRan Common Stock or other securities, (v) to demand redemption at a specified price under prescribed circumstances related to a change of control or (vi) to exercise other rights that could have the effect of impeding a takeover. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above may adversely effect the rights of holders of the McMoRan Common Stock.

               In addition, certain other charter provisions that are described below may have the effect, either alone, in combination with each other, or combined with the existence of authorized but unissued capital stock, or making more difficult or discouraging an acquisition of McMoRan deemed undesirable by the Board of Directors.

Certain Charter and By-law Provisions

               Classified Board of Directors. McMoRan Charter and By-laws divide the members of the Board of Directors into three classes, with each class to be as nearly equal in number of directors as possible, serving staggered three-year terms.

               Size of the Board of Directors; Removal of Directors; Filling of Vacancies on the Board of Directors. McMoRan Charter and By-laws provide that the number of directors shall be fixed from time to time by the Board of Directors, but shall not be fewer than the number required by Delaware law. Under McMoRan Charter, a vote of 80% of the outstanding shares of capital stock entitled to vote generally in an election of directors (the "Voting Stock") is required to remove a director, and a director may only be so removed for cause involving fraud or a violation of the duty of loyalty as determined by a final judgment of a court of competent jurisdiction. McMoRan Charter also provides that a newly created directorship resulting from an increase in the number of directors may only be filled by the Board of Directors any vacancies on the Board of Directors resulting from death, resignation, removal or other cause may be filled only by the affirmative vote of both (a) a majority of the remaining directors then in office and (b) a majority of all Continuing Directors (defined below), voting as a separate group. In addition, these provisions specify that any director elected to fill a vacancy on the Board of Directors will serve for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred.

               Stockholder Action by Unanimous Consent. Under Delaware law, unless a corporation's certificate of incorporation specifies otherwise, any action that could be taken by its stockholders at an annual or special meeting may be taken, instead, without a meeting and without notice to or a vote of other stockholders, if a consent in writing is signed by holders of outstanding stock having voting power that would be sufficient to take such action at a meeting at which all outstanding shares were present and voted. McMoRan Charter provides that stockholder action may be taken only at an annual or special meeting of stockholders. As a result, McMoRan's stockholders may not act upon any matter except at a duly called meeting.

               Amendment of the By-laws. Under Delaware law, the power to adopt, amend or repeal by-laws is conferred upon the stockholders; however, a corporation may in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its By-laws. McMoRan Charter and By-laws grant the Board of Directors the power to adopt, amend and repeal the By-laws at any regular or special meeting of the Board of Directors but only upon the affirmative vote of both (i) a majority of the directors then in office and (ii) a majority of the Continuing Directors (defined below), voting as a separate group. McMoRan's stockholders may adopt, amend or repeal the By-laws but only at any regular or special meeting of stockholders by an affirmative vote of 80% of the Voting Stock.

               Advance Notice of Stockholder Nominations and Stockholder Business. McMoRan's By-laws permit stockholders to nominate a person for election as a director or bring other matters before a stockholders' meeting only if such stockholder has been, for at least one year, the beneficial owner of at least 1% of the Voting Stock and only if written notice of such intent to nominate or bring business before a meeting is given as described below.

               A stockholder intending to nominate a person for election as a director or to propose other matters at a stockholders' meeting must furnish notice of such intention to McMoRan's Secretary not more than 270 days and not less than 60 days in advance of the first anniversary of the preceding year's annual stockholders' meeting, subject to certain exceptions applicable principally to special meetings. The notice must, among other things, state the name, age and address of the stockholder submitting the notice and any persons acting in concert with such stockholder, the number of shares of Voting Stock held by the stockholder and the dates such stock was acquired, and must include a representation by such stockholder that he or she is a holder of record of McMoRan's capital stock and intends to appear at the meeting in person and make the nomination or bring up the specified matter.

               In the case of nominations for directors, the notice must also state (i) the name, age, address and principal occupation of each nominee,
(ii) a description of all arrangements between the nominating stockholder and each nominee, (iii) other information required to be included in a proxy statement pursuant to the proxy rules of the SEC and (iv) the consent of each nominee to serve as a director of McMoRan if elected and an affidavit of each such nominee certifying that he meets the qualifications necessary to serve as a director of McMoRan. In case of other proposed business, the notice must set forth a brief description of the business, the reasons for conducting such business at the meeting and any material interest of the stockholder therein. The Chairman of the stockholders' meeting will have the power to disregard any nomination or other matter that fails to comply with these procedures. In addition, McMoRan's Secretary may require any stockholders submitting a notice of intent to make a nomination or bring other business before a stockholders' meeting to furnish such documentary information as may be necessary to determine that such stockholder has been for at least one year the beneficial owner of at least 1% of the Voting Stock.

               With respect to any proposal by a stockholder to bring before a meeting any matter other than the nomination of directors, McMoRan's By-laws provide that McMoRan may disregard proposals that (i) are substantially duplicative of a prior-received proposal to be voted upon at an upcoming meeting, (ii) deal with substantially the same subject matter as a prior proposal that was voted upon within the preceding five year and that failed to receive affirmative votes in excess of certain specified levels, which range, depending on the circumstances, between 3% and 10%, or (iii) in the judgment of the Board of Directors, are not proper subjects for action by stockholders under Delaware laws.

               Amendment of Certain Provisions of the Certificate of Incorporation. Under Delaware law, unless the certificate of incorporation specifies otherwise, a corporation's certificate of incorporation may be amended by the affirmative vote of the majority of the stockholders. McMoRan Charter requires the affirmative vote of 80% of the Voting Stock to amend, alter or repeal certain provisions of the Certificate regarding (i) stockholder unanimous written consents, (ii) the classification, filling of vacancies and removal of members of the Board of Directors, (iii) the limitation of liability of directors, (iv) business combinations and (v) amendments to the Certificate and the By-laws.

               Special Meeting of the Stockholders. McMoRan's By-laws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors, McMoRan's president or a majority of the Board of Directors. Stockholders do not have the power to call a special meeting.

               Business Combinations. Delaware law provides that, unless otherwise provided in a corporation's certificate of incorporation, a merger, sale of substantially all of the assets or dissolution of a company requires the approval of the holders of a majority of the outstanding capital stock. McMoRan Charter does not alter this vote requirement generally, but provides that, if one of these transactions or certain issuances, reclassifications or other transactions affecting McMoRan's capital stock involves an Interested Stockholder (defined below), the transaction must be approved (i) by a majority of both the directors then in office and a majority of the Continuing Directors (defined below), voting as a separate group and (ii) by the affirmative vote of (A) the holders of 80% of the Voting Stock, voting together as a single class, and (B) 75% of the Voting Stock other than Voting Stock beneficially owned by the Interested Stockholder. An Interested Stockholder is any person who (i) beneficially owns 15% or more of the Voting Stock or (ii) is an affiliate of McMoRan and, at any time within two years prior to the date in question, beneficially owned 15% or more of the then outstanding Voting Stock, other than McMoRan or its subsidiaries, or any person owning any shares of the capital stock of McMoRan as of the date of filing of McMoRan Charter and any person whose beneficial ownership of any capital of McMoRan arises solely as a result of a trusteeship or a custodial relationship with any employee stock ownership or other employee benefit plan of McMoRan. A Continuing Director is any member of the Board of Directors who is not an Interested Stockholder or an affiliate thereof and (i) was a director prior to the time the Interested Stockholder became an Interested Stockholder or (ii) was recommended or elected by a majority of the Continuing Directors at a meeting at which a quorum consisting of a majority of the Continuing Directors was present. In the absence of an Interested Stockholder, the Continuing Directors shall mean all the directors then in office.

               This additional voting requirement does not apply if the transaction has been approved by a majority of the Continuing Directors, or if all of the following conditions have been met: (i) the aggregate amount of consideration received per share by the holders meet certain "fair price" criteria, (ii) prior to the consummation of the transaction (a) there has been no failure to declare or pay dividends on any outstanding Preferred Stock or Common Stock, (b) the Interested Stockholder has not received the benefits (except proportionately as a stockholder) of any loans, advances or other financial assistance or tax advantages provided by McMoRan, and the interested stockholder has not caused any material change in McMoRan's equity capital structure; and (iii) the Interested Stockholder has not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction that resulted in such Interested Stockholder becoming an Interested Stockholder or as a result of a pro rata stock dividend.

               McMoRan is also subject to Section 203 of the DGCL, which imposes a three-year moratorium on the ability of Delaware corporations to engage in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person other than such corporation and any of its majority-owned subsidiaries who own 15% or more of any class or series of stock entitled to vote generally in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status, or (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

               The provisions described above may tend to deter any potential unfriendly offers or other efforts to obtain control of McMoRan that are not approved by the Board of Directors and thereby deprive the stockholders of opportunities to sell shares of McMoRan Common Stock at prices higher than the prevailing market price. On the other hand, these provisions will tend to assure continuity of management and corporate policies and to induce any person seeking control of McMoRan or a business combination with McMoRan to negotiate on terms acceptable to the then elected Board of Directors.

Rights Agreement

               McMoRan plans to adopt the Rights Agreement at or prior to the Mergers, pursuant to which each share of McMoRan Common Stock will include an associated preferred share purchase right (a "Right"). Each Right will entitled the registered holder to purchase from McMoRan one one-hundredth of a share of Participating Preferred Stock, $.01 par value, for an exercise price to be determined by the Board of Directors (the "Exercise Price"), subject to adjustment. The Rights will be represented by the McMoRan Common Stock certificates and will be exercisable only after an entity acquires 15% or more of the outstanding Common Stock or commences a tender offer that will result in the entity owning 15% or more of the McMoRan Common Stock. After an entity acquires 15% or more of the outstanding Common Stock, each Right would then entitled the holder (other than the acquiring entity) to purchase, at the Exercise Price, the number of shares of McMoRan Common Stock or other securities of McMoRan (or, in certain situations, the acquiring entity) having a market value of twice the Right's Exercise Price (the "Flip-in Date"). The Rights will expire on the tenth anniversary of the date it is entered into unless earlier redeemed by McMoRan, as described below. Until a Right is exercised, the holder, as such, will have no rights as a stockholder of McMoRan, including without limitation, the right to vote or to receive dividends.

               The McMoRan Board of Directors may, at its option, at any time prior to the close of business on the Flip-in Date, redeem all (but not less than all) the then outstanding Rights at a price to be determined by the McMoRan Board of Directors (the "Redemption Price"), as provided in the Rights Agreement. Immediately upon the action of the McMoRan Board of Directors electing to redeem the Rights, without further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash for each Right so held.

               The Rights will not prevent a takeover of McMoRan. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the McMoRan Common Stock unless the Rights are first redeemed by the Board of Directors of McMoRan. The Rights are intended to encourage any person desiring to acquire a controlling interest in McMoRan to do so through a transaction negotiated with McMoRan's Board of Directors rather than through a hostile takeover attempt. The Rights are intended to assure that any acquisition of control of McMoRan will be subject to review by the Board to take into account, among other things, the interests of all McMoRan's stockholders.

               In accordance with the DGCL, McMoRan Charter contains provisions eliminating the personal liability of the directors to McMoRan and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Delaware law. By virtue of these provisions, under current Delaware law, a director of McMoRan will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to McMoRan or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit.
In addition, McMoRan Charter provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

               As a result of the inclusion of such provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, even though it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct. These provisions may have the effect of reducing the likelihood of derivative litigation against directors that might have benefitted McMoRan.

               McMoRan believes that such provisions are necessary to attract and retain qualified individuals to serve as directors. In addition, such provisions will allow directors to perform their duties in good faith without concern for the application of monetary liability on a retrospective basis in the event that a court determines their conduct to have been negligent or grossly negligent.

               The McMoRan Bylaws require McMoRan to indemnify its officers and directors against expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of McMoRan, to which they were made parties by reason of being or having been officers or directors.

Stock Exchange Listing; Delisting and Deregistration of MOXY and FSC Common
Stock

               It is a condition to the Mergers that the shares of McMoRan Common Stock issuable in the Mergers be approved for listing on the NYSE or Nasdaq prior to the Effective Time, subject to official notice of issuance. If the Mergers are consummated, MOXY Common Stock and FSC Common Stock will cease to be listed on Nasdaq and the NYSE, respectively.

Transfer Agent

               The transfer agent and registrar for the McMoRan Common Stock is ChaseMellon Shareholder Services, L.L.C.


                       COMPARISON OF STOCKHOLDER RIGHTS

General

               The rights of MOXY stockholders are currently governed by the DGCL and the certificate of incorporation of MOXY (the "MOXY Charter") and the bylaws of MOXY (the "MOXY Bylaws"). The rights of FSC shareholders are currently governed by the DGCL and the certificate of incorporation of FSC (the "FSC Charter") and the bylaws of FSC (the "FSC Bylaws"). The rights of McMoRan stockholders are currently governed by the DGCL, the McMoRan Charter and the McMoRan Bylaws. The McMoRan Charter and the McMoRan Bylaws are identical to the FSC Charter and the FSC Bylaws, respectively, in all material respects. Accordingly, upon consummation of the Mergers, the rights of MOXY stockholders and of FSC stockholders who become McMoRan stockholders in the Mergers will be governed by the DGCL, the McMoRan Charter and the McMoRan Bylaws. The following is a summary of the principal differences between the current rights of MOXY stockholders and those of McMoRan stockholders following the Mergers.

               The following discussions are not intended to be complete and are qualified by reference to the DGCL, the MOXY Charter, the MOXY Bylaws, the FSC Charter, the FSC Bylaws, the McMoRan Charter and the McMoRan Bylaws. Copies of all of these documents will be sent to holders of shares of MOXY Common Stock and FSC Common Stock upon request. See "Where You Can Find More Information."

Comparison of Stockholder Rights

               Neither the McMoRan Charter nor the McMoRan Bylaws are being amended in connection with the Mergers.

               Authorized Capital Stock. The authorized capital stock of MOXY consists of 150,000,000 shares of MOXY Common Stock and 50,000,000 shares of MOXY Preferred Stock. The authorized capital stock of McMoRan is set forth under "Description of McMoRan Capital Stock--Description of Capital Stock." The DGCL permits a corporation's certificate of incorporation to allow the directors to issue, without stockholder approval, a series of preferred or preference stock and to designate its rights, preferences, privileges and restrictions.

               Board of Directors. The MOXY Charter provides that the number of directors will be fixed by the Board of Directors, but may not be reduced to less than three. MOXY currently has five directors. Pursuant to the MOXY Charter, the MOXY Board is divided into three classes, with the directors in each class serving until the third annual meeting of stockholders after the annual meeting at which the class was elected. The MOXY Charter prohibits cumulative voting for the election of directors.

               The MOXY Bylaws provide for nomination for the election of directors by (i) the directors or (ii) any stockholder entitled to vote in the election of directors and according to the procedures described in the MOXY Bylaws. Under the MOXY Bylaws, vacancies on the Board, however caused, will be filled by the vote of a majority of the remaining directors (even if less than a majority of the whole authorized number of directors) for the remainder of the unexpired term.

               Neither the MOXY Charter nor the MOXY Bylaws contains provisions regarding the removal of directors, and accordingly the matter is governed by the DGCL, which provides that directors of a corporation with a classified board may be removed only for cause by a vote of the holders of a majority of shares entitled to vote at an election of directors.

               The McMoRan Bylaws provide that the number of directors shall be determined by a resolution of the Board of Directors, but that the number of direction will be one until otherwise fixed by the Board. Pursuant to the McMoRan Bylaws, the McMoRan Board is divided into three classes, with directors of each class serving until the third annual meeting of stockholders after the annual meeting at which that class was elected. McMoRan will, as of the Effective Time, have nine directors. Under the DGCL, stockholders of a corporation cannot elect directors by cumulative voting unless its certificate of incorporation so provides. The McMoRan Charter does not provide for cumulative voting for the election of directors.

               Pursuant to the McMoRan Bylaws, nominations for the election of directors may be made by (i) the directors or (ii) any person who has held at least 1% of the Voting Stock entitled to vote for the director for at least one year and who complies with the procedures described in the McMoRan Bylaws. The McMoRan Bylaws provide that vacancies and newly-created directorships shall be filled by a majority of Continuing Directors or of the directors then in office (even if less than a quorum) and such new directors shall hold office until the next election of the class for which they have been chosen. The McMoRan Charter allows removal of any director or directors but only for cause involving fraud or a violation of the duty of loyalty and only a vote of 80% of Voting Stock.

               Special Meetings of Stockholders. Under the DGCL, special stockholder meetings may be called by the board of directors and by any person(s) authorized by the certificate of incorporation or the bylaws. The MOXY Charter provides that special meetings of stockholders may be called only by the Chairman of the Board or the President of the Company, or by the board of directors pursuant to a resolution approved by a majority of the board of directors. The McMoRan Bylaws allow special meetings of stockholders to be called only by the Chairman or either Co-Chairman of the Board or the President of the Company, or by a vote of the majority of the Board.

               Stockholder Action by Written Consent. Under the DGCL, unless the certificate of incorporation provides otherwise, any action by stockholders must be taken at a meeting of stockholders, unless a consent in writing setting forth the action so taken is signed by stockholders having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote were present and voted. The MOXY Charter and the McMoRan Charter both prohibit stockholder action by written consent.

               Amendment of Corporate Charter and Bylaws. The DGCL provides that a charter amendment requires that (i) the board of directors adopt a resolution setting forth the proposed amendment and (ii) a majority of the voting power of the then outstanding capital stock of the company approves the amendment. The approval of 85% of capital stock then outstanding is required if the amendment of the MOXY Charter is of certain provisions relating to the Board of Directors or Annual or Special Meetings of Stockholders. Further, amendment of the section of the MOXY Charter relating to the Business Combination requires an affirmative vote of 85% of Common Stock then outstanding. The MOXY Charter does not provide for its amendment relating not other provisions. Accordingly, amendment of any other provision of the MOXY Charter is governed by the DGCL.

               The DGCL provides that amendment of a company's bylaws may be made by holders of a majority of the voting power of the then outstanding capital stock of the company. Pursuant to the MOXY Charter, the MOXY Bylaws may be amended by the Board of Directors. However, according to the MOXY Bylaws, certain provisions of the MOXY Bylaws (relating to special meetings of stockholders and to the Board of Directions) may only be amended with the affirmative vote of the holders of 85% of capital stock then outstanding.

               Certain provisions of the McMoRan Charter relating to the Board of Directors, business combinations, limitation of liability and Indemnification, and amendments to the certificate of incorporation or Bylaws may only be amended with the affirmative vote of at least 80% of the outstanding Voting Stock, voted as a single class, or with affirmative votes of a majority of the directors, of the Continuing Directors, and of the outstanding Voting Stock, voted as a single class. The McMoRan Charter does not provide for its amendment relating to other provisions. Accordingly, amendment of any other provision of the McMoRan Charter is governed by the DGCL.

               Pursuant to the McMoRan Charter the McMoRan Bylaws may be amended by the directors, with affirmative votes of a majority of directors and a majority of Continuing Directors or the stockholders with an affirmative vote of 80% of outstanding Voting Stock, voted as a single class.

               Voting Rights. The MOXY Common Stock is the only class of MOXY capital stock entitled to vote generally on all matters submitted to MOXY shareholders, including the approval of the MOXY Merger and the Merger Agreement. Each share of MOXY Common Stock is entitled to one vote on all matters submitted to MOXY shareholders.

               Similarly, the McMoRan Common Stock is the only class of McMoRan capital stock entitled to vote generally on all matters submitted to McMoRan shareholders. Under the DGCL, each share of McMoRan Common Stock is entitled to one vote on all matters submitted to McMoRan stockholders.

               Certain Business Combinations. The DGCL generally requires approval of any merger, consolidation or sale of substantially all the assets of a corporation by vote of the holders of a majority of all outstanding shares entitled to vote thereon, although the certificate of incorporation may provide for a greater vote. Article Nine of the MOXY Charter requires the vote of the holders of Common Stock representing not less than 85% of outstanding shares for any Business Combination (defined below). Notwithstanding the foregoing, the affirmative vote of not less than a majority of the shares of the entire voting power will be required to approve any such proposal if: (i) not less than a majority of Continuing Directors affirmatively vote to approve either the Business Combination or the acquisition of Common Stock that caused the Interested Party to become an Interested Party, (ii) the Business Combination is only between MOXY and a corporation or corporations owned by MOXY, or (iii) certain provisions regarding the price to be paid for Common Stock are fulfilled.

               The term "Business Combination" is defined by the MOXY Charter to mean (i) any merger or consolidation of MOXY or a subsidiary of MOXY with or into an Interested Party; (ii) any merger or consolidation of an Interested Party with or into MOXY or a subsidiary of MOXY; (iii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) of all or any substantial part of the assets of either MOXY or of a subsidiary of MOXY, in which an Interested Party is involved; (iv) the adoption of any plan or proposal for the liquidation or dissolution of MOXY proposed or on the behalf of any Interested Party; (v) the issuance or transfer (in one transaction or a series of transactions) by MOXY or a subsidiary of MOXY to an Interested Party of any securities of MOXY or a subsidiary of MOXY if the securities have a market value of $1 million or more; or (vi) any recapitalization, reclassification, merger or consolidation involving MOXY or a subsidiary of MOXY that would have the effect of increasing, directly or indirectly, the Interested Party's voting power in MOXY or its subsidiary.

               The term "Continuing Director" is defined by the MOXY Charter to mean a director of MOXY who is not affiliated with an Interested Party or an affiliate or associate thereof and who was a member of the MOXY Board of Directors immediately prior to the time when the Interested Party became an Interested Party, and any successor to a Continuing Director who is not affiliated with the Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors in office at the time of the nomination.

               The term "Interested Party" is defined by the MOXY Charter to mean (i) any person or entity, other than FTX or any of its affiliates and associates, which together with its affiliates and associates is (or was within two years prior to any Business Combination) a beneficial owner of 20% or more of the outstanding Common Stock of MOXY, or (ii) any affiliate or associate of any such person or entity.

               With regard to McMoRan or any subsidiary of McMoRan, any (i) merger, consolidation or share exchange with an Interested Stockholder or affiliate or associate thereof; (ii) sale, lease, transfer, exchange, mortgage, pledge, loan, advance or other similar disposition, for the benefit of an Interested Stockholder or affiliate or associate thereof, of McMoRan assets with a value greater than 5% of the lesser of McMoRan's net worth or the total market value of outstanding McMoRan stock; (iii) adoption of a plan or proposal for the liquidation or dissolution of McMoRan; (iv) issuance or transfer of stock of market value of $1 million or more to an Interested Stockholder or affiliate or associate thereof except by a method offering the stock to all holders on a pro rata basis; (v) transaction that increases by 5% or more the voting power or proportionate amount of outstanding securities owned by an Interested Stockholder or affiliate or associate thereof; or (vi) loans, advances, guarantees, pledges or other financial assistance, or any tax credits or advantages, provided to an Interested Stockholder or affiliate or associate thereof, is required by Article VIII of the McMoRan Charter to have the approval of a majority of both directors and Continuing Directors, and affirmative votes of both 80% of the Voting Stock and 75% of the Voting Stock other than that owned by the Interested Stockholder or affiliates or associates thereof.

               Notwithstanding the foregoing, Article VIII of the McMoRan Charter further provides that a Business Combination will require only any vote required by law if the (i) the Business Combination was approved prior the Interested Stockholder becoming an Interested Stockholder by a majority of both directors and Continuing Directors, or (ii) several conditions provided in the McMoRan Charter specifying the price and method for such a Business Combination are fulfilled.

               The term "Continuing Director" is defined by the McMoRan Charter to mean a director of McMoRan who is not affiliated with an Interested Stockholder or an affiliate or associate thereof and who was a member of the McMoRan Board of Directors prior to the time when the Interested Stockholder became an Interested Stockholder, and any successor to a Continuing Director who is not affiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors who are then members of the Board of Directors.

               The term "Interested Stockholder" is defined to mean any person or entity (other than McMoRan, any subsidiary, any employee benefit plan, any fiduciary of such plan, any person who owned McMoRan stock as of the date of filing of the Certificate of Incorporation, or any affiliate or associate of any of the foregoing) who (i) is the beneficial owner, directly or indirectly, of more than 15% of the outstanding Voting Stock, or (ii) is an affiliate or associate of McMoRan and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 15% or more of the outstanding Voting Stock.


                          McMoRan STOCK OPTION PLANS

Stock Option Plans

     McMoRan Adjusted Stock Award Plan

               McMoRan has adopted the McMoRan Adjusted Plan to provide for the issuance of McMoRan Options as described under "Conflicts of Interest--Treatment of Stock-Based Awards." No other awards will be made under McMoRan Adjusted Stock Plan.

               The maximum number of shares of McMoRan Common Stock in respect of which stock options may be granted under McMoRan Adjusted Stock Award Plan is expected to be approximately 1.5 million, and will be determined in accordance with the procedures described under "Conflicts of Interest--Treatment of Stock-Based Awards." No individual will be granted awards under McMoRan Adjusted Plan with respect to more than ________ shares of McMoRan Common Stock. The shares of McMoRan Common Stock to be delivered under McMoRan Adjusted Plan will be made available from the authorized but unissued shares of McMoRan Common Stock or from treasury shares.

               The McMoRan Adjusted Plan will be administered by the Compensation Committee, upon which no Director who is an officer of McMoRan may serve. Holders of Stock-Based Awards at the Effective Time are eligible to receive stock options under McMoRan Adjusted Plan. It is estimated that approximately ___ persons will receive stock options under McMoRan Adjusted Plan in substitution for their MOXY and FSC Stock-Based Awards.

               Stock options granted under McMoRan Adjusted Plan will have the same vesting schedule, term and substantially the same conditions as that of the related Stock-Based Award. If, however, at any time within two years after the Effective Time the current directors of MOXY do not comprise a majority of the McMoRan Board, the McMoRan Options substituted for the MOXY Stock-Based Awards will become fully exercisable. Similarly, if at any time within two years after the Effective Time the current directors of FSC do not comprise a majority of the McMoRan Board, the McMoRan Options substituted for the FSC Stock-Based Awards will become fully exercisable.

               If the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights to purchase securities of McMoRan, or other similar corporate transaction or event affects the McMoRan Common Stock such that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended under McMoRan Adjusted Plan, then the Compensation Committee has discretion to (i) adjust the number and type of shares (or other securities or property) with respect to which options may be granted, (ii) make equitable adjustments in the number and kind of shares (or other securities or property) subject to outstanding stock options and the respective exercise prices thereof and (iii) if appropriate, provide for the payment of cash to a participant.

               The McMoRan Adjusted Plan may be amended at any time by the McMoRan Board, except that stockholder approval will be required if determined by the Compensation Committee to be necessary or advisable in order to comply with any tax or regulatory requirement.

               The federal income tax consequences of the stock options are described below under "--Federal Income Tax Consequences of Stock Options."

               The following table sets forth information with respect to the stock options anticipated to be granted under McMoRan Adjusted Plan to (i) each of the Executive Officers, (ii) all Executive Officers as a group, (iii) each of the Directors who is not an Executive Officer, (iv) all Directors who are not Executive Officers as a group and (v) all employees of McMoRan, including all officers who are not Executive Officers as a group, based on the number of MOXY and FSC Stock-Based Awards held by each of them as of June 30, 1998. No associate of any Director or Executive Officer is anticipated to be eligible to participate in McMoRan Adjusted Plan. Other than the persons identified in the following table, no person is anticipated to receive more than 5% of the awards anticipated to be granted under McMoRan Adjusted Plan. Each stock option is granted in conjunction with a limited right, the terms of which are as described under "Approval of Benefit Plan Proposal--Summary of Stock Plan."

           Plan Benefits Under the McMoRan Adjusted Stock Award Plan


                                                                        Number of Shares           Percent of Total Options
                                                                       Underlying Options          Anticipated to be Granted
Name and Position                                                   Anticipated to be Granted            to Employees
-----------------                                                  ---------------------------    ---------------------------
James R. Moffett, Chairman of the Board........................        299,946                         --%
Richard C. Adkerson, Vice Chairman of the Board, President
 and Chief Executive Officer...................................        208,237                         --%
Rene Latiolais, Vice Chairman of the Board.....................        103,693                         --%
Robert M. Wohleber, Executive Vice President, Chief
 Financial Officer and Director................................         68,815                         --%
C. Howard Murrish, Executive Vice President....................        166,573                         --%
John G. Amato, General Counsel.................................        107,849                         --%
J. Terrell Brown, Director.....................................          3,750                         --%
Thomas D. Clark, Jr., Director.................................          3,750                         --%
Robert A. Day, Director........................................          8,795                         --%
Gerald J. Ford, Director.......................................          1,000                         --%
B. M. Rankin, Jr., Director....................................         15,231                         --%
Executive Officer Group........................................        955,113                         --%
Non-Executive Officer Director Group...........................         32,526                         --%
Non-Executive Officer Employee Group...........................                                        --%
                                                                      --------

------------
*  Less than 1%

     McMoRan 1998 Stock Option Plan for Non-Employee Directors

               McMoRan has adopted the McMoRan 1998 Stock Option Plan for Non-Employee Directors (the "Director Plan"). The purpose of the Director Plan is to align more closely the interests of McMoRan's non-employee Directors with that of McMoRan's stockholders by providing for the automatic grant of stock options to such Directors in accordance with the terms of the Director Plan.

               The maximum number of shares of Common Stock in respect of which options may be granted under the Director Plan is _________. The shares of McMoRan Common Stock to be delivered under the Director Plan will be made available from the authorized but unissued shares of McMoRan Common Stock or from treasury shares.

               Except for determinations with respect to the transferability of options, which will be made by the Compensation Committee, the Director Plan will be administered by the McMoRan Board.

               All Directors who are not employees of McMoRan or a subsidiary will be "Eligible Directors" under the Director Plan. There will initially be five Eligible Directors. Each Eligible Director will be granted an option to purchase ______ shares of McMoRan Common Stock on _______ of each year that the Director Plan is in effect.

               Options granted under the Director Plan will be non-qualified options. The exercise price of options granted under the Director Plan will be 100% of the fair market value of the underlying shares of McMoRan Common Stock on the grant date. Each option becomes exercisable in 25% annual increments beginning on the first anniversary of the date of grant, and will have a term of 10 years. Upon termination of Board service, except in the case of death or retirement, an option may be exercised, to the extent exercisable at the time of termination of Board service, for a period of three months, but no later than the expiration date of the option. Upon death or retirement from service as a Director, a Director's options that were exercisable on the date of death or retirement or could have become exercisable within one year after such date will remain exercisable until the earlier of (i) in the case of death, the first anniversary of the date of death, or in the case of retirement, the third anniversary of the date of such retirement or (ii) the expiration date of the option. An option will become exercisable in full upon a change of control of McMoRan, as defined in the Director Plan.

               The option exercise price may be satisfied in cash or by delivering shares of McMoRan Common Stock owned by the optionee.

               If the Board determines that any stock split, stock dividend or other distribution (whether in the form of cash, securities, or other property), recapitalization, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of securities of McMoRan, issuance of warrants or other rights to purchase securities of McMoRan, or other similar corporate transaction or event affects the McMoRan Common Stock such that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended under the Director Plan, then the Board has discretion to (i) adjust the number and type of shares (or other securities or property) with respect to which options may be granted, (ii) make equitable adjustment in the number and kind of shares (or other securities or property) subject to outstanding stock options and the respective exercise prices thereof and (iii) if appropriate, provide for the payment of cash to a participant. In the event McMoRan is merged or consolidated into or with another corporation in a transaction in which McMoRan is not the survivor, or in the event that substantially all of McMoRan's assets are sold to another entity not affiliated with McMoRan, any holder of any option, whether or not then exercisable, will be entitled to receive (unless McMoRan takes such alternative action as may be necessary to preserve the economic benefit of the option for the optionee) on the effective date of any such transaction, in cancellation of such option, an amount in cash equal to the excess, if any, of the fair market value on the effective date of any such transaction of the shares underlying such option over the aggregate exercise price thereof.

               The Director Plan may be amended or terminated at any time by the Board of Directors, except that no amendment will be made without stockholder approval if stockholder approval is deemed necessary to comply with regulatory requirements.

               The federal income consequences of the stock options are described below under "--Federal Income Tax Consequences."

     McMoRan 1998 Stock Option Plan

               McMoRan has adopted the McMoRan 1998 Stock Option Plan. For more information regarding the Stock Plan, see "Approval of the Benefit Plan Proposal".

Federal Income Tax Consequences of Stock Options

               An optionee will not recognize any income for federal income tax purposes upon the grant of a non-qualified stock option, nor will McMoRan normally realize any deduction for federal income tax purposes at the time of grant. When an optionee exercises a non-qualified option, the difference between the exercise price and any higher fair market value of the McMoRan Common Stock on the date of exercise will be ordinary income to the optionee (subject to withholding) and will generally be allowed as a deduction at that time for federal income tax purposes to McMoRan.

               Any gain or loss realized by an optionee on disposition of the McMoRan Common Stock acquired upon exercise of a non-qualified option will generally be capital gain or loss to the optionee, long-term or short-term depending on the holding period, and will not result in any additional federal income tax consequences to McMoRan. The optionee's basis in the McMoRan Common Stock for determining gain or loss on the disposition will be the fair market value of the McMoRan Common Stock determined generally at the time of exercise.

               When an optionee exercises an incentive stock option while employed by McMoRan or a subsidiary or within three months (one year for disability) after termination of employment by reason of retirement or death, no ordinary income will be recognized by the optionee at that time, but the excess (if any) of the fair market value of the McMoRan Common Stock acquired upon such exercise over the option price will be an adjustment to taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the McMoRan Common Stock acquired upon exercise of the incentive stock option is not disposed of prior to the expiration of one year after the date of acquisition and two years after the date of grant of the option, the excess (if any) of the sale proceeds over the aggregate option exercise price of McMoRan Common Stock will be long-term capital gain, but McMoRan will not be entitled to any tax deduction with respect to such gain. Generally, if the McMoRan Common Stock is disposed of prior to the expiration of such periods, the excess of the fair market value of the McMoRan Common Stock at the time of exercise over the aggregate option exercise price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and McMoRan will generally be entitled to a federal income tax deduction in a like amount). Any gain realized by the optionee as the result of a Disqualifying Disposition that exceeds the amount treated as ordinary income will be capital in nature, long-term or short-term depending on the holding period. If an incentive stock option is exercised more than three months (one year for disability) after termination of employment, the federal income tax consequences are the same as described above for non-qualified stock options.

               If the exercise price of an option is paid by the surrender of previously owned shares, the basis of the previously owned shares carries over to the shares received in replacement. If the option is a non-qualified option, the income recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

               Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Code to the extent that such payments, when aggregated with other payments subject to
Section 280G, exceed the limitations contained therein. Excess parachute payments will be nondeductible to McMoRan and subject the recipient of the payments to a 20% excise tax.

               If permitted by the Compensation Committee, at any time that a participant is required to pay to McMoRan the amount required to be withheld under applicable tax laws in connection with the exercise of a stock option the participant may elect to have McMoRan withhold from the shares that the participant would otherwise receive shares of McMoRan Common Stock having a value equal to the amount to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined.

               The foregoing discussion summarizes the federal income tax consequences of stock options that may be granted under the McMoRan Adjusted Plan and the Director Plan, based on current provisions of the Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences or participation in such plans.

                                 LEGAL MATTERS

               The validity of the McMoRan Common Stock to be issued to MOXY stockholders pursuant to the MOXY Merger and to FSC stockholders pursuant to the FSC Merger will be passed upon by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to McMoRan. It is a condition to the consummation of the MOXY Merger that MOXY receive an opinion from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., counsel to MOXY, with respect to the tax treatment of the MOXY Merger. It is a condition to the consummation of the FSC Merger that FSC receive an opinion from Miller & Chevalier, Chartered, tax counsel to FSC, with respect to the tax treatment of the FSC Merger. See "The Merger Agreement--Conditions to the Merger" and "The Mergers--Federal Income Tax Consequences of the Mergers."

                                    EXPERTS

               The financial statements of MOXY as of December 31, 1997 and 1996 and the related statements of operations, cash flow and changes in stockholders' equity for each of the three years in the period ended December 31, 1997 included in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

               The financial statements and schedules of FSC and its predecessors as of December 31, 1997 and 1996 and the related statements of operations, cash flows and changes in stockholders' equity for each of the three years in the period ended December 31, 1997 have been included in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such reports.

               With respect to the unaudited interim financial information for the quarters ended June 30 and March 31, 1998 and 1997, for both MOXY and FSC, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the 1933 Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

               The information included in this Joint Proxy
Statement/Prospectus regarding the gross quantities of reserves of the oil and gas properties described herein and the future cash flows therefrom and present values thereof is based on estimates of such reserves and present values prepared by Ryder Scott Company, Petroleum Engineers, in reliance upon the authority of such firm as experts in petroleum engineering.


                         FUTURE STOCKHOLDER PROPOSALS

               If the Mergers are consummated, neither MOXY nor FSC will hold an annual meeting in 1999. If the Mergers are not consummated, MOXY must receive stockholder proposals no later than November 30, 1998 in order to be considered for inclusion in MOXY's 1999 proxy materials, and FSC must receive stockholder proposals no later than November 24, 1998 in order to be considered for inclusion in FSC's 1999 proxy materials.

               In addition, MOXY's By-Laws provide that MOXY stockholders intending to nominate a director or bring any other matter before a MOXY stockholders' meeting must furnish timely written notice containing specified information concerning, among other things, the matters to be brought before the meeting and the MOXY stockholder proposing the matters. In general, to be timely a MOXY stockholder's notice must be received by MOXY's Secretary not less than 60 nor more than 90 days prior to the MOXY stockholders' meeting.
If less than 70 days' notice or prior public disclosure of the date of the MOXY stockholders' meeting is made, the MOXY Secretary must receive the MOXY stockholder's notice within 10 days of the mailing of the meeting notice or public disclosure of the meeting date. MOXY will be permitted to disregard any nomination or other matter that fails to comply with these By-Law procedures.

               Similarly, FSC's By-Laws provide that stockholders intending to nominate a director or bring any other matter before an FSC stockholders' meeting must furnish timely written notice containing specified information concerning, among other things, the matters to be brought before the meeting and the FSC stockholder proposing the matters. In general, to be timely an FSC stockholder's notice must be received by FSC's Secretary between August 15, 1998 and March 15, 1999. If the date of the 1999 FSC annual meeting is more than 30 days earlier or later than May 12, 1999, the FSC Secretary must receive the FSC stockholder's notice within 15 days of the earlier of the mailing of the meeting notice or public disclosure of the meeting date. FSC will be permitted to disregard any nomination or other matter that fails to comply with these By-Law procedures.

               If the Mergers are consummated, any proxy submitted for the 1999 annual meeting of McMoRan shall confer discretionary authority to vote on any matter submitted for consideration at the 1999 McMoRan annual meeting later than November 30, 1998. If the Mergers are not consummated, any proxy submitted for the 1999 annual meeting of MOXY or FSC shall confer discretionary authority to vote (i) with regard to MOXY, on any matter submitted for consideration at the 1999 MOXY annual meeting later than November 30, 1998 and (ii) with regard to FSC, on any matter submitted for consideration at the 1999 FSC annual meeting later than November 24, 1998.


                      WHERE YOU CAN FIND MORE INFORMATION

               MOXY and FSC file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

               McMoRan filed a Registration Statement on Form S-4 to register with the SEC the McMoRan Common Stock to be issued to MOXY stockholders and the FSC stockholders in the Mergers. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of McMoRan in addition to being a proxy statement of MOXY and FSC for the their respective Meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

MOXY SEC Filings (File No. 0-23870)                                   Period
-----------------------------------                                   ------
Annual Report on Form 10-K........................................    Year ended December 31, 1997
Quarterly Reports on Form 10-Q....................................    Quarters ended March 31, 1998 and June 30, 1998
Current Reports on Form 8-K.......................................    Filed on February 3, 1998 and June 1, 1998
Proxy Statement...................................................    Filed March 27, 1998

FSC SEC Filings (File No. 1-13617)                                    Period
----------------------------------                                    ------
Annual Report on Form 10-K........................................    Fiscal Year ended December 31, 1997
Quarterly Reports on Form 10-Q....................................    Quarters ended March 31, 1998 and June 30, 1998
Current Reports on Form 8-K.......................................    Filed on July 2, 1998
Proxy Statement...................................................    Filed March 24, 1998
The description of FSC Common Stock set forth in the
 Registration Statement on Form 8-A...............................    Filed on December 18, 1997


               McMoRan has supplied all information contained in this Joint Proxy Statement/Prospectus relating to McMoRan, MOXY has supplied all such information relating to MOXY, and FSC has supplied all such information relating to FSC.

               If you are a stockholder, we may have sent you some of the documents listed above, but you can obtain any of them through us or the SEC. Documents listed above are available from us without charge. Stockholders may obtain documents listed above in this section by requesting them in writing from the appropriate party at the following address:

      McMoRan Oil & Gas Co.           Freeport-McMoRan Sulphur Inc.
      1615 Poydras Street             1615 Poydras Street
      New Orleans, LA                 70112 New Orleans, LA 70112
      Attention: Investor Relations   Attention: Investor Relations Department
         Department
      Tel:  (504) 582-4000            Tel:  (504) 582-4000

               If you would like to request documents from us, please do so by September __, 1998 to receive them before the Special Meetings.

               You should rely only on the information contained in this Joint Proxy Statement/Prospectus to vote on the MOXY Proposals and the FSC Proposals. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated August __, 1998. You should not assume that the information contained in the Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to stockholders nor the issuance of McMoRan Common Stock in the Mergers shall create any implication to the contrary.


                INDEX TO McMoRan EXPLORATION CO. BALANCE SHEET

Report of Independent Public Accountants...................................F-2

Balance Sheet as of July 30, 1998..........................................F-3

Note to Balance Sheet......................................................F-3


                      INDEX TO MOXY FINANCIAL STATEMENTS

Report of Independent Public Accountants...................................F-4

Balance Sheets as of June 30, 1998 (unaudited) and December 31, 1997 and
  1996.....................................................................F-5

Statements of Operations for the six-month periods ended
  June 30, 1998 and 1997 (unaudited), and years ended
  December 31, 1997, 1996 and 1995.........................................F-6

Statements of Cash Flow for the six-month periods
  ended June 30, 1998 and 1997 (unaudited), and years ended
  December 31, 1997, 1996 and 1995.........................................F-7

Statements of Changes in Stockholders' Equity
  for the six-month period ended June 30, 1998 (unaudited),
  and years ended December 31, 1997, 1996 and 1995.........................F-8

Notes to Financial Statements..............................................F-9


                       INDEX TO FSC FINANCIAL STATEMENTS

Report of Independent Public Accountants..................................F-18

Balance Sheets as of June 30, 1998 (unaudited) and December 31, 1997 and
  1996....................................................................F-19

Statements of Operations for the six-month periods
  ended June 30, 1998 and 1997 (unaudited), and years ended
  December 31, 1997, 1996 and 1995........................................F-20

Statements of Cash Flow for the six-month periods
  ended June 30, 1998 and 1997 (unaudited), and years ended
  December 31, 1997, 1996 and 1995........................................F-21

Statements of Changes in Stockholders' Equity
  for the six-month period ended June 30, 1998 (unaudited)
  and years ended December 31, 1997, 1996 and 1995........................F-22

Notes to Financial Statements.............................................F-23


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To McMoRan Exploration Co.:

      We have audited the accompanying balance sheet of McMoRan Exploration Co. (a Delaware corporation) as of July 30, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of McMoRan Exploration Co. as of July 30, 1998 in conformity with generally accepted accounting principles.

                                                        Arthur Andersen LLP

New Orleans, Louisiana
August 7, 1998


                            McMoRan EXPLORATION CO.
                                 BALANCE SHEET
                                 July 30, 1998


Cash                                                                  $   --
                                                                      ========

Preferred stock, par value $0.01, 50,000,000 shares authorized,
      none issued or outstanding                                      $    --
Common stock, par value $0.01, 100,000,000 shares authorized,
      1,000 shares issued and outstanding                                  10
Additional paid-in capital                                                990
Less subscription receivable                                           (1,000)
                                                                      --------
      Total stockholders' equity                                      $    --
                                                                      ========

The accompanying note is an integral part of this financial statement.


                             NOTE TO BALANCE SHEET

               On August 3, 1998, McMoRan Oil & Gas Co. ("MOXY") and Freeport-McMoRan Sulphur Inc. ("FSC") announced that they had signed a definitive agreement to combine their operations. In the proposed transaction, a new holding company, McMoRan Exploration Co. ("McMoRan"), would issue approximately 6.1 million of its common shares in exchange for all of FSC's common shares and approximately 8.6 million of its common shares in exchange for all of MOXY's common shares. FSC shareholders would receive 0.625 McMoRan shares for each common share of FSC outstanding and MOXY shareholders would receive 0.20 McMoRan shares for each common share of MOXY outstanding. Immediately following the transaction, McMoRan would have approximately 14.7 million common shares outstanding that would be owned approximately 58.5% by MOXY's existing common shareholders and approximately 41.5% by FSC's existing common shareholders. McMoRan's Board of Directors and executive management will include current members of the Board of Directors and executive management of both MOXY and FSC. The transaction would be tax-free with respect to both MOXY and FSC shareholders and will be reported on the basis of purchase accounting, reflecting MOXY as the acquiring entity. The completion of the merger transaction is subject to approval by MOXY and FSC shareholders and applicable regulatory approvals.

               On July 30, 1998, MOXY and FSC each acquired 500 shares of McMoRan common stock, par value $0.01 per share for a $1,000 subscription. McMoRan, a Delaware corporation, was formed to become the parent company for both MOXY and FSC. MOXY and FSC will merge into wholly owned subsidiaries of McMoRan and McMoRan will distribute approximately 14.7 million shares of its common shares to MOXY and FSC shareholders.


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF McMoRan OIL & GAS CO.:

               We have audited the accompanying balance sheets of McMoRan Oil
& Gas Co. (a Delaware Corporation) as of December 31, 1997 and 1996 and the related statements of operations, cash flow and changes in stockholders' equity for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McMoRan Oil & Gas Co. as of December 31, 1997 and 1996 and the results of its operations and its cash flow for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                          Arthur Andersen LLP

New Orleans, Louisiana
January 20, 1998


                             McMoRan OIL & GAS CO.
                                BALANCE SHEETS
                                (In Thousands)

                                                                                                           December 31,
                                                                                                     -------------------------
                                                                             June 30, 1998              1997           1996
                                                                             -------------           ----------     ----------
                                                                              (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents................................................     $     19,355          $    29,149     $   10,500
Accounts receivable:
 Oil and gas sales.......................................................            2,361                3,168          1,243
 Joint interest participants.............................................            8,361               10,070            626
Prepaid expenses.........................................................              766                  827            380
                                                                              ------------          -----------     ----------
 Total current assets....................................................           30,843               43,214         12,749
                                                                              ------------          -----------     ----------
Property, plant and equipment (successful efforts method for oil and
gas properties)..........................................................           88,574               68,585         19,514
Less accumulated depreciation and amortization...........................          (21,085)             (10,880)        (1,283)
                                                                              ------------          -----------     ----------
                                                                                    67,489               57,705         18,231
                                                                              ------------          -----------     ----------
Other assets.............................................................              166                  169             --
                                                                              ------------          -----------     ----------
Total assets.............................................................     $     98,498          $   101,088     $   30,980
                                                                              ============          ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued liabilities:
 Trade...................................................................     $      3,214          $     2,766     $      980
 Joint interest participants.............................................              734                3,037          6,038
 Accrued drilling costs and other........................................           15,829                3,662          2,393
 Current portion of production loan......................................               --                   --            366
                                                                              ------------          -----------     ----------
 Total current liabilities...............................................           19,777                9,465          9,777
Production loan, less current portion....................................               --                   --         12,391
Other liabilities........................................................            2,348                  925            566
Stockholders' equity:
Preferred stock, par value $0.01, 50,000,000 shares
 authorized and unissued.................................................               --                   --             --
Common stock, par value $0.01, 150,000,000 shares
 authorized, 42,887,380 shares, 42,740,476 shares and
 13,989,317 shares issued and outstanding, respectively..................              429                  427            140
Capital in excess of par value of  common stock..........................          141,057              140,506         47,803
Accumulated deficit......................................................          (65,113)             (50,235)       (39,697)
                                                                              ------------          -----------     ----------
                                                                                    76,373               90,698          8,246
                                                                              ------------          -----------     ----------
Total liabilities and stockholders' equity...............................     $     98,498          $   101,088     $   30,980
                                                                              ============          ===========     ==========


 The accompanying notes are an integral part of these financial statements.


                             McMoRan OIL & GAS CO.
                           STATEMENTS OF OPERATIONS
                   (In Thousands, Except Per Share Amounts)


                                                     Six Months Ended June 30,                 Years Ended December 31,
                                                   ----------------------------        ----------------------------------------
                                                     1998                1997            1997            1996            1995
                                                   --------             -------        --------         -------        --------
                                                            (Unaudited)
Revenues:
Oil and gas sales.......................           $ 11,778             $ 4,203        $ 11,441         $ 2,434        $  2,722
Management fees.........................                 --                 818           2,111           1,636             545
                                                   --------             -------        --------         -------        --------
 Total revenues.........................             11,778               5,021          13,552           4,070           3,267
                                                   --------             -------        --------         -------        --------

Costs and expenses:
Depreciation and amortization...........             10,970               4,822          10,071             741           1,525
Production and delivery costs...........              1,811                 490           1,180             759           1,098
Exploration expenses....................             12,258               4,272          11,966           9,818          11,756
General and administrative expenses.....              2,349               1,178           2,528           2,635           3,687
Gain on sale of oil and gas property....                 --              (2,289)         (2,289)             --              --
                                                   --------            --------        --------         -------        --------
 Total costs and expenses...............             27,388               8,473          23,456          13,953          18,066
                                                   --------            --------        --------         -------        --------
Operating loss..........................            (15,610)             (3,452)         (9,904)         (9,883)        (14,799)
Interest expense........................                 --                (681)         (1,272)           (403)             --
Other income, net.......................                732                 249             638             424             164
                                                   --------             -------        --------         -------        --------
Net loss................................           $(14,878)            $(3,884)       $(10,538)        $(9,862)       $(14,635)
                                                   ========             =======        ========         =======        ========
Basic and diluted, net loss per share...           $  (0.35)            $ (0.28)       $  (0.56)        $ (0.71)       $  (1.06)
                                                   ========             =======        ========         =======        ========
Basic and diluted average shares
outstanding.............................             42,816              14,044          18,847          13,895          13,772
                                                   ========             =======        ========         =======        ========

 The accompanying notes are an integral part of these financial statements.



                             McMoRan OIL & GAS CO.
                            STATEMENTS OF CASH FLOW
                                (In Thousands)


                                                        Six Months Ended June 30,                Years Ended December 31,
                                                       ---------------------------        -------------------------------------
                                                         1998                1997           1997           1996          1995
                                                       --------            -------        --------       -------       --------
                                                                (Unaudited)
Cash flow from operating activities:
Net loss....................................           $(14,878)           $(3,884)       $(10,538)      $(9,862)      $(14,635)
Adjustments to reconcile net loss to net
 cash provided by (used in)
 operating activities:
 Depreciation and amortization..............             10,970              4,822          10,071           741          1,525
 Exploration expenses.......................             12,258              4,272          11,966         9,818         11,756
 Gain on sale of oil and gas property.......                 --             (2,289)         (2,289)           --             --
 (Increase) decrease in working capital:
   Accounts receivable, prepaid
     expenses and other.....................             13,009             (1,866)        (11,831)         (988)        (1,347)
   Accounts payable and accrued
     liabilities............................             (3,213)             3,293          (1,305)        6,954          1,555
                                                       --------            -------        --------       -------       --------
Net cash provided by (used in) operating
 activities.................................             18,146              4,348          (3,926)        6,663         (1,146)
                                                       --------            -------        --------       -------       --------

Cash flow from investing activities:
Exploration and development expenditures....            (27,940)           (10,454)        (33,263)      (20,678)       (20,957)
Purchase of producing properties from PLP
 and Stratus................................                 --                 --         (26,005)           --             --
Proceeds from joint venture arrangements,
 property sale and other....................                 --              2,884           2,382         2,059         14,472
                                                       --------            -------        --------       -------       --------
Net cash used in investing activities.......            (27,940)            (7,570)        (56,886)      (18,619)        (6,485)
                                                       --------            -------        --------       -------       --------

Cash flow from financing activities:
Proceeds from Rights Offering, net of
 expenses...................................                 --                 --          92,217            --             --
Proceeds from production loan...............                 --              4,741          13,520        12,927            750
Payments on production loan.................                 --             (4,877)        (26,276)         (794)          (127)
                                                       --------            -------        --------       -------       --------
Net cash provided by financing activities...                 --               (136)         79,461        12,133            623
                                                       --------            -------        --------       -------       --------
Net increase (decrease) in cash and cash
 equivalents................................             (9,794)            (3,358)         18,649           177         (7,008)
Cash and cash equivalents at beginning of
 year.......................................             29,149             10,500          10,500        10,323         17,331
                                                       --------            -------        --------       -------       --------
Cash and cash equivalents at end
of period ..................................           $ 19,355            $ 7,142        $ 29,149       $10,500       $ 10,323
                                                       ========            =======        ========       =======       ========
Interest paid...............................           $     --            $   681        $  1,272       $   304       $     --
                                                       ========            =======        ========       =======       ========

      The accompanying notes, which include information in Notes 2, 5 and 6 regarding noncash transactions, are an integral part of these financial statements.



                             McMoRan OIL & GAS CO.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                (In Thousands)


                                                                               Capital in
                                                                                  Excess
                                             Preferred          Common            of Par          Accumulated
                                               Stock             Stock            Value             Deficit          Total
                                             ---------          ------         ----------         -----------      ---------
Balance at January 1, 1995                   $      --          $  138         $   47,219         $   (15,200)     $  32,157
 Stock payment to CLK...............                --              --                 83                  --             83
 Net loss...........................                --              --                 --             (14,635)       (14,635)
                                             ---------          ------         ----------         -----------      ---------
Balance at December 31, 1995........         $      --          $  138         $   47,302         $   (29,835)     $  17,605
 Stock payment to CLK and other.....                --               2                501                  --            503
 Net loss...........................                --              --                 --              (9,862)        (9,862)
                                             ---------          ------         ----------         -----------      ---------
Balance at December 31, 1996........                --          $  140         $   47,803         $   (39,697)     $   8,246
 Shares issued in Rights Offering...                --             286             91,931                  --         92,217
 Stock payment to CLK and other.....                --               1                772                  --            773
 Net loss...........................                --              --                 --             (10,538)       (10,538)
                                             ---------          ------         ----------         -----------      ---------
Balance at December 31, 1997........         $      --          $  427         $  140,506         $   (50,235)     $  90,698

(Unaudited)
 Stock payment to CLK and other.....                --               2                551                  --            553
 Net Loss...........................                --              --                 --             (14,878)       (14,878)
                                             ---------          ------         ----------         -----------      ---------
Balance at June 30, 1998............         $      --          $  429         $  141,057         $   (65,113)     $  76,373
                                             =========          ======         ==========         ===========      =========

 The accompanying notes are an integral part of these financial statements.



                             McMoRan OIL & GAS CO.
                        NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               Basis of Consolidation. The financial statements of McMoRan Oil & Gas Co. (MOXY) reflect investments in joint ventures and partnerships using the proportionate consolidation method in accordance with standard industry practice. Certain prior year amounts have been reclassified to conform to the 1997 presentation.

               Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and the accompanying notes. The more significant estimates include useful lives for depreciation and amortization, valuation allowances for deferred tax assets and estimates of proved oil and gas reserves and related future cash flows. Actual results could differ from those estimates.

               Cash and Cash Equivalents. Highly liquid investments purchased with a maturity of three months or less are considered cash equivalents.

               Property, Plant and Equipment. MOXY follows the successful efforts method of accounting for its oil and gas exploration and development activities. Costs of exploratory wells are capitalized pending determination of whether the wells find proved reserves. Costs of leases, productive exploratory wells and development activities are also capitalized. Other exploration costs are expensed. Depreciation and amortization is determined on a field-by-field basis using the unit-of-production method. Gains or losses are included in earnings when properties are sold. Estimated future expenditures to restore oil and gas properties and related facilities to a condition that complies with environmental and other regulations are accrued over the life of the properties. These expenditures are estimated based on current costs, laws and regulations. Estimated future abandonment costs total $3.9 million, of which $0.6 million was accrued at December 31, 1997. These estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation.

               Other property, plant and equipment are carried at cost less salvage value and are depreciated on a straight-line basis over estimated useful lives of 5 years.

               Statement of Financial Accounting Standards No. 121 (SFAS 121) requires a reduction of the carrying amount of long-lived assets to fair value when events indicate that the carrying amount may not be recoverable. Measurement of the impairment loss is based on the fair value of the asset. Generally, MOXY determines fair value using valuation techniques such as expected future cash flows. Since MOXY's adoption of SFAS 121 effective January 1, 1995, no impairment losses have been incurred.

               Financial Instruments. The carrying amounts of receivables, other current assets and accounts payable reported in the balance sheet approximate fair value.

               Earnings Per Share. In February 1997, the Financial Accounting Standards Board issued SFAS 128, "Earnings Per Share," which simplifies the computation of earnings per share (EPS). MOXY adopted SFAS 128 in the fourth quarter of 1997 and restated prior years' EPS data as required by SFAS 128.

               Net loss per share of common stock was calculated by dividing net loss applicable to common stock by the weighted-average number of common shares outstanding during the year. Dilutive stock options, which represented 626,000 shares in 1997, no shares in 1996 and 36,000 shares in 1995, have been excluded from the calculation of dilutive EPS as these options would be anti-dilutive considering the net losses incurred during the years presented.

               Options to purchase common stock that were outstanding during the years presented but are not included as dilutive options above because the exercise prices were greater than the average market price of MOXY's common shares totaled 2,139,000 options at an average exercise price of approximately $3.66 per share in 1997, 867,000 options at an average of approximately $2.45 per share in 1996 and 1,679,000 options at an average of approximately $4.30 per share in 1995.

2.  RIGHTS OFFERING AND EXPLORATION AGREEMENTS

               In November 1997, MOXY received net proceeds of $92.2 million from the sale of a total of 28.6 million shares of common stock at $3.50 per share under the terms of a rights offering to existing shareholders (the Rights Offering). Phosphate Resource Partners Limited Partnership (PLP), formerly Freeport-McMoRan Resource Partners, Limited Partnership, purchased
3.9 million of these shares, representing approximately 9% of total MOXY shares outstanding, for $13.5 million in fulfillment of its commitment to purchase any shares relating to unexercised rights from the Rights Offering (the Stand-By Commitment). MOXY concurrently used $44.5 million of these proceeds, including $0.8 million of interest costs, to acquire from PLP certain assets of, and repay MOXY's borrowings under, the exploration program previously formed by MOXY and MCN Energy Group Inc. (MCN) (the MOXY/MCN Program). PLP purchased the assets from, and repaid the debt due, MCN in August 1997 for an equivalent amount, before interest costs. The assets consisted of MCN's interest in the Vermilion Block 160 and 410 oil and gas fields ($24.5 million), and the debt represented MOXY's borrowings to fund its share of program costs ($20.0 million), which bore interest at prime plus 2%. As MOXY's financial statements only reflect operating results of these purchased properties since the acquisition date, the following selected unaudited pro forma information is provided to present MOXY's results as if both this acquisition and that described in Note 3 had occurred as of January 1, 1996. The pro forma data are for informational purposes only and do not necessarily represent results which actually would have occurred if the acquisition had taken place on this date, nor are they indicative of future results.

Unaudited Pro Forma Data

                                     1997                      1996
                                  ----------                ---------
                                (In Thousands, except Per Share Amounts)
Revenues.......................    $23,900                    $ 9,046
Net loss.......................     (9,340)                    (8,784)
Net loss per share.............      (0.22)                     (0.21)

               MOXY is using a portion of the remaining net Rights Offering proceeds to fund its share of an aggregate $210 million, multi-year oil and gas exploration program to explore and develop prospects primarily offshore in the Gulf of Mexico and onshore in the Gulf Coast region (the MOXY Exploration Program) formed upon completion of the Rights Offering to replace the MOXY/MCN Program. MOXY and PLP contributed their interests in all exploration properties formerly part of the MOXY/MCN Program and their joint interests in certain other properties to the MOXY Exploration Program. Under this program most exploration expenditures will be shared 56.4% by PLP, 37.6% by MOXY and 6% by an individual investor who is a director of MOXY (see Note 3), with all other costs and revenues shared 47% by PLP, 48% by MOXY and 5% by the individual investor. MOXY paid PLP a $6.0 million Stand-By Commitment fee for acquiring and holding the MOXY/MCN Program assets referred to above until completion of the Rights Offering, entering into the Stand-By Commitment and agreeing to enter into the MOXY Exploration Program. The fee is reflected in the accompanying financial statements as a reduction of the Rights Offering proceeds.

               On December 22, 1997, Freeport-McMoRan Inc. (FTX), the administrative managing general partner and owner of a 51.6% interest in PLP, merged into IMC Global Inc. (IGL) (the Merger). As a result of the Merger, IGL acquired control of FTX and PLP and became the administrative managing partner of PLP. The Merger had no impact on the terms and conditions of the MOXY Exploration Program.

               In 1995, MOXY and Phillips Petroleum Company (Phillips) entered into an exploration agreement covering a project area in south Louisiana.
MOXY conveyed one-half of its interest in the area to Phillips for $3.8 million. In 1996, MOXY sold one-half of its remaining 50% leasehold interest to PLP for $2.1 million. This payment from PLP represented a reimbursement of previously expensed exploration costs by MOXY in connection with this project area and accordingly was recorded as a reduction to exploration expenses.
MOXY sold the interest to PLP on the same proportionate basis as the prior Phillips sale.

3.  TRANSACTIONS WITH AFFILIATES

               Management Services.  FTX or its affiliate FM Services Company
(FMS) previously have provided certain management and administrative services for MOXY. MOXY restructured its services agreement with FTX during 1995 to provide specified services for an annual fee of $1.0 million and entered into a similar agreement with FMS in 1996. Costs of services provided pursuant to these agreements, included in general and administrative expenses, totaled $1 million in 1997 and 1996 and $1.3 million in 1995. Effective with the Merger, MOXY and FMS, now 25% owned by MOXY, implemented an amended services agreement whereby FMS provides services on a cost reimbursement basis. MOXY believes that the above expenses do not (and in the future will not) differ materially from those costs which would have been incurred had the relevant personnel providing these services been employed directly by MOXY.

               Property Purchase. In September 1997, MOXY purchased for $4.5 million cash all of the oil and gas interests owned by Stratus Properties Inc. (Stratus), a publicly traded company affiliated with MOXY because of common management and a common director. These properties, which included three exploration prospects representing $3.0 million of the purchase price and numerous producing property interests for the remainder, are located offshore in the Gulf of Mexico and in various onshore areas of the United States. The acquisition cost of the most significant exploration property was shared 60% by PLP and 40% by MOXY and was included in the MOXY Exploration Program. Oil and gas revenues generated by the producing properties acquired by MOXY totaled $0.8 million in 1997 (prior to acquisition), $1.4 million in 1996 and $0.6 million in 1995, although a single property which generated $0.7 million of revenues in 1996 ceased production in the second quarter of 1997.

               Program Participant. Effective December 15, 1997 Mr. Gerald J. Ford, an individual investor elected to MOXY's Board of Directors in January 1998, became an individual participant in the MOXY Exploration Program. At December 31, 1997 Mr. Ford has paid $0.6 million for his proportionate share of MOXY Exploration Program costs incurred.

4.  EMPLOYEE BENEFITS

               Stock Options. MOXY's Stock Option Plan and Stock Option Plan for Non-Employee Directors (the Plans) authorize MOXY to grant stock options to purchase up to approximately 3.6 million shares of MOXY stock at no less than market value at time of grant. Generally, stock options are exercisable in 25% annual increments beginning one year from the date of grant and expire 10 years after the date of grant. A summary of stock options outstanding (including options to purchase approximately 1.7 million MOXY shares and approximately 46,000 stock appreciation rights, as adjusted, originally issued in connection with the 1994 FTX distribution of MOXY shares) follows:

                                     1997                                1996                               1995
                          ----------------------------       ----------------------------       ----------------------------
                          Number of         Average          Number of         Average          Number of         Average
                           Options        Option Price        Options        Option Price        Options        Option Price
                          ---------       ------------       ---------       ------------       ---------       ------------
Beginning of year...      2,139,694          $   3.88          2,257,828        $   3.92        1,829,867          $   4.26
Granted.............      2,347,732              3.59             24,904            2.54          529,028              2.85
Adjustments.........        782,244                                   --                               --
Exercised...........        (34,661)             3.28               (581)           3.03               --               --
Expired/forfeited...       (128,873)             3.54           (142,457)           4.33         (101,067)             4.39
                          ---------                            ---------                        ---------
End of year.........      5,106,136              3.16          2,139,694            3.88        2,257,828              3.92
                          =========                            =========                        =========

               In July 1997 the MOXY Board of Directors approved, subject to stockholder approval, certain amendments to the Plans. These amendments provided for a grant to non-employee directors of options exercisable over a four-year period to purchase a total of 105,984 shares and increased the number of options to be granted to non- employee directors in future periods. The amendments also authorized additional shares under the Stock Option Plan. In July 1997 new options exercisable over a four-year period to purchase a total of 1,954,000 shares were granted to certain officers, employees and others providing services to MOXY. All options were granted at the July 1997 market price of $3.625. MOXY's stockholders approved the amendments and option grants in October 1997. MOXY will record an aggregate non-cash charge against earnings of approximately $1.3 million over the four-year exercise period for the difference between the July 1997 price and the market price of $4.27 following stockholder approval. Additionally, in October 1997 the Board of Directors approved certain adjustments to the number of shares granted and exercise prices of previously granted options to reflect the issuance of Rights under the Rights Offering. These adjustments did not result in a charge to earnings.

               At December 31, 1997, options for approximately 246,000 shares were available for new grants under the Plans. Summary information of fixed stock options outstanding at December 31, 1997 follows:

                                             Options Outstanding                      Options Exercisable
                                  ----------------------------------------        --------------------------
                                                  Weighted        Weighted                          Weighted
                                                   Average         Average                          Average
                                    Number        Remaining        Option           Number           Option
  Range of Exercise Prices        of Options        Life            Price         of Options         Price
  ------------------------        ---------- -------------------  --------        ----------         -------
       $1.46 to $2.11                682,387      7.9 years         $2.10            337,857          $2.11
       $2.21 to $3.29              1,519,430      4.8 years          2.77          1,089,902           2.92
       $3.37 to $4.13              2,858,672      7.9 years          3.62            837,465           3.54
                                   ---------                                       ---------
                                   5,060,489                                       2,265,224
                                   =========                                       =========

               MOXY has adopted the disclosure-only provisions of SFAS 123 and continues to apply APB Opinion No. 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized for MOXY's fixed stock option grants except as discussed above. Had compensation cost for MOXY's fixed stock option grants been determined based on the fair value at the grant dates for awards under those plans consistent with SFAS 123, MOXY's pro forma net loss would have been $11.6 million ($ 0.62 per share) in 1997, $10.1 million ($0.73 per share) in 1996 and $14.7 million ($1.06 per share) in 1995. For the pro forma computations, the fair values of the fixed option grants were estimated on the dates of grant using the Black-Scholes option pricing model. The weighted average fair value for fixed stock option grants was $2.89 per option in 1997, $1.69 per option in 1996 and $2.15 per option in 1995. The weighted average assumptions used include a risk-free interest rate of 6.6% in 1997 and 1996 and 6.4% in 1995, with expected volatility of 67% in 1997, 45% in 1996 and 60% in 1995 and expected lives of 10 years. The pro forma effects on net income are not representative of future years because they do not take into consideration grants made prior to 1995. No other discounts or restrictions related to vesting or the likelihood of vesting of fixed stock options were applied.

5.  INCOME TAXES

               MOXY has $30.2 million of net deferred tax assets as of December 31, 1997 resulting from temporary differences related to MOXY's exploration activities. MOXY has provided a valuation allowance equal to these tax assets because of the expectation of incurring tax losses for at least the near future, resulting in no tax benefits for the periods presented. The components of MOXY's deferred taxes follow (in thousands):

                                                               December 31,
                                                        ------------------------
                                                           1997         1996
                                                        ---------     ----------
Net operating loss carryforwards (expire 2006-2017).    $  21,559      $  17,976
Capital losses (expire 1999)........................        5,511          5,511
Other tax carryforwards.............................          371            303
Oil & gas properties................................        2,111          2,272
Other...............................................          613            453
Less valuation allowance............................      (30,165)       (26,515)
                                                        ---------      ---------
   Net deferred tax assets..........................    $      --      $      --
                                                        =========      =========

6.  COMMITMENTS AND CONTINGENCIES

               Commitments. MOXY has drilling and related expenditure commitments of approximately $22 million in 1998. In addition, MOXY has minimum committed expenditures under a multi-year agreement with a geophysical services company to purchase 3-D seismic surveys which totaled $1.5 million at December 31, 1997. MOXY also has a contract with CLK Company LLC (CLK), a company independently owned by its employees, to provide geological and geophysical services to MOXY on an exclusive basis. The contract was amended during 1997 to provide for an annual retainer fee of $2.2 million ($0.5 million of the annual fee paid in MOXY common stock, recorded at fair market value), plus certain expenses and an overriding royalty interest in prospects accepted by MOXY. Costs of services provided by CLK, included in exploration expenses, totaled $3.0 million in 1997, $3.1 million in 1996 and $3.5 million in 1995.

               Environmental. Although MOXY has no known environmental liabilities other than the estimated costs of abandoning its offshore oil and gas production facilities in accordance with current regulatory requirements (Note 1), increasing emphasis on environmental matters could result in additional costs, which would be charged against MOXY's operations in future periods. Present and future environmental laws and regulations applicable to MOXY's operations could require substantial capital expenditures or could adversely affect its operations in other ways that cannot be accurately predicted at this time.

7.  SUPPLEMENTARY OIL AND GAS INFORMATION

               MOXY's oil and gas exploration, development and production activities are conducted in the offshore Gulf of Mexico and onshore Gulf Coast areas of the United States. Oil and gas production are sold to various U.S. purchasers, including one gas purchaser comprising over 90% of total revenues. Supplementary information presented below is prepared in accordance with requirements prescribed by SFAS 69.

               Oil and Gas Capitalized Costs

                                         Years Ended December 31,
                                       ---------------------------
                                           1997            1996
                                       -----------     -----------
                                              (In Thousands)
Unevaluated properties.............    $    14,856     $     2,173
Proved properties..................         53,229          17,341
Less accumulated depreciation
 and amortization..................        (10,880)         (1,283)
                                       -----------     -----------
Net oil and gas properties.........    $    57,205     $    18,231
                                       ===========     ===========


Costs Incurred in Oil and Gas Property Acquisition, Exploration and Development Activities.



                                           Years Ended December 31,
                                   --------------------------------------
                                      1997           1996           1995
                                   ---------      ---------      --------
                                               (In Thousands)
Acquisition of properties:
 Proved.....................       $  26,005      $      --      $     --
 Unproved...................           3,332          2,499           863
Exploration costs...........          20,137         11,672        13,928
Development costs...........           9,794          6,507         6,166
                                   ---------      ---------      --------
                                   $  59,268      $  20,678      $ 20,957
                                   =========      =========      ========

               Proved Oil and Gas Reserves (Unaudited). Proved oil and gas reserves at December 31, 1997, have been estimated by independent petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission (SEC). Thus, the following reserve estimates are based upon existing economic and operating conditions; they are only estimates and should not be construed as being exact. MOXY's 1997 proved reserves are located in offshore United States waters. Oil, including condensate and plant products, is stated in thousands of barrels and natural gas is in millions of cubic feet.

                                                      Oil                              Gas
                                           -------------------------       ----------------------------
                                           1997      1996      1995         1997       1996       1995
                                           ----      ----      ----        ------     ------     ------
Proved reserves:
 Beginning of year....................      168        94        262       16,054      8,521      9,714
 Revisions of previous estimates......        1        31         54           38      1,155         88
 Discoveries and extensions...........      195        72         --       21,481      7,009      4,999
 Production...........................      (34)      (29)       (45)      (4,061)      (631)    (1,093)
 Transfer to MCN......................       --        --       (177)          --         --     (5,187)
 Sale of reserves.....................      (17)       --         --       (3,307)        --         --
 Purchase of reserves from PLP........      150        --         --       10,029         --         --
                                           ----      ----       ----       ------     ------     ------
 End of year..........................      463       168         94       40,234     16,054      8,521
                                           ====      ====       ====       ======     ======     ======
Proved developed reserves:
 Beginning of year....................       58        20         --        7,530        779         --
                                           ====      ====       ====       ======     ======     ======
 End of year..........................      383        58         20       23,086      7,530        779
                                           ====      ====       ====       ======     ======     ======

Standardized Measure of Discounted Future Net Cash Flows From Proved Oil and Gas Reserves (Unaudited).

               MOXY's standardized measure of discounted future net cash flows and changes therein relating to proved oil and gas reserves were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide for the use of current oil and gas prices (escalated only when known and determinable price changes are provided by contract and law) in the projection of future net cash flows.

                                                                 December 31,
                                                            -----------------------
                                                               1997           1996
                                                            --------        -------
                                                                 (In Thousands)
Future cash flows....................................       $111,655       $ 66,260
Future costs applicable to future cash flows:
 Production costs....................................        (20,984)        (7,805)
 Development and abandonment costs...................        (31,211)       (12,874)
                                                            --------        -------
Future net cash flows before income taxes............         59,460         45,581
Future income taxes..................................             --             --
                                                            --------        -------
Future net cash flows................................         59,460         45,581
Discount for estimated timing of net cash flows
 (10% discount rate).................................        (13,837)       (10,240)
                                                            --------        -------
                                                            $ 45,623        $35,341
                                                            ========        =======

               Because MOXY has sufficient tax deductions and losses to utilize against estimated future taxable income, in accordance with SFAS 69 no deductions for future income taxes have been made above.

Changes in Standardized Measure of Discounted Future Net Cash Flows From Proved Oil and Gas Reserves (Unaudited)

                                                          Years Ended December 31,
                                                   ------------------------------------
                                                      1997          1996         1995
                                                   ---------      --------     --------
                                                               (In Thousands)
Beginning of year................................  $  35,341     $   8,330     $  6,413
Revisions:
  Changes in prices..............................    (13,869)       12,894        7,815
  Accretion of discount..........................      3,534           833          641
  Other changes, including revised estimates
     of development costs and rates of
     production..................................     (6,040)       (2,863)      (3,083)
Discoveries and extensions, less related costs...     15,502        10,837        3,368
Development costs incurred during the year.......      6,630         6,985        1,750
Revenues, less production costs..................    (10,193)       (1,675)      (1,589)
Sale of reserves.................................     (3,437)           --           --
Transfer of MCN..................................         --            --       (6,985)
Purchase of reserves from PLP....................     18,155            --           --
                                                   ---------      --------     --------
End of year......................................  $  45,623      $ 35,341     $  8,330
                                                   =========      ========     ========

8.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                Operating                         Net Income
                                 Income           Net Income       (Loss)
                   Revenues      (Loss)             (Loss)         Per Share
                  ---------     ---------         ----------      ----------
                             (In Thousands, Except Per Share Amounts)
1997
 1st Quarter..    $   2,773     $ (2,260)         $  (2,489)      $ (0.18)
 2nd Quarter..        2,248       (1,192) (a)        (1,395) (a)    (0.10) (a)
 3rd Quarter..        2,688       (6,274) (b)        (6,545) (b)    (0.46) (b)
 4th Quarter..        5,843         (178)              (109)           --
                  ---------     ---------         ---------
                  $  13,552     $ (9,904)         $ (10,538)      $ (0.56)
                  =========     =========         =========
1996
 1st Quarter..    $   1,073     $ (4,453)         $  (4,330)      $ (0.31)
 2nd Quarter..          949          418  (c)           525  (c)     0.04  (c)
 3rd Quarter..          919       (2,087)            (2,148)        (0.15)
 4th Quarter..        1,129       (3,761)            (3,909)        (0.28)
                  ---------     ---------         ---------
                  $   4,070     $ (9,883) (d)     $  (9,862)      $ (0.71)
                  =========     =========         =========

---------------

a. Includes a gain of $2.3 million ($0.16 per share) resulting from the sale of the West Cameron Block 503 property and $1.0 million ($0.07 per share) of additional depreciation from downward revisions to reserve estimates for the Vermilion Block 410 property.

b. Includes $3.9 million ($0.21 per share) of non-productive exploratory drilling costs on the Grand Isle Block 65, Eugene Island 18/19 and Vermilion Block 159 prospects.

c. Includes a reduction to exploration expense of $2.1 million ($0.15 per share) resulting from the reimbursement of previously expensed costs.

d. Foreign exploration costs totaled $0.4 million in 1996.

9. EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

               Merger Agreement. On August 3, 1998 MOXY and Freeport-McMoRan Sulphur Inc. (FSC) announced that they had signed a definitive agreement to combine their operations. In the proposed transaction, a new holding company, McMoRan Exploration Co. (McMoRan), would issue approximately 6.1 million McMoRan common shares in exchange for all of FSC's common shares and approximately 8.6 million McMoRan common shares in exchange for all of MOXY's common shares. FSC shareholders would receive 0.625 McMoRan shares for each common share of FSC outstanding and MOXY shareholders would receive 0.20 McMoRan shares for each common share of MOXY outstanding. Immediately following the transaction, McMoRan would have approximately 14.7 million common shares outstanding that would be owned approximately 58.5% by MOXY's existing common shareholders and approximately 41.5% by FSC's existing common shareholders. McMoRan's Board of Directors and executive management will include current members of the Boards of Directors and executive management of both MOXY and FSC. The transaction would be tax-free with respect to both MOXY and FSC shareholders and will be reported on the basis of purchase accounting, reflecting MOXY as the acquiring entity. The completion of the merger transaction is subject to approval by MOXY and FSC shareholders and applicable regulatory approvals.

               Litigation. On May 18, 1998 IMC Global Inc. (IGL) and Phosphate Resource Partners Limited Partnership (PLP) filed a lawsuit in the Delaware Chancery Court of New Castle County against MOXY, and four former directors of Freeport-McMoRan (FTX), which merged into IGL in December 1997. The plaintiffs allege that the individual defendants breached fiduciary duties in the approval by FTX of a joint oil and gas exploration program between MOXY and PLP. The suit also alleges that MOXY conspired with the individual defendants and aided and abetted their alleged breach of fiduciary duties.
The plaintiffs seek unspecified monetary damages and recission or equitable reformation of the program agreement. Currently PLP continues to participate in the joint oil and gas exploration program pursuant to its contractual agreements and is current on payments due on its joint interest billings. A second lawsuit was filed on May 19, 1998, by the plaintiff of a purported class of plaintiffs who own depository units of PLP. The lawsuit alleges allegations substantially identical to those in the complaint described above, as well as, allegations that IGL and FTX breached fiduciary duties to PLP, and PLP's public unitholders. The plaintiff seeks unspecified monetary damages and other relief. MOXY believes that these suits are without merit and intends to vigorously defend itself and enforce its contract rights in both cases.

           New Accounting Standards. In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activity," which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 is effective for fiscal years beginning after June 15, 1999 with earlier application permitted beginning as early as July 1, 1998. As MOXY does not currently have any derivative instruments adoption of this standard would not have any impact on its financial statements, financial position or results of operations.


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF FREEPORT-McMoRan SULPHUR INC.:

               We have audited the accompanying balance sheets of Freeport-McMoRan Sulphur Inc. (the Company), a Delaware Corporation, and its predecessors as of December 31, 1997 and 1996, and the related statements of operations, cash flow and changes in stockholders' equity for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company and its predecessors as of December 31, 1997 and 1996 and the results of its operations and its cash flow for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                         Arthur Andersen LLP
New Orleans, Louisiana
January 20, 1998


                         FREEPORT-McMoRan SULPHUR INC.
                                BALANCE SHEETS
                                (In Thousands)

                                                                               December 31,
                                                         June 30,       -----------------------
                                                           1998           1997           1996
                                                       -----------      --------       --------
                                                       (Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents..........................      $ 33,790       $ 21,293       $  3,116
Accounts receivable:
 Customers.........................................        21,124         27,266         27,402
 Other.............................................         3,751          6,473         15,849
Inventories:
 Products..........................................        13,861         24,841         21,859
 Materials and supplies............................         9,670          9,580          8,214
Deferred tax asset.................................         7,590          4,768             --
Prepaid expenses and other.........................         2,552          1,214          6,764
                                                         --------       --------       --------
 Total current assets..............................        92,338         95,435         83,204
                                                         --------       --------       --------
Property, plant and equipment......................       843,618        841,222        916,858
Less accumulated depreciation and
  amortization.....................................      (743,467)      (731,389)      (381,205)
                                                         --------       --------       --------
 Net property, plant and equipment.................       100,151        109,833        535,653
                                                         --------       --------       --------
Deferred tax asset.................................        53,856         56,757             --
Other assets.......................................        10,303         11,008         14,763
                                                         --------       --------       --------
Total assets.......................................      $256,648       $273,033       $633,620
                                                         ========       ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities...........      $ 25,191       $ 25,175       $ 32,149
Current portion of reclamation and mine
  shutdown reserves................................        16,349          4,656         25,261
                                                         --------       --------       --------
 Total current liabilities.........................        41,540         29,831         57,410
Reclamation and mine shutdown reserves.............        52,141         67,518         56,848
Accrued postretirement and pension benefits........        10,771         15,594             --
Other liabilities..................................        46,227         45,693         35,002
Stockholders' equity:
 Net assets from PLP...............................            --             --        484,360
 Preferred stock, par value $0.01 per share,
   50,000,000 authorized...........................            --             --             --
 Common stock, par value $0.01 per share,
   100,000,000 shares authorized, 10,386,703
   and 10,346,578 shares issued and
   outstanding, respectively.......................           104            103             --
 Capital in excess of par value of common stock....       117,050        116,780             --
 Accumulated deficit...............................        (2,338)        (2,486)            --
 Treasury stock, 646,100 shares at cost............        (8,847)            --             --
                                                         --------       --------       --------
 Total stockholders' equity........................       105,969        114,397        484,360
                                                         --------       --------       --------
Liabilities and stockholders' equity...............      $256,648       $273,033       $633,620
                                                         ========       ========       ========

   The accompanying notes are an integral part of these financial statements.



                       FREEPORT-McMoRan SULPHUR INC.
                         STATEMENTS OF OPERATIONS
                 (In Thousands, Except Per Share Amounts)




                                                     Six Months Ended
                                                         June 30,                       Years Ended December 31,
                                                  -----------------------         ---------------------------------------
                                                    1998           1997             1997            1996           1995
                                                  --------       --------         ---------       --------       --------
                                                       (Unaudited)

Revenues....................................      $113,662       $107,750          $211,945       $221,426       $255,949
Cost of sales:
Production and delivery.....................        96,032         85,767           183,227        160,982        168,504
Depreciation and amortization...............        12,735         16,889           461,084         37,800         43,700
                                                  --------       --------         ---------       --------       --------
 Total cost of sales........................       108,767        102,656           644,311        198,782        212,204
General and administrative expenses.........         5,374          3,834             6,950         10,252         18,725
                                                  --------       --------         ---------       --------       --------
 Total costs and expenses...................       114,141        106,490           651,261        209,034        230,929
                                                  --------       --------         ---------       --------       --------
Operating income (loss).....................          (479)         1,260          (439,316)        12,392         25,020
Other income, net...........................           706            --                 12             --              -
                                                  --------       --------         ---------       --------       --------
Net income (loss) before income taxes.......           227          1,260          (439,304)        12,392         25,020
Income tax (provision) benefit..............           (79)           --             65,105             --             --
                                                  --------       --------         ---------       --------       --------
Net income (loss)...........................      $    148       $  1,260         $(374,199)      $ 12,392       $ 25,020
                                                  ========       ========         =========       ========       ========
Basic and diluted net income (loss) per
  share.....................................      $   0.01       $   0.12         $  (36.16)      $   1.20       $   2.42
                                                  ========       ========         =========       ========       ========
Average common shares outstanding:
      Basic ................................         9,950         10,347            10,347         10,347         10,347
                                                  ========       ========         =========       ========       ========
      Diluted...............................        10,031         10,347            10,347         10,347         10,347
                                                  ========       ========         =========       ========       ========

UNAUDITED PRO FORMA DATA
 (NOTE 1)
Net income (loss) before income taxes
 reported above.............................                     $  1,260         $(439,304)      $ 12,392       $ 25,020
Pro forma benefit (provision) for income
 taxes......................................                         (436)          151,999         (4,659)        (6,845)
                                                                 --------         ---------       --------       --------
Pro forma net income (loss).................                     $    824         $(287,305)      $  7,733       $ 18,175
                                                                 ========         =========       ========       ========
Pro forma net income (loss) per share.......                     $   0.08         $  (27.77)      $   0.75       $   1.76
                                                                 ========         =========       ========       ========
Pro forma average shares outstanding........                       10,347            10,347         10,347         10,347
                                                                 ========         =========       ========       ========


The accompanying notes are an integral part of these financial statements.



                         FREEPORT-McMoRan SULPHUR INC.
                            STATEMENTS OF CASH FLOW
                                (In Thousands)

                                                   Six Months Ended
                                                       June 30,                      Years Ended December 31,
                                                 ----------------------       ---------------------------------------
                                                   1998           1997           1997            1996           1995
                                                 -------        -------       ---------        -------        -------
                                                     (Unaudited)
Cash flow from operating activities:
Net income (loss).........................       $   148        $ 1,260       $(374,199)       $12,392        $25,020
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
 Depreciation and amortization............        12,735         16,889         461,084         37,800         43,700
 Curtailment gain on Culberson
   pension and postretirement
   liabilities............................        (4,148)            --              --             --             --
 Reclamation and mine shutdown
   expenditures...........................        (3,505)        (4,822)        (20,562)        (7,504)        (2,476)
 Deferred income taxes....................            79             --         (65,105)            --             --
 Other....................................          (307)          (880)          3,653          6,421          4,642
 (Increase) decrease in working
   capital net of effect of
   acquisitions:
      Accounts receivable.................         8,937          2,005          18,946         (3,234)       (17,504)
      Inventories.........................        10,890            578             399          1,690          5,465
      Prepaid expenses and other..........        (1,338)         1,309           4,816            166         (1,605)
      Accounts payable and accrued
        liabilities.......................          (303)           (71)        (12,304)         4,113          8,165
                                                 -------        -------         -------        -------        -------
Net cash provided by operating
  activities..............................        23,188         16,268          16,728         51,844         65,407
                                                 -------        -------         -------        -------        -------
Cash flow from investing activities:
Capital expenditures......................        (2,288)        (2,744)         (3,513)        (3,834)        (3,710)
Sale of assets and other..................           141            891             890          2,146            375
                                                 -------        -------         -------        -------        -------
Net cash used in investing activities.....        (2,147)        (1,853)         (2,623)        (1,688)        (3,335)
                                                 -------        -------         -------        -------        -------
Cash flow from financing activities:
Net distributions from (to) PLP...........            --        (15,944)          4,072        (49,814)       (59,298)
Purchase of FSC common stock..............        (8,847)            --              --             --             --
Other.....................................           303             --              --             --             --
                                                 -------        -------         -------        -------        -------
Net cash provided by (used in)
  financing activities....................        (8,544)       (15,944)          4,072        (49,814)       (59,298)
                                                 -------        -------         -------        -------        -------
Net increase (decrease) in cash and
  cash equivalents........................        12,497         (1,529)         18,177            342          2,774
Cash and cash equivalents at
  beginning of year.......................        21,293          3,116           3,116          2,774             --
                                                 -------        -------         -------        -------        -------
Cash and cash equivalents at end of
  period..................................       $33,790        $ 1,587         $21,293        $ 3,116        $ 2,774
                                                 =======        =======         =======        =======        =======


               The accompanying notes, which include information in Notes 1, 2 and 8 regarding non-cash transactions, are an integral part of these financial statements.



                       FREEPORT-McMoRan SULPHUR INC.
                    STATEMENTS OF STOCKHOLDERS' EQUITY
                              (In Thousands)

                                                                Six  Months               Years ended December 31,
                                                                   Ended          --------------------------------------
                                                               June 30, 1998        1997           1996           1995
                                                               -------------      --------       --------       --------
                                                                (Unaudited)
Net assets from PLP:
Balance at beginning of year..............................       $     --         $484,360       $521,782       $556,060
Net income (loss) before distribution to PLP unitholders..             --         (371,713)        12,392         25,020
Contribution of IGL Main Pass interest....................             --           18,458             --             --
Net PLP liabilities allocated to FSC......................             --          (18,294)            --             --
Net distributions from (to) PLP...........................             --            4,072        (49,814)       (59,298)
Distribution of shares to PLP unitholders.................                                                            --
                                                                       --         (116,883)            --
                                                                 --------         --------       --------       --------
 Balance at end of period.................................             --               --        484,360        521,782
                                                                 --------         --------       --------       --------

Preferred stock:


Balance at beginning and end of period....................             --               --             --             --
                                                                 --------         --------       --------       --------

Common stock:
Balance at beginning of year..............................            103               --             --             --
Shares issued to PLP unitholders..........................             --              103             --             --
Exercised stock options...................................              1               --             --             --
                                                                 --------         --------       --------       --------
 Balance at end of period.................................            104              103             --             --
                                                                 --------         --------       --------       --------

Capital in excess of par value of common stock:
Balance at beginning of year..............................        116,780               --             --             --
Shares issued to PLP unitholders..........................             --          116,780             --             --
Exercised stock options and other                                     270               --             --             --
                                                                 --------         --------       --------       --------
 Balance at end of period.................................        117,050          116,780             --             --
                                                                 --------         --------       --------       --------

Accumulated deficit:
Balance at beginning of year..............................         (2,486)              --             --             --
Net income (loss) subsequent to December 22, 1997.........            148           (2,486)            --             --
                                                                 --------         --------       --------       --------
 Balance at end of period.................................         (2,338)          (2,486)            --             --
                                                                 --------         --------       --------       --------

Treasury Stock:
Balance at beginning of year..............................             --               --             --             --
Purchase of 646,100 FSC shares............................         (8,847)              --             --             --
                                                                 --------         --------       --------       --------
 Balance at end of period.................................         (8,847)              --             --             --
                                                                 --------         --------       --------       --------
   Total stockholders' equity.............................       $105,969         $114,397       $484,360       $521,782
                                                                 ========         ========       ========       ========


   The accompanying notes are an integral part of these financial statements.



                       FREEPORT-McMoRan SULPHUR INC.
                       NOTES TO FINANCIAL STATEMENTS

1.  BACKGROUND AND BASIS OF PRESENTATION

               Background. Freeport-McMoRan Sulphur Inc. (FSC) became an independent, publicly held company as of December 22, 1997, when Phosphate Resource Partners Limited Partnership (PLP), formerly Freeport-McMoRan Resource Partners, Limited Partnership, distributed to its unitholders its sulphur business, including its 58.3% interest in Main Pass sulphur and oil operations, together with the 25.0% interest in Main Pass previously owned by IMC Global Inc. (IGL) (Note 8), a joint venture partner with PLP (the Distribution).
PLP distributed 10,346,578 shares of FSC common stock pro rata to its unitholders in connection with the merger of Freeport-McMoRan Inc. (FTX), the former administrative general partner and majority owner of PLP, with and into IGL (the Merger). FTX distributed the shares of FSC common stock that it received from PLP to FTX stockholders on a pro rata basis in connection with the Merger.

               Basis of Presentation. FSC operated as an integral part of PLP prior to the Distribution. FSC's financial statements have been prepared from the books and records of PLP. Certain data has been extracted from PLP records, or in certain cases derived on the basis of allocations between FSC and PLP's other businesses, for purposes of presentation in the accompanying financial statements. FSC's investment in the Main Pass joint venture is reflected using the proportionate consolidation method in accordance with standard industry practice. No interest expense has been allocated to FSC as no interest costs have been incurred in the past by FSC and no debt previously recorded by PLP was assumed by FSC. Intercompany balances between PLP and FSC have related to various general and administrative and similar charges and have been settled monthly. PLP is not a taxable entity and historically has not provided income taxes on the results of operations of FSC. Upon formation of FSC as a wholly owned taxable subsidiary of PLP prior to being spun-off to PLP unitholders, a deferred tax asset of $63.8 million was recognized in 1997 income to reflect the excess of tax over book basis in the related assets. Unaudited pro forma income taxes are included in the statements of operations as if FSC had been a separate taxable entity for the periods presented. FTX provided benefit plans for certain employees that became FSC employees upon completion of the Merger. FTX transferred certain liabilities related to these plans to FSC and paid cash to FSC for the assumption of certain of these liabilities as discussed further in Note 6.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               Use of Estimates. The preparation of FSC's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of management estimates include valuation allowances for deferred tax assets, reclamation and environmental obligations, postretirement and other employee benefits, future cash flows associated with assets and useful lives for depreciation and amortization. Actual results could differ from those estimates.

               Cash and Cash Equivalents. Highly liquid investments purchased with a maturity of three months or less are considered cash equivalents.

               Inventories. Inventories are stated at the lower of average cost or market.

               Property, Plant and Equipment. Property, plant and equipment are carried at cost, including interest capitalized during the construction and development period. Expenditures for replacements and improvements are capitalized. Depreciation for mining and production assets, including mineral interests, is determined using the unit-of-production method based on estimated recoverable reserves. Other assets are depreciated on a straight-line basis over estimated useful lives of 15 to 20 years for buildings and 5 to 15 years for machinery and equipment.

               In 1995 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121 (SFAS 121) which requires an assessment of the carrying value of long-lived assets and a reduction of such carrying value to fair value when events or changes in circumstances indicate that the carrying amount may not be recoverable. In September 1997 FSC concluded that the carrying amount of the Main Pass sulphur assets exceeded the undiscounted estimated future net cash flows, such that an impairment writedown of $416.4 million was required. A similar analysis of the Culberson sulphur assets, based on a reassessment of recoverable reserves utilizing recent production history, also indicated an impairment writedown of $9.0 million was required. Fair values were estimated using discounted estimated future net cash flows related to these assets. The writedowns to fair value were recorded as additional depreciation and amortization charges. Future operating results of FSC will reflect lower depreciation and amortization expense as a result of these writedowns.

               Oil Capitalized Costs. Oil producing operations are reflected using the successful efforts method of accounting. Costs of leases, productive exploratory wells and development activities are capitalized. Other exploration costs are expensed. Depreciation and amortization is determined on a field-by-field basis using the unit-of-production method. Gain or loss is included in income when properties are sold.

               Financial Instruments and Contracts. FSC had outstanding contracts at December 31, 1997 to purchase 1,350,000 million British thermal units (mmbtu) of natural gas in the first quarter of 1998 at no more than $2.65 per mmbtu and no less than $2.33 per mmbtu. These contracts had a fair value of $(0.1) million at December 31, 1997.

               Environmental Remediation and Compliance. FSC incurs significant costs for environmental programs and projects. Expenditures pertaining to future revenues from operations are capitalized. Expenditures resulting from the remediation of conditions caused by past operations which do not contribute to future revenue generation are expensed. Liabilities are recognized for remedial activities when the efforts are probable and the cost can be reasonably estimated.

               Estimated future expenditures to restore properties and related facilities to a condition that complies with environmental and other regulations are accrued over the life of the properties. The future expenditures are estimated based on current costs, laws and regulations. As of December 31, 1997, FSC had a $36.5 million accrual for abandonment and restoration of non-operating sulphur assets, offset by $10.8 million in Other Assets which will be reimbursed by third parties. Total estimated abandonment cost for Main Pass oil operations is $9.7 million and was fully accrued at December 31, 1997. FSC's share of abandonment and restoration costs for its two operating sulphur mines is estimated to total approximately $78 million, $26.0 million of which had been accrued at December 31, 1997, with essentially all costs being incurred after mine closure. These estimates are by their nature imprecise and can be expected to be revised over time because of changes in government regulations, operations, technology and inflation.

               A rollforward of the reclamation and mine shutdown reserves follows (in thousands):

                       Balance at       Charged to      Charged to       Other -             Balance at
                      Beginning of      Costs and         Other            Add                 End of
                         Period          Expenses        Accounts        (Deduct)              Period
                     --------------    ------------    ------------    ------------         ------------
1997
    Sulphur.....     $       75,918    $     9,349     $     --        $   (22,762)a,b      $     62,505
    Oil.........              6,191           (248)          --              3,726 a               9,669
                     --------------    ------------    ------------    ------------         ------------
                     $       82,109    $     9,101     $     --        $   (19,036)         $     72,174
                     ==============    ============    ============    ============         ============

1996
    Sulphur.....     $       83,145    $     3,920     $     --        $   (11,147)b,c      $     75,918
    Oil.........              4,903          1,288           --                --                  6,191
                     --------------    ------------    ------------    ------------         ------------
                     $       88,048    $     5,208     $     --        $   (11,147)         $     82,109
                     ==============    ============    ============    ============         ============

1995
    Sulphur.....     $       59,446    $     2,643     $     --        $    21,056 b,c      $     83,145
    Oil.........              3,657          1,257           --                (11)                4,903
                     --------------    ------------    ------------    ------------         ------------
                     $       63,103    $     3,900     $     --        $    21,045          $     88,048
                     ==============    ============    ============    ============         ============

---------------

(a) Includes $5.5 million of liabilities assumed ($1.8 million for sulphur and $3.7 million for oil) in connection with the acquisition of IGL's 25.0 percent interest in Main Pass.

(b) Includes expenditures of $20.6 million in 1997, $7.5 million in 1996 and $2.5 million in 1995.

(c) Includes $23.5 million of liabilities assumed in 1995 in connection with the acquisition of the sulphur assets of Pennzoil which was subsequently reduced by $8.3 million in 1996.

               Earnings Per Share. In February 1997 the FASB issued SFAS 128, "Earnings Per Share," which simplifies the computation of earnings per share
(EPS). FSC adopted SFAS 128 in the fourth quarter of 1997. Net income (loss) per share and pro forma net income (loss) per share for all periods presented was calculated by dividing the applicable net income (loss) amount by the number of shares outstanding (10,346,578 shares) as of December 22, 1997, the date of the spin off from PLP. Options to purchase 790,517 shares of common stock at a weighted average price of $10.93 per share were outstanding for the last nine days of 1997, but were excluded from the calculation of EPS as they are anti-dilutive considering the loss reported in 1997. No options were outstanding prior to 1997.

               In December 1997, FSC announced an open market share purchase program for up to 1.0 million shares of its common stock, representing approximately 10% of the shares outstanding. The timing of the purchases is dependent upon many factors, including the price of the common shares; FSC's operating results, cash flows and financial position; and general economic and market conditions. FSC has purchased 49,800 shares, all in 1998, for $0.5 million (an average of $10.77 per share) through January 20, 1998.

3.  PROPERTY, PLANT AND EQUIPMENT, NET

               The components of net property, plant and equipment follow (in thousands):

                                                                                          December 31,
                                                                                   -------------------------
                                                                                     1997             1996
                                                                                   --------         --------
Buildings and facilities.......................................................    $555,616         $613,412
Capitalized oil exploration and development costs..............................     203,946          201,517
Transportation, terminaling and other assets...................................      81,660          101,929
                                                                                   --------         --------
 Property, plant and equipment.................................................     841,222          916,858
Accumulated depreciation and amortization, including $203.9 million and
 $192.5 million at December 31, 1997 and 1996, respectively, for
 capitalized oil exploration and development costs.............................     731,389          381,205
                                                                                   --------         --------
Property, plant and equipment, net.............................................    $109,833         $535,653
                                                                                   ========         ========


4.  MANAGEMENT SERVICES

               FTX provided certain management and administrative services to PLP (and thus FSC), including technical, administrative, accounting, financial, tax and other services under a management services agreement. The costs of such services, which include related overhead, were allocated to FSC based on time spent by FTX employees in the conduct of FSC's business activities. Such costs were non-interest bearing and reimbursed monthly. The total amount charged by FTX to FSC for such services was $2.0 million in 1996 and $15.9 million in 1995 (including $7.0 million for stock appreciation rights costs resulting from the rise in FTX's common stock price during the year). Beginning in 1996, FM Services Company (FMS), an entity now owned 25% by FSC, began providing most of the services previously provided by FTX on a similar cost-reimbursement basis, totaling $5.1 million in 1997 and $6.7 million in 1996. Management believes the costs for such services do not differ materially from the costs that would have been incurred had the relevant personnel providing these services been employed directly by FSC.

               Prior to 1997, FTX operated the Main Pass oil facilities and charged FSC $1.3 million in 1996 and $1.0 million in 1995 for specified overhead and other costs. Beginning in 1997, PLP operated the facilities and charged FSC $1.0 million. Subsequent to consummation of the Merger, FSC operates the Main Pass oil facilities.

5.  INCOME TAXES

               Because PLP is not a taxable entity, historically it has not provided for income taxes. FSC recorded a deferred income tax asset pursuant to SFAS 109 immediately upon the transfer of assets and liabilities from PLP (Note
1). The financial statements reflect an unaudited pro forma tax provision as if FSC had been a taxable entity as FSC believes this is a more meaningful presentation. The components of deferred taxes based upon temporary differences existing at December 31, 1997 and the estimated amounts as of December 31, 1996 follow (in thousands):



                                                                                      December 31,
                                                                                  -----------------------
                                                                                    1997           1996
                                                                                  --------       --------
Deferred tax asset:
 Property, plant and equipment............................................        $ 23,189       $    --
 Reclamation and shutdown reserve.........................................          21,158         22,656
 Deferred compensation, postretirement and pension benefits...............          11,571         11,752
 Other....................................................................           5,607          4,538
                                                                                  --------       --------
   Total deferred tax asset...............................................          61,525         38,946
Deferred tax liability:
 Property, plant and equipment............................................              --       (121,668)
                                                                                  --------       --------
Net deferred tax asset (liability)........................................          61,525        (82,722)
Current portion...........................................................          (4,768)        (8,889)
                                                                                  --------       --------
Deferred tax asset (liability)............................................        $ 56,757       $(91,611)
                                                                                  ========       ========


               FSC believes it will generate sufficient income to realize its deferred tax assets such that no valuation reserve is required. Unaudited pro forma income taxes consist of the following (in thousands):

                          1997           1996         1995
                       ---------       -------       ------

Current..........      $  (7,752)      $(6,201)      $4,942
Deferred.........       (144,247)       10,860        1,903
                       ---------       -------       ------
                       $(151,999)      $ 4,659       $6,845
                       =========       =======       ======

               Unaudited reconciliations of the differences between pro forma income taxes computed at the federal statutory tax rate and pro forma income taxes recorded follow (dollars in thousands):

                                                 1997                       1996                     1995
                                        ---------------------       -------------------       ------------------
                                          Amount      Percent        Amount     Percent       Amount     Percent
                                        ----------    -------       --------    -------       ------     -------
Pro forma income taxes computed
 at the federal statutory tax
 rate...............................    $ (153,756)       35%        $ 4,337       35%        $8,757        35%
Increase (decrease) attributable to:
 Statutory depletion................            --        --              --       --         (2,385)      (10)
 State taxes and other..............         1,757        --             322        3            473         2
                                        ----------        --         -------       --         ------       ---
Pro forma income taxes..............    $ (151,999)       35%        $ 4,659       38%        $6,845        27%
                                        ==========        ==         =======       ==         ======       ===

6.  PENSION AND OTHER EMPLOYEE BENEFITS

               Pensions. Substantially all employees have been covered by FTX's or FMS's defined benefit plans. Additionally, unfunded non-qualified plans are sponsored for those participants in the qualified defined benefit plans whose benefits are limited under federal income tax laws. The accumulated benefits and plan assets were not separately determined and amounts allocated to FSC under these plans have not been material. In connection with the Merger, FSC formed its own defined benefit plans and FTX transferred to the new FSC plan (for the qualified plan), or to FSC (for the non-qualified plan), assets and liabilities pertaining to those FTX employees who became FSC employees. The FSC plans have substantially the same provisions as the FTX plans and provide credit for prior FTX service. The estimated actuarial liability related to the FSC plans as of January 1, 1998 follows (in thousands):




Accumulated Benefit Obligation...............      $ (10,159)
                                                   =========

Projected Benefit Obligation (PBO)...........        (12,694)
Less Plan assets.............................         14,116
                                                   ---------
 Overfunded PBO..............................          1,422
Unrecognized amounts:
 Transition asset............................           (145)
 Prior service credit........................         (7,829)
 Gains.......................................         (4,464)
                                                   ---------
Accrued pension liability....................      $ (11,016)
                                                   =========

               In determining the present value of benefit obligations, FSC used a discount rate of 7.25 percent in 1997, a 5 percent annual increase in future compensation levels and a 9 percent average expected rate of return on assets.

               Other Postretirement Benefits. FTX and FMS provided certain health care and life insurance benefits for retired employees. The related expense allocated to FSC from FTX totaled $2.7 million in 1997 (including $0.7 million for service cost and $2.0 million in interest for prior period services), $2.5 million in 1996 ($0.2 million and $2.3 million, respectively) and $4.7 million in 1995 ($0.2 million and $4.5 million, respectively). FSC's share of the FMS plan was not significant for 1997 and 1996.

               In connection with the Merger, FSC assumed the liability for the portion of FTX's postretirement benefit liability related to active employees transferred to FSC and FTX paid FSC cash for the amount of the liability. The estimated actuarial information as of January 1, 1998 follows (in thousands):

Accumulated postretirement benefits................      $(2,730)
Unrecognized prior service credits.................         (662)
Unrecognized gains.................................       (1,186)
                                                         -------
Accrued postretirement liability...................      $(4,578)
                                                         =======

               The initial health care cost trend rate used was 8% for 1998, decreasing 0.5% per year until reaching 5%. A 1% increase in the trend rate would increase the amounts by approximately 10%. The discount rate used was 7.25%. FSC has the right to modify or terminate these benefits.

               Stock Options. In December 1997 FSC adopted an Adjusted Stock Award Plan to provide for the issuance of fixed stock options to holders of FTX fixed stock options and FTX stock appreciation rights (SARs). FSC granted 425,517 fully vested fixed stock options on December 22, 1997 at a weighted average option price of $10.38 under the Adjusted Stock Award Plan to reflect the FTX option holder's economic position under the FTX stock options as adjusted for the proportionate market value of FSC shares at the time of the Merger. The number of fixed options issued by FSC was based upon the number of FTX options and SARs outstanding as of the date of consummation of the Merger, adjusted for the distribution ratio of FSC shares to FTX shares. Compensation expense for the aggregate intrinsic value of the FTX SARs has already been recorded in the accompanying FSC financial statements through allocations of general and administrative costs from FTX. As these SARs were converted to fixed options under the FSC Adjusted Stock Award Plan, the related accrued SAR liability was recorded as additional paid-in capital in the FSC balance sheets.

               FSC also adopted the 1997 Stock Option Plan (the 1997 Plan) in December 1997 to provide for the issuance of stock options at no less than market value at the time of grant. Under this plan, FSC can grant options to eligible participants to purchase up to 1.0 million common shares. FSC also adopted the 1997 Stock Option Plan for Non-Employee Directors (the Director
Plan) authorizing FSC to grant options to purchase up to 75,000 shares. Options granted under the 1997 Plan and the Director Plan generally are exercisable in 25% annual increments beginning one year from the date of grant and expire 10 years after the date of grant. Options for 650,000 shares under the 1997 Plan and 60,000 shares under the Director Plan were available for new grants as of December 31, 1997. A summary of FSC stock options outstanding follows:

                                                            Weighted
                                     Number of              Average
                                      Options             Option Price
                                     ---------            ------------
Balance at January 1, 1997......             --             $     --
 Granted upon PLP spin off......        425,517                 10.38
 Granted........................        365,000                 11.56
 Exercised......................             --                    --
 Expired/Forfeited..............             --                    --
                                        -------
Balance at December 31, 1997....        790,517                 10.93
                                        =======


               Summary information of stock options outstanding at December 31, 1997 follows:

                                                  Options Outstanding                          Options Exercisable
                                  -------------------------------------------------      ------------------------------
                                                    Weighted            Weighted                            Weighted
                                  Number of         Average          Average Option      Number of       Average Option
Range of Exercise Prices          Options        Remaining Life          Price            Options            Price
                                  ---------     -------------------  --------------      ---------       --------------
$4.89 to $7.23...............       60,552          3.3 years           $    6.56          60,552           $   6.56
$7.34 to $11.06..............      162,019          5.5 years                8.30         162,019               8.30
$11.56 to $13.84.............      567,946          9.4 years               12.14         202,946              13.19
                                   -------                                                -------
                                   790,517                                                425,517
                                   =======                                                =======

               FSC has adopted the disclosure only provisions of SFAS 123 and applies APB Opinion No. 25 and related interpretations in accounting for its stock based compensation plans. Had compensation cost for FTX's fixed stock option grants been determined in accordance with SFAS 123, FSC would have been allocated additional charges totaling $1.5 million ($1.0 million to pro forma net loss or $0.09 per share) in 1997, $1.2 million ($0.7 million to pro forma net income or $0.07 per share) in 1996 and none in 1995. FSC recognized a $7.0 million charge in 1995 for the cost of FTX SARs as discussed earlier. Had compensation cost for FSC's December 23, 1997 stock option grants been determined based on the fair value at the grant date for awards under those plans consistent with SFAS 123, FSC's stock-based compensation costs would have increased by $12,600 in 1997. For the pro forma computations, the fair values of the option grants were estimated on the date of grant using the Black-Scholes option-pricing model. The weighted average fair value for stock option grants was $5.62 per option. The weighted average assumptions used include a risk-free interest rate of 5.83%, expected volatility of 21%, expected lives of 10 years and no annual dividend. The pro forma effects on net income for 1997 are not representative of future years because FSC first adopted its stock option plans in 1997. No other discounts or restrictions related to vesting or the likelihood of vesting of fixed stock options were applied.

               FSC has adopted other benefit plans, certain of which are related to its performance, which costs are recognized in general and administrative expense. Upon consummation of the Merger, FSC also assumed certain FTX liabilities totaling approximately $0.4 million under its plans related to those employees transferred from FTX to FSC in exchange for an equal cash payment.

7.  COMMITMENTS AND CONTINGENCIES

               Credit Facility. In December 1997 FSC established a $100 million variable rate revolving credit facility with a group of banks. The variable rate facility matures in December 2002, provides specified cash flow to interest coverage and maximum allowable debt to cash flow levels. The facility is subject to a negative pledge on FSC's assets. Facility fees on the unused amount are variable at a minimum 0.2% annually. No amounts were outstanding under the facility as of December 31, 1997.

               Long-Term Contracts and Operating Leases. FSC's minimum annual contractual charges under non-cancelable long-term contracts and operating leases total $194.9 million, with $19.7 million in 1998, $16.1 million in 1999, $13.5 million in 2000, $13.5 million in 2001 and $13.5 million in 2002.

               Other Liabilities. In connection with the Merger, FSC assumed a liability to IGL for a portion of IGL's postretirement benefit costs relating to certain retired employees of FSC. At December 31, 1997 the liability was estimated to total $13.7 million, including $2.0 million in current liabilities. Future changes to this estimate because of changes in assumptions or actual results varying from projected results will be recorded in earnings.

               Environmental. FSC has made, and will continue to make, expenditures for protection of the environment. FSC is subject to contingencies as a result of environmental laws and regulations. The related future cost is indeterminable because of such factors as the unknown timing and extent of the corrective actions that may be required and the application of joint and several liability.

8.  ACQUISITIONS

               Pennzoil Company. In 1995 PLP acquired essentially all of the domestic assets of Pennzoil Company's sulphur division, including the Culberson sulphur mine in West Texas. FSC assumed the terms of the purchase agreement with Pennzoil. Under the terms of the purchase agreement, Pennzoil will receive quarterly payments from FSC over 20 years based on the prevailing price of sulphur. The estimated future installment payments, based on the prevailing sulphur price at the time of acquisition, are included in accrued long-term liabilities. These payments totaled $2.1 million in 1997, $2.0 million in 1996 and $5.2 million in 1995. The installment payments may be terminated earlier either by FSC through the exercise of a $65 million call option or by Pennzoil through the exercise of a $10 million put option. Neither option may be exercised prior to 1999. The purchase price allocation follows (in thousands):

Current assets.......................................     $  5,635
Property, plant and equipment........................       48,837
Current liabilities..................................       (7,499)
Reclamation and mine shutdown reserves...............      (15,200)
Accrued long-term liabilities........................      (31,773)
                                                          --------
 Net cash investment.................................     $     --
                                                          ========

               IGL Interest in Main Pass. Immediately prior to and as part of the Merger, IGL transferred its 25.0% interest in the Main Pass Joint Venture to PLP for no consideration. The transfer was accounted for using purchase accounting and recorded at fair value. The allocation of fair value follows (in thousands):


Current assets..................................          $  8,020
Property, plant and equipment...................            22,500
Current liabilities.............................            (3,863)
Reclamation and mine shutdown reserves..........            (5,492)
Other, net......................................            (2,707)
Net assets from PLP.............................           (18,458)
                                                          --------
 Net cash investment............................          $     --
                                                          --------


               The following selected unaudited pro forma information assumes that the acquisition of the 25.0% interest in Main Pass and the Distribution occurred on January 1, 1996. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of results that would have been realized had the acquisition occurred on January 1, 1996, nor are they indicative of future results.


                                             Years Ended December 31,
                                          ------------------------------
                                            1997                  1996
                                          --------              --------
                                     (In Thousands, Except per Share Amounts)
Revenues.......................           $253,523              $268,919
Operating income (loss)........           (436,452)               25,576
Net income (loss)..............           (285,440)               15,959
Net income (loss) per share....             (27.59)                 1.53

9.  BUSINESS SEGMENTS

               FSC has adopted SFAS 131, "Disclosures About Segments of an Enterprise and Related Information" which requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. FSC has two business segments, sulphur and oil. Frasch sulphur is produced through the offshore Louisiana Main Pass mine and the Culberson mine in West Texas. The sulphur business segment also includes an extensive logistics network, including sulphur terminaling and transportation assets, and purchases of recovered sulphur. Oil is produced at Main Pass from the same geologic formation that holds the deposit's sulphur. The segment data presented below was prepared on the same basis as FSC's financial statements.

               A significant portion of the sulphur production is sold to the IMC-Agrico Joint Venture (IMC-Agrico), a chemical fertilizer producer jointly owned by IGL and PLP, under a long-term supply contract that extends for as long as IMC-Agrico's operations have a requirement for sulphur. As a percentage of total FSC's revenues, sales to IMC-Agrico totaled 55% in 1997 and 54% in 1996 and 1995. As a percentage of total customer accounts receivable, receivables from IMC-Agrico totaled 39% at December 31, 1997 and 47% at December 31, 1996. Oil produced from Main Pass is sold to two major Gulf Coast refining companies. As a percentage of total FSC revenues, oil sales to one of these refining companies, Amoco, totaled 9% in 1997, 12% in 1996 and 11% in 1995. No other single customer accounted for greater than 10% of total revenues in 1995 through 1997. All of FSC's customers are located in the United States.

                                         Sulphur       Oil         Total
                                       ----------    -------     ---------
                                                 (In Thousands)
1997
Revenues...........................    $  182,380    $29,565     $ 211,945
Production and delivery............       167,050     16,177       183,227
Depreciation and amortization......       449,870     11,214       461,084
General and administrative expense.         6,667        283         6,950
                                       ==========    =======     =========
Operating income (loss)............    $(441,207)    $ 1,891     $(439,316)
                                       ==========    =======     =========
Capital expenditures...............    $    1,406    $ 2,107     $   3,513
                                       ==========    =======     =========
Total assets.......................    $  246,794    $26,239     $ 273,033
                                       ==========    =======      ========

1996
Revenues...........................    $  184,425    $37,001     $ 221,426
Production and delivery............       150,086     10,896       160,982
Depreciation and amortization......        23,006     14,794        37,800
General and administrative expense.         8,040      2,212        10,252
                                       ==========    =======     =========
Operating income...................    $    3,293    $ 9,099     $  12,392
                                       ==========    =======     =========
Capital expenditures...............    $    2,777    $ 1,057     $   3,834
                                       ==========    =======     =========
Total assets.......................    $  612,051    $21,569     $ 633,620
                                       ==========    =======     =========

1995
Revenues...........................    $  220,796    $35,153     $ 255,949
Production and delivery............       158,703      9,801       168,504
Depreciation and amortization......        24,564     19,136        43,700
General and administrative expense.        14,489      4,236        18,725
                                       ==========    =======     =========
Operating income...................    $   23,040    $ 1,980     $  25,020
                                       ==========    =======     =========
Capital expenditures...............        $2,148    $ 1,562     $   3,710
                                       ==========    =======     =========
Total assets.......................    $  647,650    $32,817     $ 680,467
                                       ==========    =======     =========

10.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                                   Pro forma        Pro forma
                                  Operating           Net          Net Income
                                   Income            Income        (Loss) per
                  Revenues         (Loss)            (Loss)          share (a)
                  --------        ---------        ---------       ----------
                               (In Thousands, Except per Share Amounts)
1997
1st Quarter....   $ 53,395        $     549        $     359          $  0.03
2nd Quarter....     54,355              711              465             0.04
3rd Quarter....     50,554         (426,431) (b)    (278,886) (b)      (26.95) (b)
4th Quarter....     53,641          (14,145) (c)      (9,243) (c)       (0.89) (c)
                  --------        ----------       ---------
                  $211,945        $(439,316)       $(287,305)         (27.77)
                  ========        ==========       =========

1996
1st Quarter....    $60,133           $5,286           $3,298          $  0.32
2nd Quarter....     54,447            2,450            1,529             0.15
3rd Quarter....     52,799            3,884            2,424             0.23
4th Quarter....     54,047              772              482             0.05
                  --------        ----------       ---------
                  $221,426        $  12,392        $   7,733             0.75
                  ========        ==========       =========

---------------

a. Pro forma per share amounts shown were calculated using the number of shares outstanding (10,346,578 shares) as of December 22, 1997, the date of the Merger (Note 1).

b. Includes charges totaling $425.4 million ($278.2 million to pro forma net loss or $26.89 per share) for an impairment assessment of sulphur assets.

c. Includes charges totaling $9.9 million ($6.5 million to pro forma net loss or $0.63 per share) for an increase in estimated reclamation costs for sulphur properties, for drilling costs of an additional brine well and a reduction of sulphur inventory book value to market value.

11.  SUPPLEMENTARY MINERAL RESERVE INFORMATION (UNAUDITED)

               Proved and probable mineral reserves follow (in thousands):

                                          December 31,
                         ----------------------------------------------
                          1997      1996      1995      1994      1993
                         ------    ------    ------    ------    ------
Sulphur-long tons (a)    61,184    53,149    55,185    41,018    38,637

---------------
a. Main Pass reserves are subject to a 12.5% royalty based on net mine revenues. Culberson reserves totaled 7.6 million tons at December 31, 1997, 14.5 million tons at December 31, 1996 and 15.4 million tons at December 31, 1995 and are subject to a 9.0% royalty based on net mine revenues.

12. SUPPLEMENTARY OIL INFORMATION

               The supplementary information presented below is prepared in accordance with requirements prescribed by SFAS 69. Note 3 includes information regarding capitalized oil exploration and development costs.

               Costs Incurred in Oil Property Acquisition, Exploration and Development Activities. Costs incurred (all of which were development costs) totaled $2.1 million in 1997, $1.1 million in 1996 and $1.6 million in 1995.

               Proved Oil Reserves (Unaudited). Proved oil reserves at December 31, 1997 have been estimated by independent petroleum engineers in accordance with guidelines established by the Securities and Exchange Commission (SEC). There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. Thus, the following reserve estimates, which relate to reserves attributable to FSC, are based upon existing economic and operating conditions; they are only estimates and should not be construed as being exact. The reserves related to FSC are located in offshore United States waters. Oil, including condensate and plant products, is stated in thousands of barrels.

                                           1997         1996         1995
                                          ------       ------       ------
Proved reserves:
 Beginning of year..................       5,188        6,638        7,279
 Revisions of previous estimates....          85          446        1,577
 Production.........................      (1,597)      (1,896)      (2,218)
 Reserves transferred from IGL......       1,578           --           --
                                           -----        -----        -----
 End of year........................       5,254        5,188        6,638
                                           =====        =====        =====
Proved developed reserves:
 Beginning of year..................       4,108        5,155        5,383
                                           =====        =====        =====
 End of year........................       5,254        4,108        5,155
                                           =====        =====        =====

               Standardized Measure of Discounted Future Net Cash Flows From Proved Oil Reserves (Unaudited). The standardized measure of discounted future net cash flows and changes therein relating to the proved oil reserves of FSC were computed using reserve valuations based on regulations prescribed by the SEC. These regulations provide for the use of year-end realized oil prices (escalated only when known and determinable price changes are provided by contract and law) in the projection of future net cash flows.

                                                                                  December 31,
                                                            ------------------------------------------ -------------
                                                                1997                  1996                  1995
                                                            ------------          -------------         -------------
                                                                                  (In Thousands)
Future cash flows.......................................    $     79,209          $     107,118         $     113,231
Future costs applicable to future cash flows:
 Production costs.......................................          61,640                 50,590                39,720
 Development and abandonment costs......................          14,252                 15,251                17,971
                                                            ------------          -------------         -------------
Future net cash flows before income taxes...............           3,317                 41,277                55,540
Future income taxes.....................................              --                     --                    --
                                                            ------------          -------------         -------------
Future net cash flows...................................           3,317                 41,277                55,540
Discount for estimated timing of net cash flows (10%
 discount rate).........................................          (3,704) (a)             2,323                 6,787
                                                            ------------          -------------         -------------
                                                            $      7,021          $      38,954         $      48,753
                                                            ============          =============         =============

---------------

a. Amount is negative due to the effect of discounting to present value abandonment costs to be incurred in future periods once production ceases.

               Because FSC will have sufficient tax deductions to utilize against estimated future taxable income, in accordance with SFAS 69 no deductions for future income taxes arising subsequent to the Merger have been made above. Main Pass oil prices used in the above disclosures declined approximately $1.25 per barrel through January 20, 1998. Additionally, subsequent to year-end FSC has signed a letter of intent with an oil producing company to treat their oil production at the Main Pass Facility for a fee.
This company would also assume a portion of the total estimated future abandonment costs shown above. This arrangement, which is not reflected in the above future cash flows, is subject to completion of a definitive agreement.

Changes in Standardized Measure of Discounted Future Net Cash Flows From Proved Oil Reserves (Unaudited)

                                                                             Years Ended December 31,
                                                                        -------------------------------------
                                                                          1997           1996           1995
                                                                        -------        -------        -------
                                                                                  (In Thousands)
Beginning of year                                                       $38,954        $48,753        $45,650
Revisions:
 Changes in prices...............................................       (21,111)         7,316          8,841
 Accretion of discount...........................................         3,895          4,875          4,565
 Other changes (primarily revised estimates of quantities
 in 1995)........................................................        (5,554)         3,058         13,487
Development costs incurred during the year.......................         2,107          1,057          1,562
Reserves transferred from IGL....................................         2,118             --             --
Revenues, less production costs..................................       (13,388)       (26,105)       (25,352)
                                                                        -------        -------        -------
End of year......................................................       $ 7,021        $38,954        $48,753
                                                                        =======        =======        =======

13.  EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

               Merger Agreement.  On August 3, 1998, McMoRan Oil & Gas Co
(MOXY) and FSC announced that they had signed a definitive agreement to combine their operations. In the proposed transaction, a new holding company, McMoRan Exploration Co. (McMoRan), would issue approximately 6.1 million McMoRan common shares in exchange for all of FSC's common shares and approximately 8.6 million McMoRan common shares in exchange for all of MOXY's common shares. FSC shareholders would receive 0.625 McMoRan shares for each common share of FSC outstanding and MOXY shareholders would receive 0.20 McMoRan shares for each common share of MOXY outstanding. Immediately following the transaction, McMoRan would have approximately 14.7 million common shares outstanding that would be owned approximately 58.5% by MOXY's existing common shareholders and approximately 41.5% by FSC's existing common shareholders. McMoRan's Board of Directors and executive management will include current members of the Boards of Directors and executive management of both MOXY and FSC. The transaction would be tax-free with respect to both MOXY and FSC shareholders and will be reported on the basis of purchase accounting, reflecting MOXY as the acquiring entity. The completion of the merger transaction is subject to approval by MOXY and FSC shareholders and applicable regulatory approvals.

               Culberson Mine Closure. On June 30, 1998 FSC announced that it will permanently discontinue sulphur production at its Culberson sulphur mine because sulphur prices have fallen to a level at which it is no loner economically feasible to operate the mine. As a result, FSC recorded net charges totaling $6.0 million ($3.9 million to net income or $0.40 per share) in the second quarter of 1998, including charges of $9.5 million ($6.2 million to net income) to depreciation and amortization expense for a writedown of Culberson mine assets and $0.6 million ($0.4 million to net income) to production costs for other closure-related costs, partially offset by a $4.1 million benefit ($2.7 million to net income) to production costs for a related reduction in pension and postretirement liabilities. Production at the mine is expected to decline over the coming months and to cease in August 1998. FSC will continue to meet its customers' sulphur requirements in the long term from production at its remaining mine at Main Pass and from third party purchases of recovered sulphur and, in the short term, by liquefying solid inventories held at its Port Sulphur, Louisiana terminal.

               Financial Contracts. In April 1998, FSC entered into financial contracts to manage certain risks resulting from fluctuations in the price of natural gas, which comprises a significant portion of its production costs, by creating offsetting exposures. FSC views all of its financial contracts as hedges for its future purchases of natural gas consumed in its operations. Gains or losses on the contracts are recognized with the hedged transaction. Also, gains or losses are recognized if the hedged transaction is no longer expected to occur or if deferral criteria are not met. FSC monitors its credit risk on an ongoing basis and considers this risk to be minimal because its contracts are with a financially strong counterparty.

               As of June 30, 1998 FSC had contracts to purchase 450,000 million British thermal units (mmbtu's) of natural gas per month (approximately 75% of FSC's expected Main Pass natural gas purchases) for $2.175 per mmbtu through December 1998 and, pursuant to the terms of the contracts, the counterparty has the option to put 450,000 mmbtu's per month to FSC at a price of $2.175 per mmbtu during 1999. As of June 30, 1998 these contracts had a fair value of approximately $0.9 million.

               New Accounting Standards. In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activity," which establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS 133 is effective for fiscal years beginning after June 15, 1999 with earlier application permitted beginning as early as July 1, 1998. FSC is currently assessing the impact that adoption of SFAS 133 would have on its current accounting for the financial contracts discussed above and on its financial statements, if any, and has not yet determined the timing or method of adoption of SFAS 133; however, it could impact earnings and other comprehensive income.


                                                                ANNEX A

                                                                Execution Copy


                         AGREEMENT AND PLAN OF MERGERS

                                 by and among

                           McMoRan Exploration Co.,

                            McMoRan Oil & Gas Co.,

                         Freeport-McMoRan Sulphur Inc.

                                   MOXY LLC

                                      and

                                 Brimstone LLC


                                August 1, 1998



                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

                                 ARTICLE 1
                               The Mergers 2

      Section 1.01.  The MOXY Merger.......................................  2
      Section 1.02.  The FSC Merger........................................  3
      Section 1.03.  Cancellation of Parent Stock..........................  4
      Section 1.04   Exchange Agent; Payment of Merger Consideration.......  4
      Section 1.05.  Closing of MOXY and FSC Transfer Books................  5
      Section 1.06.  Withholding...........................................  5
      Section 1.07.  Fractional Shares.....................................  5
      Section 1.08.  Stock-Based Awards....................................  6
      Section 1.09.  Adjustments...........................................  6


                                 ARTICLE 2
                         The Surviving Entities 7

      Section 2.01.  MOXY Surviving LLC and FSC Surviving LLC..............  7


                                 ARTICLE 3
             Stockholder Approval; Effective Time; Closing 7

      Section 3.01.  Stockholder Approval..................................  7
      Section 3.02.  Closing; Effective Time...............................  7


                                 ARTICLE 4
                 Representations and Warranties of MOXY 8

      Section 4.01.  Organization, Standing and Power......................  8
      Section 4.02.  Corporate Authorization...............................  8
      Section 4.03.  Governmental Authorization............................  9
      Section 4.04.  Non-Contravention.....................................  9
      Section 4.05.  Capitalization........................................  9
      Section 4.06.  SEC Documents......................................... 10
      Section 4.07.  Compliance with Laws.................................. 11
      Section 4.08.  No Undisclosed Liabilities............................ 11
      Section 4.09.  Litigation............................................ 11
      Section 4.10.  Environmental Matters................................. 11
      Section 4.11.  ERISA................................................. 12
      Section 4.12.  Joint Proxy Statement; Registration Statements........ 14
      Section 4.13.  Absence of Certain Changes............................ 14
      Section 4.14.  Taxes................................................. 16
      Section 4.15.  Fairness Opinion...................................... 17
      Section 4.16.  Takeover Statutes; Charter Provisions; Rights Plan.... 17
      Section 4.17.  Finders' Fees......................................... 17
      Section 4.18.  Contracts............................................. 17
      Section 4.19.  Transactions with Affiliates.......................... 18


                                 ARTICLE 5
                 Representations and Warranties of FSC 18

      Section 5.01.  Organization, Standing and Power...................... 18
      Section 5.02.  Corporate Authorization............................... 18
      Section 5.03.  Governmental Authorization............................ 19
      Section 5.04.  Non-Contravention..................................... 19
      Section 5.05.  Capitalization...... ................................. 19
      Section 5.06.  SEC Documents......................................... 20
      Section 5.07.  Compliance with Laws.................................. 20
      Section 5.08   Undisclosed Liabilities............................... 20
      Section 5.09   Litigation............................................ 21
      Section 5.10.  Environmental Matters................................. 21
      Section 5.11.  ERISA................................................. 21
      Section 5.12.  Joint Proxy Statement; Registration Statements........ 23
      Section 5.13.  Absence of Certain Changes............................ 23
      Section 5.14.  Taxes................................................. 25
      Section 5.15.  Fairness Opinion...................................... 26
      Section 5.16.  Takeover Statutes; Charter Provisions; Rights Plan.... 26
      Section 5.17.  Finders' Fees......................................... 26
      Section 5.18.  Contracts............................................. 26
      Section 5.19.  Transactions with Affiliates.......................... 27


                                 ARTICLE 6
                               Covenants 27

      Section 6.01.  Conduct of Business................................... 27
      Section 6.02.  Investigation......................................... 29
      Section 6.03.  Special Meetings; Proxy Material...................... 30
      Section 6.04.  Cooperation........................................... 30
      Section 6.05.  Affiliates............................................ 31
      Section 6.06.  Insurance Extension................................... 31
      Section 6.07.  Filings; Other Action................................. 31
      Section 6.08.  Further Assurances.................................... 31
      Section 6.09.  Takeover Statutes..................................... 32
      Section 6.10.  No Solicitation....................................... 32
      Section 6.11.  Public Announcements.................................. 34
      Section 6.12.  Indemnification and Insurance......................... 34
      Section 6.13.  Accountants' "Comfort" Letters........................ 35
      Section 6.14.  Additional Reports.................................... 35
      Section 6.15.  No Purchase........................................... 36
      Section 6.16.  Notice of Certain Events...............................36
      Section 6.17.  Certain Litigation.................................... 36


                                 ARTICLE 7
                       Conditions to the Mergers 36

      Section 7.01.  Conditions to Both Mergers............................ 36
      Section 7.02.  Additional Conditions to the MOXY Merger.............. 37
      Section 7.03.  Additional Conditions to the FSC Merger............... 38


                                 ARTICLE 8
                   Termination, Waiver and Amendment 39

      Section 8.01.  Termination or Abandonment............................ 39
      Section 8.02   Amendment............................................. 40
      Section 8.03.  Extension of Time, Waiver, Etc........................ 40

                                 ARTICLE 9
                             Miscellaneous 41

      Section 9.01.  No Survival of Representations and Warranties......... 41
      Section 9.02.  Expenses.............................................. 41
      Section 9.03.  Counterparts; Effectiveness........................... 42
      Section 9.04.  Governing Law; Consent to Jurisdiction................ 42
      Section 9.05.  WAIVER OF JURY TRIAL.................................. 42
      Section 9.06.  Notices............................................... 42
      Section 9.07.  Assignment; Binding Effect............................ 43
      Section 9.08.  Severability.......................................... 43
      Section 9.09   Entire Agreement: Benefits............................ 43
      Section 9.10.  Headings.............................................. 44


          TABLE OF DEFINED TERMS

Affiliate...............................4.19
Affiliate Agreement.....................6.05
Agreement...........................Preamble
Bear Stearns.........................1.01(c)
Closing.................................3.02
Closing Date............................3.02
Code....................................1.06
Confidentiality Agreement...............6.02
Delaware Law.........................1.01(a)
Effective Time..........................3.02
Environmental Claims.................4.10(b)
Environmental Laws...................4.10(a)
ERISA................................4.11(a)
ERISA Affiliate......................4.11(a)
Exchange Act.........................4.03(c)
Exchange Agent.......................1.04(a)
FSC.................................Preamble
FSC Benefits Arrangements............5.11(e)
FSC Board of Directors..............Preamble
FSC Common Stock.....................1.02(b)
FSC Conversion Ratio.................1.02(b)
FSC Employee Plans...................5.11(a)
FSC Merger...........................1.02(a)
FSC Merger Sub......................Preamble
FSC Preferred Stock..................5.05(a)
FSC SEC Documents.......................5.06
FSC Special Meeting.....................3.01
FSC Surviving LLC....................1.02(a)
GAAP.................................4.06(f)
Holders..............................1.04(a)
HSR Act..............................4.03(b)
Indemnified Party(ies)...............6.12(b)
Indemnified Person...................6.12(a)
Joint Proxy Statement...................3.01
Lehman...............................1.02(c)
Lien.................................4.04(d)
Losses...............................4.10(c)
Material Adverse Effect..............4.01(b)
Merger Consideration ................1.04(a)
Mergers..............................1.02(a)
Merger Shares........................1.04(a)
MOXY................................Preamble
MOXY Benefit Arrangements............4.11(e)
MOXY Board of Directors.............Preamble
MOXY Common Stock....................1.01(b)
MOXY Conversion Ratio................1.01(b)
MOXY Employee Plans..................4.11(a)
MOXY Merger..........................1.01(a)
MOXY Merger Sub.....................Preamble
MOXY Preferred Stock.................4.05(a)
MOXY SEC Documents......................4.06
MOXY Special Meeting....................3.01
MOXY Surviving LLC...................1.01(a)
Multiemployer Plan...................4.11(b)
NYSE....................................1.07
Old Certificate......................1.04(b)
Parent..............................Preamble
Parent Common Stock..................1.01(b)
Person...............................4.01(b)
Registration Statement...............6.04(a)
SEC..................................1.08(e)
Securities Act.......................1.08(e)
Special Committees..................Preamble
Special Meeting.........................3.01
Stock-Based Awards...................1.08(a)
Subject Entity..........................6.05
Subsidiary...........................4.01(b)
Substitute Option....................1.08(a)
Taxes................................4.14(a)
Taxing Authorities...................4.14(a)
Tax Return...........................4.14(a)
Termination Date........................6.01
Third Party Acquisition Proposal........6.10


                         AGREEMENT AND PLAN OF MERGERS

      This Agreement and Plan of Mergers (the "Agreement"), dated as of August 1, 1998, is by and among McMoRan Exploration Co., a Delaware corporation ("Parent"), McMoRan Oil & Gas Co., a Delaware corporation ("MOXY"), Freeport-McMoRan Sulphur Inc., a Delaware corporation ("FSC"), MOXY LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("MOXY Merger Sub"), and Brimstone LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("FSC Merger Sub").


                              W I T N E S S E T H

      WHEREAS, the respective boards of directors of MOXY and FSC (the "MOXY Board of Directors" and the "FSC Board of Directors," respectively, and, collectively, the "Boards of Directors") have established special committees (the "MOXY Special Committee" and the "FSC Special Committee," respectively, and, collectively, the "Special Committees"), and charged them with considering a possible business combination between MOXY and FSC and making recommendations to their respective Boards of Directors with respect thereto;

      WHEREAS, the Special Committees deem it advisable and in the best interests of MOXY and FSC, respectively, and of their respective stockholders, that such corporations become subsidiaries of Parent pursuant to mergers of MOXY and FSC into MOXY Merger Sub and FSC Merger Sub, respectively;

      WHEREAS, the Boards of Directors, acting on the recommendations of their respective Special Committees, deem it advisable and in the best interests of MOXY and FSC, respectively, and of their respective stockholders, that such corporations become subsidiaries of Parent pursuant to mergers of MOXY Merger Sub and FSC Merger Sub, respectively, as set forth herein;

      WHEREAS, in such mergers the stockholders of MOXY and FSC would become stockholders of Parent based on the conversion ratios provided for herein; and

      WHEREAS, Parent is a newly-formed corporation, 50% of the capital stock of which is owned by MOXY and 50% of the capital stock of which is owned by FSC;

      NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements, and subject to the conditions specified herein, the parties hereto agree as follows:


                                   ARTICLE 1
                                  The Mergers

      Section 1.01.  The MOXY Merger.

      (a) At the Effective Time, MOXY shall be merged (the "MOXY Merger") with and into MOXY Merger Sub in accordance with the General Corporation Law and the Limited Liability Company Act of the State of Delaware ("Delaware Law"), whereupon the separate existence of MOXY shall cease, and MOXY Merger Sub shall be the surviving limited liability company (the "MOXY Surviving LLC"). From and after the Effective Time, the MOXY Surviving LLC shall possess all the rights, privileges, powers and franchises, and shall be subject to all of the restrictions and duties, of MOXY and MOXY Merger Sub, all as provided under Delaware Law.

      (b)   Pursuant to the MOXY Merger, at the Effective Time:

            (i) each share of common stock, par value $0.01 per share, of MOXY ("MOXY Common Stock") outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.01(b)(ii) or Section 1.07, be converted into 0.200 (the "MOXY Conversion Ratio") shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock");

            (ii) each share of MOXY Common Stock held by MOXY as treasury stock or owned by MOXY or FSC or any Subsidiary of MOXY or FSC immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

            (iii) each membership interest of MOXY Merger Sub shall remain outstanding as a membership interest of MOXY Surviving LLC and shall constitute the only membership interests of the MOXY Surviving LLC outstanding as of such time.

Each share of Parent Common Stock issued pursuant to this Agreement shall be accompanied by a right issued pursuant to a rights plan substantially comparable to the FSC rights plan, subject to such changes as shall be approved by the Board of Directors of Parent.

      (c) MOXY hereby represents that (i) the MOXY Special Committee has unanimously (A) determined that the terms of this Agreement and the MOXY Merger are fair to and in the best interests of MOXY's stockholders and (B) recommended that this Agreement and the MOXY Merger be approved by the full MOXY Board of Directors, and (ii) the MOXY Board of Directors, at a meeting duly called and held, and acting on such unanimous recommendation of the MOXY Special Committee, has unanimously (A) determined that this Agreement and the MOXY Merger are fair to and in the best interests of MOXY's stockholders, (B) approved this Agreement and the MOXY Merger, which approval satisfies in full the requirements of Delaware Law that the Agreement be approved by MOXY's Board of Directors and (C) resolved to recommend approval and adoption of this Agreement and the MOXY Merger by its stockholders; provided, that such recommendation may be withdrawn, modified or amended to the extent the MOXY Board of Directors has made a good faith, reasonable judgment to do so in the exercise of its fiduciary duties under applicable law, after consultation with its legal counsel. MOXY further represents that Bear, Stearns & Co. Inc. ("Bear Stearns") has delivered to the MOXY Special Committee its written opinion that, as of the date of such opinion, the MOXY Conversion Ratio is fair to the holders of MOXY Common Stock from a financial point of view. MOXY has been advised that all of its directors and executive officers who hold MOXY Common Stock intend to vote in favor of the MOXY Merger.

      Section 1.02.  The FSC Merger.

      (a) At the Effective Time, FSC shall be merged (the "FSC Merger" and, together with the MOXY Merger, the "Mergers") with and into FSC Merger Sub in accordance with Delaware Law, whereupon the separate existence of FSC shall cease, and FSC Merger Sub shall be the surviving limited liability company (the "FSC Surviving LLC"). From and after the Effective Time, the FSC Surviving LLC shall possess all the rights, privileges, powers and franchises, and shall be subject to all of the restrictions and duties, of FSC and FSC Merger Sub, all as provided under Delaware Law.

      (b)   Pursuant to the FSC Merger, at the Effective Time:

            (i) each share of common stock, par value $0.01 per share, of FSC ("FSC Common Stock") outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(b)(ii) or in
      Section 1.07, be converted into 0.625 (the "FSC Conversion Ratio") shares of Parent Common Stock;

            (ii) each share of FSC Common Stock held by FSC as treasury stock or owned by FSC or MOXY or any Subsidiary of FSC or MOXY immediately prior to the Effective time shall be canceled, and no payment shall be made with respect thereto; and

            (iii) each membership interest of FSC Merger Sub shall remain outstanding as a membership interest of FSC Surviving LLC and shall constitute the only membership interests of FSC Surviving LLC outstanding as of such time.

Each share of Parent Common Stock issued pursuant to this Agreement shall be accompanied by a right issued pursuant to a rights plan substantially comparable to the FSC rights plan, subject to such changes as shall be approved by the Board of Directors of Parent.

      (c) FSC hereby represents that (i) the FSC Special Committee has unanimously (A) determined that the terms of this Agreement and the FSC Merger are fair to and in the best interests of FSC's stockholders and (B) recommended that this Agreement and the FSC Merger be approved by the full FSC Board of Directors, and (ii) the FSC Board of Directors, at a meeting duly called and held, and acting on such unanimous recommendation of the FSC Special Committee, has unanimously (A) determined that this Agreement and the FSC Merger are fair to and in the best interests of FSC's stockholders, (B) approved this Agreement and the FSC Merger, which approval satisfies in full the requirements of Delaware Law that the Agreement be approved by FSC's Board of Directors and (C) resolved to recommend approval and adoption of this Agreement and the FSC Merger by its stockholders; provided, that such recommendation may be withdrawn, modified or amended to the extent the FSC Board of Directors has made a good faith, reasonable judgment to do so in the exercise of its fiduciary duties under applicable law, after consultation with its legal counsel. FSC further represents that Lehman Brothers Inc.
("Lehman") has delivered to the FSC Special Committee its written opinion that, as of the date of such opinion, the FSC Conversion Ratio is fair to the holders of FSC Common Stock from a financial point of view. FSC has been advised that all of its directors and executive officers who hold FSC Common Stock intend to vote in favor of the FSC Merger.

      Section 1.03. Cancellation of Parent Stock. The shares of capital stock of Parent owned by MOXY and FSC immediately prior to the Effective Time shall be canceled immediately upon consummation of the MOXY Merger and the FSC Merger, respectively.

      Section 1.04.  Exchange Agent; Payment of Merger Consideration.

      (a) As soon as reasonably practicable after the Effective Time, Parent shall deposit or cause to be deposited with Chase Mellon Shareholder Services, L.L.C. or such other institution as may be designated by Parent, as exchange agent ("Exchange Agent"), for the benefit of the holders of MOXY Common Stock and FSC Common Stock (collectively, the "Holders"), (i) certificates representing the number of whole shares of Parent Common Stock (the "Merger Shares") to which each Holder has become entitled pursuant to Section 1.01 or 1.02, as the case may be, and (ii) the cash in lieu of any fractional shares to which a Holder is entitled as provided in Section 1.07 (such cash and the Merger Shares, together, the "Merger Consideration").

      (b) As soon as reasonably practicable after the Effective Time, and in any event within 30 days after the Effective Time, the Exchange Agent shall mail to each Holder of record as of the Effective Time, a form of letter of transmittal and instructions for use in effecting the surrender of the certificates representing MOXY Common Stock or FSC Common Stock, as the case may be (each such certificate, an "Old Certificate"), in exchange for the Merger Consideration. Upon the proper delivery and surrender to the Exchange Agent of an Old Certificate, together with a duly completed and executed letter of transmittal, the record Holder of the Old Certificate shall be entitled to receive, and the Exchange Agent (pursuant to irrevocable instructions from Parent) shall deliver to such record Holder, in exchange therefor (i) a certificate representing the Merger Shares to which such Holder shall have become entitled pursuant to Section 1.01 or 1.02, as the case may be, and (ii) if applicable, cash in lieu of fractional shares as provided in
Section 1.07. Any Old Certificate delivered to the Exchange Agent with a duly completed and executed letter of transmittal shall be canceled. Until so delivered, each Old Certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration as set forth in this Agreement. No interest will accrue or be paid on any portion of the Merger Consideration payable upon the surrender of an Old Certificate. Any Holder whose Old Certificate has been lost or destroyed may obtain the Merger Consideration into which the MOXY Common Stock or FSC Common Stock, as the case may be, represented by the lost Old Certificate has been converted pursuant to
Section 1.01 or 1.02, as the case may be, provided such Holder delivers to Parent and the Exchange Agent a statement certifying to the fact of such loss or destruction and posts a bond in such amount as Parent may reasonably direct as indemnity against any loss or expense that either Parent or the Exchange Agent may incur as a result of the lost or destroyed Old Certificate being thereafter surrendered to Parent or the Exchange Agent. In the event of a transfer of ownership of any MOXY Common Stock or FSC Common Stock prior to the Effective Time that is not registered in the transfer records of MOXY or FSC, as the case may be, the Merger Consideration may be delivered to a transferee if the Old Certificate representing the stock so transferred is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid or are not payable. All deliveries and payments that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities, except as may be required otherwise by law.

      (c) No dividends payable with respect to any Merger Shares shall be paid to persons entitled to receive such Merger Shares until such persons have surrendered their Old Certificates (or required documentation with respect to lost or destroyed Old Certificates) to the Exchange Agent in accordance with
Section 1.04(b). As soon as practicable after such surrender, there shall be paid to the person in whose name the Merger Shares shall be issued any dividends on such Merger Shares that have a record date prior to the date of such surrender. If the payment date for such dividend is after the date of such surrender, payment shall be made on such payment date. In no event will any person entitled to receive Merger Shares be entitled to interest on any dividend declared or paid with respect to Merger Shares.

      (d) Any Old Certificates that have not been surrendered to the Exchange Agent or properly certified as lost or destroyed within one year after the Effective Time shall be delivered to Parent, upon demand, and any Holder who has not theretofore complied with Section 1.04(b) shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable for any cash or securities delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      Section 1.05. Closing of MOXY and FSC Transfer Books. At the Effective Time, the stock transfer books of MOXY and FSC shall be closed and no transfers of MOXY Common Stock or FSC Common Stock shall thereafter be made.

      Section 1.06. Withholding. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder such amounts as Parent may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that such amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of whom such deduction and withholding were made.

      Section 1.07. Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the MOXY Merger or FSC Merger, but in lieu thereof each holder of MOXY Common Stock or FSC Common Stock otherwise entitled to a fractional share of Parent Common Stock (considering all Old Certificates held of record by such holder together) shall be entitled to receive a cash payment in an amount equal to such fraction of a share of Parent Common Stock multiplied by the closing price of a share of Parent Common Stock on the New York Stock Exchange (the "NYSE") or Nasdaq National Market, as the case may be, on the first trading day following the date on which the Effective Time shall occur.

      Section 1.08.  Stock-Based Awards.

      (a) At the Effective Time, each outstanding option to purchase shares of MOXY Common Stock or FSC Common Stock and each outstanding stock appreciation right and stock incentive unit with respect to MOXY Common Stock or FSC Common Stock granted under any of MOXY's or FSC's incentive plans (the "Stock-Based Awards"), whether vested or unvested, shall be canceled, and, in substitution therefor, Parent shall issue an option to purchase Parent Common Stock on the terms and conditions described herein (each such replacement option, a "Substitute Option"). Substitute Options shall be issued under a Parent incentive plan to be adopted at or prior to the Effective Time.

      (b) The number of shares of Parent Common Stock subject to each Substitute Option shall equal the number of shares subject to the original Stock-Based Award multiplied by the MOXY Conversion Ratio for each MOXY Stock-Based Award, and the FSC Conversion Ratio for each FSC Stock-Based Award. The exercise price of each Substitute Option shall equal the exercise price of each original Stock-Based Award divided by the MOXY Conversion Ratio for each MOXY Stock-Based Award and the FSC Conversion Ratio for each FSC Stock-Based Award.

      (c) Each Substitute Option will have the same vesting schedule as that of the related Stock-Based Award. Each Substitute Option will have the same term and substantially the same other conditions as that of the related Stock-Based Award.

      (d) Prior to the Effective Time, each of MOXY and FSC shall (i) use commercially reasonable efforts to obtain consents from holders of any Stock-Based Awards to the extent Parent determines such consents to be advisable and (ii) make any amendments to the terms of any of its incentive plans or arrangements, in each case as necessary to give effect to the transactions contemplated by this Section 1.08.

      (e) As soon as practicable after the Effective Time, Parent shall file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 with respect to the shares of Parent Common Stock underlying the Substitute Options and shall use its reasonable best efforts to have such registration statement declared effective under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act").

      Section 1.09. Adjustments. If, prior to the Effective Time, any change in the outstanding shares of capital stock of MOXY or FSC shall occur, including by reason of any reclassification, stock split, stock dividend, combination, exchange or adjustment of shares, or a record date for any of the foregoing shall be established, then the MOXY Conversion Ratio or the FSC Conversion Ratio, as the case may be, shall be appropriately and proportionately adjusted.



                                 ARTICLE 2
                          The Surviving Entities

      Section 2.01.  MOXY Surviving LLC and FSC Surviving LLC.

      (a) At the Effective Time, the respective certificates of incorporation and by-laws of MOXY and FSC shall be canceled.

      (b) The respective certificates of formation and operating agreements of the MOXY Surviving LLC and the FSC Surviving LLC in effect at the Effective Time shall continue to be the certificates of formation and operating agreements of the MOXY Surviving LLC and the FSC Surviving LLC, respectively, after the Effective Time, until amended in accordance with applicable law.

      (c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the officers of MOXY and FSC at the Effective Time shall be the officers of the MOXY Surviving LLC and the FSC Surviving LLC, respectively, and (ii) the Board of Directors of Parent shall consist of all of the members of the Boards of Directors of MOXY and FSC at the Effective Time.


                                   ARTICLE 3
                 Stockholder Approval; Effective Time; Closing

      Section 3.01. Stockholder Approval. Subject to the terms and conditions contained herein, this Agreement and the transactions contemplated hereby shall be submitted for approval (i) to the holders of shares of MOXY Common Stock at a special meeting of stockholders to be duly held for such purpose by MOXY (the "MOXY Special Meeting") and (ii) to the holders of shares of FSC Common Stock at a special meeting of stockholders to be duly held for such purpose by FSC (the "FSC Special Meeting" and, together with the MOXY Special Meeting, the "Special Meetings"). MOXY and FSC shall coordinate and cooperate with respect to the timing of the Special Meetings and shall endeavor to hold such meetings on the same day and as soon as practicable after the date hereof. Each of MOXY and FSC shall recommend that their respective stockholders approve and adopt this Agreement and the transactions contemplated hereby and such recommendations shall be contained in the Joint Proxy Statement (defined below); provided, that nothing herein shall prevent the Board of Directors of either MOXY or FSC from withdrawing or modifying its recommendation if such Board of Directors has made a good faith, reasonable judgment, after consultation with its, or its Special Committee's, legal counsel, that the failure to do so would violate applicable law or its fiduciary duties under applicable law. The letters to stockholders, notices of meeting, joint proxy statement and prospectus and forms of proxies to be distributed to stockholders of MOXY and FSC in connection with the Mergers, and any schedules required to be filed with the SEC in connection therewith, are collectively referred to herein as the "Joint Proxy Statement."

      Section 3.02. Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., 201 St. Charles Avenue, New Orleans, Louisiana 70170 at 10:00 a.m., local time, on the second business day after satisfaction or waiver of the conditions set forth in Article 7, or at such other time and place as MOXY and FSC may agree (the "Closing Date"). On the Closing Date, Certificates of Merger relating to the MOXY Merger and the FSC Merger, each specifying that the Merger to which it relates shall become effective at such date and time as are specified therein (which date and time shall be the same for each Merger), shall be filed with the Delaware Secretary of State by MOXY and FSC, respectively, in accordance with Delaware Law, and the Mergers shall become effective simultaneously in accordance with the terms of such Certificates of Merger (such time and date being referred to as the "Effective Time").


                                   ARTICLE 4
                    Representations and Warranties of MOXY

      MOXY represents and warrants to FSC as follows:

      Section 4.01.  Organization, Standing and Power.

      (a) Each of MOXY and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as now conducted. Each of MOXY and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the business it is conducting, or other operation, ownership or leasing of its properties, makes such qualification necessary, other than jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect on MOXY.
MOXY has previously made available to FSC complete and correct copies of its certificate of incorporation and by-laws.

      (b)   As used in this Agreement:

            (i) "Subsidiary" means, as to any Person, any corporation, partnership, limited liability company or other entity in which such Person holds, directly or indirectly, more than 50% of the securities or other ownership interests the holders of which are generally entitled to vote with respect to the election of the members of the board of directors or other governing body thereof or such Person otherwise possesses, directly or indirectly, the power to direct or cause the direction of the management and policies thereof;

            (ii) "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; and

            (iii) "Material Adverse Effect" means, as to any Person, a material adverse change in the business, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole.

      Section 4.02. Corporate Authorization. The execution, delivery and performance by MOXY of this Agreement and the consummation by MOXY of the transactions contemplated hereby are within MOXY's corporate powers and, except for approval of this Agreement and the MOXY Merger by MOXY's stockholders, have been duly authorized by all necessary corporate action. Without limiting the generality of the foregoing, the Board of Directors of MOXY has unanimously adopted a resolution adopting and approving this Agreement. The affirmative vote of a majority of the outstanding shares of MOXY Common Stock is the only vote of any class or series of MOXY's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by MOXY and constitutes a valid and binding agreement of MOXY, enforceable against MOXY in accordance with its terms, subject to (a) bankruptcy, insolvency, moratorium and other similar laws and court decisions now or hereafter in effect relating to or affecting creditors' rights generally and
(b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

      Section 4.03. Governmental Authorization. The execution, delivery and performance by MOXY of this Agreement and the consummation of the MOXY Merger by MOXY require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a Certificate of Merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (c) compliance with any applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") and any applicable Blue Sky laws; and (d) compliance with such other applicable regulatory requirements as would not have a Material Adverse Effect on MOXY.

      Section 4.04. Non-Contravention. Except as disclosed in Schedule 4.04, the execution, delivery and performance by MOXY of this Agreement and the consummation by MOXY of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of MOXY, (b) assuming compliance with the matters referred to in
Section 4.03, contravene, conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to MOXY or any of its Subsidiaries, (c) constitute a default (or an event that with notice, the lapse of time or both would become a default), or give rise to a right of termination, cancellation or acceleration of any right or obligation, under any provision of any agreement, contract or other instrument binding upon MOXY or any of its Subsidiaries, or
(d) result in the creation or imposition of any Lien on any asset of MOXY or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b), (c) or (d) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOXY. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

      Section 4.05.  Capitalization.

            (a) As of the date hereof, the authorized capital stock of MOXY consists of 150,000,000 shares of MOXY Common Stock, and 50,000,000 shares of preferred stock, par value $0.01 per share (the "MOXY Preferred Stock"). At the close of business on June 30, 1998, (i) 42,887,380 shares of MOXY Common Stock were issued and outstanding and no shares were held in its treasury,
(ii) 5,196,792 shares of MOXY Common Stock were reserved for issuance pursuant to outstanding options to acquire MOXY Common Stock (of which options to purchase an aggregate of 2,304,053 shares of MOXY Common Stock were exercisable), and (iii) no shares of MOXY Preferred Stock were issued or outstanding. All outstanding shares of MOXY Common Stock have been validly issued and are fully paid and nonassessable. Except for the outstanding stock options covering 5,196,792 shares of MOXY Common Stock, as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements to which MOXY or any of its Subsidiaries is a party, or by which it is bound, obligating MOXY or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any shares of capital stock or other voting securities of MOXY or any of its Subsidiaries or obligating MOXY or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call right, commitment or agreement.

      (b) Except as disclosed in any of the MOXY SEC Documents, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of MOXY is owned by MOXY, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

      Section 4.06. SEC Documents. MOXY has previously furnished to FSC true and complete copies of the following (collectively, the "MOXY SEC Documents"):

      (a) MOXY's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1995 through 1997;

      (b) MOXY's Quarterly Reports on Form 10-Q filed with the SEC for the quarter ended March 31, 1998;

      (c) each definitive proxy statement filed by MOXY with the SEC since December 31, 1995;

      (d) each final prospectus filed by MOXY with the SEC since December 31, 1995, except any final prospectus included in a registration statement on Form S-8;

      (e) all Current Reports on Form 8-K filed by MOXY with the SEC since December 31, 1995; and

      (f) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1995.

      As of their respective dates, such MOXY SEC Documents (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the MOXY SEC Documents (including any related notes and schedules) present fairly the financial position of MOXY and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods covered thereby (subject, in the case of unaudited interim period statements, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since December 31, 1995, MOXY has timely filed all reports, registration statements and other filings required to be filed by it with the SEC.

      Section 4.07. Compliance with Laws. Since December 31, 1995, the businesses of MOXY and its Subsidiaries have not and are not being conducted in violation of, nor were they conducted in violation of, any law, ordinance or regulation of any governmental entity (provided that no representation or warranty is made in this Section 4.07 with respect to Environmental Laws), except as disclosed in any of the MOXY SEC Documents and except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on MOXY.

      Section 4.08. No Undisclosed Liabilities. As of March 31, 1998, neither MOXY nor any of its Subsidiaries had any liabilities or obligations of any nature, whether absolute, accrued, contingent, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of MOXY and its Subsidiaries (or in the notes thereto) and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, except (a) liabilities or obligations reflected in the financial statements included in the MOXY SEC Documents, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOXY, and (c) liabilities and obligations under this Agreement.

      Section 4.09. Litigation. As of the date of this Agreement, except as disclosed in any of the MOXY SEC Documents, there is no (i) class action litigation pending or, to the best knowledge of MOXY, threatened against or affecting MOXY or any of its Subsidiaries, (ii) other suit, action or proceeding pending (or any known basis therefor) or, to the best knowledge of MOXY, threatened against or affecting MOXY or any of its Subsidiaries or any of their respective properties that could reasonably be expected to have a Material Adverse Effect on MOXY or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Mergers or any of the other transactions contemplated hereby, or (iii) judgment, decree, injunction, rule or order of any court, governmental entity or arbitrator outstanding against MOXY or any of its Subsidiaries, if determined adversely to MOXY, that is reasonably likely to have a Material Adverse Effect on MOXY or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Mergers or any of the other transactions contemplated hereby.

      Section 4.10. Environmental Matters. Except as previously disclosed in writing to FSC or described in the MOXY SEC Documents, (a) each of MOXY and its Subsidiaries is in material compliance with all applicable federal, state, local and foreign laws, regulations, rules, orders, decrees, treaties, judicial decisions, judgments, injunctions, permits and governmental restrictions relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MOXY, and, to the best knowledge of MOXY, there are no circumstances that are reasonably likely to materially prevent or interfere with such compliance in the next three years, (b) neither MOXY nor any of its Subsidiaries has received written notice of or, to the best knowledge of MOXY, is the subject of, any actions, causes of action, claims, investigations, demands, notices, requests for information, complaints, suits or proceedings by any Person alleging liability under or non-compliance with any Environmental Law ("Environmental Claims") that are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on MOXY; and (c) as of March 31, 1998, neither MOXY nor any of its Subsidiaries had any liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and whether relating to MOXY, any of its Subsidiaries or any predecessor entities of MOXY or any of its Subsidiaries, arising under or relating to any Environmental Law, except for liabilities or obligations that would not, (i) individually or in the aggregate, be reasonably expected to result in liabilities, losses, damages or expenses of any kind, including without limitation capital expenditures ("Losses"), in excess of $5.0 million during the five-year period beginning on the date hereof or (ii) individually or in the aggregate, have a Material Adverse Effect on MOXY (taking into account any applicable reserves).

      Section 4.11.  ERISA.

      (a) Schedule 4.11 contains a list identifying each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that is (i) subject to any provision of ERISA and (ii) maintained, administered or contributed to by MOXY or any ERISA Affiliate and covers any employee or former employee of MOXY or any Subsidiary of MOXY or under which MOXY or any Subsidiary of MOXY has or may have any liability. Copies of such plans (and if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available to FSC together with (A) any recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "MOXY Employee Plans." For purposes of this Agreement, an "ERISA Affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

      (b) Except as set forth in Schedule 4.11, no MOXY Employee Plan (i) constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), (ii) is maintained in connection with any trust described in Section 501(c)(9) of the Code or (iii) is subject to Title IV of ERISA. Neither MOXY nor any ERISA Affiliate of MOXY has (A) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction of a type described in Sections 4069 or 4212(c) of ERISA or (B) incurred, or reasonably expects to incur prior to the Effective Time, (1) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (2) any liability under Section 4971 of the Code that in either case could become a liability of Parent or any of its Subsidiaries after the Effective Time. Nothing done or omitted to be done, and no transaction or holding of any asset under or in connection with any MOXY Employee Plan, has made or will make MOXY or any Subsidiary of MOXY, or any officer or director of MOXY or any Subsidiary of MOXY, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that individually or in the aggregate could have a Material Adverse Effect on MOXY.

      (c) With respect to each MOXY Employee Plan that is intended to be qualified under Section 401(a) of the Code, MOXY has received a favorable determination letter that the plan is so qualified and that each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code and, to the best knowledge of MOXY, no event has occurred since the date of such determination that would adversely affect such qualification and exception. MOXY has made available to FSC copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each MOXY Employee Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, that are applicable to such Plan including but not limited to ERISA and the Code.

      (d) Except as set forth in Schedule 4.11, there is no contract, agreement, plan or arrangement covering any employee or former employee of MOXY or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 280G of the Code.

      (e) MOXY has provided FSC with a list of each employment, severance and other similar contract, arrangement or policy, and each plan or arrangement (whether written or oral but excluding any state mandated program or policy) providing for insurance coverage (including any self-insured arrangements), with respect to workers' compensation benefits, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a MOXY Employee Plan, (ii) has been entered into, maintained or contributed to, as the case may be, by MOXY or any of its ERISA Affiliates and (iii) covers any employee or former employee of MOXY or any of its Subsidiaries. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished or made available previously to FSC, are referred to collectively herein as the "MOXY Benefit
Arrangements." Each MOXY Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

      (f) Except as set forth in Schedule 4.11, neither MOXY nor any Subsidiary of MOXY has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of MOXY or any Subsidiary of MOXY, except as required to avoid excise taxes under Section 4980B of the Code. No condition exists that would prevent MOXY or any Subsidiary of MOXY from amending or terminating any MOXY Employee Plan or MOXY Benefit Arrangement providing health or medical benefits in respect of any active, former or retired employee of MOXY or any of its Subsidiaries.

      (g) Except as set forth in Schedule 4.11, there has been no amendment to, written interpretation or announcement (whether or not written) by MOXY or any of its Subsidiaries relating to, or change in employee participation or coverage under, any MOXY Employee Plan or MOXY Benefit Arrangement that would increase materially the expense of maintaining such MOXY Employee Plan or MOXY Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 1997.

      (h) There is no unfair labor practice complaint pending or, to the best knowledge of MOXY, threatened against MOXY or any of its Subsidiaries before the National Labor Relations Board that would reasonably be expected to have a Material Adverse Effect on MOXY.

      (i) Except as set forth in Schedule 4.11, there is no issue with respect to any MOXY Employee Plan or MOXY Benefit Arrangement that is now, or within the last twelve months has been, under examination by the Internal Revenue Service or the Department of Labor. There is no (i) pending investigation by any governmental or regulatory agency or authority involving or relating to any MOXY Employee Plan or MOXY Benefit Arrangement, or (ii) threatened or pending claim (except for claims for benefits payable in the normal operations of the MOXY Employee Plans or MOXY Benefit Arrangement), suit or proceeding against any MOXY Employee Plan or MOXY Benefit Arrangement or asserting any rights or claims to benefits under any MOXY Employee Plan or MOXY Benefit Arrangement that could reasonably be expected to have a Material Adverse Effect on MOXY.

      Section 4.12. Joint Proxy Statement; Registration Statements. None of the information with respect to MOXY or its Subsidiaries or the MOXY Merger to be included in the Joint Proxy Statement or the Registration Statement will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the MOXY Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by MOXY with respect to information relating to FSC or its Subsidiaries. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

      Section 4.13. Absence of Certain Changes. Since March 31, 1998, each of MOXY and its Subsidiaries has conducted its business in the ordinary course consistent with past practice and has not, except as set forth on Schedule 4.13:

      (a) declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock of MOXY or any of its Subsidiaries or repurchased, redeemed or acquired any outstanding shares of capital stock or other securities of, or other ownership interests in, MOXY or any of its Subsidiaries;

      (b)   amended any term of any of its outstanding securities;

      (c) incurred, assumed or guaranteed any indebtedness from any third party for borrowed money other than in the ordinary course of business;

      (d) created or assumed any Lien on any material asset, other than in the ordinary course of business consistent with past practices;

      (e) loaned, advanced or contributed to, or invested in, any Person other than (i) loans, advances or capital contributions to or investments in wholly owned Subsidiaries of MOXY, (ii) investments in securities consistent with past practice or (iii) other loans, advances, capital contributions or investments in an aggregate amount not exceeding $1.0 million;

      (f) incurred any damage, destruction or other casualty loss (whether or not covered by insurance) affecting its business or assets that, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect on MOXY;

      (g) engaged in any transaction or entered into or amended any agreement relating to its assets or businesses (including, without limitation, the acquisition or disposition of any assets) or relinquished any contract, license or other right that, in any such case, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect on MOXY, other than transactions or agreements contemplated by this Agreement;

      (h) changed any method of accounting or accounting principle or practice, except for any such change required by reason of a concurrent change in GAAP;

      (i) except in the ordinary course of business consistent with past practices, (A) granted any severance or termination pay to, or entered into any employment, termination, severance, deferred compensation or other similar arrangement with, any of its directors, officers or employees; (B) amended in any material respect any employment, termination, severance, deferred compensation or other similar arrangement with any of its directors, officers or employees (it being understood that any increase or acceleration of benefits under any such agreement or arrangement shall be deemed material);
(C) established, adopted, entered into, amended or otherwise accelerated or enhanced any rights or benefits under, (i) any plan providing for options, stock, performance awards or other forms of incentive or deferred compensation or (ii) any bonus, profit sharing, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees; or (D) increased the compensation or benefits of any other employees or payment of any benefit not required by any plan or arrangement as in effect on March 31, 1998;

      (j) except such contracts as would not be material to MOXY and its Subsidiaries as a whole, entered into any contract limiting the right of MOXY or any of its Subsidiaries at any time on or after the date of this Agreement or Parent or any of its Subsidiaries at or after the Effective Time, to engage in, or to compete with any Person in, any business;

      (k) entered into any acquisition or joint venture that is material to MOXY and its Subsidiaries, taken as a whole;

      (l) amended its articles of incorporation, by-laws or similar organizational documents;

      (m) been the subject of any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any of its employees, which employees were not subject to a collective bargaining agreement at March 31, 1998, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

      (n) been subject to any event, occurrence or development that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on MOXY, except for general economic changes, changes that affect the industry of MOXY or any of its Subsidiaries generally, and changes in MOXY's business after the date hereof attributable solely to the execution of this Agreement or actions taken by Parent.

      Section 4.14.  Taxes.

      (a) For purposes of this Agreement, "Taxes" means all United States Federal, state, local and foreign taxes, levies and other assessments, including, without limitation, all income, sales, use, goods and services, value added, capital, capital gains, net worth, transfer, profits, withholding, payroll, employer health, unemployment insurance payments, excise, real property and personal property taxes, any other taxes, assessments or similar charges in the nature of a tax, including without limitation, interest, additions to tax, fines and penalties, imposed by a governmental or public body, agency, official or authority (the "Taxing Authorities"). For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority in connection with the determination, assessment, collection, administration or imposition of any Taxes.

      (b) All Tax Returns required to be filed (taking into account all extensions heretofore granted) on or before the date hereof or the Effective Time by or on behalf of MOXY or any of its Subsidiaries have been filed within the time and in the manner prescribed by law, other than those Tax Returns the failure of which to file would not have a Material Adverse Effect on MOXY.

      (c) As of the time of filing, all such Tax Returns correctly reflected in all material respects all facts regarding the income, business, assets, operations, activities and status of MOXY and its Subsidiaries and any other information required to be shown therein.

      (d) All Taxes shown to be due and payable by MOXY and any of its Subsidiaries on all such Tax Returns have been timely paid, or withheld and remitted to the appropriate Taxing Authorities.

      (e) Except as set forth on Schedule 4.14, all applicable statutes of limitations for the assessment of material Taxes against MOXY and any of its Subsidiaries have expired. No deficiency payment of any Taxes for any period has been asserted by any Taxing Authority which remains unsettled at the date hereof except for deficiencies which would not have a Material Adverse Effect on MOXY.

      (f) Except for Tax Returns required to be filed with respect to the 1997 taxable year, neither MOXY nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return which has not yet been filed.

      (g) There are no material Liens upon any property or assets of MOXY or any of its Subsidiaries for Taxes, except for Tax liens in respect of Taxes not yet due or which are being contested in good faith and by appropriate proceedings (and for the payment of which adequate reserves have been provided) and reflected in the MOXY SEC Documents.

      (h) Except as set forth on Schedule 4.14, there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to MOXY or any of its Subsidiaries in respect of any Taxes.

      (i) Except as set forth on Schedule 4.14, neither MOXY nor any of its Subsidiaries has any contractual obligations under any tax sharing agreement or similar agreement or tax indemnity agreement with any corporation which is not a member of the affiliated group of corporations of which MOXY is the common parent.

      (j) There are no requests for rulings or determinations in respect of any Tax pending between MOXY or any of its Subsidiaries and any Taxing Authorities.

      (k) Neither MOXY nor any of its Subsidiaries own any interest in real property in the State of New York or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property.

      Section 4.15. Fairness Opinion. The MOXY Special Committee has received the opinion of Bear Stearns to the effect that, as of the date thereof, the MOXY Conversion Ratio is fair to the holders of MOXY Common Stock from a financial point of view.

      Section 4.16. Takeover Statutes; Charter Provisions; Rights Plan. The Board of Directors of MOXY has approved this Agreement, the MOXY Merger and the other transactions contemplated hereby and has taken such action as is necessary to (i) satisfy any applicable restrictions on business combinations contained in Section 203 of the Delaware General Corporation Law and Article Ninth of the certificate of incorporation of MOXY and (ii) eliminate the applicability of MOXY's Rights Agreement dated as of May 14, 1992, as amended, to this Agreement, the Mergers and the other transactions contemplated hereby. No other state takeover statutes are applicable to the Mergers or the other transactions contemplated hereby.

      Section 4.17. Finders' Fees. Except for Bear Stearns, which has been retained by the MOXY Special Committee and whose fees will be paid by MOXY, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from MOXY or any of its affiliates (other than FSC) upon consummation of the transactions contemplated by this Agreement.

      Section 4.18. Contracts. All material contracts of MOXY and its Subsidiaries that are required to be described in the MOXY SEC Documents or to be filed as exhibits thereto have been described or filed as required.
Neither MOXY nor any of its Subsidiaries nor, to the knowledge of MOXY, any other party is in breach of or default under any such contracts that are currently in effect, except for such breaches and defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MOXY. Except as set forth in the MOXY SEC Documents, neither MOXY nor any of its Subsidiaries is a party to or bound by any noncompetition agreement or any other agreement or obligation that purports to limit in any material respect the manner in which, or the localities in which, MOXY or any such Subsidiary is entitled to conduct all or any material portion of the business of MOXY and its Subsidiaries taken as a whole.

      Section 4.19. Transactions with Affiliates. Except to the extent disclosed in the MOXY SEC Documents filed prior to the date of this Agreement, from December 31, 1995 through the date of this Agreement and except for the transactions contemplated hereby, there have been no transactions, agreements, arrangements or understandings between MOXY or its Subsidiaries, on the one hand, and MOXY's Affiliates (other than wholly owned Subsidiaries of MOXY) or other Persons, on the other hand, that would be required to be disclosed under
Item 404 of Regulation S-K under the Securities Act. For purposes of this Agreement, the term "Affiliate," when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of "Affiliate," the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.


                                 ARTICLE 5
                   Representations and Warranties of FSC

      FSC represents and warrants to MOXY as follows:

      Section 5.01. Organization, Standing and Power. Each of FSC and its Subsidiaries is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as now conducted. Each of FSC and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the business it is conducting, or other operation, ownership or leasing of its properties, makes such qualification necessary, other than jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect on FSC. FSC has previously made available to MOXY complete and correct copies of its certificate of incorporation and by-laws.

      Section 5.02. Corporate Authorization. The execution, delivery and performance by FSC of this Agreement and the consummation by FSC of the transactions contemplated hereby are within FSC's corporate powers and, except for approval of this Agreement and the FSC Merger by FSC's stockholders, have been duly authorized by all necessary corporate action. Without limiting the generality of the foregoing, the Board of Directors of FSC has unanimously adopted a resolution adopting and approving this Agreement. The affirmative vote of a majority of the outstanding shares of FSC Common Stock is the only vote of any class or series of FSC's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by FSC and constitutes a valid and binding agreement of FSC, enforceable against FSC in accordance with its terms, subject to (a) bankruptcy, insolvency, moratorium and other similar laws and court decisions now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity),

      Section 5.03. Governmental Authorization. The execution, delivery and performance by FSC of this Agreement and the consummation of the FSC Merger by FSC require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a Certificate of Merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any applicable Blue Sky laws; and
(d) compliance with such other applicable regulatory requirements as would not have a Material Adverse Effect on FSC.

      Section 5.04. Non-Contravention. Except as disclosed in Schedule 5.04, the execution, delivery and performance by FSC of this Agreement and the consummation by FSC of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or by-laws of FSC, (b) assuming compliance with the matters referred to in
Section 5.03, contravene, conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to FSC or any of its Subsidiaries, (c) constitute a default (or an event that with notice, the lapse of time or both would become a default), or give rise to a right of termination, cancellation or acceleration of any right or obligation, under any provision of any agreement, contract or other instrument binding upon FSC or any of its Subsidiaries, or
(d) result in the creation or imposition of any Lien on any asset of FSC or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b), (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on FSC.

      Section 5.05.   Capitalization.

      (a) As of the date hereof, the authorized capital stock of FSC consists of 150,000,000 shares of FSC Common Stock, and 50,000,000 shares of preferred stock, par value $0.01 per share (the "FSC Preferred Stock"). At the close of business on June 30, 1998, (i) 9,740,603 shares of FSC Common Stock were issued and outstanding and 646,100 were held in its treasury, (ii) 756,408 shares of FSC Common Stock were reserved for issuance pursuant to options to acquire FSC Common Stock (of which options to purchase an aggregate of 381,408 shares of FSC Common Stock were exercisable), and (iii) no shares of FSC Preferred Stock were issued or outstanding. All outstanding shares of FSC Common Stock have been validly issued and are fully paid and nonassessable. Except for the outstanding Stock Options covering 756,408 shares of FSC Common Stock, as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements to which FSC or any of its Subsidiaries is a party or by which it is bound, obligating FSC or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, any shares of capital stock or other voting securities of FSC or any of its Subsidiaries or obligating FSC or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

            (b) Except as disclosed in any of the FSC SEC Documents, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of FSC is owned by FSC, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

      Section 5.06. SEC Documents. FSC has previously furnished to MOXY true and complete copies of the following (collectively, the "FSC SEC Documents"):

      (a) FSC's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1997;

      (b) FSC's Quarterly Reports on Form 10-Q filed with the SEC for the quarter ended March 31, 1998;

      (c) each definitive proxy statement filed by FSC with the SEC since December 22, 1997;

      (d) each final prospectus filed by FSC with the SEC since December 22, 1997, except any final prospectus included in a registration statement on Form S-8;

      (e) all Current Reports on Form 8-K filed by FSC with the SEC since December 22, 1997; and

      (f) all of its other reports, statements, schedules and registration statements filed with the SEC since December 22, 1997.

      As of their respective dates, such FSC SEC Documents (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the FSC SEC Documents (including any related notes and schedules) present fairly the financial position of FSC and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods covered thereby (subject, in the case of unaudited interim period statements, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since December 31, 1997, FSC has timely filed all reports, registration statements and other filings required to be filed by it with the SEC.

      Section 5.07. Compliance with Laws. Since December 22, 1997, the businesses of FSC and its Subsidiaries have not and are not being conducted in violation of, nor were they conducted in violation of, any law, ordinance or regulation of any governmental entity (provided that no representation or warranty is made in this Section 5.07 with respect to Environmental Laws), except as disclosed in any of the FSC SEC Documents and except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on FSC.

      Section 5.08. Undisclosed Liabilities. As of March 31, 1998 neither FSC nor any of its Subsidiaries had any liabilities or obligations of any nature, whether absolute, accrued, contingent, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of FSC and its Subsidiaries (or in the notes thereto) and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, except (a) liabilities or obligations reflected in the financial statements included in the FSC SEC Documents, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FSC, and (c) liabilities and obligations under this Agreement.

      Section 5.09. Litigation. As of the date of this Agreement, except as disclosed in any of the FSC SEC Documents, there is no (i) class action litigation pending or, to the best knowledge of FSC, threatened against or affecting FSC or any of its Subsidiaries, (ii) other suit, action or proceeding (or any known basis therefor) pending or, to the best knowledge of FSC, threatened against or affecting FSC or any of its Subsidiaries or any of their respective Properties that could reasonably be expected to have a Material Adverse Effect on FSC or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Mergers or any of the other transactions contemplated hereby, or (iii) judgment, decree, injunction, rule or order of any court, governmental entity or arbitrator outstanding against FSC or any of its Subsidiaries that, if determined adversely to FSC, is reasonably likely to have a Material Adverse Effect on FSC or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Mergers or any other transactions contemplated hereby.

      Section 5.10. Environmental Matters. Except as previously disclosed in writing to MOXY or described in the FSC SEC Documents, (a) each of FSC and its Subsidiaries is in material compliance with all applicable Environmental Laws except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on FSC, and, to the best knowledge of FSC, there are no circumstances that are reasonably likely to materially prevent or interfere with such compliance in the next three years, (b) neither FSC nor any of its Subsidiaries has received written notice of, or to the best knowledge of FSC, is the subject of, any Environmental Claims that are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on FSC; and (c) as of March 31, 1998, neither FSC nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether relating to FSC, any of its Subsidiaries or any predecessor entities of FSC or any of its Subsidiaries, arising under or relating to any Environmental Law, except for liabilities or obligations that would not, (i) individually or in the aggregate, be reasonably expected to result in Losses in excess of $5.0 million during the five-year period beginning on the date hereof or (ii) individually or in the aggregate, have a Material Adverse Effect on FSC (taking into account any applicable reserves).

      Section 5.11.  ERISA

      (a) Schedule 5.11 contains a list identifying each "employee benefit plan," as defined in Section 3(3) of ERISA, that is (i) subject to any provision of ERISA and (ii) maintained, administered or contributed to by FSC or any Subsidiary of FSC and covers any employee or former employee of FSC or any ERISA Affiliate of FSC or under which FSC or any Subsidiary of FSC has or may have any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available to MOXY together with (A) any annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (B) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the "FSC Employee Plans."

      (b) Except as set forth in Schedule 5.11, no FSC Employee Plan (i) constitutes a Multiemployer Plan, or (ii) is maintained in connection with any trust described in Section 501(c)(9) of the Code. Neither FSC nor any ERISA Affiliate of FSC has (A) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction of a type described in Sections 4069 or 4212(c) of ERISA or (B) incurred, or reasonably expects to incur prior to the Effective Time, (1) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (2) any liability under Section 4971 of the Code that in either case could become a liability of Parent or any of its Subsidiaries after the Effective Time. Nothing done or omitted to be done, and no transaction or holding of any asset under or in connection with any FSC Employee Plan, has made or will make FSC or any Subsidiary of FSC, or any officer or director of FSC or any Subsidiary of FSC, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that individually or in the aggregate could have a Material Adverse Effect on FSC.

      (c) With respect to each FSC Employee Plan that is intended to be qualified under Section 401(a) of the Code, FSC intends to request within the next twelve months a favorable determination letter from the Internal Revenue Service that each plan is so qualified and that each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. To the best knowledge of FSC, no event has occurred that would adversely effect such qualification and exception. Each FSC Employee Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, that are applicable to such Plan including but not limited to ERISA and the Code.

      (d) Except as set forth in Schedule 5.11, there is no contract, agreement, plan or arrangement covering any employee or former employee of FSC or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 280G of the Code.

      (e) FSC has provided MOXY with a list of each employment, severance and other similar contract, arrangement or policy, and each plan or arrangement (written or oral but excluding any state mandated program or policy) providing for insurance coverage (including any self-insured arrangements), with respect to workers' compensation benefits, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an FSC Employee Plan, (ii) has been entered into, maintained or contributed to, as the case may be, by FSC or any of its ERISA Affiliate and (iii) covers any employee or former employee of FSC or any of its Subsidiaries. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished or made available previously to MOXY, are referred to collectively herein as the "FSC Benefit Arrangements." Each FSC Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statues, orders, rules and regulations.

      (f) Except as set forth in Schedule 5.11, neither FSC nor any Subsidiary of FSC has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of FSC or any Subsidiary of FSC, except as required to avoid excise taxes under Section 4980B of the Code. No condition exists that would prevent FSC or any Subsidiary of FSC from amending or terminating any FSC Employee Plan or FSC Benefit Arrangement providing health or medical benefits in respect of any active, former or retired employee of FSC or any of its Subsidiaries.

      (g) Except as set forth in Schedule 5.11, there has been no amendment to, written interpretation or announcement (whether or not written) by FSC or any of its Subsidiaries relating to, or change in employee participation or coverage under, any FSC Employee Plan or FSC Benefit Arrangement that would increase materially the expense of maintaining such FSC Employee Plan or FSC Benefit Arrangement above the level of the expense anticipated when each FSC Employee Plan or FSC Benefit Arrangement was adopted after December 22, 1997.

      (h) There is no unfair labor practice complaint pending or, to the best knowledge of FSC, threatened against FSC or any of its Subsidiaries before the National Labor Relations Board that would reasonably be expected to have a Material Adverse Effect on FSC.

      (i) Except as set forth on Schedule 5.11, there is no issue with respect to any FSC Employee Plan or FSC Benefit Arrangement that is now, or since December 22, 1997, has been, under examination by the Internal Revenue Service or the Department of Labor. There is no (i) pending investigation by any governmental or regulatory agency or authority involving or relating to any FSC Employee Plan or FSC Benefit Arrangement, or (ii) threatened or pending claim (except for claims for benefits payable in the normal operations of the FSC Employee Plans or FSC Benefit Arrangement), suit or proceeding against any FSC Employee Plan or FSC Benefit Arrangement or asserting any rights or claims to benefits under any FSC Employee Plan or FSC Benefit Arrangement that could reasonably be expected to have a Material Adverse Effect on FSC.

      Section 5.12. Joint Proxy Statement; Registration Statements. None of the information with respect to FSC or its Subsidiaries or the FSC Merger to be included in the Joint Proxy Statement or the Registration Statement will, in the case of the Joint Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Joint Proxy Statement or any amendments or supplements thereto, and at the time of the FSC Special Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by FSC with respect to information relating to MOXY or its Subsidiaries. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

      Section 5.13. Absence of Certain Changes. Since March 31, 1998, each of FSC and its Subsidiaries has conducted its business in the ordinary course consistent with past practice and has not, except as set forth on Schedule 5.13:

      (a) declared, set aside or paid any dividend or other distribution with respect to any shares of capital stock of FSC or any of its Subsidiaries or repurchased, redeemed or acquired any outstanding shares of capital stock or other securities of, or other ownership interests in, FSC or any of its Subsidiaries;

      (b)   amended any term of any of its outstanding securities;

      (c) incurred, assumed or guaranteed any indebtedness from any third party for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

      (d) created or assumed any Lien on any material asset, other than in the ordinary course of business consistent with past practices;

      (e) loaned, advanced or contributed to, or invested in, any Person other than (i) loans, advances or capital contributions to or investments in wholly owned Subsidiaries of FSC, (ii) investments in securities consistent with past practice or (iii) other loans, advances, capital contributions or investments in an aggregate amount not exceeding $1.0 million;

      (f) incurred any damage, destruction or other casualty loss (whether or not covered by insurance) affecting its business or assets that, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect on FSC;

      (g) engaged in any transaction or entered into or amended any agreement relating to its assets or businesses (including, without limitation, the acquisition or disposition of any assets) or relinquished any contract, license or other right that, in any such case, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect on FSC, other than transactions or agreements contemplated by this Agreement;

      (h) changed any method of accounting or accounting principle or practice, except for any such change required by reason of a concurrent change in GAAP;

      (i) except in the ordinary course of business consistent with past practices, (A) granted any severance or termination pay to, or entered into any employment, termination, severance, deferred compensation or other similar arrangement with, any of its directors, officers or employees; (B) amended in any material respect any employment, termination, severance, deferred compensation or other similar arrangement with any of its directors, officers or employees (it being understood that any increase or acceleration of benefits under any such agreement or arrangement shall be deemed material);
(C) established, adopted, entered into, amended or otherwise accelerated or enhanced any rights or benefits under, (i) any plan providing for options, stock, performance awards or other forms of incentive or deferred compensation or (ii) any bonus, profit sharing, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees; or (D) increased the compensation or benefits of any other employees or payment of any benefit not required by any plan or arrangement as in effect on March 31, 1998;

      (j) except such contracts as would not be material to FSC and its Subsidiaries as a whole, entered into any contract limiting the right of FSC or any of its Subsidiaries at any time on or after the date of this Agreement or Parent or any of its Subsidiaries at or after the Effective Time, to engage in, or to compete with any Person in, any business;

      (k) entered into any acquisition or joint venture that is material to FSC and its Subsidiaries, taken as a whole;

      (l) amended its articles of incorporation, by-laws or similar organizational documents;

      (m) been the subject of any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any of its employees, which employees were not subject to a collective bargaining agreement at March 31, 1998, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

      (n) been subject to any event, occurrence or development that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on FSC, except for general economic changes, changes that affect the industry of FSC or any of its Subsidiaries generally, and changes in FSC's business after the date hereof attributable solely to the execution of this Agreement or actions taken by Parent.

      Section 5.14.  Taxes.

      (a) All Tax Returns required to be filed (taking into account all extensions heretofore granted) on or before the date hereof or the Effective Time by or on behalf of FSC or any of its Subsidiaries have been filed within the time and in the manner prescribed by law, other than those Tax Returns the failure of which to file would not have a Material Adverse Effect on FSC.

      (b) As of the time of filing, all such Tax Returns correctly reflected in all material respects all facts regarding the income, business, assets, operations, activities and status of FSC and its Subsidiaries and any other information required to be shown therein.

      (c) All Taxes shown to be due and payable by FSC and any of its Subsidiaries on all such Tax Returns have been timely paid, or withheld and remitted to the appropriate Taxing Authorities.

      (d) Except as set forth on Schedule 5.14, all applicable statutes of limitations for the assessment of material Taxes against FSC and any of its Subsidiaries have expired. No deficiency payment of any Taxes for any period has been asserted by any Taxing Authority which remains unsettled at the date hereof except for deficiencies which would not have a Material Adverse Effect on FSC.

      (e) Except for Tax Returns required to be filed with respect to the 1997 taxable year, neither FSC nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return which has not yet been filed.

      (f) There are no material Liens upon any property or assets of FSC or any of its Subsidiaries for Taxes, except for Tax liens in respect of Taxes not yet due or which are being contested in good faith and by appropriate proceedings (and for the payment of which adequate reserves have been provided) and reflected in the FSC SEC Documents.

      (g) Except as set forth on Schedule 5.14, there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to FSC or any of its Subsidiaries in respect of any Taxes.

      (h) Except as set forth on Schedule 5.14, neither FSC nor any of its Subsidiaries has any contractual obligations under any tax sharing agreement or similar agreement or tax indemnity agreement with any corporation which is not a member of the affiliated group of corporations of which FSC is the common parent.

      (i) There are no requests for rulings or determinations in respect of any Tax pending between FSC or any of its Subsidiaries and any Taxing Authorities.

      (j) Neither FSC nor any of its Subsidiaries own any interest in real property in the State of New York or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property.

      Section 5.15. Fairness Opinion. The FSC Special Committee has received the opinion of Lehman to the effect that, as of the date thereof, the FSC Conversion Ratio is fair to the holders of FSC Common Stock from a financial point of view.

      Section 5.16. Takeover Statutes; Charter Provisions; Rights Plan. The Board of Directors of FSC has approved this Agreement, the FSC Merger and the other transactions contemplated hereby and has taken such action as is necessary to (i) satisfy any applicable restrictions on business combinations contained in Section 203 of the Delaware General Corporation Law and Article VIII of the certificate of incorporation of FSC and (ii) eliminate the applicability of FSC's Stockholder Protection Rights Agreement to this Agreement, the Mergers and the other transactions contemplated hereby. No other state takeover statutes are applicable to the Mergers or the other transactions contemplated hereby.

      Section 5.17. Finders' Fees. Except for Lehman, which has been retained by the FSC Special Committee and whose fees will be paid by FSC, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from FSC or any of its affiliates (other than MOXY) upon consummation of the transactions contemplated by this Agreement.

      Section 5.18. Contracts. All material contracts of FSC and its Subsidiaries that are required to be described in the FSC SEC Documents or to be filed as exhibits thereto have been described or filed as required. Neither FSC nor any of its Subsidiaries nor, to the knowledge of FSC, any other party is in breach of or default under any such contracts which are currently in effect, except for such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FSC. Except as set forth in the FSC SEC Documents, neither FSC nor any of its Subsidiaries is a party to or bound by any noncompetition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, FSC or any such Subsidiary is entitled to conduct all or any material portion of the business of FSC and its Subsidiaries taken as a whole.

      Section 5.19. Transactions with Affiliates. Except to the extent disclosed in the FSC SEC Documents filed prior to the date of this Agreement and except for the transactions contemplated hereby, from December 22, 1997 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between FSC or its Subsidiaries, on the one hand, and FSC's Affiliates (other than wholly owned Subsidiaries of FSC) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.


                                 ARTICLE 6
                                 Covenants

      The parties further agree as follows:

      Section 6.01. Conduct of Business. Each of MOXY and FSC covenants and agrees that, from the date hereof until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.01 (the "Termination Date"), except as expressly provided otherwise in this Agreement, or as reasonably necessary for MOXY or FSC, respectively, to fulfill its obligations hereunder, each of MOXY and FSC and their respective Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with customers, suppliers, creditors and business partners and shall use their reasonable best efforts to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, MOXY and FSC, except as set forth on Schedule 6.01:

      (a) shall, and shall cause their respective Subsidiaries to, conduct their respective operations in their ordinary and usual course of business in substantially the same manner as heretofore conducted;

      (b) shall use their reasonable best efforts, and cause each of their respective Subsidiaries to use its reasonable best efforts, to preserve intact their respective business organizations and goodwill in all material respects, keep available the services of their respective officers and employees as a group (subject to changes in the ordinary course), and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them;

      (c) shall confer on a regular and frequent basis with one or more representatives of one another to report on material operational developments and the general status of ongoing operations, subject to the limitations contained in Section 6.02;

      (d) shall notify one another of any emergency or other material change in the normal course of their or their Subsidiaries' respective businesses or in the operation of their or their Subsidiaries' respective properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would reasonably be expected to have a Material Adverse Effect on MOXY or FSC, as the case may be;

      (e) except as expressly permitted by this Agreement, shall not, and shall not permit any of their respective Subsidiaries which is not wholly owned to, declare or pay any dividends on or make any distribution with respect to their outstanding shares of capital stock;

      (f)   except in the ordinary course of business, and as disclosed in
Schedule 6.01, shall not (i) grant or permit any of its Subsidiaries to grant any severance or termination pay to, or enter into any employment, termination or severance arrangement with, its officers, employees or directors, (ii) amend in any material respect any employment, termination or severance arrangement with any directors, officers or employees (it being understood that any increase in or acceleration of benefits under any such agreement or arrangement shall be deemed material); (iii) establish, adopt, enter into, or amend or take action to accelerate or enhance any rights or benefits under,
(A) any plan providing for options, stock, performance awards or other forms of incentive or deferred compensation or (B) any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees; or (iv) increase the compensation or benefits of any other employees or pay any benefit not required by any plan or arrangement as in effect on March 31, 1998;

      (g) shall not, and shall not permit any of their respective Subsidiaries to, authorize, propose or announce an intention to authorize, propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Mergers and any partnership or joint venture arrangements entered into in the ordinary course of business consistent with past practice), any acquisition or disposition of a material amount of assets or securities not in the ordinary course of business, or any release or relinquishment of any material contract rights not in the ordinary course of business;

      (h) shall not propose or adopt any amendments to their respective certificates of incorporation or by-laws;

      (i) shall not, and shall not permit any of their respective Subsidiaries to, issue any shares of capital stock, except upon exercise of rights or options outstanding on the date hereof or issued in the ordinary course of business after the date hereof pursuant to existing employee incentive and benefit plans, programs or arrangements, or effect any stock split not previously announced or otherwise change its capitalization as it existed on March 31, 1998 (except as contemplated herein);

      (j) shall not, and shall not permit any of their respective Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights to acquire any shares of its capital stock, except grants of options pursuant to employee incentive and benefit plans, programs or arrangements in existence on the date hereof in the ordinary course of business and consistent with past granting practices and policies;

      (k) shall not, and shall not permit any of their respective Subsidiaries to, except in the ordinary course of business pursuant to existing employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of their capital stock; provided that nothing in this Agreement shall restrict MOXY or FSC from repurchasing MOXY Common Stock or FSC Common Stock, respectively, in accordance with previously announced repurchase programs;

      (l) shall not, and shall not permit any of their respective Subsidiaries to, incur, assume or guarantee any indebtedness for borrowed money from any third party, other than pursuant to existing credit facilities or otherwise in the ordinary course of business consistent with past practices;

      (m) shall not, and shall not permit any of their respective Subsidiaries to, amend any term of any of their outstanding securities;

      (n) shall not, and shall not permit any of their respective Subsidiaries to, create or assume any Lien on any material asset other than in the ordinary course of business consistent with past practices;

      (o) shall not, and shall not permit any of their respective Subsidiaries to, make any loan, advance or capital contribution to or investment in any Person other than (i) loans, advances or capital contributions to or investments in their respective wholly owned Subsidiaries,
(ii) investments in securities consistent with past practices or (iii) other loans, advances, capital contributions or investments in an aggregate amount for each of MOXY and FSC not exceeding $50.0 million since March 31, 1998;

      (p) shall not, and shall not permit any of their respective Subsidiaries to, enter into any transaction, commitment, contract or agreement relating to such Person's assets or businesses (including, without limitation, the acquisition or disposition of any assets) or relinquish any contract, license or other right that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on MOXY or FSC, as the case may be, other than in the ordinary course of business consistent with past practices and transactions, commitments, contracts or agreements contemplated by this Agreement;

      (q) shall not, and shall not permit any of their respective Subsidiaries to, change any of their respective methods of accounting or accounting principles or practices, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

      (r) shall not, and shall not permit any of their respective Subsidiaries to, enter into any contract limiting the right of MOXY or FSC, as the case may be, or any of their respective Subsidiaries at any time on or after the date of this Agreement, or Parent or any of its Subsidiaries at or after the Effective Time, to engage or compete with any Person in any business, except such contracts as would not be material to MOXY or FSC, as the case may be, and its Subsidiaries, taken as a whole; and

      (s) shall not, and shall not permit any of their respective Subsidiaries to, agree, in writing or otherwise, to take any of the actions described in this Section 6.01 or any action that would make any representation or warranty in Articles 4 or 5 hereof, as the case may be, untrue or incorrect.

      Section 6.02. Investigation. Each of MOXY and FSC shall afford the other and each other's officers, employees, accountants, counsel and other authorized representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries' plants, properties, personnel, contracts, books and records (including without limitation its tax returns) and every report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws, and each shall use its reasonable best efforts to cause its representatives to furnish promptly to the other such additional financial and operating data and other information relating to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request; provided, that nothing herein shall require either MOXY or FSC or any of their respective Subsidiaries to disclose any information to the other that would cause significant competitive harm to the disclosing party or its Subsidiaries if the transactions contemplated by this Agreement are not consummated; and provided further, that no investigation pursuant to this section shall affect any representation or warranty given by MOXY to FSC or by FSC to MOXY, hereunder. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement dated as of June 4, 1998 (the "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable laws or regulations.

      Section 6.03. Special Meetings; Proxy Material. In connection with the Special Meetings, each of MOXY and FSC will (a) promptly prepare and file with the SEC as soon as is reasonably practicable a registration statement on Form S-4 under the Securities Act (the "Registration Statement"), which shall contain the Joint Proxy Statement, with respect to the matters to be voted on at the Special Meetings and the Parent Common Stock issuable in the Mergers, and use its reasonable best efforts to have the Joint Proxy Statement cleared by the SEC staff under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act, (b) thereafter mail to its stockholders as promptly as practicable the Joint Proxy Statement and all other proxy materials for the Special Meetings, (c) use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (d) otherwise comply with all legal requirements applicable to such meeting.

      Section 6.04. Cooperation. MOXY and FSC shall together, or pursuant to an allocation of responsibility to be agreed upon among them:

      (a) as soon as is reasonably practicable take all such action as may be required under state Blue Sky or securities laws in connection with the transactions contemplated by this Agreement;

      (b) promptly prepare and file with the NYSE or Nasdaq National Market (as shall be agreed upon) listing applications covering the shares of Parent Common Stock issuable in the Mergers and use their reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

      (c)   cooperate with each other and use their reasonable best efforts to
(i) receive all necessary and appropriate consents of third parties to the transactions contemplated hereunder, (ii) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers, and (iii) effect the Mergers in accordance with this Agreement at the earliest practicable date; and

      (d) cooperate with one another to lift any injunctions or remove any other impediments to the consummation of the transactions contemplated herein.

      Subject to the limitations contained in Section 6.02, each of MOXY and FSC shall furnish to the other and to the other's counsel all such information as may be required in order to effect the foregoing actions.

      Section 6.05. Affiliates. Each of MOXY and FSC (each of which is referred to in this Section 6.05 as a "Subject Entity") shall, prior to the Effective Time, deliver to the other a list, reviewed by its counsel, setting forth the names and addresses of all Persons who are, in its opinion, at the time of the Special Meeting of the Subject Entity, "affiliates" of the Subject Entity for purposes of Rule 145 under the Securities Act. Each Subject Entity shall furnish to the other such information and documents as the other may reasonably request for the purpose of reviewing such list. Each Subject Entity shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the list so furnished by it to execute a written agreement on or prior to the Effective Time, in a form satisfactory to the other (an "Affiliate Agreement"), that such person will not offer, sell or otherwise dispose of any of the shares of Parent Common Stock issued to such Person in the Mergers in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

      Section 6.06. Insurance Extension. MOXY and FSC shall cooperate to extend, renew or otherwise continue any existing insurance coverage (or to provide new insurance coverage) on and after the Effective Time with respect to claims arising from acts or omissions that occurred on or before the Effective Time.

      Section 6.07. Filings; Other Action. Subject to the terms and conditions herein provided, MOXY and FSC shall (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (b) use their respective reasonable best efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or governmental or regulatory authorities of the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (c) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

      Section 6.08. Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each of MOXY and FSC shall take all such necessary action. At and after the Effective Time, the officers of Parent (in its capacity as sole member of each of MOXY Surviving LLC and FSC Surviving LLC), will be authorized to execute and deliver, in the name and on behalf of MOXY, MOXY Merger Sub, FSC and FSC Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of such entities, any other actions and things to vest, perfect or confirm of record or otherwise in MOXY Surviving LLC or FSC Surviving LLC any and all right, title and interest in, to and under any of the rights, properties or assets of MOXY or FSC acquired or to be acquired by MOXY Surviving LLC or FSC Surviving LLC as a result of, or in connection with, the Mergers.

      Section 6.09. Takeover Statutes. If any state takeover statute shall become applicable to the transactions contemplated hereby, each of MOXY and FSC and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

      Section 6.10. No Solicitation. (a) From the date hereof until the earlier to occur of (i) the termination hereof or (ii) the Effective Time, MOXY will not, and will cause its Subsidiaries and its Subsidiaries' officers, directors, employees, investment bankers, consultants and other agents and its Affiliates not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Third Party Acquisition Proposal or any inquiry with respect thereto, or engage in discussions or negotiations with any Person with respect thereto, or disclose any non-public information relating to it or any of its Subsidiaries or afford access to its or any of its Subsidiaries' properties, books or records to any Person that has made or is considering making any Third Party Acquisition Proposal; provided that nothing contained in this Section 6.10(a) shall prevent MOXY from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide Third Party Acquisition Proposal received from such Person so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, (i) the Board of Directors of MOXY (and/or its Special Committee), by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to stockholders under applicable law, as advised by such Board's or Special Committee's legal counsel, and (ii) MOXY receives from such Person an executed confidentiality agreement with terms no less favorable to MOXY than those contained in the Confidentiality Agreement. Nothing contained in this Agreement shall prevent the Board of Directors of MOXY (and/or its Special Committee), from complying with Rule 14e-2 under the Exchange Act with regard to a Third Party
Acquisition Proposal; provided that the Board of Directors of MOXY (and/or its Special Committee), shall not recommend that the stockholders of MOXY tender their shares in connection with a tender offer except to the extent that such Board or Special Committee determines by majority vote in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of such Board of Directors (and/or such Special Committee) to stockholders under applicable law, as advised by such Board's or Special Committee's legal counsel. MOXY will promptly (and in no event later than 24 hours after receipt of any Third Party Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Third Party Acquisition Proposal and set forth the material terms thereof) FSC after receipt of any Third Party Acquisition Proposal, indication that any Person is considering making a Third Party Acquisition Proposal or any request for nonpublic information relating to MOXY or any of its Subsidiaries or for access to the properties, books or records of MOXY or any of its Subsidiaries by any Person that may be considering making, or has made, a Third Party Acquisition Proposal. MOXY will keep FSC fully informed of the status and material terms of any such Third Party Acquisition Proposal or request. In furtherance and not in limitation of the foregoing, MOXY shall give FSC at least 24 hours' advance notice of any information to be supplied to any Person making such Third Party Acquisition Proposal. MOXY will, and will cause its Subsidiaries and the officers, directors, employees and other agents of it and its Subsidiaries and its Affiliates to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Third Party Acquisition Proposal.

      (b) From the date hereof until the earlier to occur of (i) the termination hereof or (ii) the Effective Time, FSC will not, and will cause its Subsidiaries and its Subsidiaries' officers, directors, employees, investment bankers, consultants and other agents and its Affiliates not to, directly or indirectly, take any action to solicit, initiate, encourage or facilitate the making of any Third Party Acquisition Proposal or any inquiry with respect thereto, or engage in discussions or negotiations with any Person with respect thereto, or disclose any non-public information relating to it or any of its Subsidiaries or afford access to its or any of its Subsidiaries' properties, books or records to any Person that has made or is considering making any Third Party Acquisition Proposal; provided that nothing contained in this Section 6.10(b) shall prevent FSC from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide Third Party Acquisition Proposal received from such Person so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, (i) the Board of Directors of FSC (and/or its Special Committee), by a majority vote determines in its good faith judgment that it is necessary to do so to comply with its fiduciary duty to stockholders under applicable law, as advised by such Board's or Special Committee's legal counsel, and (ii) FSC receives from such Person an executed confidentiality agreement with terms no less favorable to FSC than those contained in the Confidentiality Agreement. Nothing contained in this Agreement shall prevent the Board of Directors of FSC (and/or its Special Committee), from complying with Rule 14e-2 under the Exchange Act with regard to a Third Party Acquisition Proposal; provided that the Board of Directors of FSC (and/or its Special Committee), shall not recommend that the stockholders of FSC tender their shares in connection with a tender offer except to the extent that such Board or Special Committee determines by majority vote in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of such Board of Directors (and/or such Special Committee) to stockholders under applicable law, as advised by such Board's or Special Committee's legal counsel. FSC will promptly (and in no event later than 24 hours after receipt of any Third Party Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Third Party Acquisition Proposal and set forth the material terms thereof) MOXY after receipt of any Third Party Acquisition Proposal, indication that any Person is considering making a Third Party Acquisition Proposal or any request for nonpublic information relating to FSC or any of its Subsidiaries or for access to the properties, books or records of FSC or any of its Subsidiaries by any Person that may be considering making, or has made, a Third Party Acquisition Proposal. FSC will keep MOXY fully informed of the status and material terms of any such Third Party Acquisition Proposal or request. In furtherance and not in limitation of the foregoing, FSC shall give MOXY at least 24 hours' advance notice of any information to be supplied to any Person making such Third Party Acquisition Proposal. FSC will, and will cause its Subsidiaries and the officers, directors, employees and other agents of it and its Subsidiaries and its Affiliates to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Third Party Acquisition Proposal.

      (c) For purposes of this Agreement, "Third Party Acquisition Proposal" means any offer or proposal for, or any indication of interest in, a merger, share exchange, reorganization, recapitalization action or other business combination involving MOXY or FSC or any of their respective Subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, MOXY or FSC, respectively, or any of their respective Subsidiaries, other than the transactions contemplated by this Agreement and other than an offer for a bona fide de minimis equity interest, or for an amount of assets not material to MOXY or FSC, as appropriate, and its respective Subsidiaries taken as a whole, that MOXY or FSC, as appropriate, has no reason to believe would lead to a change of control of MOXY or FSC, as appropriate (or to the acquisition of a substantial portion of the assets of MOXY or FSC, as appropriate, and its respective Subsidiaries).

      Section 6.11. Public Announcements. MOXY and FSC will consult with each other before issuing any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

      Section 6.12. Indemnification and Insurance. (a) All rights to indemnification and exculpation existing in favor of a director, officer, employee or agent (an "Indemnified Person") of MOXY or FSC or any of their respective Subsidiaries (including, without limitation, any indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of MOXY or FSC or any of their respective Subsidiaries), as provided in MOXY's or FSC's certificate of incorporation or by-laws as in effect on the date of this Agreement and relating to actions or events up to the Effective Time (including without limitation the Mergers and the other transactions contemplated by this Agreement) shall survive the Mergers and shall continue in full force and effect, without any amendment thereto; provided, however, that any determination required to be made with respect to whether an Indemnified Person's conduct complies with the standards set forth under Delaware Law, MOXY's or FSC's certificate of incorporation or by-laws or any such agreement, as the case may be, shall be made by independent legal counsel selected by such Indemnified Person and reasonably acceptable to Parent; and provided further, that nothing in this Section 6.12 shall impair any rights or obligations of any current or former director or officer of MOXY or FSC. For a period of six years after the Effective Time, Parent shall cause to be maintained in effect
(i) the current provisions regarding indemnification of officers and directors contained in the certificate of incorporation and by-laws of MOXY and FSC, and
(ii) if available, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by MOXY and FSC (provided, that Parent may substitute therefor policies containing at least the same coverage amounts and containing terms and conditions that are, in the aggregate, no less advantageous to the insureds) with respect to claims arising from acts or omissions which occurred on or before the Effective Time; provided, that Parent shall not be obligated to pay aggregate annual premiums for such insurance during such six-year period in excess of 200% of the per annum rate of the aggregate premium currently paid by MOXY and FSC and their respective Subsidiaries for such insurance on the date of this Agreement, it being understood that Parent shall nevertheless be obligated to provide such coverage that shall then be available at an annual premium equal to 200% of such rate. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Person in successfully enforcing the indemnity or other obligations under this Section 6.12. The rights under this Section 6.12 are in addition to rights that an Indemnified Person may have under the certificate of incorporation, by-laws, or other similar organizational documents of MOXY or FSC or any of their respective Subsidiaries or Delaware Law. The rights under this Section 6.12 shall survive consummation of the Mergers and are expressly intended to benefit each Indemnified Person.

      (b) Parent agrees that at all times after the Effective Time, it shall indemnify each Person who is now, or has been at any time prior to the date hereof, a director or officer of MOXY or FSC or any of their respective Subsidiaries, their successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of this Agreement, the Mergers, the other transactions contemplated hereby, or any other facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the Securities Act, the Exchange Act or state law and including any liability for which an Indemnified Party is entitled to indemnification from MOXY or FSC. In the event of any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense described in the preceding sentence, Parent shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred.

      Section 6.13. Accountants' "Comfort" Letters. Each of MOXY and FSC shall use its reasonable best efforts to cause to be delivered to the other a letter from its independent accountants, dated a date within two business days before the date of the Registration Statement, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

      Section 6.14. Additional Reports. Each of MOXY and FSC shall furnish to the other copies of any reports of the type referred to in Sections 4.06 and
5.06 that it files with the SEC on or after the date hereof, and each represents and warrants that as of the respective dates thereof, such reports filed by it will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will present fairly the financial position of MOXY or FSC, as the case may be, and its consolidated Subsidiaries, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods covered thereby (subject, in the case of unaudited interim period statements to normal year-end adjustments), in each case in accordance with past practices and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

      Section 6.15. No Purchase. Except for the transactions contemplated by this Agreement, without the prior written consent of the other, from the date hereof until the Effective Time, neither MOXY nor FSC shall, directly or indirectly, (a) acquire, offer to acquire or agree to acquire, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of the other or the other's Subsidiaries, or any of their respective assets, operations or divisions; or (b) except as contemplated by this Agreement, make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the rules of the SEC) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of the other or the other's Subsidiaries. Each party shall promptly advise the other of any inquiry or proposal made to it with respect to any of the foregoing. Notwithstanding clauses (a) and (b) of this Section 6.15, MOXY and FSC may make any proposals or communications to each other that do not require public disclosure.

      Section 6.16. Notice of Certain Events. (a) Each of MOXY and FSC shall promptly notify each other of:

            (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

            (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

      (b) MOXY shall promptly notify FSC of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting MOXY or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.09 or that relate to the consummation of the transactions contemplated by this Agreement.

      (c) FSC shall promptly notify MOXY of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting FSC or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.09 or that relate to the consummation of the transactions contemplated by this Agreement.

      Section 6.17. Certain Litigation. Neither MOXY nor FSC shall settle any litigation commenced after the date hereof against MOXY, FSC or any of their respective directors by any stockholder of MOXY or FSC, respectively, relating to the Mergers or this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.


                                 ARTICLE 7
                         Conditions to the Mergers

      Section 7.01. Conditions to Both Mergers. The respective obligations of MOXY and FSC to effect the MOXY Merger and the FSC Merger shall be subject to the simultaneous completion by the other of the Merger to which the other is a party and to the following additional conditions:

      (a) Stockholder Approvals. The MOXY stockholders shall have duly adopted and approved this Agreement and the MOXY Merger, and the FSC stockholders shall have duly adopted and approved this Agreement and the FSC Merger.

      (b) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall be effective at the Effective Time. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated, or to the knowledge of MOXY or FSC, threatened by the SEC. All necessary state securities authorizations (including such filings, authorizations, orders and approvals, if any, as may be required by state takeover laws) shall have been received and shall be in full force and effect.

      (c) Stock Listing. The shares of Parent Common Stock issuable in the Mergers shall have been approved for listing on either the NYSE or Nasdaq National Market, subject only to official notice of issuance.

      (d) HSR and Other Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated and all authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, shall have been made or shall have occurred.

      (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order, judgment or decree shall have been issued or rendered (and remain in effect) by any court of competent jurisdiction to restrain or prohibit the consummation of the Mergers or any of the other transactions described in this Agreement; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such injunction or other order, judgment or decree and to appeal as promptly as possible any such injunction or other order, judgment or decree that may be entered.

      (f) Litigation. There shall not have been instituted or be pending, or threatened, any suit, action or proceeding by any governmental entity as a result of this Agreement or any of the transactions contemplated hereby that could reasonably be expected, in the good faith opinion of MOXY or FSC, to have a Material Adverse Effect on MOXY or FSC.

      Section 7.02. Additional Conditions to the MOXY Merger. The obligation of MOXY to effect the MOXY Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

      (a) Performance of Obligations; Representations and Warranties. FSC shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of FSC contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and MOXY shall have received a certificate signed on behalf of FSC by its Chief Executive Officer to such effect.

      (b) Tax Opinion. MOXY shall have received an opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. in form and substance reasonably satisfactory to MOXY, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

            (i) The MOXY Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and MOXY and Parent each will be a party to the reorganization;

            (ii) No gain or loss will be recognized by MOXY or Parent as a result of the Mergers; and

            (iii) No gain or loss will be recognized by stockholders of MOXY who are United States persons (within the meaning of the Code) to the extent that they exchange MOXY Common Stock solely for shares of Parent Common Stock pursuant to the MOXY Merger.

Such opinion shall also address the tax basis and holding period of the shares of Parent Common Stock received by MOXY stockholders in exchange for MOXY Common Stock pursuant to the MOXY Merger, and the treatment of the receipt of cash in lieu of a fractional share of Parent Common Stock. In rendering such opinion, Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. may receive and rely upon representations contained in (A) a certificate of MOXY substantially in the form attached as Schedule 7.02A, and (B) a certificate of Parent substantially in the form attached as Schedule 7.02B.

      (c) No Material Adverse Effect. Since the date of this Agreement, there shall have been no event that has resulted or could reasonably be expected to result in a Material Adverse Effect on FSC; and MOXY shall have received a certificate signed on behalf of FSC by its Chief Executive Officer to such effect.

      Section 7.03. Additional Conditions to the FSC Merger. The obligation of FSC to effect the FSC Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

      (a) Performance of Obligations; Representations and Warranties. MOXY shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of MOXY contained in this Agreement that is qualified by materiality shall be true and correct at and as of the Effective Time as if made at and as of the Effective Time and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made at and as of the Effective Time, in each case except as contemplated or permitted by this Agreement; and FSC shall have received a certificate signed on behalf of MOXY by its Chief Executive Officer to such effect.

      (b) Tax Opinion. FSC shall have received an opinion of Miller & Chevalier, Chartered in form and substance reasonably satisfactory to FSC, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

            (i) The FSC Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and FSC and Parent each will be a party to the reorganization;

            (ii) No gain or loss will be recognized by FSC or Parent as a result of the Merger; and

            (iii) No gain or loss will be recognized by stockholders of FSC who are United States persons (within the meaning of the Code) to the extent that they exchange FSC Common Stock solely for shares of Parent Common Stock pursuant to the FSC Merger.

Such opinion shall also address the tax basis and holding period of the shares of Parent Common Stock received by FSC stockholders in exchange for FSC Common Stock pursuant to the FSC Merger, and the treatment of the receipt of cash in lieu of a fractional share of Parent Common Stock. In rendering such opinion, Miller & Chevalier, Chartered may receive and rely upon representations contained in (A) a certificate of FSC substantially in the form attached as
Schedule 7.03A, and (B) a certificate of Parent substantially in the form attached as Schedule 7.03B.

      (c) No Material Adverse Effect. Since the date of this Agreement, there shall have been no event that has resulted or would reasonably be expected to result in a Material Adverse Effect on MOXY; and FSC shall have received a certificate signed on behalf of MOXY by its Chief Executive Officer to such effect.


                                 ARTICLE 8
                     Termination, Waiver and Amendment

      Section 8.01. Termination or Abandonment. This Agreement may be terminated, and the Mergers and other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any approval of this Agreement and the Mergers by the respective stockholders of MOXY and FSC:

      (a)   by the mutual written consent of MOXY and FSC;

      (b) by either MOXY or FSC if the Effective Time shall not have occurred on or before December 31, 1998; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Mergers on or before such date;

      (c) by either MOXY or FSC if a United States federal or state court of competent jurisdiction or a United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement on substantially the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have used its reasonable best efforts to remove such restraint, injunction or prohibition;

      (d) by either MOXY or FSC if (i) the approval of the stockholders of MOXY contemplated by this Agreement shall not have been obtained at a meeting of stockholders duly convened therefor or at any adjournment thereof or (ii) the approval of the stockholders of FSC contemplated by this Agreement shall not have been obtained at a meeting of stockholders duly convened therefor or at any adjournment thereof;

      (e) by MOXY if prior to the FSC Special Meeting, the Special Committee or Board of Directors of FSC shall have withdrawn or modified, or resolved to withdraw or modify, in a manner adverse to MOXY its approval or recommendation of this Agreement;

      (f) by FSC if prior to the MOXY Special Meeting, the Special Committee or Board of Directors of MOXY shall have withdrawn or modified, or resolved to withdraw or modify, in a manner adverse to FSC its approval or recommendation of this Agreement;

      (g) by either MOXY or FSC if there has been a breach by the other of any representation, warranty or covenant contained in this Agreement, which breach (i) would have a Material Adverse Effect on the party committing such breach and (ii) cannot be, or has not been, cured within 15 days after written notice thereof has been given to the party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (b) above.

      In the event of a termination of this Agreement pursuant to this Section 8.01, there shall be no other liability under this Agreement on the part of either party to the other party, except that (i) the agreements contained in
Article 9 and in the Confidentiality Agreement shall survive the termination hereof and (ii) no such termination shall relieve either party of any liability or damages arising out of a breach of this Agreement by such party.

      Section 8.02. Amendment. At any time before or after approval of this Agreement by the respective stockholders of MOXY and FSC and prior to the Effective Time, any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by MOXY and FSC; provided, however, that following approval of this Agreement by the stockholders of MOXY or FSC there shall be no amendment to the provisions hereof with respect to the MOXY Conversion Ratio or FSC Conversion Ratio nor any amendment not permitted under applicable law, without further approval by the stockholders of MOXY and FSC.

      Section 8.03. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, either MOXY or FSC may:

      (a) extend the time for the performance of any of the obligations or acts of the other;

      (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

      (c) waive compliance with any of the agreements or conditions of the other party contained herein.

      Notwithstanding the foregoing, no failure or delay by MOXY or FSC in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                 ARTICLE 9
                               Miscellaneous

      Section 9.01. No Survival of Representations and Warranties. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Mergers, except for the agreements set forth in Article 1, the Affiliate Agreements to be delivered pursuant to Section 6.05, the provisions of Sections 6.06, 6.08 and 6.12 and this Article 9.

      Section 9.02.  Expenses.

      (a) Except as provided in this Section 9.02, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the filing fee in connection with any HSR Act filing, the commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, and the expenses incurred in connection with the printing and mailing of the Joint Proxy Statement, filing the Registration Statement with the SEC and any expenses incurred by Parent relating to the issuance, registration and listing of the Parent Common Stock and the qualification thereof under state blue sky or securities laws, shall be shared equally by MOXY and FSC.

      (b) If this Agreement shall be terminated by FSC pursuant to Section 8.01(f) or 8.01(g), MOXY shall reimburse FSC for all out-of-pocket expenses incurred by FSC in connection with this Agreement, the Mergers and all related transactions. Such payment shall be made by wire transfer of immediately available funds promptly, but in no event later than two business days, after receipt by MOXY of a written notice given by FSC setting forth the amount of such expenses.

      (c) If this Agreement shall be terminated by MOXY pursuant to Section 8.01(e) or 8.01(g), FSC shall reimburse MOXY for all out-of-pocket expenses incurred by MOXY in connection with this Agreement, the Mergers and all related transactions. Such payment shall be made by wire transfer of immediately available funds promptly, but in no event later than two business days, after receipt by FSC of a written notice given by MOXY setting forth the amount of such expenses.

      Section 9.03.  Counterparts; Effectiveness.    This Agreement may be
executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

      Section 9.04. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof. Each party hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware or any United States district court located in the State of Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

      Section 9.05. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY OF THEM IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

      Section 9.06. Notices. All notices hereunder must be in writing and will be deemed to have been duly given upon receipt of hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:


      To MOXY:

            McMoRan Oil & Gas Co.
            1615 Poydras Street
            New Orleans, Louisiana  70112
            Attention:  Richard C. Adkerson
            Telecopy:  504-582-4290

      With copies to:

            Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. 201 St. Charles Avenue
            New Orleans, Louisiana  70170
            Attention:  L. R. McMillan, II
            Telecopy:  504-582-8012


      To FSC:

            Freeport-McMoRan Sulphur Inc.
            1615 Poydras Street
            New Orleans, Louisiana  70112
            Attention:  Robert M. Wohleber
            Telecopy:  504-582-1611

      With copies to:

            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, New York  10017
            Attention:  David W. Ferguson
            Telecopy:  212-450-4800


      To Parent, MOXY Merger Sub or
            FSC Merger Sub:

            McMoRan Exploration Co.
            MOXY LLC
            Brimstone LLC
            c/o McMoRan Exploration Co.
            1615 Poydras Street
            New Orleans, Louisiana  70112
            Attention:  Chief Executive Officer
            Telecopy:  (504) 582-4290

      Section 9.07. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      Section 9.08. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

      Section 9.09. Entire Agreement; Benefits. This Agreement (i) along with the Confidentiality Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof; and (ii) except for the provisions of Section 6.12, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

      Section 9.10. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.


      IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                   McMoRan Exploration Co.


                                   By: /s/ Richard C. Adkerson
                                       ---------------------------------------
                                       Richard C. Adkerson
                                       President and Chief Executive Officer


                                   McMoRan Oil & Gas Co.


                                   By: /s/ Richard C. Adkerson
                                       ---------------------------------------
                                       Richard C. Adkerson
                                       Co-Chairman and Chief Executive Officer


                                   Freeport-McMoRan Sulphur Inc.


                                   By: /s/ Robert M. Wohleber
                                       ---------------------------------------
                                       Robert M. Wohleber
                                       President and Chief Executive Officer



                                   MOXY LLC

                                   By: McMoRan Exploration Co.,
                                       its sole member


                                   By: /s/ Richard C. Adkerson
                                       ---------------------------------------
                                       Richard C. Adkerson
                                       President and Chief Executive Officer


                                   Brimstone LLC

                                   By: McMoRan Exploration Co.,
                                       its sole member


                                   By: /s/ Richard C. Adkerson
                                       ---------------------------------------
                                       Richard C. Adkerson
                                       President and Chief Executive Officer



                                                                      ANNEX B
                         [Letterhead of Bear Stearns]

                                                 July 31, 1998


Special Committee of Independent Directors
McMoRan Oil & Gas Co.
1615 Poydras Street
New Orleans, LA 70112

Dear Sirs:

               We understand that McMoRan Oil & Gas Co. ("MOXY"), Freeport-McMoRan Sulphur Inc. ("Sulphur"), McMoRan Exploration Co. ("Exploration Co."), MOXY LLC and Brimstone LLC will enter into an Agreement and Plan of Mergers (the "Merger Agreement"), pursuant to which MOXY and Sulphur will be merged (the "Mergers") into MOXY LLC and Brimstone LLC, respectively, each of which is a wholly-owned subsidiary of Exploration Co. Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time (as defined in the Merger Agreement) of the Mergers, each issued and outstanding share of common stock of MOXY shall be converted into
0.200 (the "Exchange Ratio") shares of common stock of Exploration Co. and each issued and outstanding share of common stock of Sulphur shall be converted into
0.625 shares of Exploration Co.

               You have asked us to render our opinion as to whether the Exchange Ratio is fair to the stockholders of MOXY from a financial point of view.

               In the course of our analyses for rendering this opinion, we have:

               1. reviewed the Merger Agreement;


               2. reviewed MOXY's Annual Reports to
Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 through 1997, and its Quarterly Report on Form 10-Q for the period ended March 31, 1998 and reviewed Sulphur's Annual Report to Shareholders and Annual Report on form 10-K for the fiscal year ended December 31, 1997, and its Quarterly Report on Form 10-Q for the period ended March 31, 1998 and other such public information with respect to MOXY and Sulphur as we deemed relevant;


               3. reviewed certain operating and financial information, including projections, provided to us by management relating to MOXY's and Sulphur's business and prospects;


               4. met with members of MOXY's and Sulphur's senior management to discuss its operations, historical financial statements and future prospects;


               5. reviewed the historical prices and trading volumes of the common shares of MOXY and Sulphur;


               6. reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to MOXY and Sulphur;


               7. reviewed the estimates of oil and natural gas reserves of MOXY and Sulphur as of December 31, 1997 as prepared by Ryder Scott Company; and


               8. conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.


               In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other projections provided to us by MOXY and Sulphur. With respect to MOXY's and Sulphur's projected financial results and potential synergies that could be achieved upon consummation of the Mergers, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of MOXY and Sulphur as to the expected future performance of MOXY and Sulphur, respectively. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us and we have further relied upon the assurances of the senior managements of MOXY and Sulphur that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of MOXY and Sulphur, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We have assumed that the Mergers will qualify as a tax-free "reorganization" within the meaning of Section 368 (a) of the Code.

               We do not express any opinion as to the price or range of prices at which shares of stock of Exploration Co. may trade subsequent to the consummation of the Mergers. In addition, upon advice of MOXY and its legal advisors, we have assumed that the outstanding litigation relating to MOXY's exploration program will not have a material adverse impact upon MOXY or Exploration Co.

               We have acted as financial advisor to the Special Committee of Independent Directors of MOXY in connection with the Mergers and will receive a fee for such services, payment of a significant portion of which is contingent upon the consummation of the Transaction.

               In the ordinary course of business, Bear Stearns may actively trade the equity securities of MOXY and Sulphur for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

               It is understood that this letter is intended solely for the benefit and use of the Special Committee of Independent Directors and the Board of Directors of MOXY and does not constitute a recommendation to the Board of Directors or any holders of MOXY common stock as to how to vote in connection with the Mergers. This opinion does not address MOXY's underlying business decision to pursue the Mergers. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner for any purpose without our prior consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of MOXY common stock in connection with the Mergers.

               Based on and subject to the foregoing, it is our opinion that the Exchange Ratio is fair to the stockholders of MOXY from a financial point of view as of the date hereof.

                                                 Very truly yours,


                                                 BEAR, STEARNS & CO. INC.



                                                 By: /s/ Brooks J. Klimley
                                                    ---------------------------
                                                    Senior Managing Director


                                                                      ANNEX C
                            [Letterhead of Lehman]

                                                 August 1, 1998


Special Committee of the Board of Directors
Freeport-McMoRan Sulphur Inc.
1615 Poydras Street
New Orleans, LA  70112

Members of the Special Committee:

               We understand that Freeport-McMoRan Sulphur Inc., a Delaware corporation ("FSC"), McMoRan Oil & Gas Co., a Delaware corporation ("MOXY"), McMoRan Exploration Co., a Delaware corporation ("Parent"), and MOXY LLC and Brimstone LLC, each a Delaware limited liability company and a direct wholly owned subsidiary of Parent ("MLLC" and "Brimstone", respectively) are considering entering into an Agreement and Plan of Mergers (the "Agreement") pursuant to which FSC will merge with and into Brimstone and MOXY will merge with and into MLLC (the "Mergers"). Pursuant to the Agreement, each outstanding share of FSC Common Stock will be converted into the right to receive 0.625 shares of Parent Common Stock (the "FSC Exchange Ratio") and each outstanding share of MOXY Common Stock will be converted into the right to receive 0.2 shares of Parent Common Stock.

               Immediately upon completion of the Mergers, FSC's stockholders will own approximately 41.5% of the issued and outstanding Parent Common Stock and MOXY's stockholders will own approximately 58.5% of the issued and outstanding Parent Common Stock.

               You have requested that we render our opinion with respect to the fairness, from a financial point of view, to the holders of FSC Common Stock of the FSC Exchange Ratio. We have not been requested to opine as to, and our opinion does not in any manner address, FSC's underlying business decision to proceed with or effect the Mergers.

               In arriving at our opinion, we reviewed and analyzed: (1) a draft dated July 30, 1998 of the Agreement and the specific terms of the Mergers; (2) such publicly available information concerning FSC and MOXY that we believe to be relevant to our analysis, including, without limitation, each of the reports and proxy statements filed by FSC and MOXY with the Securities and Exchange Commission since December 23, 1997; (3) financial and operating information with respect to the respective businesses, operations and prospects of FSC and MOXY furnished to us by FSC and MOXY, respectively, including financial projections based on the respective business plans of FSC and MOXY, and, in particular, (A) certain estimates of proved and non-proved reserves, as well as the reports of independent reserve engineers and company engineers, (B) projected annual production of such reserves, and (C) the amount and timing of expenditures on exploration and development programs; (4) the potential pro forma impact of the Mergers on FSC and MOXY, including the cost savings and other synergies expected by managements of FSC and MOXY to result from the Mergers; (5) a trading history of FSC's Common Stock from December 23, 1997 to the present and a comparison of that trading history with those of other companies we deemed relevant; (6) a trading history of MOXY's Common Stock from December 23, 1997 to the present and a comparison of that trading history with those of other companies we deemed relevant; (7) a comparison of the historical financial results and present financial condition of FSC with those of other companies that we deemed relevant; (8) a comparison of the historical financial results and present financial condition of MOXY with those of other companies we deemed relevant; (9) a comparison of the financial terms of the Mergers with the financial terms of certain other transactions that we deemed relevant and (10) the relative contributions of FSC and MOXY, on a pro forma basis, to the historical and projected cash flow of the Parent. In addition, we have (i) had discussions with the senior managements of FSC and MOXY concerning their respective businesses, operations, assets, financial condition and prospects and the cost savings and strategic benefits expected by the managements of FSC and MOXY to result from a combination of the businesses of FSC and MOXY, (ii) had discussions with the independent auditors and reserve engineers of MOXY, and (iii) undertaken such other studies, analyses and investigations as we deemed appropriate.

               In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of managements of FSC and MOXY that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of FSC and MOXY, upon advice of FSC and MOXY, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of FSC and MOXY, respectively, as to the future financial performance of FSC and MOXY and that each of FSC and MOXY will perform substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of FSX or MOXY and have not made or obtained any evaluations or appraisals of the assets or liabilities of FSC or MOXY. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of FSC's business. Upon advice of FSC and its legal and accounting advisors, we have assumed that the Mergers will qualify as a reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended, and therefore as a tax-free transaction to the stockholders of FSC. In addition, upon advice of FSC and its legal advisors, we have assumed that the outstanding litigation relating to MOXY's exploration program will not have a material adverse impact upon MOXY or Parent. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

               Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the FSC Exchange Ratio is fair to the holders of FSC Common Stock.

               We have acted as financial advisor to the Special Committee of the Board of Directors of FSC in connection with the Mergers and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Mergers. In addition, FSC has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various other investment banking services for affiliates of FSC and MOXY in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of FSC and MOXY for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

               This opinion is for the use and benefit of the Board of Directors of FSC and is rendered to the Special Committee of the Board of Directors in connection with its consideration of the Mergers. This opinion is not intended to be and does not constitute a recommendation to any stockholder of FSC as to how such stockholder should vote with respect to the Mergers.

                                                 Very truly yours,

                                                 LEHMAN BROTHERS


                                                 By: /s/ H. E. McGee III
                                                    --------------------------
                                                    H. E. McGee III
                                                    Managing Director


                                                                ANNEX D

               262 APPRAISAL RIGHTS.--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

               (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254,
Section 257, Section 258, Section 263 or Section 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available of the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement or merger or consolidation pursuant to Section Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares of fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares of fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

               (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

               (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger of consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include ins such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand.
A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing form the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such noticed did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

               (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive fro the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

               (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if do ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

               (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with his section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

               (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by an stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of their section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

               (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

               (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

               (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

               (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 120, L. '97, eff. 7-1-97.)



                                                                       ANNEX E

                            McMoRan EXPLORATION CO.
                            1998 STOCK OPTION PLAN

                                   SECTION 1

      Purpose. The purpose of the McMoRan Exploration Co. 1998 Stock Option Plan (the "Plan") is to motivate and reward key employees, consultants and advisers by giving them a proprietary interest in the Company's continued success.

                                   SECTION 2

      Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

      "Award" shall mean any Option, Stock Appreciation Right, Limited Right or Other Stock-Based Award.

      "Award Agreement" shall mean any notice of grant, written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

      "Board" shall mean the Board of Directors of the Company.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      "Committee" shall mean a committee of the Board designated by the Board to administer the Plan and composed of not fewer than two directors, each of whom, to the extent necessary to comply with Rule 16b-3 only, is a "non-employee director" within the meaning of Rule 16b-3 and, to the extent necessary to comply with Section 162(m) only, is an "outside director" under
Section 162(m). Until otherwise determined by the Board, the Committee shall be the Corporate Personnel Committee of the Board.

      "Company" shall mean McMoRan Exploration Co.

      "Designated Beneficiary" shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive the benefits due the Participant under the Plan in the event of the Participant's death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant's estate.

      "Eligible Individual" shall mean (i) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any such person who is also a director of the Company, (ii) any employee of the Company or a Subsidiary, including any director who is also an employee of the Company or a Subsidiary, (iii) any officer or employee of an entity with which the Company has contracted to receive executive, management or legal services who provides services to the Company or a Subsidiary through such arrangement, (iv) any consultant or adviser to the Company, a Subsidiary or to an entity described in clause (iii) hereof who provides services to the Company or a Subsidiary through such arrangement and
(v) any person who has agreed in writing to become a person described in clauses (i), (ii), (iii) or (iv) within not more than 30 days following the date of grant of such person's first Award under the Plan.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

      "Incentive Stock Option" shall mean an option granted under Section 6 of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

      "Limited Right" shall mean any right granted under Section 8 of the Plan.

      "Nonqualified Stock Option" shall mean an option granted under Section 6 of the Plan that is not intended to be an Incentive Stock Option.

      "Offer" shall mean any tender offer, exchange offer or series of purchases or other acquisitions, or any combination of those transactions, as a result of which any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall beneficially own more than 40% of all classes and series of the Company's stock outstanding, taken as a whole, that has voting rights with respect to the election of directors of the Company (not including any series of preferred stock of the Company that has the right to elect directors only upon the failure of the Company to pay dividends).

      "Offer Price" shall mean the highest price per Share paid in any Offer that is in effect at any time during the period beginning on the ninetieth day prior to the date on which a Limited Right is exercised and ending on and including the date of exercise of such Limited Right. Any securities or property that comprise all or a portion of the consideration paid for Shares in the Offer shall be valued in determining the Offer Price at the higher of
(i) the valuation placed on such securities or property by the person or persons making such Offer, or (ii) the valuation, if any, placed on such securities or property by the Committee or the Board.

      "Option" shall mean an Incentive Stock Option or a Nonqualified Stock Option.

      "Other Stock-Based Award" shall mean any right or award granted under
Section 9 of the Plan.

      "Participant" shall mean any Eligible Individual granted an Award under the Plan.

      "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

      "Rule 16b-3" shall mean Rule 16b-3 under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

      "SAR" shall mean any Stock Appreciation Right.

      "SEC" shall mean the Securities and Exchange Commission, including the staff thereof, or any successor thereto.

      "Section 162(m)" shall mean Section 162(m) of the Code and all regulations promulgated thereunder as in effect from time to time.

      "Shares" shall mean the shares of Common Stock, par value $_____ per share, of the Company and such other securities of the Company or a Subsidiary as the Committee may from time to time designate.

      "Stock Appreciation Right" shall mean any right granted under Section 7 of the Plan.

      "Subsidiary" shall mean (i) any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.


                                   SECTION 3

      (a) Administration. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants;
(ii) determine the type or types of Awards to be granted to an Eligible Individual; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award;
(v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, whole Shares, other whole securities, other Awards, other property or other cash amounts payable by the Company upon the exercise of that or other Awards, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable by the Company with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder of the Company and any Eligible Individual.

      (b) Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by, Eligible Individuals who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section.


                                   SECTION 4

      Eligibility. Any Eligible Individual shall be eligible to be granted an Award.

                                   SECTION 5

      (a)   Shares Available for Awards.  Subject to adjustment as provided in
Section 5(b):

            (i)   Calculation of Number of Shares Available.

                  (A) The number of Shares with respect to which Awards payable in Shares may be granted under the Plan shall be _____________. Awards that by their terms may be settled only in cash shall not be counted against the maximum number of Shares provided herein.

                  (B) Grants of Stock Appreciation Rights, Limited Rights and Other Stock-Based Awards not granted in tandem with Options and payable only in cash may relate to no more than _______________ Shares.

                  (C) Any Shares granted under the Plan that are forfeited because of failure to meet an Award contingency or condition shall again be available for grant pursuant to new Awards under the Plan.

                  (D) To the extent any Shares covered by an Award are not issued because the Award is forfeited or cancelled or the Award is settled in cash, such Shares shall again be available for grant pursuant to new Awards under the Plan.

                  (E) To the extent that Shares are delivered to pay the exercise price of an Option or are delivered or withheld by the Company in payment of the withholding taxes relating to an Award, the number of Shares so delivered or withheld shall become Shares with respect to which Awards may be granted.

            (ii) Substitute Awards. Any Shares delivered by the Company, any Shares with respect to which Awards are made by the Company, or any Shares with respect to which the Company becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired company or a company with which the Company combines, shall not be counted against the Shares available for Awards under the Plan.

            (iii) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist of authorized and unissued Shares or of treasury Shares, including Shares held by the Company or a Subsidiary and Shares acquired in the open market or otherwise obtained by the Company or a Subsidiary.

            (iv) Individual Limit. Any provision of the Plan to the contrary notwithstanding, no individual may receive in any year Awards under the Plan, whether payable in cash or Shares, that relate to more than ____________ Shares.

      (b) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, Subsidiary securities, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in its sole discretion and in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted,
(ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award and, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award and, if deemed appropriate, adjust outstanding Awards to provide the rights contemplated by Section 9(b) hereof; provided, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto and, with respect to all Awards under the Plan, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the requirements for full deductibility under Section 162(m); and provided further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

                                   SECTION 6

      (a) Stock Options. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Options shall be granted, the number of Shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, Nonqualified Stock Options or both. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be required by Section 422 of the Code, as from time to time amended, and any implementing regulations. Except in the case of an Option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the exercise price of any Option granted under this Plan shall not be less than 100% of the fair market value of the underlying Shares on the date of grant.

      (b) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter, provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of 10 years after the date of such grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any condition relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

      (c) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in cash, or its equivalent, or, if and to the extent permitted by the Committee, by applying cash amounts payable by the Company upon the exercise of such Option or other Awards by the holder thereof or by exchanging whole Shares owned by such holder (which are not the subject of any pledge or other security interest), or by a combination of the foregoing, provided that the combined value of all cash, cash equivalents, cash amounts so payable by the Company upon exercises of Awards and the fair market value of any such whole Shares so tendered to the Company, valued (in accordance with procedures established by the Committee) as of the effective date of such exercise, is at least equal to such option price.


                                   SECTION 7

      (a) Stock Appreciation Rights. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Award of Stock Appreciation Rights, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to any other Award. Stock Appreciation Rights granted in tandem with or in addition to an Option or other Award may be granted either at the same time as the Option or other Award or at a later time. Stock Appreciation Rights shall not be exercisable after the expiration of 10 years after the date of grant. Except in the case of a Stock Appreciation Right granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the grant price of any Stock Appreciation Right granted under this Plan shall not be less than 100% of the fair market value of the Shares covered by such Stock Appreciation Right on the date of grant or, in the case of a Stock Appreciation Right granted in tandem with a then outstanding Option or other Award, on the date of grant of such related Option or Award.

      (b) A Stock Appreciation Right shall entitle the holder thereof to receive upon exercise, for each Share to which the SAR relates, an amount equal to the excess, if any, of the fair market value of a Share on the date of exercise of the Stock Appreciation Right over the grant price. Any Stock Appreciation Right shall be settled in cash, unless the Committee shall determine at the time of grant of a Stock Appreciation Right that it shall or may be settled in cash, Shares or a combination of cash and Shares.


                                   SECTION 8

      (a) Limited Rights. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Limited Rights shall be granted, the number of Shares to be covered by each Award of Limited Rights, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Limited Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to any Award. Limited Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time. Limited Rights shall not be exercisable after the expiration of 10 years after the date of grant and shall only be exercisable during a period determined at the time of grant by the Committee beginning not earlier than one day and ending not more than ninety days after the expiration date of an Offer. Except in the case of a Limited Right granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the grant price of any Limited Right granted under this Plan shall not be less than 100% of the fair market value of the Shares covered by such Limited Right on the date of grant or, in the case of a Limited Right granted in tandem with a then outstanding Option or other Award, on the date of grant of such related Option or Award.

      (b) A Limited Right shall entitle the holder thereof to receive upon exercise, for each Share to which the Limited Right relates, an amount equal to the excess, if any, of the Offer Price on the date of exercise of the Limited Right over the grant price. Any Limited Right shall be settled in cash, unless the Committee shall determine at the time of grant of a Limited Right that it shall or may be settled in cash, Shares or a combination of cash and Shares.

                                   SECTION 9

      (a) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Individuals an "Other Stock-Based Award", which shall consist of an Award, the value of which is based in whole or in part on the value of Shares, that is not an instrument or Award specified in Sections 6 through 8 of this Plan. Other Stock-Based Awards may be awards of Shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for Shares), as deemed by the Committee consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of any such Other Stock-Based Award and may provide that such awards would be payable in whole or in part in cash. Except in the case of an Other Stock-Based Award granted in assumption of or in substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the price at which securities may be purchased pursuant to any Other Stock-Based Award granted under this Plan, or the provision, if any, of any such Award that is analogous to the purchase or exercise price, shall not be less than 100% of the fair market value of the securities to which such Award relates on the date of grant.

      (b) Dividend Equivalents. In the sole and complete discretion of the Committee, an Award, whether made as an Other Stock-Based Award under this
Section 9 or as an Award granted pursuant to Sections 6 through 8 hereof, may provide the holder thereof with dividends or dividend equivalents, payable in cash, Shares, Subsidiary securities, other securities or other property on a current or deferred basis.

                                  SECTION 10

      (a) Amendments to the Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval necessary to qualify Awards as "performance based" compensation under
Section 162(m) or any successor provision if such qualification is deemed necessary or advisable by the Committee. Notwithstanding anything to the contrary contained herein, the Committee may amend the Plan in such manner as may be necessary for the Plan to conform with local rules and regulations in any jurisdiction outside the United States.

      (b) Amendments to Awards. The Committee may amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, to change the date or dates as of which an Award becomes exercisable. Notwithstanding the foregoing, no amendment, modification or termination may impair the rights of a holder of an Award under such Award without the consent of the holder.

      (c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5(b) hereof) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

      (d) Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to such canceled Award. The determinations of value under this subparagraph shall be made by the Committee in its sole discretion.


                                  SECTION 11

      (a) Award Agreements. Each Award hereunder shall be evidenced by a writing delivered to the Participant that shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment of the Participant and the effect thereon, if any, of a change in control of the Company.

      (b)   Withholding.    (i) A Participant may be required to pay to the
Company, and the Company shall have the right to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), any taxes required by law to be paid or withheld in respect of Awards hereunder to such Participant. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.

            (ii) At any time that a Participant is required to pay to the Company an amount required to be withheld under the applicable tax laws in connection with the issuance of shares of Common Stock under the Plan, the Participant may, if permitted by the Committee, satisfy this obligation in whole or in part by electing (the "Election") to have the Company withhold from the issuance shares of Common Stock having a value equal to the amount required to be withheld. The value of the shares withheld shall be based on the fair market value of the Common Stock on the date that the amount of tax to be withheld shall be determined in accordance with applicable tax laws (the "Tax Date").

            (iii) Each Election must be made prior to the Tax Date. The Committee may suspend or terminate the right to make Elections at any time.

            (iv) A Participant may also satisfy his or her total tax liability related to the Award by delivering Shares owned by the Participant. The value of the Shares delivered shall be based on the fair market value of the Shares on the Tax Date.

      (c) Transferability. No Awards granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a Participant except: (i) by will; (ii) by the laws of descent and distribution; (iii) pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Award Agreement or an amendment thereto; or
(iv) if permitted by the Committee and so provided in the Award Agreement or an amendment thereto, Options and Limited Rights granted in tandem therewith may be transferred or assigned (a) to Immediate Family Members, (b) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the partners, (c) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (d) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimus beneficial interest in a partnership, limited liability company or trust described in (b), (c) or (d) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members. "Immediate Family Members" shall be defined as the spouse and natural or adopted children or grandchildren of the Participant and their spouses. To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the Participant, it shall be treated thereafter as a Nonqualified Stock Option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Awards, or levy of attachment or similar process upon Awards not specifically permitted herein, shall be null and void and without effect. The designation of a Designated Beneficiary shall not be a violation of this Section 11(c).

      (d) Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

      (e) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights and other types of Awards provided for hereunder (subject to stockholder approval of any such arrangement if approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

      (f) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a consultant or adviser to the Company or any Subsidiary or in the employ of or as a consultant or adviser to any other entity providing services to the Company. The Company or any Subsidiary or any such entity may at any time dismiss a Participant from employment, or terminate any arrangement pursuant to which the Participant provides services to the Company or a Subsidiary, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. No Eligible Individual or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Individuals, Participants or holders or beneficiaries of Awards.

      (g) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

      (h) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

      (i) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

      (j) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

      (k) Headings. Headings are given to the subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.


                                  SECTION 12

      Term of the Plan. Subject to Section 10(a), the Plan shall remain in effect until all Awards permitted to be granted under the Plan have either been satisfied, expired or cancelled under the terms of the Plan and any restrictions imposed on Shares in connection with their issuance under the Plan have lapsed.



                                    PART II

                  Information Not Required in the Prospectus

Item 20. Indemnification of Directors and Officers

      Section 145 of the DGCL provides that a corporation may indemnify its directors, officers, employees, and agents, and may purchase and maintain liability insurance on behalf of directors, officers, employees, and agents.

      In accordance with the DGCL, the McMoRan Certificate of Incorporation (the "McMoRan Charter") contains provisions eliminating the personal liability of the directors to McMoRan and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Delaware law. By virtue of these provisions, under current Delaware law, a director of McMoRan will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to McMoRan or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the McMoRan Charter provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws. McMoRan's By-laws require McMoRan to indemnify its officers and directors against expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of McMoRan, to which they were made parties by reason of being or having been officers or directors.

       Section 6.12 of the Merger Agreement provides that all rights to indemnification and exculpation existing in favor of a director, officer, employee or agent of MOXY or FSC, or any of their respective subsidiaries (including persons serving as director, officer, employee or agent of another entity at the request of MOXY, FSC, or any of their respective subsidiaries) provided in MOXY's or FSC's charter or bylaws, as of the date of the Merger Agreement and relating to actions or events up to the Effective Time, shall survive the mergers and remain in full force and effect; provided, however, that any determination required to made as to whether a director's, officer's, employee's or agent's behavior complies with standards set forth under Delaware Law, MOXY's or FSC's charter or bylaws, or any such agreement shall be made independent legal counsel selected by the director, officer, employee or agent and reasonably acceptable to McMoRan, and, provided further, that nothing in the provisions regarding indemnification of the Merger Agreement shall impair any rights or obligations of any current or former director or officer of MOXY or FSC. The Merger Agreement provides that for six years after the Effective Date, McMoRan shall maintain (i) the provisions of the MOXY and FSC charters and bylaws regarding indemnification of officers and directors in effect at the time of the Merger Agreement, and (ii) officers' and directors' liability insurance and fiduciary liability insurance for actions or events prior to the Effective Date as in effect prior to the Effective Date, or a policy no less favorable to those insured; provided, that McMoRan is not obligated to pay aggregate annual premiums for such insurance in excess of 200 percent of the annual rate paid at the time of the Merger Agreement, but shall, if the annual premiums of such insurance coverage exceed such amount, obtain a policy with the greatest coverage available for a cost not exceeding such amount. McMoRan is also required by the Merger Agreement to pay all expenses that may be incurred by any director, officer, employee or agent in successfully enforcing the obligations under the indemnity section of the Merger Agreement.


Item 21.   Material to be Filed as Exhibits

 2.1 Agreement and Plan of Mergers dated as of August 1, 1998 (Included as Annex A).
 3.1*      Certificate of Incorporation of McMoRan
 3.2*      By-laws of McMoRan
 4.1*      Form of Certificate of McMoRan Common Stock
 5.1 Form of Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, counsel to McMoRan.
 8.1 Form of Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, counsel to MOXY.
 8.2       Form of Opinion of Miller & Chevalier, Chartered, counsel to FSC.
10.1*      McMoRan Adjusted Stock Award Plan.
10.2*      McMoRan 1998 Stock Option Plan for Non-Employee Directors.
10.3       McMoRan 1998 Stock Option Plan (Included as Annex E).
10.4 Master Agreement dated July 14, 1997 between MOXY and Freeport-McMoRan Resource Partners, Limited Partnership, now named Phosphate Resource Partners Limited Partnership ("PLP") (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by MOXY dated July 14, 1997 (the "MOXY July 14, 1997 8-K")).
10.5 Purchase and Sale Agreement dated July 11, 1997 by and among PLP, MCNIC Oil & Gas Properties, Inc., MCN Investment Corporation and MOXY (Incorporated by reference to Exhibit 10.4 of the MOXY July 14, 1997 8-K).
10.6 Agreement for Purchase and Sale dated as of August 1, 1997 between FM Properties Operating Co. and MOXY (Incorporated by reference to
           Exhibit 10.1 to the Current Report on Form 8-K filed by MOXY dated as of September 2, 1997).
10.7 Participation Agreement between MOXY and PLP dated as of April 1, 1997 (Incorporated by reference to Exhibit 10.4 to MOXY's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "MOXY 1997 10-K")).
10.8 Amendment to Participation Agreement between MOXY and PLP dated as of December 15, 1997 (Incorporated by reference to Exhibit 10.5 to the MOXY 1997 10-K).
10.9 Participation Agreement between MOXY and Gerald J. Ford dated as of December 15, 1997 (Incorporated by reference to Exhibit 10.6 to the MOXY 1997 10-K).
10.10 Amended and Restated Services Agreement, dated as of December 23, 1997, between FM Services Company and MOXY (Incorporated by reference to Exhibit 10.7 to the MOXY 1997 10-K).
10.11 Exploration Agreement dated as of June 13, 1995, between MOXY and Phillips Petroleum Company (Incorporated by reference to Exhibit
           10.1 to MOXY's Quarterly Report on Form 10-Q for the quarter ending June 30, 1995).
10.12 Exploration Agreement effective July 1, 1996, between MOXY and PLP (Incorporated by reference to Exhibit 10.1 to MOXY's Quarterly Report on Form 10-Q for the quarter ending June 30, 1996).
10.13 MOXY Adjusted Stock Award Plan, as amended (Incorporated by reference to Exhibit 10.10 to the MOXY 1997 10-K).
10.14 MOXY 1994 Stock Option Plan, as amended (Incorporated by reference to Exhibit 10.11 to the MOXY 1997 10-K).
10.15 MOXY 1994 Stock Option Plan for Non-Employee Directors, as amended (Incorporated by reference to Exhibit 10.12 to the MOXY 1997 10-K).
10.16 MOXY Performance Incentive Awards Program, as amended (Incorporated by reference to Exhibit 10.5 to MOXY's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
10.17 Financial Counseling and Tax Return Preparation and Certification Program of MOXY ( Incorporated by reference to Exhibit 10.6 to MOXY's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
10.18 Employee Benefits Agreement by and between Freeport-McMoRan Inc. ("FTX") and FSC. (Incorporated by reference to Exhibit 10.1 to FSC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "FSC 1997 10-K"))
10.19 Asset Sale Agreement for Main Pass Block 299 between Freeport-McMoRan Resource Partners, Limited Partnership ("FRP") and Chevron USA, Inc. dated as of May 2, 1990. (Incorporated by reference to Exhibit 10.2 to the FSC S-1)
10.20 Main Pass 299 Sulphur and Salt Lease, effective May 1, 1988. (Incorporated by reference to Exhibit 10.3 to the "FSC S-1"))
10.21 Joint Operating Agreement by and between FRP, IMC-Fertilizer, Inc. and Felmont Oil Corporation, dated as of June 5, 1990. (Incorporated by reference to Exhibit 10.4 to the FSC S-1)
10.22 Joint Operating Agreement by and between FRP, IMC-Fertilizer, Inc. and Felmont Oil Corporation, dated as of May 1, 1988. (Incorporated by reference to Exhibit 10.5 to the FSC S-1)
10.23 Agreement to Coordinate Operating Agreements by and between FRP, IMC-Fertilizer and Felmont Oil Corporation, dated as of May 1, 1988. (Incorporated by reference to Exhibit 10.6 to the FSC S-1)
10.24 Asset Purchase Agreement between FRP and Pennzoil Company dated as of October 22, 1994 (the "Asset Purchase Agreement"). (Incorporated by reference to Exhibit 10.7 to the FSC S-1)
10.25 Amendment No. 1 to the Asset Purchase Agreement dated as of January 3, 1995. (Incorporated by reference to Exhibit 10.8 to the FSC S-1)
10.26 Agreement for Sulphur Supply, as amended, dated as of July 1, 1993 among FRP, IMC Fertilizer and IMC-Agrico Company (the "Sulphur Supply Agreement"). (Incorporated by reference to Exhibit 10.9 to the FSC S-1)
10.27 Side letter with IGL regarding the Sulphur Supply Agreement. (Incorporated by reference to Exhibit 10.10 to the FSC S-1)
10.28      Processing and Marketing Agreement between the FSC (a division of
           FRP) and Felmont Oil Corporation dated as of June 19, 1990 (the "Processing Agreement"). (Incorporated by reference to Exhibit 10.11 to the FSC S-1)
10.29 Amendment Number 1 to the Processing Agreement. (Incorporated by reference to Exhibit 10.12 to the FSC S-1)
10.30 Amendment Number 2 to the Processing Agreement. (Incorporated by reference to Exhibit 10.13 to the FSC S-1)
10.31 Services Agreement dated as of December 23, 1997 between FSC and FMS. (Incorporated by reference to Exhibit 10.14 to the FSC 1997 10-K)
10.32 Credit Agreement dated as of December 12, 1997 among FSC, as borrower, the financial institutions party thereto, the Chase Manhattan Bank, as administrative agent and documentary agent, and Hibernia National Bank, as co-agent. (Incorporated by reference to
           Exhibit 10.15 to the FSC 1997 10-K)
10.33 FSC 1997 Stock Option Plan for Non-Employee Directors. (Incorporated by reference to Exhibit 10.14 to the FSC S-1)
10.34      FSC Adjusted Stock Award Plan. (Incorporated by reference to Exhibit
           10.15 to the FSC S-1)
10.35      FSC 1997 Stock Option Plan. (Incorporated by reference to Exhibit
           10.16 to the FSC S-1)
10.36 Letter Agreement dated December 22, 1997 between FMS and Rene L. Latiolais. (Incorporated by reference to Exhibit 10.19 to the FSC 1997 10-K)
21.1*      Subsidiaries of MOXY.
21.2*      Subsidiaries of FSC.
23.1       Consent of Arthur Anderson.
23.2       Consent of Arthur Anderson.
23.3       Consent of Ryder Scott.
23.4 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, counsel to McMoRan.
23.5 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, counsel to MOXY. (Included in Exhibit 23.4)
23.6       Consent of Miller & Chevalier, Chartered, counsel to FSC.
23.7       Consent of Bear Stearns.
23.8       Consent of Lehman Brothers.
23.9       Consent of James R. Moffett.
23.10      Consent of Rene L. Latiolais.
23.11      Consent of J. Terrell Brown.
23.12      Consent of Thomas D. Clark.
23.13      Consent of Robert A. Day.
23.14      Consent of Gerald J. Ford.
23.15      Consent of B.M. Rankin, Jr.
24.1       Power of Attorney (Included herein on the signature page)
99.1       Form of Proxy Card for MOXY.
99.2       Form of Proxy Card for FSC.

----------------------------
* To be filed by amendment.

Item 22. Undertakings

      (a)  The undersigned registrant hereby undertakes:

           (1) That prior to the reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           (2)   That every prospectus (i) that is filed pursuant to paragraph
                 (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the companies being merged involved therein, that was not the subject of and included in the registration statement when it became effective.


                                  SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New Orleans, Louisiana, on August 11, 1998.


                                       McMoRan EXPLORATION CO.
                                       (Registrant)



                                       By: /s/Richard C. Adkerson
                                          ------------------------------------
                                          Name:  Richard C. Adkerson
                                          Title: President, Chief Executive
                                                 Officer, and Vice Chairman
                                                 of the Board of Directors

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Richard C. Adkerson, John G. Amato, James R. Moffett or Robert M. Wohleber, and each of them acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments to this Registration Statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, and in each case to file the same, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


    Name                                     Title
    ----                                     -----

    /s/Richard C. Adkerson                   President, Chief Executive
 ---------------------------------------     Officer and Vice Chairman of the
         Richard C. Adkerson                 Board of Directors


    /s/Robert M. Wohleber                    Executive Vice President and Chief
  ---------------------------------------    Financial Officer
          Robert M. Wohleber


                   McMoRan Exploration Company Exhibit Index

                                                                           Page
                                                                           ----

 2.1       Agreement and Plan of Mergers dated as of August 1, 1998
           (Included as Annex A).
 3.1*      Certificate of Incorporation of McMoRan
 3.2*      By-laws of McMoRan
 4.1*      Form of Certificate of McMoRan Common Stock
 5.1 Form of Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, counsel to McMoRan.
 8.1 Form of Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, counsel to MOXY.
 8.2       Form of Opinion of Miller & Chevalier, Chartered, counsel to FSC.
10.1*      McMoRan Adjusted Stock Award Plan.
10.2*      McMoRan 1998 Stock Option Plan for Non-Employee Directors.
10.3       McMoRan 1998 Stock Option Plan (Included as Annex E).
10.4 Master Agreement dated July 14, 1997 between MOXY and Freeport-McMoRan Resource Partners, Limited Partnership, now named Phosphate Resource Partners Limited Partnership ("PLP") (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by MOXY dated July 14, 1997 (the "MOXY July 14, 1997 8-K")).
10.5 Purchase and Sale Agreement dated July 11, 1997 by and among PLP, MCNIC Oil & Gas Properties, Inc., MCN Investment Corporation and MOXY (Incorporated by reference to Exhibit 10.4 of the MOXY July 14, 1997 8-K).
10.6 Agreement for Purchase and Sale dated as of August 1, 1997 between FM Properties Operating Co. and MOXY (Incorporated by reference to
           Exhibit 10.1 to the Current Report on Form 8-K filed by MOXY dated as of September 2, 1997).
10.7 Participation Agreement between MOXY and PLP dated as of April 1, 1997 (Incorporated by reference to Exhibit 10.4 to MOXY's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "MOXY 1997 10-K")).
10.8 Amendment to Participation Agreement between MOXY and PLP dated as of December 15, 1997 (Incorporated by reference to Exhibit 10.5 to the MOXY 1997 10-K).
10.9 Participation Agreement between MOXY and Gerald J. Ford dated as of December 15, 1997 (Incorporated by reference to Exhibit 10.6 to the MOXY 1997 10-K).
10.10 Amended and Restated Services Agreement, dated as of December 23, 1997, between FM Services Company and MOXY (Incorporated by reference to Exhibit 10.7 to the MOXY 1997 10-K).
10.11 Exploration Agreement dated as of June 13, 1995, between MOXY and Phillips Petroleum Company (Incorporated by reference to Exhibit
           10.1 to MOXY's Quarterly Report on Form 10-Q for the quarter ending June 30, 1995).
10.12 Exploration Agreement effective July 1, 1996, between MOXY and PLP (Incorporated by reference to Exhibit 10.1 to MOXY's Quarterly Report on Form 10-Q for the quarter ending June 30, 1996).
10.13 MOXY Adjusted Stock Award Plan, as amended (Incorporated by reference to Exhibit 10.10 to the MOXY 1997 10-K).
10.14 MOXY 1994 Stock Option Plan, as amended (Incorporated by reference to Exhibit 10.11 to the MOXY 1997 10-K).
10.15 MOXY 1994 Stock Option Plan for Non-Employee Directors, as amended (Incorporated by reference to Exhibit 10.12 to the MOXY 1997 10-K).
10.16 MOXY Performance Incentive Awards Program, as amended (Incorporated by reference to Exhibit 10.5 to MOXY's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
10.17 Financial Counseling and Tax Return Preparation and Certification Program of MOXY (Incorporated by reference to Exhibit 10.6 to
           MOXY's Annual Report on Form 10-K for the fiscal year ended December 31, 1995).
10.18 Employee Benefits Agreement by and between Freeport-McMoRan Inc. ("FTX") and FSC. (Incorporated by reference to Exhibit 10.1 to FSC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "FSC 1997 10-K"))
10.19 Asset Sale Agreement for Main Pass Block 299 between Freeport-McMoRan Resource Partners, Limited Partnership ("FRP") and Chevron USA, Inc. dated as of May 2, 1990. (Incorporated by reference to Exhibit 10.2 to the FSC S-1)
10.20 Main Pass 299 Sulphur and Salt Lease, effective May 1, 1988. (Incorporated by reference to Exhibit 10.3 to the FSC S-1)
10.21 Joint Operating Agreement by and between FRP, IMC-Fertilizer, Inc. and Felmont Oil Corporation, dated as of June 5, 1990. (Incorporated by reference to Exhibit 10.4 to the FSC S-1)
10.22 Joint Operating Agreement by and between FRP, IMC-Fertilizer, Inc. and Felmont Oil Corporation, dated as of May 1, 1988. (Incorporated by reference to Exhibit 10.5 to the FSC S-1)
10.23 Agreement to Coordinate Operating Agreements by and between FRP, IMC-Fertilizer and Felmont Oil Corporation, dated as of May 1, 1988. (Incorporated by reference to Exhibit 10.6 to the FSC S-1)
10.24 Asset Purchase Agreement between FRP and Pennzoil Company dated as of October 22, 1994 (the "Asset Purchase Agreement"). (Incorporated by reference to Exhibit 10.7 to the FSC S-1)
10.25 Amendment No. 1 to the Asset Purchase Agreement dated as of January 3, 1995. (Incorporated by reference to Exhibit 10.8 to the FSC S-1)
10.26 Agreement for Sulphur Supply, as amended, dated as of July 1, 1993 among FRP, IMC Fertilizer and IMC-Agrico Company (the "Sulphur Supply Agreement"). (Incorporated by reference to Exhibit 10.9 to the FSC S-1)
10.27 Side letter with IGL regarding the Sulphur Supply Agreement. (Incorporated by reference to Exhibit 10.10 to the FSC S-1)
10.28      Processing and Marketing Agreement between the FSC (a division of
           FRP) and Felmont Oil Corporation dated as of June 19, 1990 (the "Processing Agreement"). (Incorporated by reference to Exhibit 10.11 to the FSC S-1)
10.29 Amendment Number 1 to the Processing Agreement. (Incorporated by reference to Exhibit 10.12 to the FSC S-1)
10.30 Amendment Number 2 to the Processing Agreement. (Incorporated by reference to Exhibit 10.13 to the FSC S-1)
10.31 Services Agreement dated as of December 23, 1997 between FSC and FMS. (Incorporated by reference to Exhibit 10.14 to the FSC 1997 10-K)
10.32 Credit Agreement dated as of December 12, 1997 among FSC, as borrower, the financial institutions party thereto, the Chase Manhattan Bank, as administrative agent and documentary agent, and Hibernia National Bank, as co-agent. (Incorporated by reference to
           Exhibit 10.15 to the FSC 1997 10-K)
10.33 FSC 1997 Stock Option Plan for Non-Employee Directors. (Incorporated by reference to Exhibit 10.14 to the FSC S-1)
10.34      FSC Adjusted Stock Award Plan. (Incorporated by reference to Exhibit
           10.15 to the FSC S-1)
10.35      FSC 1997 Stock Option Plan. (Incorporated by reference to Exhibit
           10.16 to the FSC S-1)
10.36 Letter Agreement dated December 22, 1997 between FMS and Rene L. Latiolais. (Incorporated by reference to Exhibit 10.19 to the FSC 1997 10-K)
21.1*      Subsidiaries of MOXY.
21.2*      Subsidiaries of FSC.
23.1       Consent of Arthur Anderson.
23.2       Consent of Arthur Anderson.
23.3       Consent of Ryder Scott.
23.4 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, counsel to McMoRan.
23.5 Consent of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, counsel to MOXY. (Included in Exhibit 23.4)
23.6       Consent of Miller & Chevalier, Chartered, counsel to FSC.
23.7       Consent of Bear Stearns.
23.8       Consent of Lehman Brothers.
23.9       Consent of James R. Moffett.
23.10      Consent of Rene L. Latiolais.
23.11      Consent of J. Terrell Brown.
23.12      Consent of Thomas D. Clark.
23.13      Consent of Robert A. Day.
23.14      Consent of Gerald J. Ford.
23.15      Consent of B.M. Rankin, Jr.
24.1       Power of Attorney (Included herein on the signature page)
99.1       Form of Proxy Card for MOXY.
99.2       Form of Proxy Card for FSC.

----------------------------
* To be filed by amendment.